As filed with the Securities and Exchange Commission on October 27, 2010

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

The Hillman Companies, Inc.	The Hillman Group, Inc.
(Exact name of Registrant as specified in its charter)	(Exact name of Registrant as specified in its charter)
Delaware	Delaware
(State or other jurisdiction of incorporation or organization)	(State or other jurisdiction of incorporation or organization)
5080	5080
(Primary Standard Industrial Classification Code Number)	(Primary Standard Industrial Classification Code Number)
23-2874736	31-1623179
(IRS Employer Identification No.)	(IRS Employer Identification No.)

10590 Hamilton Avenue

Cincinnati, Ohio 45231-1764

(513) 851-4900

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

James P. Waters

Chief Financial Officer

The Hillman Companies, Inc.

10590 Hamilton Avenue

Cincinnati, Ohio 45231-1764

(513) 851-4900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John C. Kennedy, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

(212) 373-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
10.875% Senior Notes due 2018	$150,000,000	100%	$150,000,000(1)	$10,695(2)
Guarantees of 10.875% Senior Notes due 2018	N/A	N/A	N/A	N/A(3)

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) of the Securities Act of 1933.
(2)	The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933.
(3)	No additional consideration is being received for the guarantees and therefore no additional fee is required.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Name	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	IRS Employer Identification Number
Hillman Investment Company	Delaware	5080	51-0385959
All Points Industries, Inc.	Florida	5080	65-0683513
SunSub C Inc.	Delaware	5080	43-1831418

The address of each of the additional registrants is c/o The Hillman Companies, Inc., 10590 Hamilton Avenue, Cincinnati, Ohio 45231-1764.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED OCTOBER 27, 2010

PROSPECTUS

The Hillman Group, Inc.

Exchange Offer for $150,000,000

10.875% Senior Notes due 2018 and Related Guarantees

The Notes and the Guarantees

•

We are offering to exchange $150,000,000 of our outstanding 10.875% Senior Notes due 2018 and certain related guarantees, which were issued on May 28, 2010 and which we refer to as the initial notes, for a like aggregate amount of our registered 10.875% Senior Notes due 2018 and certain related guarantees, which we refer to as the exchange notes. The exchange notes will be issued under an indenture dated as of May 28, 2010.

•

The exchange notes will mature on June 1, 2018. We will pay interest on the exchange notes on June 1 and December 1 of each year, beginning on December 1, 2010, at a rate of 10.875% per annum, to holders of record on the immediately preceding May 15 and November 15, as the case may be.

•

The exchange notes will be our senior unsecured obligations, will rank equally in right of payment with all of our and the guarantors’ existing and future senior unsecured debt and will rank senior in right of payment to all of our and all of the guarantors’ existing and future subordinated unsecured debt. The exchange notes and the guarantees will be effectively subordinated to all of our and the guarantors’ existing and future secured debt to the extent of the value of the collateral securing such debt. The exchange notes and the guarantees will be structurally subordinated to all existing and future liabilities, including trade payables, of each of our subsidiaries that do not guarantee the exchange notes. See “Description of Notes—Brief Description of the Notes and the Guarantees.”

Terms of the exchange offer

•	It will expire at 5:00 p.m., New York City time, on , 2010, unless we extend it.

•	If all the conditions to this exchange offer are satisfied, we will exchange all of our initial notes that are validly tendered and not withdrawn for the exchange notes.

•	You may withdraw your tender of initial notes at any time before the expiration of this exchange offer.

•

The exchange notes that we will issue you in exchange for your initial notes will be substantially identical to your initial notes except that, unlike your initial notes, the exchange notes will have no transfer restrictions or registration rights.

•	The exchange notes that we will issue you in exchange for your initial notes are new securities with no established market for trading.

Before participating in this exchange offer, please refer to the section in this prospectus entitled “Risk Factors” commencing on page 24.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933, as amended. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where those unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is                     , 2010.

MARKET, RANKING AND OTHER DATA

The data included in this prospectus regarding markets and ranking are estimates based on our management’s knowledge and experience in the markets in which we operate. We believe these estimates to be accurate as of their respective dates. However, this information may prove to be inaccurate because of the method by which we obtained some of the data for our estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties.

PROSPECTUS SUMMARY

This summary may not contain all of the information that may be important to you. Please review this prospectus in its entirety, including the risk factors and the financial statements and related notes included elsewhere herein, before you decide to invest in the notes.

Unless otherwise specified or the context requires otherwise, (i) the term “Hillman Group” refers to The Hillman Group, Inc., the principal operating subsidiary of The Hillman Companies, Inc. and the issuer of the notes; (ii) the term “Hillman” refers to the Hillman Companies, Inc., Hillman Group’s indirect parent and a guarantor of the notes; and (iii) the terms “we,” “us,” or “our” and the “Company” refer collectively to The Hillman Companies, Inc. and its subsidiaries. The term “Transactions” refers to, collectively, the Merger, the Bank Financing, the Equity Contribution and the Quick-Tag Acquisition (each as defined herein).

The term “initial notes” refers to the 10.875% Senior Notes due 2018 that were issued on May 28, 2010 in a private offering, and the term “exchange notes” refers to the 10.875% Senior Notes due 2018 offered with this prospectus. The term “notes” refers to the initial notes and the exchange notes, collectively.

References to information being “pro forma” or “on a pro forma basis” means that the information gives effect to the Transactions as if they had occurred on January 1, 2009 or January 1, 2010, as applicable, for statement of operations and other operational data.

Company Overview

We are a leading value-added distributor of fasteners, key duplication systems, keys, engrave-able tags, letters numbers and signs, threaded rod and other hardware-related items primarily to the retail market in North America. We provide our customers with value-added solutions and product category management services for our more than 60,000 stock keeping units (“SKUs”), including sourcing, logistics, merchandising displays, inventory level management and extensive in-store sales and service support. We believe that our value-added solutions and product category management services are difficult to replicate, resulting in significant competitive advantages and deeply entrenched customer relationships.

We hold a leading position in all of our core product categories and have a strong history of new product introductions and acquisitions of complementary product lines. Our product mix encompasses low price-point consumer products that exhibit recession-resistant characteristics. We sell these products to a diverse customer base comprising hardware stores, home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retail outlets in the United States, Canada, Mexico, Latin America and the Caribbean. Our wide-ranging service offerings and dedicated 700 person sales force makes us a highly effective outsourcing solution for managing SKU intensive, low price-point hardware product categories.

The following charts illustrate the contribution to our net sales by customer type and product category for the year ended December 31, 2009:

We have delivered strong financial results through economic cycles, even in difficult operating environments. For example, during the recessionary periods between 2008 and 2009, we generated significant free cash flow and exhibited relative stability in revenues, profitability and returns. Specifically, while our net sales declined 4.9% between 2008 and 2009, our Adjusted EBITDA grew from $77.4 million to $83.3 million during the same period, representing a CAGR of 7.6%. Net loss in 2008 and 2009 was $1.2 million. We have grown our Adjusted EBITDA in each of the last 13 years. Our strong profitability, combined with the low capital intensity of the business, has resulted in attractive free cash flows and substantial deleveraging. Further, recent investments in demand forecasting software combined with the application of Lean vendor schedules have significantly improved inventory turns, reflecting the management’s focus on continuous improvement. We continue to demonstrate strong operating and financial performance by offering inexpensive consumer products with demand characteristics not significantly affected by macroeconomic uncertainty. Our commitment to value-added merchandising services and category management has also increased our customers’ reliance on us, thereby creating stability and predictability in our business model.

Products

Fasteners: Fasteners form the core of our product offerings with more than 40,000 SKUs, which we believe represents one of the largest fastener selections among suppliers servicing the hardware retail segment in North America. Our fastener products are sold in numerous packaging configurations, resulting in a very high SKU count, sometimes numbering in the thousands for a single customer. This category includes standard and specialty nuts, bolts, washers, screws, anchors, and picture hanging items in a wide variety of materials and finishes, including steel, brass, chrome, nylon, stainless steel and galvanized for both indoor and outdoor use. We possess the scale and infrastructure to efficiently manage our customers’ entire supply chain, including sourcing, inventory management and merchandising for these products.

Key Duplication: Our key duplication business is largely driven by our own proprietary equipment that we design and manufacture in our Tempe, Arizona facility. Our “razor / razor blade” strategy is based on providing these Hillman-owned machines to the merchant free of charge and the merchant typically purchases key blanks from us. Key duplication systems are marketed under two brands: Axxess Precision Key Duplication System©, or Axxess, and the Hillman Key Program. We have a large installed base of over 14,900 Axxess+® machines placed in North American retailers including Wal-Mart, Kmart, Sears, The Home Depot, Lowe’s, Menards and CVS. We also have an exclusive strategic partnership with Barnes Distribution for the distribution of the proprietary PC+© Code Cutter to duplicate automobile keys based on a vehicle’s identification number. This program is marketed to automotive dealerships, auto rental agencies and various companies with truck and vehicle fleets. We have sold over 7,900 PC+ units and 7,900 of the newer Flash Code Cutter units since their introduction. In addition, we also sell key machines to thousands of franchise hardware stores and independent retailers through the Hillman Key Program.

Engrave-able Tags: Our engraving category is largely based on Quick-Tag™, our patented, consumer-operated vending system that custom engraves specialty products such as pet identification tags, military-style identification tags, holiday ornaments and luggage tags. Using an interactive touch screen, customers input information such as a pet name and telephone number, and the system’s proprietary technology engraves the tag in less than two minutes. The Quick-Tag system does not require incremental labor at the point of sale and thus generates high levels of customer satisfaction and attractive margins for the retailer. We have placed 3,300 Quick-Tag machines in retail outlets throughout the United States and Canada, including at Wal-Mart and PETCO and inside theme parks such as Disney, Sea World and Universal Studios.

Letters, Numbers and Signs (“LNS”): Our LNS product category includes individual and/or packaged letters, numbers, signs, safety related products (e.g. 911 signs), driveway markers, and a variety of sign accessories, such as sign frames marketed under the Hillman Sign Center brand. Through a series of strategic acquisitions, exclusive partnerships, and organic product development, we believe we offer retailers a significant offering in the LNS product category. In addition to our core product program, we provide value-added retail support including custom plan-o-grams and merchandising solutions.

Threaded Rod: Following our acquisition of The SteelWorks Corporation (“SteelWorks”) in 2006, we are now a leading supplier of threaded rod in the retail market in the United States. This category includes hot and cold rolled rod, both weld-able and plated, as well as a complete offering of All-Thread rod in galvanized, stainless steel, and brass. Selected product applications include metal shelving, racking, grates and enclosures and braces for home improvement and light construction. The SteelWorks program is carried by many top retailers including Lowe’s, Menards, and Sears, and through cooperatives such as Ace and True Value. We are also the primary supplier of threaded rod to many wholesalers throughout the country.

Customers

Over the course of our 45-year operating history, we have developed longstanding relationships with over 19,000 active customer accounts, ranging from small local and regional hardware stores to large retail outlets with national footprints and mass merchants. We have a successful track record of generating high levels of customer satisfaction as a result of our uniquely tailored sales and service approach for each of these customer segments. Our customers demand a high level of expertise in managing point of purchase data, item profitability, inventory turns, retail pricing, merchandising capability and display management and we successfully manage these objectives on a daily basis. A measure of our effectiveness in partnering with our customers is the breadth and duration of the relationships we maintain with many of the largest and most respected retailers in North America. These longstanding relationships were developed through considerable sales force effort that we believe can not be easily replicated. We serve three main customer segments: large retail chains with a national presence, traditional hardware stores and smaller regional retail chains.

National: National accounts include such retailers as Lowe’s, Home Depot, Wal-Mart, Tractor Supply, Sears, Menards and PETCO. For the year ended December 31, 2009, Lowe’s was our single largest customer, representing 23.7% of revenue, Home Depot was our second largest at 11.1% of revenue and Wal-Mart was our third largest at 8.0% of revenue. Our sales representatives play critical roles in helping retailers manage store inventory of up to 5,000 SKUs by frequently updating physical inventory availability in their computer systems to ensure optimal SKU replenishment, best-in-class merchandising and display maintenance on all fastener, key, LNS and builder’s hardware categories, and providing technical service and support for all engraving and key duplicating machines. Our status as a national supplier to major national retailers has allowed us to develop a strong competitive position within our product categories.

Traditional: Our traditional accounts consist of approximately 14,000 franchise and independent (“F&I”) retail outlets, which are typically members of larger cooperatives such as True Value and Ace. The segment is divided into two divisions: Store Direct and Warehouse. Through Store Direct, we supply our products directly to independent hardware stores and provide in-store inventory management, product display and price implementation services. Through our Warehouse segment, we supply wholesalers, cooperatives and central warehouses such as True Value and Ace that distribute to their member network and do not require our merchandising services. The Warehouse channel reduces logistics expenses for us while reducing central warehouse inventory and delivery costs for the cooperatives.

Regional: Our regional accounts are comprised of large multi-store chains that operate within regional marketing areas, such as Orchard Supply, 84 Lumber, Westlake Hardware, Orscheln Farm, and Valu Home Center. These customers operate similarly to our national accounts and have centralized purchasing managers. In order to effectively compete against the national retailers, regional chains have been challenged to develop unique niches to maintain and build customer loyalty. We have responded to these challenges by successfully working with regional customers to develop unique merchandising and product assortments that meet targeted customer needs.

Distribution Network and Supply Chain

Our customers are generally not equipped to, nor have a desire to handle the sourcing and merchandising of a vast number of low-priced SKUs without the benefit of the economies of scale that we enjoy. We provide a value-added distribution service by providing a wide breadth of products and services to our large-scale national customers on a regional or national basis that smaller competitors are unable to match. Our 335,700-square foot distribution center in Forest Park, Ohio, is the core of our distribution network, augmented by nine additional regional distribution centers located strategically throughout the United States, Canada and Mexico. This distribution network provides customers with on-demand supply of over 60,000 SKUs and the efficiency of over 97% fill rates. Our focus on service levels has enabled us to reduce our network inbound and outbound cycle times significantly, demonstrating the capability to receive and allocate products within two hours and pick, pack and ship orders within four hours.

We purchase our products from approximately 580 vendors throughout the world. Our global sourcing strategy is focused on finding the highest quality products from reliable vendors at the lowest prices. This strategy has evolved into a highly efficient system comprised of multiple vendors supplying thousands of low-cost SKUs from multiple countries. Low-cost country sourcing, primarily from Taiwan, China, India and Malaysia, accounts for 41% of our total purchases, the vast majority of which is for the Fastener product category. We continue to evaluate the cost benefits of sourcing from low-cost countries versus sourcing domestically, and expect our sourcing from low-cost countries to increase, creating opportunities for incremental margin improvement. Our vendor quality control procedures include on-site evaluations and frequent product testing, and we evaluate vendors based on delivery performance and the accuracy of their shipments. Our sourcing group is strategically aligned by product category to improve speed to market and to enhance category expertise.

Sales and Service Organization

Our established customer relationships are a result of the multiple touch points that our representatives maintain with customers, and extend to purchasing managers, store management and senior executives. With approximately 700 full-time dedicated national and regional sales and service representatives serving over 19,000 accounts, we maintain close relationships with our customers and provide the highest level of customer service available in the industry. Our representatives regularly visit customer store locations to provide merchandising services including high-value-add in-store inventory management and in-store display and promotion development. The hands-on support and service offered by our representatives also provide us with multiple opportunities to sell additional products and further enhance existing relationships.

Competitive Strengths

We believe our key competitive strengths include:

Market Leader with Strong Positions in Attractive Growth Markets. We believe we are the market leader in served sales channels for all of our core product categories. Our strong growth over the last 15 years has helped solidify our leading position in each of our business lines. Our leadership position has translated into significant economies of scale that provide a unique competitive advantage in areas such as sourcing, logistics, inventory management, merchandising, customer service and information technology. We are actively expanding our geographic presence with share gains in Canada and Mexico to complement our strong position in the United States. We believe we are well-positioned to establish ourselves as a leader in several new product categories due to our relationship with our existing customer base and distribution network.

Product Line	Product Category Position	2009 Revenue ($mm)	Highlights
Fastener	#1	$254	• Distributes over 40,000 SKUs representing the most in-depth offering of low-cost Do-It-Yourself hardware products • Low per unit cost helps insulate end-user demand from economic cyclicality

Key Duplication	#1	$78

•   Patent-protected industry-leading key duplication technologies

•   Growing installed base of over 14,900 Axxess+ machines in North America

•   Highly attractive profitability characteristics for both us and customers

•   New technology and new fashionable products represent significant growth drivers

•   Conventional key cutting systems sold to Traditional hardware stores

Engraving	#1	$36

•   Installed base of over 3,300 Quick-Tag self-service engraving machines

•   Growing opportunities with continued expansion in high traffic destinations—amusement parks, zoos, movie theaters, sporting venues

LNS	#1	$34	• Most widely used brand in the United States • Industry’s low-cost manufacturer • Capitalizes on existing distribution infrastructure

Threaded Rod	#1	$30	• Acquired product line in 2006, making us the category leader • Complementary to our other product lines

Other	—	$27	• Includes key accessories, automotive key duplication revenue, and initial revenue from Builder’s Hardware product line

Source: Hillman management estimates.

Core Competencies Create Competitive Advantages. The complexity associated with the procurement, distribution, stocking and merchandising of 40,000 SKUs in our fastener category makes direct sourcing by customers a difficult task; one that we believe we deliver with excellence. While the SKU count that we supply is high relative to our customers’ total SKU count, our customers’ decision not to source directly is typically influenced by the relatively low percentage of their revenue that our products represent. We also benefit as the exclusive supplier for many product lines across a customer’s entire store footprint.

Our installed base of more than 14,900 Axxess+ systems and 3,300 Quick-Tag engraving machines creates significant switching costs in our key duplication and engraving product categories. Our patent-protected equipment would be expensive to replace given the aggregate high value of our current installations. Moreover, high merchandise display costs in each customer store make displacing us time consuming and expensive.

Finally, as evidenced by our over 97% fill rate, our ability to consistently meet the highly demanding customer service and procurement requirements of sophisticated national retailers such as Lowe’s, The Home Depot and Wal-Mart represents a competitive advantage. We are able to successfully utilize our distribution capabilities to meet such customers’ just-in-time inventory requirements throughout their entire footprint in the United States, Canada and Mexico. Such distribution capabilities, coupled with our highly differentiated service oriented business model and long-term customer relationships enhance our competitive position.

Long-Term Customer Relationships. We maintain longstanding relationships, with an average of 12 years for our top eight customers, with many of the largest and most respected retailers in North America. Our long-term customer relationships provide revenue stability and a platform for sustainable growth, and are driven by our unique operating model, unmatched service capabilities and our sales force’s desire to be the preferred supplier and valued partner to our customers. We have historically been successful in adding new products to our existing customers by leveraging our supply chain and adopting a focused sales approach. With approximately 700 full-time dedicated national and regional sales and service representatives serving over 19,000 accounts, we have established strong institutional relationships with our customers while providing superior customer service.

Highly Diversified and Stable Product Categories. We provide a comprehensive selection of fasteners and related hardware products to the retail channel with over 60,000 SKUs. The items within our product categories possess highly attractive end-user demand attributes, drive traffic through our retail partners and, importantly, generate high margins for both us and our customers. We believe that end-user demand for our products exhibit price inelastic and recession-resistant characteristics: whether a small package of fasteners for a small repair project or a key requiring replacement or a tag for a new pet, macroeconomic conditions do not tend to materially influence the purchasing decision. This is illustrated by our strong operating performance during periods of economic weakness. Lastly, the depth and breadth of our product categories ensure a wide product selection for end-users, which enhances store foot traffic, minimizes lost or missed sales and improves merchant profitability.

Comprehensive Service Offering. Our representatives regularly visit store locations to provide merchandising services, including highly valued in-store inventory management and in-store display and promotion development. The quality of our service force has been instrumental in developing our strong and long standing relationships with customers. Our sales representatives are today one of the only factory service groups providing regular services in many national retailer’s stores. This hands-on service and support also offers opportunities to sell additional products and further solidify existing relationships. We are often the exclusive supplier of our product categories to the customer’s entire store footprint, creating additional efficiencies in distribution and management.

Robust Sales and Operations Planning and Reporting. We have developed and implemented an integrated sales and operations planning (“S&OP”) group through which our leadership team consistently achieves focus, alignment and synchronization among all functions of the organization. The S&OP group is organized by market channel to improve forecasting accuracy and create product level information by customer group. The integration and synchronization of customer purchasing needs to the manufacturing process in Asia provides suppliers with 26 weeks of demand forecasts with weekly shipping schedules. In addition, our dedicated internal monthly reporting packages provide our management with timely reports on key performance indicators, income and expense items and balance sheet metrics including snapshots of product and customer sales, margins and profits, working capital and detailed MD&A and management briefs on strategic initiatives. The reporting packages also provide information on budgeted financials compared to actual results by customer and product segments, which facilitate executive level monthly meetings to manage operations effectively.

National Distribution Network and Supply Chain Efficiency. Our distribution infrastructure forms the centerpiece of our unique selling proposition and provides us with a significant competitive advantage. Our ten North American distribution centers, covering over 1.2 million square feet of space, enable us to maintain an over 97% fill rate and ship orders to customers in less than 30 hours. Our highly efficient and technologically advanced 335,700 square foot distribution center in Forest Park, Ohio, where the majority of our products are received, is the hub of our distribution network. This highly sophisticated network, which utilizes pick-to-light and radio frequency technologies, enables us to effectively manage the vast number of SKUs, a task our customers and competitors are unable to replicate efficiently. We believe we could meaningfully increase our sales within our current facility footprint and have identified potential for further capacity expansion through Lean initiatives. By managing multiple product sources in multiple countries and supplying products and services to thousands of retailers nationwide, we provide a highly differentiated value-added distribution service.

Proven and Economically Aligned Management Team. Our senior management team has a broad range of expertise with an average of over 20 years of experience at Hillman. Our senior management team represents a solid mix of tenured employees with long careers at Hillman, augmented by new management talent from large, well-respected organizations. Our current management team has driven our highly effective business strategy over a long period, leading to our strong operating and financial performance over that time period. Furthermore, members of our management team invested an aggregate of $12.4 million in the Merger pursuant to equity rollover agreements.

Strong Equity Ownership. Oak Hill Capital Partners, LLC and its predecessors (“Oak Hill Capital Partners”) is a private equity firm with more than $8.4 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Over a period of more than 24 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 60 significant private equity transactions. Central to Oak Hill Capital Partners’ strategy of actively enhancing the value of its investment in Hillman is its Senior Advisers, some of whom have had extensive experience in the retail, consumer products and distribution industry. Oak Hill Capital Partners and its Senior Advisers are actively engaged board members, working directly with our management team to augment our strategic and operational initiatives.

Strategy

We intend to continue to expand our business, enhance our market position and increase our revenues and cash flow by focusing on the following:

Focus on Incremental Penetration of Existing Customers: Meaningful opportunity exists for expansion of our current product offerings to our existing customers. Increased penetration of the fastener, key duplication and threaded rod product lines to some of our largest customers presents a significant growth opportunity. We plan to increase our product penetration by leveraging our existing supply chain in conjunction with innovative sales and merchandising programs and a focused sales approach with existing customers.

Add New Products to Expand Existing Customer Relationships: We have historically been successful in adding new products to our existing portfolio, both through organic initiatives as well as acquisitions, by seeking product expansion opportunities that are complementary to the existing portfolio and that can be marketed through our existing sales force. The success of our new product introductions is reflected in the evolution of our diverse product portfolio. For example, the revenue contribution of our non-Fastener product lines has increased from approximately $4.9 million in 1996 to approximately $204.5 million in 2009. We introduced our Threaded Rod product line in 2006 and added the Builder’s Hardware product line in 2007. Significant additional opportunities exist for further growth through product line expansion.

Enhance Growth Through Footprint Expansion of Major Customers: We believe that we are the exclusive provider of our core products to most customers and we believe we are well positioned to secure aisle space for such products when these customers open new stores. It is anticipated that customers in our National and Regional segment will continue to open new stores in the coming years, providing us with a “built-in”

organic growth opportunity. Store openings by Big Box (“Big Box”) chains (defined as mass merchants, home centers, and large-format grocery/drug centers), are expected to gain momentum should the retailing environment improve in step with a general economic recovery.

Continue Our International Growth: We have expanded into Canada, Mexico and Central America in recent years, and believe we are well-positioned to expand even further into these and potentially into other international markets. We typically follow the international footprint expansion of our National accounts, including The Home Depot and Lowe’s. For example, The Home Depot’s entry into the Mexican market early in the decade and its subsequent expansion to 80 stores currently provides us with a strong “built-in” growth platform in Mexico. Our distribution centers in Canada and Mexico also provide crucial support to our international customers. We continue to seek international expansion through new customers, increased penetration of existing customers, continued footprint expansion of current customers, and launch of new products.

Focused on Increased Operating Efficiencies: We will continue to focus on enhancing our operating efficiency, including working capital management and effectively managing our cost structure. We intend to expand our implementation of Lean initiatives throughout the organization, providing potential for enhanced profitability and more efficient inventory management. Our focus will include improved sourcing capabilities, potential rationalization of our distribution center network, and greater manufacturing efficiencies in selected facilities.

Pursue Tuck-In Acquisition Opportunities: We have demonstrated a strong track record of successfully acquiring and integrating acquisitions, and plan to continue to selectively pursue tuck-in acquisitions. Over the past 15 years we have completed 10 acquisitions, allowing us to expand our product portfolio with existing customers and enter new markets. Our long-tenured management team, which has participated in the integration of these acquisitions, is well versed in identifying and realizing synergies through effective integration. More recently, we acquired the Threaded Rod distribution business of SteelWorks in 2006 for $34.4 million. The SteelWorks acquisition strengthened our relationships with national retailers and provided us with another product category in which we now hold a leadership position.

The Transactions

Simultaneously with the issuance of the initial notes, OHCP HM Acquisition Corp., a Delaware corporation (the “Purchaser”), acquired 100% of the capital stock of Hillman for aggregate consideration of $832.6 million (including the assumption of $105.4 million of junior subordinated debentures of Hillman issued to the Hillman Group Capital Trust (“Hillman Trust”) that remained outstanding immediately after the acquisition and excluding related fees, expenses and other related payments). As a result, Hillman became a wholly owned subsidiary of the Purchaser.

In the Merger (as defined below), all of the outstanding shares of preferred stock and common stock of Hillman, and all of the outstanding options to purchase such shares (other than shares of common stock contributed to the Purchaser as part of the Equity Contribution and dissenting shares), were converted into the right to receive an aggregate of $370.2 million in cash consideration. In connection with the acquisition, we repaid our existing senior term loan (including our interest rate swap with respect thereto) and subordinated notes and redeemed or purchased all of the outstanding shares of preferred stock of Hillman Investment Company, our direct parent and a guarantor of the notes (“Hillman Investment”), and stock options in respect of such preferred stock, for an aggregate of $322.9 million. We refer to all of the transactions referenced in this and the immediately preceding paragraph collectively as the “Merger.”

Immediately prior to the consummation of the Merger, affiliates of Oak Hill Capital Partners and certain members of our Board of Directors and management contributed an aggregate of $308.6 million in cash and shares of common stock of Hillman to the Purchaser in exchange for shares of common stock of the Purchaser. We refer to this transaction as the “Equity Contribution.” In addition, simultaneously with the Merger and the issuance of the initial notes, we entered into $320 million of new senior secured credit facilities consisting of a new $290 million term loan and a new $30 million revolving credit facility. We refer to this transaction as the “Bank Financing.”

Concurrently with the closing of the Merger, we closed our acquisition from Quick-Tag Holdings and Quick-Tag, Inc. to purchase therefrom the license and all patents related to the Quick-Tag product for a purchase price of $11.5 million. We refer to this acquisition as the “Quick-Tag Acquisition.” We used a portion of our borrowings under our new term loan to finance the Quick-Tag Acquisition.

At closing, we borrowed the full amount under the term loan facility and used such proceeds, the proceeds of the Equity Contribution and the proceeds from the offering of the initial notes to fund the cash consideration in the Merger, to fund the repayment of our existing senior term loan and our outstanding subordinated notes and the redemption or purchase of the outstanding shares of preferred stock of Hillman Investment and stock options in respect of such preferred stock, to fund the Quick-Tag Acquisition and to pay related fees, expenses and other related payments.

As used in this prospectus, the term “Transactions” means, collectively, the Merger, the Equity Contribution, the Bank Financing, the Quick-Tag Acquisition and the initial offering.

Corporate Structure

The following chart summarizes our legal entity structure after consummation of the Transactions:

Equity Sponsor

Oak Hill Capital Partners is a private equity firm with more than $8.4 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Over a period of more than 24 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 60 significant private equity transactions. Oak Hill Capital Partners’ equity investment in Hillman will be made primarily out of its current fund, Oak Hill Capital Partners III, L.P., a partnership with $3.8 billion of committed capital that had its final close in February 2009. Oak Hill Capital Partners targets middle-market companies with strong fundamentals, favorable competitive positions, attractive growth prospects and superior management teams. Oak Hill Capital Partners invests across the broad segments of the U.S. and global economies with an industry-focused, theme-based approach. Oak Hill Capital Partners believes Hillman represents an opportunity to invest behind one of the core investment themes that its Consumer, Retail and Distribution team has been pursuing. Oak Hill Capital Partners has been targeting full-service distributors that offer value-added sourcing, efficient supply chain capabilities and high levels of customer service that foster entrenched relationships with its customers. Oak Hill Capital Partners is one of several Oak Hill partnerships, each of which has a dedicated and independent management team. These Oak Hill partnerships comprise over $30 billion of investment capital across multiple asset classes.

Additional Information

Each of Hillman and Hillman Investment Company, a wholly-owned subsidiary of Hillman (“Hillman Investment”), is a holding company whose assets consist solely of the equity securities of its subsidiaries. Hillman Group is a direct subsidiary of Hillman Investment and an indirect subsidiary of Hillman, and is our principal operating subsidiary. Each of Hillman, Hillman Investment and Hillman Group is a Delaware corporation.

Our headquarters are located at 10590 Hamilton Avenue, Cincinnati, Ohio. We maintain a website at http://www.hillmangroup.com. Information contained or linked on our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

Summary of the Exchange Offer

In this subsection, “we,” “us” and “our” refer only to The Hillman Group, Inc., as issuer of the notes, exclusive of The Hillman Companies, Inc., Hillman Investment Company and our subsidiaries.

Exchange Offer	We are offering to exchange $150,000,000 aggregate principal amount of our exchange notes for a like aggregate principal amount of our initial notes. In order to exchange your initial notes, you must properly tender them and we must accept your tender. We will exchange all outstanding initial notes that are properly tendered and not validly withdrawn.

Expiration Date	This exchange offer will expire at 5:00 p.m., New York City time, on , 2010 unless we decide to extend it.

Conditions to the Exchange Offer	We will complete this exchange offer only if:

•	there is no change in the laws and regulations which would impair our ability to proceed with this exchange offer;

•	there is no change in the current interpretation of the staff of the Securities and Exchange Commission (the “SEC”) permitting resales of the exchange notes; and

•

there is no stop order issued by the SEC that would suspend the effectiveness of the registration statement which includes this prospectus or the qualification of the exchange notes under the Trust Indenture Act of 1939.

Please refer to the section in this prospectus entitled “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Initial Notes	To participate in this exchange offer, you must complete, sign and date the letter of transmittal or its facsimile and transmit it, together with your initial notes to be exchanged and all other documents required by the letter of transmittal, to Wells Fargo Bank, National Association, as exchange agent, at its address indicated under “The Exchange Offer—Exchange Agent.” In the alternative, you can tender your initial notes by book-entry delivery following the procedures described in this prospectus. For more information on tendering your notes, please refer to the section in this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes.”

Special Procedures for Beneficial Owners	If you are a beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your initial notes in the exchange offer, you should contact the registered holder promptly and instruct that person to tender on your behalf.

Guaranteed Delivery Procedures	If you wish to tender your initial notes and you cannot get the required documents to the exchange agent on time, you may tender your notes by using the guaranteed delivery procedures described under the section of this prospectus entitled “The Exchange Offer—Procedures for Tendering Initial Notes—Guaranteed Delivery Procedure.”

Withdrawal Rights	You may withdraw the tender of your initial notes at any time before 5:00 p.m., New York City time, on the expiration date of the exchange offer. To withdraw, you must send a written or facsimile transmission notice of withdrawal to the exchange agent at its address indicated under “The Exchange Offer—Exchange Agent” before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

Acceptance of Initial Notes and Delivery of Exchange Notes	If all the conditions to the completion of this exchange offer are satisfied, we will accept any and all initial notes that are properly tendered in this exchange offer on or before 5:00 p.m., New York City time, on the expiration date. We will return any initial note that we do not accept for exchange to you without expense promptly after the expiration date. We will deliver the exchange notes to you promptly after the expiration date and acceptance of your initial notes for exchange. Please refer to the section in this prospectus entitled “The Exchange Offer—Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes.”

Federal Income Tax Considerations Relating to the Exchange Offer	Exchanging your initial notes for exchange notes will not be a taxable event to you for United States federal income tax purposes. Please refer to the section of this prospectus entitled “Federal Income Tax Considerations.”

Exchange Agent	Wells Fargo Bank, National Association is serving as exchange agent in the exchange offer.

Fees and Expenses	We will pay the expenses related to this exchange offer. Please refer to the section of this prospectus entitled “The Exchange Offer—Fees and Expenses.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

Consequences to Holders Who Do Not Participate in the Exchange Offer	If you do not participate in this exchange offer:

•	except as set forth in the next paragraph, you will not necessarily be able to require us to register your initial notes under the Securities Act;

•

you will not be able to resell, offer to resell or otherwise transfer your initial notes unless they are registered under the Securities Act or unless you resell, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, registration under the Securities Act; and

•	the trading market for your initial notes will become more limited to the extent other holders of initial notes participate in the exchange offer.

You will not be able to require us to register your initial notes under the Securities Act unless:

•	the exchange offer is not permitted by applicable law or SEC policy;

•	you are prohibited by applicable law or SEC policy from participating in the exchange offer;

•

you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

•	you are a broker-dealer and hold initial notes acquired directly from us or one of our affiliates.

In these cases, the registration rights agreement requires us to file a registration statement for a continuous offering in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this paragraph. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Please refer to the section of this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Resales	It may be possible for you to resell the notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to the conditions described under “—Obligations of Broker-Dealers” below.

To tender your initial notes in this exchange offer and resell the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, you must make the following representations:

•	you are authorized to tender the initial notes and to acquire exchange notes, and that we will acquire good and unencumbered title thereto;

•	the exchange notes acquired by you are being acquired in the ordinary course of business;

•

you have no arrangement or understanding with any person to participate in a distribution of the exchange notes and are not participating in, and do not intend to participate in, the distribution of such exchange notes;

•

you are not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours, or you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

•

if you are a broker-dealer, initial notes to be exchanged were acquired by you as a result of market-making or other trading activities and you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

Please refer to the sections of this prospectus entitled “The Exchange Offer—Procedure for Tendering Initial Notes—Proper Execution and Delivery of Letters of Transmittal,” “Risk Factors—Risks Relating to the Exchange Offer—Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes” and “Plan of Distribution.”

Obligations of Broker-Dealers	If you are a broker-dealer (1) who receives exchange notes, you must acknowledge that you will deliver a prospectus in connection with any resales of the exchange notes, (2) who acquired the initial notes as a result of market making or other trading activities, you may use the exchange offer prospectus as supplemented or amended, in connection with resales of the exchange notes, or (3) who acquired the initial notes directly from the issuer in the initial offering and not as a result of market making and trading activities, you must, in the absence of an exemption, comply with the registration and prospectus delivery requirements of the Securities Act in connection with resales of the exchange notes.

Summary of Terms of the Exchange Notes

The summary below describes the principal terms of the exchange notes. Some of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus contains a more detailed description of the terms and conditions of the notes.

Issuer	The Hillman Group, Inc.

Exchange Notes	$150,000,000 in aggregate principal amount of our 10.875% senior notes due 2018. The forms and terms of the exchange notes are the same as the form and terms of the initial notes except that the issuance of the exchange notes is registered under the Securities Act, the exchange notes will not bear legends restricting their transfer and the exchange notes will not be entitled to registration rights under our registration rights agreement. The exchange notes will evidence the same debt as the initial notes, and both the initial notes and the exchange notes will be governed by the same indenture.

Maturity Date	June 1, 2018

Interest Rate	10.875% per year (calculated using a 360-day year).

Interest Payment Dates	Each June 1 and December 1, commencing December 1, 2010

Ranking	The exchange notes will be our general unsecured, senior obligations. Accordingly, they will rank:

•

effectively subordinate to all of our existing and future secured indebtedness, including indebtedness under the new term loan and the new revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

•

effectively subordinate to all existing and future indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries (other than indebtedness and other liabilities owed to Hillman Group);

•	equal in right of payment to all of our existing and future senior unsecured indebtedness; including the initial notes; and

•	senior in right of payment to all of our future subordinated indebtedness.

As of June 30, 2010, we had approximately $545.4 million of total indebtedness, consisting of:

•	$105.4 million of indebtedness of Hillman, consisting of the 11.6% junior subordinated debentures due 2027 issued to the Hillman Trust, and

•	$440 million of indebtedness of Hillman Group, consisting of $290 million of senior secured debt under our term loan and $150 million of unsecured debt under the notes, and

•	$5.5 million committed for letters of credit and $24.5 million available for borrowings under our revolving credit facility.

In addition, as of June 30, 2010, there was outstanding a $105.4 million subordinated intercompany note due 2027 (the “Intercompany Note”) of Hillman Group held by Hillman Investment. The Intercompany Note was issued in connection with the issuance of the 11.6% junior subordinated debentures of Hillman and the trust preferred securities of Hillman Trust. The indenture governing the notes restricts the ability of Hillman Group to refinance or otherwise pay principal or interest on the Intercompany Note.

Guarantees	The exchange notes will be unconditionally guaranteed, jointly and severally, on a senior unsecured basis by Hillman, Hillman Investment and each of Hillman Group’s existing and future domestic subsidiaries. All of the guarantors have guaranteed Hillman Group’s obligations under our term loan and our revolving credit facility on a senior secured basis. In the future, the guarantees may be released or terminated under certain circumstances. See “Description of Notes—Note Guarantees.”

Each guarantee will rank:

•

effectively subordinate to all existing and future secured indebtedness of the guarantor, including its guarantee of indebtedness under the new term loan and the new revolving credit facility, to the extent of the value of the collateral securing such indebtedness;

•	effectively subordinate to all existing and future indebtedness and other liabilities, including trade payables, of any non-guarantor subsidiaries;

•	equal in right of payment to all existing and future senior unsecured indebtedness of the guarantor, including its guarantee of the initial notes; and

•	senior in right of payment to any future subordinated indebtedness of the guarantor.

Not all of our subsidiaries will guarantee the notes. As of June 30, 2010:

•	the notes were effectively subordinated to $1.2 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries; and

•	our non-guarantor subsidiaries had assets representing approximately 0.1% of our consolidated assets.

Optional Redemption	Prior to June 1, 2014, we may redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount plus a make-whole premium and accrued and unpaid interest to the date of redemption.

On and after June 1, 2014, we may redeem the notes, in whole or in part, at the redemption prices set forth under “Description of Notes—Optional Redemption.”

At any time prior to June 1, 2013, we may, from time to time, redeem up to 35% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings at the redemption price set forth under “Description of Notes—Optional Redemption,” if at least 65% of the aggregate principal amount of the notes issued under the indenture remains outstanding immediately after such redemption and the redemption occurs within 90 days of the closing date of such equity offering.

Change of Control	If a change of control occurs, each holder of notes may require us to repurchase all or a portion of its notes for cash at a price equal to 101% of the aggregate principal amount of such notes, plus any accrued and unpaid interest to, but not including, the date of repurchase.

Certain Covenants	The indenture governing the notes contains covenants that, among other things, limit the ability of Hillman Group and its direct and indirect restricted subsidiaries to:

•	sell assets;

•	pay dividends or make other distributions on capital stock or subordinated indebtedness;

•	make investments;

•	incur additional indebtedness or issue preferred stock;

•	create certain liens;

•	enter into agreements that restrict dividends or other payments from our restricted subsidiaries to us;

•	consolidate, merge or transfer all or substantially all of the assets of our company;

•	engage in transactions with affiliates; and

•	create unrestricted subsidiaries.

These covenants are subject to important exceptions and qualifications, which are described under the heading “Description of Notes” in this prospectus. These covenants are generally not applicable to Hillman, Hillman Investment or any of their subsidiaries (other than the Hillman Group and its direct and indirect restricted subsidiaries).

Absence of a Public Market for the Exchange Notes

The notes are new securities with no established market for them. We cannot assure you that a market for the notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled “Risk Factors—Risks Relating to the Notes and Our Indebtedness—There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes in exchange for the outstanding initial notes. We are making this exchange solely to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the initial notes.

Form of the Exchange Notes	The exchange notes will be represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with Wells Fargo Bank, National Association, as custodian. You will not receive exchange notes in certificated form unless one of the events described in the section of this prospectus entitled “Description of Notes—Book Entry; Delivery and Form—Exchange of Book-Entry Notes for Certificated Notes” occurs. Instead, beneficial interests in the exchange notes will be shown on, and transfers of these exchange notes will be effected only through, records maintained in book entry form by The Depository Trust Company with respect to its participants.

Risk Factors	You should consider carefully the information set forth in the section entitled “Risk Factors” beginning on page 24 and all other information contained in this prospectus before deciding to invest in the exchange notes.

Summary Historical and Pro Forma Consolidated Financial Information

The following table sets forth our summary historical and pro forma consolidated financial information. The summary historical consolidated financial information set forth below for each of the years in the three year period ended December 31, 2009 and as of December 31, 2008 and 2009 has been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below for the six months ended June 30, 2009, the one month ended June 30, 2010, the five months ended May 28, 2010 and as of June 30, 2009 and 2010 has been derived from our unaudited consolidated financial statements included elsewhere in this prospectus. The summary historical consolidated financial information set forth below for the one month period ended June 30, 2010 and the five months ended May 28, 2010 is not necessarily indicative of the results of operations that would be achieved over the course of an actual fiscal year.

The following table also presents certain summary pro forma financial information for the year ended December 31, 2009 and the six months ended June 30, 2010 that gives effect to the Transactions as if they had occurred at the beginning of the respective periods.

The summary historical consolidated financial information presented below is not necessarily indicative of results of future operations and should be read together with our consolidated financial statements and related notes and the information included elsewhere in this prospectus under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” “Capitalization” and “Unaudited Pro Forma Financial Information.”

Our summary historical consolidated financial information for each of the years in the three year period ended December 31, 2009, the six months ended June 30, 2009 and the five months ended May 28, 2010 is referenced herein as the predecessor financial statements (the “Predecessor” or “Predecessor Financial Statements”). Our summary historical consolidated financial information for the one month ended June 30, 2010 is referenced herein as the successor financial statements (the “Successor” or “Successor Financial Statements”).

Statement of Operations Data:

	Predecessor					Successor
	Year Ended December 31,			Six Months Ended June 30, 2009	Five Months Ended May 28, 2010	One Month Ended June 30, 2010
($ in thousands)	2007	2008	2009
				(unaudited)	(unaudited)	(unaudited)
Net sales	$445,628	$481,923	$458,161	$236,026	$185,716	$47,700
Cost of sales(1)	215,733	244,647	224,642	119,385	89,773	23,022

Gross profit	229,895	237,276	233,519	116,641	95,943	24,678

Operating expenses:
Selling, general and administrative expenses	162,056	161,350	159,150	80,216	82,850	14,299
Non-Recurring expense (Note 14)	—	—	—	—	11,342	10,403
Depreciation	18,224	17,835	16,993	8,892	7,283	1,522
Amortization	7,274	7,073	6,912	3,537	2,678	1,009
Management and transaction fees to related party	1,023	1,043	1,010	509	438	—

Total operating expenses	188,577	187,301	184,065	93,154	104,591	27,233

Other expense, net	839	(2,250)	(120)	(467)	(114)	(136)

	Predecessor					Successor
	Year Ended December 31,			Six Months Ended June 30, 2009	Five Months Ended May 28, 2010	One Month Ended June 30, 2010
($ in thousands)	2007	2008	2009
				(unaudited)	(unaudited)	(unaudited)
(Loss) income from operations	42,157	47,725	49,334	23,020	(8,762)	(2,691)
Interest expense, net	25,528	20,545	15,521	7,128	8,327	3,619
Interest expense on mandatorily redeemable preferred stock and management purchased options	9,919	11,091	12,312	5,949	5,488	—
Interest expense on junior subordinated debentures	12,609	12,609	12,820	6,454	5,254	1,051
Investment income on trust common securities	(378)	(378)	(378)	(189)	(158)	(31)

(Loss) income before income taxes	(5,521)	3,858	9,059	3,678	(27,673)	(7,330)

Income tax (benefit) provision	2,401	5,023	10,289	5,162	(2,465)	(1,860)

Net loss	$(7,922)	$(1,165)	$(1,230)	$(1,484)	$(25,208)	$(5,470)

Operating and Other Financial Data:
Net cash provided by (used for) operating activities	$36,516	$37,592	$71,997	$34,682	$(483)	$(7,160)
Net cash used for investing activities	(24,527)	(13,409)	(12,971)	(5,347)	(5,411)	(12,849)
Net cash provided by (used for) financing activities	(2,621)	(28,969)	(48,995)	(13,755)	(10,003)	28,373
Adjusted EBITDA(2)	74,623	77,391	83,303	40,144	32,175	10,323
Ratio of earnings to fixed charges(3)	—	1.08	1.20	1.17	—	—

Other Data:
Capital expenditures	$14,765	$13,409	$12,971	$5,347	$5,411	$1,349

Balance Sheet Data:

	Predecessor				Successor
	Year Ended December 31,			As of June 30, 2009	As of June 30, 2010
($ in thousands)	2007	2008	2009
Cash and cash equivalents	$11,919	$7,133	$17,164	$22,713	$9,631
Total assets	660,358	650,677	628,481	659,813	1,013,338
Working capital(5)	125,148	126,527	110,610	117,825	120,550
Total debt(6)	386,741	358,115	313,115	344,115	545,446
Stockholders’ equity (deficit)	26,772	9,478	(10,559)	(7,928)	303,169

Pro Forma Data:

	Year ended December 31, 2009	Six Months Ended June 30, 2010
Pro forma Adjusted EBITDA(4)	$85,726	$43,269
Pro forma Net income (loss)	$1,943	$(551)

(1)

Excludes depreciation and amortization, which is included in total operating expenses. Cost of sales includes royalty payments made pursuant to the Quick-Tag license of $2,714,192, $2,829,905 and $2,423,081 for the years ended December 31, 2007, 2008 and 2009, respectfully, and $1,351,270, $771,111 and $0 for the six months ended June 30, 2009, the five months ended May 28, 2010 and the one month ended June 30, 2010, respectively. We completed the Quick-Tag Acquisition in connection with the Merger. See “The Transactions” and “Unaudited Pro Forma Financial Information.”

(2)	We present Adjusted EBITDA, which is a non-GAAP measure, as a supplemental measure of our performance. Adjusted EBITDA represents EBITDA adjusted for management fees, stock compensation costs, exchange rate gains/losses, non-recurring legal and professional fees and other non-recurring general and administrative costs. These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table reconciles Adjusted EBITDA to net income (loss):

	Predecessor					Successor
	Year Ended December 31,			Six Months Ended June 30, 2009	Five Months Ended May 28, 2010	One Month Ended June 30, 2010
($ in thousands)	2007	2008	2009
				(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$(7,922)	$(1,165)	$(1,230)	$(1,484)	$(25,208)	$(5,470)
Interest expense, net	25,528	20,545	15,521	7,128	8,327	3,619
Interest expense on mandatorily redeemable preferred stock and management purchased options	9,919	11,091	12,312	5,949	5,488	—
Interest expense on junior subordinated debentures	12,609	12,609	12,820	6,454	5,254	1,051
Investment income on trust common securities	(378)	(378)	(378)	(189)	(158)	(31)
Income tax provision	2,401	5,023	10,289	5,162	(2,465)	(1,860)
Depreciation	18,224	17,835	16,993	8,892	7,283	1,522
Amortization	7,274	7,073	6,912	3,537	2,678	1,009

EBITDA	$67,655	$72,633	$73,239	$35,449	$1,199	$(160)

Management and transaction fees to related party	1,023	1,043	1,010	509	438	—
Stock compensation expense	5,322	2,481	8,737	3,800	19,053	—
Exchange rate (gain) loss	(409)	980	(536)	(170)	(76)	80
Other adjustments(a)	1,032	254	853	556	11,561	10,403

Adjusted EBITDA	$74,623	$77,391	$83,303	$40,144	$32,175	$10,323

(a)	Other adjustments for the year ended December 31, 2009 and the six months ended June 30, 2009 were primarily one-time costs related to the shutdown of the Albany, New York distribution facility and severance costs following the elimination of certain positions in the first quarter of 2009. In the five months ended May 28, 2010, other adjustments were primarily one-time charges for investment banking, legal and professional fees. For the one month ended June 30, 2010, other adjustments were primarily one time charges for legal, diligence and professional fees.

We present Adjusted EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. In addition, we use Adjusted EBITDA because our credit agreement and our indenture use measures similar to Adjusted EBITDA to measure our compliance with certain covenants.

(3)	The ratio of earnings to fixed charges is computed by dividing fixed charges into net income (loss) before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(4)	The pro forma information presented should be read in conjunction with the unaudited pro forma financial information in this prospectus. See “Unaudited Pro Forma Financial Information.” The following tables reconcile pro forma Adjusted EBITDA to pro forma net income (loss) for the periods presented:

($ in thousands)	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Net income (loss)	$1,943	$(551)
Interest expense, net	34,167	17,083
Interest expense on mandatorily redeemable preferred stock and management purchased options	—	—
Interest expense on junior subordinated debentures	12,820	6,305
Investment income on trust common securities	(378)	(189)
Income tax provision	2,206	2,764
Depreciation	16,993	8,805
Amortization	17,658	8,829

EBITDA	$85,409	$43,046

Management and transaction fees to related party	—	—
Stock compensation expense	—	—
Exchange rate (gain) loss	(536)	4
Other adjustments(a)	853	219

Pro forma Adjusted EBITDA	$85,726	$43,269

(a)	Other adjustments for the year ended December 31, 2009 were primarily one-time costs incurred relative to the shutdown of the Albany, New York distribution facility and severance costs following the elimination of certain positions in the first quarter of 2009. In the six months ended June 30, 2010, other adjustments were primarily one time investment banking, legal, diligence and professional fees.

Pro forma Adjusted EBITDA is subject to all of the limitations that apply to Adjusted EBITDA. See footnote 2 above.

(5)	Working capital represents current assets less current liabilities.
(6)	Also includes the current portion of long term debt. Includes $105.4 million of indebtedness of Hillman and $440 million of indebtedness of Hillman Group. Does not include the Intercompany Note. See “Capitalization” and “Description of Certain Other Indebtedness—Intercompany Note.”

RISK FACTORS

Investing in the notes involves risk as discussed below. If any of the following risks occur or are otherwise realized, our business, financial condition and results of operations could be materially adversely affected. You should consider carefully the risks described below, the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and all other information in this prospectus, including our financial statements and the related notes and schedules thereto, as well as in other documents that we file with the SEC, before deciding to invest in the exchange notes.

Risks relating to Our Business

Current economic conditions may adversely impact demand for our products, reduce access to credit and cause our customers and others with which we do business to suffer financial hardship, all of which could adversely impact our business, results of operations, financial condition and cash flows.

Our business, financial condition and results of operations have and may continue to be affected by various economic factors. The U.S. economy has undergone a period of recession and the future economic environment may continue to be less favorable than that of recent years. This slowdown has, and could further lead to, reduced consumer and business spending in the foreseeable future, including by our customers. In addition, economic conditions, including decreased access to credit, may result in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers, suppliers and other service providers. If such conditions continue or further deteriorate in 2010 or through fiscal 2011, our industry, business and results of operations may be severely impacted.

Our business is impacted by general economic conditions in the U.S. and international markets, particularly the U.S. retail markets, including hardware stores, home centers, mass merchants, and other retailers. In recent quarters, operations have been negatively impacted by the general downturn in the U.S. economy, including higher unemployment figures, and the contraction of the retail market. Although there have been certain signs of improvement in the economy, generally such conditions are not expected to improve significantly in the near term and may have the effect of reducing consumer spending which could adversely affect our results of operations during the next year.

If the current weakness continues in the retail markets including hardware stores, home centers, mass merchants and other retail outlets in North America, or general recessionary conditions worsen, it could have a material adverse effect on our business.

Our business has been adversely affected by the decline in the North American economy, particularly with respect to retail markets, including hardware stores, home centers, lumberyards and mass merchants. It is possible this softness will continue or further deteriorate in 2010 or through fiscal 2011. To the extent it persists or deteriorates, there is likely to be an unfavorable impact on demand for our products which could have a material adverse effect on sales, earnings and cash flows. In addition, due to current economic conditions, it is possible certain customers’ credit-worthiness may erode resulting in increased write-offs of customer receivables.

We operate in a highly competitive industry, which may have a material adverse effect on our business, financial condition and results of operations.

The retail industry is highly competitive, with the principal methods of competition being price, quality of service, quality of products, product availability, credit terms and the provision of value-added services, such as merchandising design, in-store service and inventory management. We encounter competition from a large number of regional and national distributors, some of which have greater financial resources than us and may offer a greater variety of products. If these competitors are successful, our business, financial condition and results of operations may be materially adversely affected.

Our failure to develop and introduce next generation key duplication and engraving technology could render our key duplicating modules uncompetitive or obsolete and reduce our net sales and market share.

Our success requires that we invest significant financial resources in research and development to keep pace with technological advances in the key duplication and engraving technology. However, research and development activities are inherently uncertain, and we could encounter practical difficulties in commercializing our research results. Our expenditures on research and development may not be sufficient to produce the desired technological advances, or they may not produce corresponding benefits. Our key duplication and engraving machines may be rendered obsolete by the technological advances of our competitors, which could harm our results of operations and adversely impact our net sales and market share.

Our business, financial condition and results of operations may be materially adversely affected by seasonality.

In general, we have experienced seasonal fluctuations in sales and operating results from quarter to quarter. Typically, the first calendar quarter is the weakest due to the effect of weather on home projects and the construction industry.

Large customer concentration and the inability to penetrate new channels of distribution could adversely affect the business.

Our three largest customers constituted approximately 42.8% of net sales and 55.0% of the accounts receivable balance for the year ended December 31, 2009. Each of these customers is a Big Box chain store. As a result, our results of operations depend greatly on our ability to maintain existing relationships and arrangements with these Big Box chain stores. To the extent the Big Box chain stores are materially adversely impacted by the current economic slowdown, this could have a negative effect on our results of operations. The loss of one of these customers or a material adverse change in the relationship with these customers could have a negative impact on our business. Our inability to penetrate new channels of distribution may also have a negative impact on our future sales and business.

Successful sales and marketing efforts depend on our ability to recruit and retain qualified employees.

The success of our efforts to grow our business depends on the contributions and abilities of key executives, our sales force and other personnel, including the ability of our sales force to achieve adequate customer coverage. We must therefore continue to recruit, retain and motivate management, sales and other personnel to maintain our current business and support its projected growth. A shortage of these key employees might jeopardize our ability to implement our growth strategy.

We are exposed to adverse changes in currency exchange rates.

Exposure to foreign currency risk results because we, through our global operations, enter into transactions and makes investments denominated in multiple currencies. Our predominant exposures are in Mexican, Canadian and Asian currencies, including the Chinese Renminbi (“RMB”). In preparing our financial statements, for foreign operations with functional currencies other than the U.S. dollar, asset and liability accounts are translated at current exchange rates, and income and expenses are translated using weighted-average exchange rates. With respect to the effects on translated earnings, if the U.S. dollar strengthens relative to local currencies, our earnings could be negatively impacted. We do not make a practice of hedging our non-U.S. dollar earnings.

We source many products from China and other Asian countries for resale in other regions. To the extent the RMB or other currencies appreciate with respect to the U.S. dollar, we may experience cost increases on such purchases. The RMB appreciated approximately 7% versus the U.S. dollar in 2008 and remained substantially unchanged in 2009. The RMB currency fluctuation in 2009 and 2008 has not generated material cost increases for products sourced from China, however further significant appreciation of the RMB or other currencies in countries where we source product could adversely impact profitability. We may not be successful at implementing customer pricing or other actions in an effort to mitigate the related cost increases and thus our results of operations may be adversely impacted.

Our results of operations could be negatively impacted by inflation or deflation in the cost of raw materials, freight and energy.

Our products are manufactured of metals, including but not limited to steel, aluminum, zinc, and copper. Additionally, we use other commodity based materials in the manufacture of LNS that are resin based and subject to fluctuations in the price of oil. We are also exposed to fluctuations in the price of diesel fuel in the form of freight surcharges on customer shipments and the cost of gasoline used by the field sales and service force. As described in more detail in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we have been negatively impacted by commodity and freight inflation in recent years. Continued inflation over a period of years would result in significant increases in inventory costs and operating expenses. If we are unable to mitigate these inflation increases through various customer pricing actions and cost reduction initiatives, our financial condition may be adversely affected. Conversely, in the event there is deflation, we may experience pressure from our customers to reduce prices. There can be no assurance that we would be able to reduce our cost base (through negotiations with suppliers or other measures) to offset any such price concessions, which could adversely impact our results of operations and cash flows.

Our business is subject to risks associated with sourcing product from overseas.

We import large quantities of our fastener products. Substantially all of our import operations are subject to customs requirements and to tariffs and quotas set by governments through mutual agreements or bilateral actions. In addition, the countries from which our products and materials are manufactured or imported may, from time to time, impose additional quotas, duties, tariffs or other restrictions on its imports or adversely modify existing restrictions. Adverse changes in these import costs and restrictions, or our suppliers’ failure to comply with customs regulations or similar laws, could harm our business.

Our ability to import products in a timely and cost-effective manner may also be affected by conditions at ports or issues that otherwise affect transportation and warehousing providers, such as port and shipping capacity, labor disputes, severe weather or increased homeland security requirements in the U.S. and other countries. These issues could delay importation of products or require us to locate alternative ports or warehousing providers to avoid disruption to customers. These alternatives may not be available on short notice or could result in higher transit costs, which could have an adverse impact on our business and financial condition.

Acquisitions have formed a significant part of our growth strategy in the past and may continue to do so. If we are unable to identify suitable acquisition candidates or obtain financing needed to complete an acquisition, our growth strategy may not succeed.

Historically, our growth strategy has relied on acquisitions that either expand or complement our businesses in new or existing markets. However, there can be no assurance that we will be able to identify or acquire acceptable acquisition candidates on terms favorable to us and in a timely manner, if at all, to the extent necessary to fulfill our growth strategy.

The process of integrating acquired businesses into our operations may result in unforeseen difficulties and may require a disproportionate amount of resources and management’s attention, and there can be no assurance that we will be able to successfully integrate acquired businesses into our operations.

The current economic environment may make it difficult to acquire businesses in order to further our growth strategy. We will continue to seek acquisition opportunities both to expand into new markets and to enhance our position in our existing markets. However, our ability to do so will depend on a number of factors, including our ability to obtain financing that we may need to complete a proposed acquisition opportunity which may be unavailable or available on terms that are not advantageous to us. If financing is unavailable, we may be forced to forego otherwise attractive acquisition opportunities which may have a negative effect on our ability to grow.

Failure to maintain effective internal control over financial reporting or disclosure controls and procedures could have a material adverse effect on our operating results.

Maintaining effective internal control over financial reporting and disclosure controls and procedures is necessary for us to produce reliable financial reports and is important in helping to prevent financial fraud. If we are unable to maintain adequate internal control over financial reporting and effective disclosure controls and procedures, we may not be able to accurately report our financial results in a timely manner or prevent fraud and our business and operating results could be harmed. We reported an adverse opinion on the effectiveness of our internal control over financial reporting as of December 31, 2009 because of a material weakness identified by management related to income tax accounting. For the same reasons, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures were not effective as of December 31, 2009 and June 30, 2010. Any failure to remediate deficiencies noted by our independent registered public accounting firm or our management to implement required new or improved controls or difficulties encountered in their implementation could result in material misstatements in our financial statements. A failure to implement improved internal controls, or difficulties encountered in their implementation or execution, could cause future delays in our reporting obligations and could have a material adverse effect on us.

If we were required to write down all or part of our goodwill or indefinite-lived tradenames, our results of operations could be materially adversely affected.

As a result of the CHS Merger Transaction (as defined below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”), the 2006 acquisition of SteelWorks, the 2007 acquisition of All Points, and the Merger, we had $472.2 million of goodwill and $77.5 million of indefinite-lived tradenames recorded on our consolidated balance sheet at June 30, 2010. We are required to periodically determine if our goodwill or indefinite-lived tradenames have become impaired, in which case we would write down the impaired portion of the intangible asset. If we were required to write down all or part of our goodwill or indefinite-lived tradenames, our net income could be materially adversely affected.

Our success is highly dependent on information and technology systems.

We believe that our proprietary computer software programs are an integral part of our business and growth strategies. We depend on our information systems to process orders, to manage inventory and accounts receivable collections, to purchase, sell and ship products efficiently and on a timely basis, to maintain cost-effective operations and to provide superior service to our customers. There can be no assurance that the precautions which we have taken against certain events that could disrupt the operations of our information systems will prevent the occurrence of such a disruption. Any such disruption could have a material adverse effect on our business and results of operations.

Risks relating to the Notes and Our Indebtedness

Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

We have a significant amount of indebtedness. On June 30, 2010, we had total indebtedness of $545.4 million, consisting of $105.4 million of indebtedness of Hillman and $440 million of indebtedness of Hillman Group.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, research and development efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

In addition, the indenture and our new senior secured credit facilities contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our debts.

The level of indebtedness and the significant debt servicing costs associated with our indebtedness requires that a substantial portion of cash flows from operations be dedicated to make payments on debt, thereby reducing the amount of cash flows available for working capital, capital expenditures, acquisitions, and other general corporate purposes; limiting flexibility in planning for, or reacting to, changes in the industries in which we compete; placing us at a competitive disadvantage compared to competitors, some of whom have lower debt service obligations and greater financial resources; limiting the ability to borrow additional funds; and increasing our vulnerability to general adverse economic and industry conditions.

The decline of general economic conditions in the U.S. capital markets over the past two years has significantly reduced the availability of credit for a number of companies. This may impact our ability to borrow additional funds, if necessary.

Despite current indebtedness levels, we and our subsidiaries may still be able to incur substantially more debt. This could further exacerbate the risks associated with our substantial leverage.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture do not fully prohibit us or our subsidiaries from doing so. Our new senior secured credit facilities permit additional borrowing of up to $30 million as of June 30, 2010 and all of those borrowings would rank senior to the notes and the guarantees. If new debt is added to our current debt levels, the related risks that we and they now face could intensify. See “Description of Notes” and “Description of Certain Other Indebtedness—Senior Secured Credit Facilities.”

To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our new credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our new credit facility and the notes, on commercially reasonable terms or at all.

The failure to meet certain financial covenants required by our credit agreements may materially and adversely affect assets, financial position and cash flows.

The senior secured credit facilities that we entered into in connection with the Bank Financing require the maintenance of certain interest coverage, secured leverage and total leverage ratios and limit our ability to incur debt, make investments, make dividend payments to Hillman Companies to permit it to make distributions to holders of the 11.6% Trust Preferred Securities (“Trust Preferred Securities”) of Hillman Trust or undertake certain other business activities. The indenture imposes similar restrictions as well. A breach of any of these covenants could result in an event of default under the senior secured credit facilities. Upon the occurrence of an event of default under the senior secured credit facilities, all amounts outstanding, together with accrued interest, could be declared immediately due and payable by our lenders. If this happens, our assets may not be sufficient to repay in full the payments due under the senior secured credit facilities. The current credit market environment and other macro-economic challenges affecting the global economy may adversely impact our ability to borrow sufficient funds or sell assets or equity in order to pay existing debt.

Your right to receive payments on the notes is effectively subordinated to the rights of our existing and future secured creditors. Further, the guarantees of the notes are effectively subordinated to all our guarantors’ existing and future secured indebtedness. The notes will also be structurally subordinated to the indebtedness of our non-guarantor subsidiaries.

Holders of our secured indebtedness and the secured indebtedness of the guarantors have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and the guarantors, are parties to the new senior secured credit facilities, which are secured by liens on substantially all of our assets and the assets of the guarantors. The notes are effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization, or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to those of our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

As of June 30, 2010, the aggregate amount of our secured indebtedness was approximately $290.0 million, and $30.0 million was available for additional borrowing under the new credit facility. We may be permitted to borrow substantial additional indebtedness, including senior debt, in the future under the terms of the indenture. See “Description of Certain Other Indebtedness—Senior Secured Credit Facilities.”

In addition, the notes will be structurally subordinated to the indebtedness of our non-guarantor subsidiaries. As of June 30, 2010, the notes were effectively junior to $1.2 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries held approximately 0.1% of our consolidated assets as of June 30, 2010.

We are permitted to create unrestricted subsidiaries, which will not be subject to any of the covenants in the indenture, and we may not be able to rely on the cash flow or assets of those unrestricted subsidiaries to pay our indebtedness.

Unrestricted subsidiaries will not be subject to the covenants under the indenture governing the notes. Unrestricted subsidiaries may enter into financing arrangements that limit their ability to make loans or other payments to fund payments in respect of the notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any of our indebtedness, including the notes.

We are subject to fluctuations in interest rates.

All of our indebtedness incurred in connection with the Bank Financing has variable rate interest. Increases in borrowing rates will increase our cost of borrowing, which may affect our results of operations and financial condition.

We may choose to redeem notes when prevailing interest rates are relatively low.

We may choose to redeem the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely impact your ability to sell your notes as the optional redemption date or period approaches.

There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

The exchange notes are a new issue of securities for which there is no established trading market. We do not intend to apply for exchange notes to be listed on any securities exchange or to arrange for their quotation on any automated dealer quotation system. The initial purchasers in the offering of the initial notes have advised us that as of the issuance date of the initial notes they intended to make a market in the notes, but the initial purchasers are not obligated to do so. The initial purchasers may discontinue any market making in the notes at any time, in their sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the exchange notes.

We also cannot assure you that you will be able to sell the exchange notes at a particular time or that the prices that you receive when you sell will be favorable. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the exchange notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

•	received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets; or

•

if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.

If we experience certain specific change of control events, we will be required to offer to repurchase all of our outstanding notes at 101% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. We cannot assure you that we will have available funds sufficient to pay the change of control purchase price for any or all of the notes that might be tendered in the change of control offer.

The definition of change of control in the indenture governing the notes includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our and our restricted subsidiaries’ assets, taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, transfer, conveyance or other disposition of less than all of our and our restricted subsidiaries’ assets taken as a whole to another person or group may be uncertain. In addition, a recent Delaware Chancery Court decision raised questions about the enforceability of provisions, which are similar to those in the indenture governing the notes, related to the triggering of a change of control as a result of a change in the composition of a board of directors. Accordingly, the ability of a holder of notes to require us to repurchase notes as a result of a change in the composition of our board of directors may be uncertain.

In addition, our new credit facility contains, and any future credit agreement likely will contain, restrictions or prohibitions on our ability to repurchase the notes under certain circumstances. If these change of control events occur at a time when we are prohibited from repurchasing the notes, we may seek the consent of our lenders to purchase the notes or could attempt to refinance the borrowings that contain these prohibitions or restrictions. If we do not obtain our lenders’ consent or refinance these borrowings, we will not be able to repurchase the notes. Accordingly, the holders of the notes may not receive the change of control purchase price for their notes in the event of a sale or other change of control, which will give the trustee and the holders of the notes the right to declare an event of default and accelerate the repayment of the notes. See “Description of Notes—Repurchase at the Option of Holders—Change of Control.”

A financial failure by us or our subsidiaries may result in the assets of any or all of those entities becoming subject to the claims of all creditors of those entities.

A financial failure by us or our subsidiaries could affect payment of the notes if a bankruptcy court were to substantively consolidate us and our subsidiaries. If a bankruptcy court substantively consolidated us and our subsidiaries, the assets of each entity would become subject to the claims of creditors of all entities. This would expose holders of notes not only to the usual impairments arising from bankruptcy, but also to potential dilution of the amount ultimately recoverable because of the larger creditor base. Furthermore, forced restructuring of the notes could occur through the “cram-down” provisions of the bankruptcy code. Under these provisions, the notes could be restructured over your objections as to their general terms, primarily interest rate and maturity.

Your right to receive payments on the notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate, or reorganize.

Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of June 30, 2010, the notes were effectively junior to $1.2 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries held approximately 0.1% of our consolidated assets as of June 30, 2010.

Risks Related to the Exchange Offer

The issuance of the exchange notes may adversely affect the market for the initial notes.

To the extent the initial notes are tendered and accepted in the exchange offer, the trading market for the untendered and tendered but unaccepted initial notes could be adversely affected. Because we anticipate that most holders of the initial notes will elect to exchange their initial notes for exchange notes due to the absence of restrictions on the resale of exchange notes under the Securities Act, we anticipate that the liquidity of the market for any initial notes remaining after the completion of this exchange offer may be substantially limited. Please refer to the section in this prospectus entitled “The Exchange Offer—Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences.”

Some persons who participate in the exchange offer must deliver a prospectus in connection with resales of the exchange notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” you will remain obligated to comply with the registration and prospectus delivery requirements of the Securities Act to transfer your exchange notes. In these cases, if you transfer any exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration of your exchange notes under the Securities Act, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, this liability.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain disclosures related to the Transactions, acquisitions, refinancing, capital expenditures, resolution of pending litigation, realization of deferred tax assets and business and financial trends contained in this prospectus involve substantial risks and uncertainties and may constitute forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions.

These forward-looking statements are not historical facts, but rather are based on management’s current expectations, assumptions and projections about future events. Although management believes that the expectations, assumptions and projections on which these forward-looking statements are based are reasonable, they nonetheless could prove to be inaccurate, and as a result, the forward-looking statements based on those expectations, assumptions and projections also could be inaccurate. Forward-looking statements are not guarantees of future performance. Instead, forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause our strategy, planning, actual results, levels of activity, performance, or achievements to be materially different from any strategy, planning, future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Actual results could differ materially from those currently anticipated as a result of a number of factors, including the risks and uncertainties discussed under the caption “Risk Factors” set forth in this prospectus. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements included in this prospectus; they should not be regarded as a representation by the Company or any other individual. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur or be materially different from those discussed.

USE OF PROCEEDS

We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy certain of our obligations under our registration rights agreement entered into in connection with the offering of the initial notes.

The gross proceeds from the sale of the initial notes was $150.0 million. We used the proceeds from the offering of the initial notes to fund the repayment of a portion of our then-existing senior term loan and our then-outstanding subordinated notes. Our existing term loan was to mature on March 31, 2012 and bore interest at a rate equal to LIBOR plus a margin of 4.50%. Our subordinated notes were to mature on September 30, 2012 and bore interest at a rate of 12.5%.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2010.

You should read this table together with the sections of this prospectus entitled “Use of Proceeds,” “Unaudited Pro Forma Financial Information,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and with our financial statements and related notes included elsewhere in this prospectus.

$ in millions	As of June 30, 2010
(unaudited)
Indebtedness:
Debt of Hillman Group and its subsidiaries:
Revolving credit facility(1)	—
Term loan	290.0
Notes	150.0

Total Hillman Group debt(2)	$440.0
Debt of Hillman only:
Junior subordinated debentures	$105.4

Total debt	$545.4
Stockholders’ equity (deficit)	303.2

Total capitalization	$848.6

(1)	We may also use availability under the revolving credit facility to issue letters of credit.
(2)	Does not include the Intercompany Note, which had $105.4 million outstanding as of June 30, 2010. The Intercompany Note matures on September 30, 2027, bears interest at 11.6% per annum and is subordinated to all senior indebtedness of Hillman Group, including indebtedness under our new senior secured credit facilities and the notes. Historically, the interest paid on the Intercompany Note has been used to fund interest payments on the junior subordinated debentures of Hillman underlying the Trust Preferred Securities of Hillman Trust. Because it is an intercompany obligation, the Intercompany Note is not reflected in our consolidated financial statements. The indenture governing the notes restricts the ability of Hillman Group to refinance or otherwise pay principal and interest on the Intercompany Note. See “Description of Certain Other Indebtedness—Intercompany Note.”

SELECTED FINANCIAL INFORMATION

The following consolidated financial information should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected consolidated financial information as of and for the years ended December 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial information as of and for the years ended December 31, 2006 and 2005 are derived from our audited consolidated financial statements previously filed with the SEC. The selected consolidated financial information for the six months periods ended and as of June 30, 2009 and the five months ended and as of May 28, 2010 and the one month ended and as of June 30, 2010 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus, which include all adjustments consisting of normal recurring adjustments that management considers necessary for a fair presentation of the financial position and results of operations for these periods. The historical results are not necessarily indicative of future results. The results of any interim period are not necessarily indicative of the results that may be expected for the full year.

Our condensed consolidated balance sheet as of December 31, 2009, 2008, 2007, 2006 and 2005 and as of June 30, 2009 and May 28, 2010 and its related statements of operations, cash flows and changes in stockholders’ equity for the periods presented prior to May 28, 2010 are referenced herein as the predecessor financial statements (the “Predecessor” or “Predecessor Financial Statements”). Our condensed consolidated balance sheet as of June 30, 2010 and its related statements of operations, cash flows and changes in stockholders’ equity for the periods presented subsequent to the Merger Transaction are referenced herein as the successor financial statements (the “Successor” or “Successor Financial Statements”). The Predecessor Financial Statements do not reflect certain transaction amounts that were incurred at the close of the Merger Transaction. Such transaction amounts include the write-off of $5,010 in deferred financing fees associated with the Predecessor debt obligations.

The Successor Financial Statements reflect the preliminary allocation of the aggregate purchase price of $832.6 million, including the value of our junior subordinated debentures, to the assets and liabilities of the Company based on fair values at the date of the Merger Transaction in accordance with ASC Topic 805, “Business Combinations.” We are in the process of obtaining third-party valuations of certain assets acquired in connection with the Merger Transaction, including but not limited to customer relationships, patents, licenses, property and equipment, non-compete agreements and the corresponding impact of deferred income taxes. We are also in the process of finalizing its fair value evaluation of inventory. Thus, the allocation of the purchase price is subject to change. Any amounts attributable to such assets are expected to be finalized during 2010.

Statement of Operations Information:

	Predecessor							Successor
	Year Ended December 31,					Six Months Ended June 30, 2009	Five Months Ended May 28, 2010	One Month Ended June 30, 2010
($ in thousands)	2005	2006	2007	2008	2009
						(unaudited)	(unaudited)	(unaudited)
Net sales	$382,512	$423,901	$445,628	$481,923	$458,161	$236,026	$185,716	$47,700
Cost of sales(1)	176,222	203,451	215,733	244,647	224,642	119,385	89,773	23,022

Gross profit	206,290	220,450	229,895	237,276	233,519	116,641	95,943	24,678

Operating expenses:
Selling, general and administrative expenses	140,666	153,547	162,056	161,350	159,150	80,216	82,850	14,299
Non-recurring expense (Note 14)						—	11,342	10,403
Depreciation	15,605	17,132	18,224	17,835	16,993	8,892	7,283	1,522
Amortization	7,228	7,748	7,274	7,073	6,912	3,537	2,678	1,009
Extinguishment of debt	—	726	—	—	—	—	—	—

Management and transaction fees to related party	1,045	1,019	1,023	1,043	1,010	509	438	—

Total operating expenses	164,544	180,172	188,577	187,301	184,065	93,154	104,591	27,233

Other expense, net	(87)	1,042	839	(2,250)	(120)	(467)	(114)	(136)

Loss (income) from operations	41,659	41,320	42,157	47,725	49,334	23,020	(8,762)	(2,691)
Interest expense, net	20,974	25,799	25,528	20,545	15,521	7,128	8,327	3,619
Interest expense on mandatorily redeemable preferred stock and management purchased options	7,972	8,894	9,919	11,091	12,312	5,949	5,488	—
Interest expense on junior subordinated debentures	12,609	12,609	12,609	12,609	12,820	6,454	5,254	1,051
Investment income on trust common securities	(378)	(378)	(378)	(378)	(378)	(189)	(158)	(31)

Loss (income) before income taxes	482	(5,604)	(5,521)	3,858	9,059	3,678	(27,673)	(7,330)

Income tax (benefit) provision	2,099	729	2,401	5,023	10,289	5,162	(2,465)	(1,860)

Net loss	$(1,617)	$(6,333)	$(7,922)	$(1,165)	$(1,230)	$(1,484)	$(25,208)	$(5,470)

Operating and Other Financial Data:
Net cash (used for) provided by operating activities	$13,949	$5,549	$36,516	$37,592	$71,997	$34,682	$(483)	$(7,160)
Net cash used for investing activities	(15,396)	(48,620)	(24,527)	(13,409)	(12,971)	(5,347)	(5,411)	(12,849)
Net cash (used for) provided by financing activities	(1,675)	19,131	(2,621)	(28,969)	(48,995)	(13,755)	(10,003)	28,373
Ratio of earnings to fixed charges(2)	1.01	—	—	1.08	1.20	1.17	—	—
Other Data:
Capital expenditures	$15,158	$14,681	$14,765	$13,409	$12,971	$(5,347)	$(5,411)	$(1,349)

Balance Sheet Information:

	Predecessor						Successor
	As of December 31,					As of June 30,	As of June 30,
	2005	2006	2007	2008	2009	2009	2010
Cash and cash equivalents	$26,491	$2,551	$11,919	$7,133	$17,164	$22,713	$9,631
Working capital(3)	104,380	105,883	125,148	126,527	110,610	117,825	120,550
Total assets	631,586	653,882	660,358	650,677	628,481	659,813	1,013,338
Total debt(4)	368,855	389,091	386,741	358,115	313,115	344,115	545,446
Stockholders’ equity (deficit)	68,338	49,701	26,772	9,478	(10,559)	(7,928)	303,169

(1)	Excludes depreciation and amortization, which is included in total operating expenses. Cost of sales includes royalty payments made pursuant to the Quick-Tag license of $2,714,192, $2,829,905 and $2,423,081 for the years ended December 31, 2007, 2008 and 2009, respectively, and $1,351,270, $771,111 and $0 for the six months ended June 30, 2009, the five months ended May 28, 2010 and the one month ended June 30, 2010, respectively. We completed the Quick-Tag Acquisition in connection with the Merger. See “The Transactions” and “Unaudited Pro Forma Financial Information.”
(2)	The ratio of earnings to fixed charges is computed by dividing fixed charges into net income (loss) before provision (benefit) for income taxes plus fixed charges. Fixed charges consist of interest expense on debt (including the amortization of debt expense) and one-third (the proportion deemed representative of the interest portion) of rent expense.
(3)	Working capital represents current assets less current liabilities.
(4)	Includes current portion of long term debt. Does not include the Intercompany Note. See “Capitalization” and Description of Certain Other Indebtedness—Intercompany Note.”

UNAUDITED PRO FORMA FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information should be read in conjunction with our historical consolidated financial statements and the related notes thereto, which are included elsewhere in this prospectus. The following unaudited pro forma consolidated financial information has been prepared by our management and is based on (a) our historical consolidated financial statements, and (b) the assumptions and adjustments described below.

The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2009 and the six months ended June 30, 2010 give effect to the Transactions as if they had occurred at the beginning of the respective periods.

We have included all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation of the data. We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances. See “Notes to Pro Forma Consolidated Statement of Operations” and “Notes to Pro Forma Consolidated Balance Sheet” for a discussion of assumptions made. The unaudited pro forma consolidated financial statements are presented for informational purposes and are based on management’s estimates. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial position actually would have been if the Transactions had occurred on the dates indicated or what our results of operations or financial position will be for future periods.

The Hillman Companies, Inc.

Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2009

(Unaudited)

($ in thousands)

	Historical	Pro Forma Adjustments		Pro Forma
Net sales	$458,161	—		$458,161
Cost of sales (exclusive of depreciation and amortization shown separately below)	224,642	(2,423	)(1)	222,219

Gross profit	233,519	2,423		235,942

Operating expenses:
Selling, general and administrative expenses	159,150	(8,737	)(2)	150,413
Depreciation	16,993	—		16,993
Amortization	6,912	10,746	(3)	17,658
Management and transaction fees to related party	1,010	(1,010	)(4)	—

Total operating expenses	184,065	999		185,064

Other income (expense), net	(120)	—		(120)

Income from operations	49,334	1,424		50,758
Interest expense, net	15,521	18,646	(5)	34,167
Interest expense on mandatorily redeemable preferred stock and management purchased preferred options	12,312	(12,312	)(6)	—
Interest expense on junior subordinated debentures	12,820	—		12,820
Investment income on trust common securities	(378)	—		(378)

	40,275	6,334		46,609

Income (loss) before income taxes	9,059	(4,910)		4,149
Income tax provision (benefit)	10,289	(8,083	)(7)	2,206

Net income (loss)	$(1,230)	$3,173		$1,943

Net income (loss)	$(1,230)	$3,173		$1,943
Interest expense, net	15,521	18,646		34,167
Interest expense on mandatorily redeemable preferred stock and management purchased preferred options	12,312	(12,312)		—
Interest expense on junior subordinated debentures	12,820	—		12,820
Investment income on trust common securities	(378)	—		(378)
Income tax provision (benefit)	10,289	(8,083)		2,206
Depreciation	16,993	—		16,993
Amortization	6,912	10,746		17,658

EBITDA	$73,239	$12,170		$85,409

Management and transaction fees to related party	1,010	(1,010)		—
Stock compensation expense	8,737	(8,737)		—
Exchange rate (gain) loss	(536)	—		(536)
Other adjustments	853	—		853

Pro forma Adjusted EBITDA	$83,303	$2,423		$85,726

See accompanying notes to pro forma consolidated statement of operations.

The Hillman Companies, Inc.

Pro Forma Consolidated Statement of Operations

Six Months Ended June 30, 2010

(Unaudited)

($ in thousands)

	Historical		Pro Forma Adjustments		Pro Forma
	Predecessor	Successor
	Five Months Ended May 28, 2010	One Month Ended June 30, 2010
	(unaudited)	(unaudited)
Net sales	$185,716	$47,700	$—		$233,416
Cost of sales (exclusive of depreciation and amortization shown separately below)	89,773	23,022	(771	)(1)	112,024

Gross profit	95,943	24,678	771		121,392

Operating expenses:
Selling, general and administrative expenses	82,850	14,299	(19,053	)(2)	78,096
Non-recurring expense	11,342	10,403	(21,745)		—
Depreciation	7,283	1,522	—		8,805
Amortization	2,678	1,009	5,142	(3)	8,829
Management and transaction fees to related party	438	—	(438	)(4)	—

Total operating expenses	104,591	27,233	(36,094)		95,730

Other expense, net	(114)	(136)	—		(250)

(Loss) income from operations	(8,762)	(2,691)	36,865		25,412
Interest expense, net	8,327	3,619	5,137	(5)	17,083
Interest expense on mandatorily redeemable preferred stock and management purchased preferred options	5,488	—	(5,488	)(6)	—
Interest expense on junior subordinated debentures	5,254	1,051	—		6,305
Investment income on trust common securities	(158)	(31)	—		(189)

(Loss) income before income taxes	(27,673)	(7,330)	37,216		2,213
Income tax (benefit) provision	(2,465)	(1,860)	7,089	(7)	2,764

Net (loss) income	$(25,208)	$(5,470)	$30,127		$(551)

Net income (loss)	(25,208)	(5,470)	30,127		(551)
Interest expense, net	8,327	3,619	5,137		17,083
Interest expense on mandatorily redeemable preferred stock and management purchased preferred options	5,488	—	(5,488)		—
Interest expense on junior subordinated debentures	5,254	1,051	—		6,305
Investment income on trust common securities	(158)	(31)	—		(189)
Income tax (benefit) provision	(2,465)	(1,860)	7,089		2,764
Depreciation	7,283	1,522	—		8,805
Amortization	2,678	1,009	5,142		8,829

EBITDA	$1,199	$(160)	$42,007		$43,046

Management and transaction fees to related party	438	—	(438)		—
Stock compensation expense	19,053	—	(19,053)		—
Exchange rate (gain) loss	(76)	80	—		4
Other adjustments	219	—	—		219

Pro forma Adjusted EBITDA	$20,833	$(80)	$22,516		$43,269

See accompanying notes to pro forma consolidated statement of operations.

Notes to Pro Forma Consolidated Statement of Operations

(Unaudited)

(1)	Reflects the elimination of royalty payments to Quick-Tag Holdings and Quick-Tag, Inc. following the Quick-Tag Acquisition.

(2)	Represents elimination of non cash stock and stock option expense eliminated after consummation of the Merger.

(3)	Represents changes in amortization based upon estimates of fair values and useful lives of identified intangible assets as part of the preliminary purchase price allocation.

(4)	Represents elimination of management and transaction fees paid to Code Hennessy & Simmons LLC (“CHS”) and Ontario Teacher’s Pension Plan (“OTPP”) eliminated after consummation of the Merger.

(5)	Reflects pro forma interest expense resulting from our new capital structure immediately subsequent to the consummation of the Transactions using applicable LIBOR rates as of June 30, 2010.

($ in thousands)	Year Ended December 31, 2009	Six Months Ended June 30, 2010
Senior term loan facility(a)	$15,950	$7,975
Notes(b)	16,313	8,156
Deferred financing fees(c)	2,326	1,163
Amortization of junior subordinated debenture premium(d)	(422)	(211)

	34,167	17,083
Less historical interest expense	(15,521)	(11,946)

Net adjustment to interest expense	$18,646	$5,137

(a)	Reflects pro forma interest expense on the $290,000 term loan facility at the LIBOR floor of 1.75% plus the applicable margin of 3.75%.
(b)	Reflects pro forma interest on the notes.
(c)	Represents amortization of deferred financing fees on the term loan facility and the notes.
(d)	Represents amortization of premium on junior subordinated debentures.

(6)	Mandatorily redeemable preferred stock and related interest expense are eliminated in the new capital structure.

(7)	Reflects the income tax effect of the pro forma adjustments calculated using the respective statutory tax rates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following discussion provides information which management believes is relevant to an assessment and understanding of our operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and related notes and schedules thereto appearing elsewhere herein.

The following reflects our historical results of operations and financial condition as of and for the three years ended December 31, 2009 and the six months ended June 30, 2009 and 2010. The discussion of our results of operations and financial condition as of and for the three years ended December 31, 2009, the six months ended June 30, 2009 and the five months ended May 28, 2010 do not reflect the Transactions. You should read the following discussion in conjunction with the information included under the caption “The Transactions.”

General

Hillman Companies, Inc. and its subsidiaries is one of the largest providers of hardware-related products and related merchandising services to the retail markets in North America. Our principal business is operated through Hillman Group. A subsidiary of Hillman Group operates in (1) Canada under the name The Hillman Group Canada, Ltd., (2) Mexico under the name SunSource Integrated Services de Mexico S.A. de C.V., and (3) primarily in Florida under the name All Points Industries, Inc. We sell our product lines and provides our services to hardware stores, home centers, mass merchants, pet supply stores, and other retail outlets principally in the United States, Canada, Mexico, Latin America and the Caribbean. Product lines include thousands of small parts such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; and identification items, such as, tags and LNS. Services offered include design and installation of merchandising systems and maintenance of appropriate in-store inventory levels.

2004 Merger Transaction

On March 31, 2004, Hillman was acquired by affiliates of CHS. Pursuant to the terms and conditions of an Agreement and Plan of Merger (“CHS Merger Agreement”) dated as of February 14, 2004, Hillman was merged with an affiliate of CHS with Hillman surviving the merger (“CHS Merger Transaction”). The total consideration paid in the CHS Merger Transaction was $511.6 million, including repayment of outstanding debt and including the value of our outstanding Trust Preferred Securities ($102.4 million at the time).

Prior to the CHS Merger, Allied Capital Corporation (“Allied Capital”) owned 96.8% of Hillman’s common stock. As a result of the change of control, affiliates of CHS own 49.3% of Hillman’s common stock and 54.6% of Hillman’s voting common stock, OTPP owns 28.0% of Hillman’s common stock and 31.0% of Hillman’s voting common stock and HarbourVest Partners VI owns 8.7% of Hillman’s common stock and 9.7% of Hillman’s voting common stock. OTPP’s voting rights with respect to the election of directors to the Board of Directors was limited to the lesser of 30.0% or the actual percentage of voting stock held. Certain current and former members of management own 13.7% of Hillman’s common stock and 4.4% of Hillman’s voting common stock. Allied Capital no longer has an ownership interest in Hillman.

The Transactions

On May 28, 2010, Hillman completed its previously announced merger with OHCP HM Merger Sub Corp. (“Merger Sub”), an entity controlled by affiliates of Oak Hill Capital Partners, L.P. Immediately following the acquisition, Hillman became a wholly owned subsidiary of the Purchaser. See “The Transactions” for a more detailed description of the Transactions.

Financing Arrangements

Our indebtedness primarily consists of the initial notes, the new senior secured credit facilities, and the junior subordinated debentures of Hillman. For a summary of the material terms of the notes, see “Description of Notes” elsewhere in this prospectus. For a summary of the material terms of our senior secured credit facilities, see “Description of Certain Other Indebtedness” elsewhere in this prospectus.

Hillman pays interest to Hillman Trust on the junior subordinated debentures underlying the Trust Preferred Securities at the rate of 11.6% per annum on their face amount of $105.4 million, or $12.2 million per annum in the aggregate. Hillman Trust distributes an equivalent amount to the holders of the Trust Preferred Securities. In order to retain capital, Hillman’s Board of Directors determined to temporarily defer interest payments on the junior subordinated debentures and Hillman Trust determined to defer the payment of cash distributions to holders of Trust Preferred Securities beginning with the January 2009 distribution. Our decision to defer the payment of interest on the junior subordinated debentures was designed to ensure we preserve cash and maintain our compliance with the financial covenants contained in our existing term loan agreement and subordinated notes. Pursuant to the indenture that governs the Trust Preferred Securities, Hillman Trust is able to defer distribution payments to holders of the Trust Preferred Securities for a period that cannot exceed 60 months (the “Deferral Period”). During the Deferral Period, we are required to accrue the full amount of all interest payable, and such deferred interest payable was immediately payable by Hillman at the end of the Deferral Period. On July 31, 2009, we ended the Deferral Period and Hillman Trust resumed monthly distributions and paid all deferred distributions to holders of the Trust Preferred Securities.

On August 29, 2008, we entered into an Interest Rate Swap Agreement (“2008 Swap”) with a three-year term for a notional amount of $50 million. The 2008 Swap fixes the interest rate at 3.41% plus applicable interest rate margin. The 2008 Swap was unwound in connection with the Transactions.

On June 24, 2010, we entered into an Interest Rate Swap Agreement (“2010 Swap”) with a two-year term for a notional amount of $115,000. The effective date of the 2010 Swap is May 31, 2011 and its termination date is May 31, 2013. The 2010 Swap fixes the interest rate at 2.47% plus applicable interest rate margin.

Acquisitions

On December 28, 2007, we entered into a Stock Purchase Agreement by and among All Points Industries, Inc. (“All Points”), Gabrielle Mann, Gregory Mann and us, whereby we acquired all of the equity interest of All Points. All Points, a Pompano Beach, Florida, based distributor of commercial and residential fasteners catering to the hurricane protection industry, has positioned itself as a major supplier to manufacturers of railings, screen enclosures, windows and hurricane shutters. All Points has also developed a retail division that supplies hardware for hurricane protection to the do-it-yourself consumer. Revenues of the acquired All Points business were approximately $15.1 million and $21.3 million for the years ended December 31, 2009 and 2008, respectively. The aggregate purchase price, including acquisition costs, was $10.2 million paid in cash at closing. The acquisition of this business was made to strengthen Hillman’s presence in the Florida market and in the hurricane protection market.

On May 28, 2010, we completed the Quick-Tag Acquisition for a price of $11.5 million. The effects of the Quick-Tag Acquisition are not reflected in this Management’s Discussion and Analysis of Financial Condition and Results of Operations for any period prior to May 28, 2010. See “The Transactions” for more information about the Quick-Tag Acquisition.

Product Revenues

The following is revenue for our significant product categories (in thousands):

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net sales
Keys	$78,012	$80,754	$79,370
Engraving	35,518	40,945	39,158
Letters, numbers and signs	34,287	34,671	37,711
Fasteners	253,703	261,646	230,857
Threaded rod	30,118	37,145	30,693
Code cutter	3,353	4,934	5,149
Builders hardware	3,832	1,606	2,578
Other	19,338	20,222	20,112

Consolidated net sales	$458,161	$481,923	$445,628

Current Economic Conditions

The U.S. economy has undergone a period of recession and the future economic environment may continue to be less favorable than that of recent years. This slowdown has, and could further lead to, reduced consumer and business spending in the foreseeable future, including by our customers. In addition, economic conditions, including decreased access to credit, may result in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers, suppliers and other service providers. If such conditions continue or further deteriorate in 2010 or through fiscal 2011, our industry, business and results of operations may be severely impacted.

Our business is impacted by general economic conditions in the U.S. and international markets, particularly the U.S. retail markets including hardware stores, home centers, mass merchants, and other retailers. In recent quarters, operations have been negatively impacted by the general downturn in the U.S. economy, including higher unemployment figures, and the contraction of the retail market. Although there have been certain signs of improvement in the economy, generally such conditions are not expected to improve significantly in the near term and may have the effect of reducing consumer spending which could adversely affect our results of operations during the next year.

We are sensitive to inflation or deflation present in the economies of the United States and foreign suppliers located primarily in Taiwan and China. For the last several years leading up to 2009, the rapid growth in China’s economic activity produced significantly rising costs of certain imported fastener products. In addition, the cost of commodities such as copper, zinc, aluminum, nickel, and plastics used in the manufacture of our other products increased sharply. Further, increases in the cost of diesel fuel contributed to transportation rate increases. The trend of rising commodity costs accelerated in the first half of 2008. In the latter half of 2008 and during the first half of 2009, national and international economic difficulties began a reversal of the trend of rising costs for our products and commodities used in the manufacture of our products, including a decrease in the cost of oil and diesel fuel. The second half of 2009 has seen an end to decreasing costs and, in certain instances, moderate increases in the costs for our products and commodities used in the manufacture of our products. While inflation and resulting cost increases over a period of years would result in significant increases in inventory costs and operating expenses, the opposite is true when exposed to a prolonged period of cost decreases. The ability of our operating divisions to institute price increases and seek price concessions, as appropriate, is dependent on competitive market conditions.

Results of Operations

Our accompanying interim condensed consolidated financial statements are presented for two periods, Predecessor and Successor, which relate to the accounting periods preceding and succeeding the completion of the Merger Transaction.

Sales and Profitability for the Six Months Ended June 30, 2010 and 2009.

	Successor		Predecessor
	One Month Ended June 30, 2010		Five Months Ended May 28, 2010		Six Months Ended June 30, 2009
($ in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Net sales	$47,700	100.0%	$185,716	100.0%	$236,026	100.0%
Cost of sales (exclusive of depreciation and amortization shown separately below)	23,022	48.3%	89,773	48.3%	119,385	50.6%

Gross profit	24,678	51.7%	95,943	51.7%	116,641	49.4%

Operating expenses:
Selling	7,193	15.1%	33,568	18.1%	39,716	16.8%
Warehouse & delivery	5,046	10.6%	19,945	10.7%	24,220	10.3%
General & administrative	2,060	4.3%	10,284	5.5%	12,480	5.3%
Stock compensation expense	—	0.0%	19,053	10.3%	3,800	1.6%

Total SG&A	14,299	30.0%	82,850	44.6%	80,216	34.0%
Non-recurring expense (a)	10,403	21.8%	11,342	6.1%	—	0.0%
Depreciation	1,522	3.2%	7,283	3.9%	8,892	3.8%
Amortization	1,009	2.1%	2,678	1.4%	3,537	1.5%
Management and transaction fees to related party	—	0.0%	438	0.2%	509	0.2%

Total operating expenses	27,233	57.1%	104,591	56.3%	93,154	39.5%

Other (expense) income, net	(136)	-0.3%	(114)	-0.1%	(467)	-0.2%

(Loss) income from operations	(2,691)	-5.6%	(8,762)	-4.7%	23,020	9.8%
Interest expense, net	3,619	7.6%	8,327	4.5%	7,128	3.0%
Interest expense on mandatorily redeemable preferred stock & management purchased options	—	0.0%	5,488	3.0%	5,949	2.5%
Interest expense on junior subordinated notes	1,051	2.2%	5,254	2.8%	6,454	2.7%
Investment income on trust common securities	(31)	-0.1%	(158)	-0.1%	(189)	-0.1%

(Loss) income before income taxes	(7,330)	-15.4%	(27,673)	-14.9%	3,678	1.6%
Income tax (benefit) provision	(1,860)	-3.9%	(2,465)	-1.3%	5,162	2.2%

Net loss	$(5,470)	-11.5%	$(25,208)	-13.6%	$(1,484)	-0.6%

(a)	Represents one-time charges for investment banking, legal and other professional fees incurred in connection with the Merger Transaction.

Six Months Ended June 30, 2010 and 2009

Predecessor Period of January 1 – May 28, 2010 vs Predecessor Period of the Six Months Ended June 30, 2009

Revenues

Net sales for the period of January 1 – May 28, 2010 (the “2010 five month period”) were $185.7 million, or $1.77 million per shipping day, compared to net sales for the first half of 2009 of $236.0 million, or $1.83 million per shipping day. The decrease in revenues of $50.3 million was directly attributable to comparing operating results of 105 shipping days in the 2010 five month period to the results from 129 shipping days in 2009. The sales per shipping day of $1.77 million in the 2010 five month period was approximately 3.3% lower than the sales per shipping day of $1.83 million in the first half of 2009. The decrease in sales per day for the 2010 five month period was the result of higher seasonal sales per day during the June period included in the first half of 2009 as compared to the average sales per day for the January to May period.

Expenses

Operating expenses for the period of January 1 – May 28, 2010 were $104.6 million compared to $93.2 million for the first half of 2009. The increase in operating expenses is primarily due to the higher amount of stock compensation and non-recurring expense recorded in connection with the Merger Transaction in the 2010 five month period. The shorter 105 day ship period in the 2010 five month period provided certain favorable operating expense variances as compared to the 129 day ship period in the first half of 2009. The following changes in underlying trends also impacted the change in operating expenses:

•

Our gross profit percentage was 51.7% in the 2010 five month period compared to 49.4% in the first half of 2009. We experienced a significant increase in the unit cost of inventory during most of 2008 as a result of increases in related commodities used in our products such as steel, zinc, nickel, aluminum, copper and plastics. The higher unit cost negatively impacted gross profit in the second half of 2008 and first half of 2009 as the higher unit cost product sold through inventory. In 2009, commodity prices moderated and in particular the cost of steel based fasteners sourced primarily from Taiwan and China returned to the levels prior to the significant price increases seen in 2008. We anticipate that the average inventory unit costs will remain stable for the remainder of this year.

•

Warehouse and delivery expense was $19.9 million, or 10.7% of net sales, in the 2010 five month period compared to $24.2 million, 10.3% of net sales in the first half of 2009. Freight expense, the largest component of warehouse and delivery expense, increased from 3.8% of net sales in 2009 to 4.1% of net sales in the 2010 five month period. The 2010 freight costs included the negative impact of higher fuel surcharges and lower average customer order sizes.

•

Stock compensation expenses from stock options primarily related to the 2004 Merger Transaction resulted in a charge of $19.1 million in the 2010 five month period. The change in the fair value of the Class B Common Stock is included in stock compensation expense and this resulted in an additional charge of $13.9 million. The significant increase in the fair value of the Class B Common Stock in this predecessor period resulted from the acquisition price paid by OHCP for the Company. In addition, a stock compensation charge of $3.7 million was recorded for the increase in the fair value of the common stock options. The stock compensation expense was $3.8 million in the first half of 2009.

•

Non-recurring expense of $11.3 million in the 2010 five month period represents one-time charges for investment banking, legal and other expenses incurred in connection with the Merger Transaction. There were no non-recurring expenses in the first half of 2009.

•

Interest expense, net, was $8.3 million in the 2010 five month period compared to $7.1 million for the first half of 2009. The increase in interest expense for the 2010 five month period was primarily the result of a $1.6 million interest charge incurred for the termination of the 2008 Swap.

Successor Period of May 28 – June 30, 2010 vs Predecessor Period of the Six Months Ended June 30, 2009

Revenues

Net sales for the period of May 28 – June 30, 2010 were $47.7 million, or $1.99 million per shipping day, compared to net sales for the first half of 2009 of $236.0 million, or $1.83 million per shipping day. The decrease in revenues of $188.3 million was directly attributable to comparing operating results of 24 shipping days in the 2010 period to the results from 129 shipping days in 2009. However, the sales per shipping day of $1.99 million in the 2010 period was approximately 8.7% higher than the sales per shipping day of $1.83 million in the first half of 2009. The increase in sales per day for the 2010 period was the result of higher seasonal sales per day during the June period as compared to the average sales per day for the January to June period of 2009.

Expenses

Operating expenses for the 2010 period ended June 30, 2010 were $27.2 million compared to $93.2 million for the first half of 2009. The decrease in operating expenses is primarily due to the 24 day shipping period in the 2010 period as compared to the 129 day shipping period in the first half of 2009. The following changes in underlying trends also impacted the change in operating expenses:

•

Our gross profit percentage was 51.7% in the 2010 period compared to 49.4% in the first half of 2009. We experienced a significant increase in the unit cost of inventory during most of 2008 as a result of increases in related commodities used in our products such as steel, zinc, nickel, aluminum, copper and plastics. The higher unit cost negatively impacted gross profit in the second half of 2008 and first half of 2009 as the higher unit cost product sold through inventory. In 2009, commodity prices moderated and in particular the cost of steel based fasteners sourced primarily from Taiwan and China returned to the levels prior to the significant price increases seen in 2008. We anticipate that the average inventory unit costs will remain stable for the remainder of this year.

•

Warehouse and delivery expense was $5.0 million, or 10.6% of net sales, in the 2010 period compared to $24.2 million, or 10.3% of net sales in the first half of 2009. Freight expense, the largest component of warehouse and delivery expense, increased from 3.8% of net sales in 2009 to 4.6% of net sales in the 2010 period. The 2010 freight costs included the negative impact of higher fuel surcharges and lower average customer order sizes.

•

No stock options or incentive awards have been granted by the Successor, and accordingly, there was no stock compensation expense recorded in the 2010 period. The stock compensation expense was $3.8 million in the first half of 2009.

•

Non-recurring expense of $10.4 million in the 2010 period represents one-time charges for legal, professional, diligence and other expenses incurred by the Successor in connection with the Merger Transaction. There were no non-recurring expenses in the first half of 2009.

•

Amortization expense was $1.0 million in the 2010 period, or an estimated annual rate of $12.0 million. The amortization expense of $3.5 million in the first half of 2009 amounted to an estimated annual rate of approximately $7.1 million. The higher annual rate of amortization expense for the 2010 period was due to the increase in intangible assets subject to amortization acquired as a result of the Merger Transaction.

•

Interest expense, net, was $3.6 million in the 2010 period, or an estimated annual rate of approximately $43.2 million. The interest expense was $7.1 million for the first half of 2009, or an estimated annual rate of approximately $14.2 million. The increase in estimated annual rate of interest expense was primarily the result of the higher level of debt outstanding following the Merger Transaction.

•

The Successor incurred no interest expense on mandatorily redeemable preferred stock and management purchased options as a result of their redemption in connection with the Merger Transaction. The interest expense on these securities was $6.0 million for the first half of 2009.

Sales and Profitability for each of the Three Years Ended December 31, 2009, 2008 and 2007

	2009		2008		2007
($ in thousands)	Amount	% of Total	Amount	% of Total	Amount	% of Total
Net sales	$458,161	100.0%	$481,923	100.0%	$445,628	100.0%
Cost of sales (exclusive of depreciation and amortization shown below)	224,642	49.0%	244,647	50.8%	215,733	48.4%

Gross profit	233,519	51.0%	237,276	49.2%	229,895	51.6%

Operating expenses:
Selling	77,099	16.8%	82,312	17.1%	80,174	18.0%
Warehouse & delivery	48,496	10.6%	55,781	11.6%	55,328	12.4%
General & administrative	24,818	5.4%	20,776	4.3%	21,232	4.8%
Stock compensation expense	8,737	1.9%	2,481	0.5%	5,322	1.2%

Total SG&A	159,150	34.7%	161,350	33.5%	162,056	36.4%
Depreciation	16,993	3.7%	17,835	3.7%	18,224	4.1%
Amortization	6,912	1.5%	7,073	1.5%	7,274	1.6%
Management fees	1,010	0.2%	1,043	0.2%	1,023	0.2%

Total operating expenses	184,065	40.2%	187,301	38.9%	188,577	42.3%

Other income (expense)	(120)	0.0%	(2,250)	-0.5%	839	0.2%
Income from operations	49,334	10.8%	47,725	9.9%	42,157	9.5%
Interest expense	15,521	3.4%	20,545	4.3%	25,528	5.7%
Interest expense on mandatorily redeemable preferred stock & management purchased preferred options	12,312	2.7%	11,091	2.3%	9,919	2.2%
Interest expense on junior subordinated debentures	12,820	2.8%	12,609	2.6%	12,609	2.8%
Investment income on trust common securities	(378)	-0.1%	(378)	-0.1%	(378)	-0.1%

Income (loss) before taxes	9,059	2.0%	3,858	0.8%	(5,521)	-1.2%
Income tax provision	10,289	2.2%	5,023	1.0%	2,401	0.5%

Net loss	$(1,230)	-0.3%	$(1,165)	-0.2%	$(7,922)	-1.8%

Years Ended December 31, 2009 and 2008

Net sales of $458.2 million in 2009 decreased $23.8 million, or 4.9%, from 2008.

As a result of the contraction in the residential construction market and a decrease in activity among our retail customers as a result of depressed economic conditions, sales declined from the prior year in nearly every sales division. The sales to traditional franchise and independent accounts, All Point’s customers and warehouse customers decreased $7.7 million, $6.3 million and $2.6 million, respectively, from the prior year. Sales of engraving products decreased $5.4 million in 2009 primarily as a result of the lower sales at the large national pet retailers. In particular, the sales to Petsmart were down by $3.7 million as a result of losing a significant number of store accounts to a competing tag supplier. The sales of the Mexican and Canadian divisions were higher by $1.6 million and $0.4 million, respectively, in 2009 as a result of new store openings by Home Depot Mexico and additional builders hardware and key sales to Canadian Tire. Other sales to regional, commercial industrial, direct marketing, and Latin American accounts decreased $2.5 million to $39.6 million in 2009 from $42.1 million in 2008.

The sales to national accounts decreased $1.3 million in 2009 as compared to 2008. The Lowe’s sales decreased $2.0 million in 2009 as a result of Lowe’s decision in 2008 to increase fastener and threaded rod inventory of high volume items at the store level to increase sales volume. The sale of code cutter machines to Barnes decreased by $1.6 million as a result of reduced sales to automotive dealers. The sales in 2009 increased by $1.5 million to Pep Boys and increased by $1.3 million to Menards as a result of the introduction of new fastener programs. The Home Depot sales increased $2.0 million in 2009 primarily due to the release of new LNS items and the expansion of the hollow wall anchor program. The remaining national accounts sales decreased $2.5 million, which included a sales decrease of $0.5 million to Fred Meyer primarily for keys and fasteners and a sales decrease of $1.1 million to Walmart, primarily for keys. Unless we benefit from a rebound in economic activity, management expects 2010 national accounts sales to be relatively flat to slightly higher than the previous year.

Our sales backlog, based upon cancelable purchase orders, was approximately $3.5 million as of December 31, 2009 compared to approximately $7.7 million as of December 31, 2008.

Our gross profit of 51.0% in 2009 increased compared to 49.2% in 2008. For most of 2009, we were able to procure inventory items at lower unit costs than during the same prior year period as a result of decreased prices for commodities such as steel, plastics, aluminum, nickel, copper, and zinc. In particular, the cost of steel based fasteners sourced primarily from Taiwan and China returned to the levels prior to the price increases seen in the second and third quarters of 2008. We were able to implement pricing actions during 2008 to recoup a portion of the cost increases received from suppliers. This was followed by a reduction in commodity costs in the second half of 2008 which resulted in lower supplier prices.

SG&A expense of $159.2 million in 2009 decreased $2.2 million, or 1.4%, from 2008. Selling expenses decreased $5.2 million, or 6.3%, primarily as a result of headcount reductions, reduced commissions on lower franchise and independent sales, and reduced auto and travel related expenses to provide service and merchandising to our customers. Warehouse and delivery costs decreased $7.3 million in actual terms and decreased from 11.6% expressed as a percentage of net sales in 2008 to 10.6% in 2009. Freight expense, the largest component of warehouse and delivery expense, decreased from 4.6% of sales in 2008 to 4.1% of sales in 2009. The reduction in freight expense as a percentage of sales in 2009 resulted from a reduced level of fuel surcharges, the negotiation of more favorable freight contracts and the implementation of shipping and handling efficiencies. Operational improvements to the order fulfillment process continued to produce lower labor costs and shipping supply expense in 2009.

G&A expenses of $24.8 million in 2009 were $4.0 million more than 2008. The increase in G&A expenses was primarily the result of the investment performance of securities held in the non-qualified deferred compensation plan’s Rabbi Trust which provided an unfavorable adjustment of $0.3 million in 2009 and a favorable adjustment of $1.4 million in 2008. In both years, an offsetting adjustment was recorded in other income (expense). In addition, professional and legal costs increased by $1.2 million in 2009 and administrative salaries, bonuses and benefits increased by $1.2 million as a result of higher EBITDA earnings in 2009. Stock compensation expenses of $8.7 million were $6.3 million more than 2008. The stock compensation expense is derived from the changes in value of common stock and stock options primarily related to the CHS Merger Transaction. The changes in the fair value of the Class B Common Stock are included in stock compensation expense and this resulted in a charge of $4.7 million in 2009 compared to a gain of $1.0 million in 2008.

Depreciation expense decreased $0.8 million from $17.8 million in 2008 to $17.0 million in 2009. The decreased depreciation was a result of less capital spending in 2009 for the placement of Quick-Tag and key duplicating machines which were partially offset by additional depreciation primarily for the Enterprise Resource Planning software (“ERP”) which became operational in 2009.

In 2009, amortization expense decreased $0.2 million from the prior year as a result of the expiration of a non-compete agreement with R&B Corporation.

We recorded a management and transaction fee charge of $1.0 million for 2009 and $1.0 million for 2008. As of the closing of the CHS Merger Transaction in March 2004, we were obligated to pay management fees to a subsidiary of CHS for management services rendered in the amount of $58.0 thousand per month, plus out of pocket expenses, and to pay transaction fees to a subsidiary of OTPP in the amount of $26.0 thousand per month, plus out of pocket expenses, for each month.

Interest expense, net, decreased $5.0 million to $15.5 million in 2009 from $20.5 million in 2008. The decrease in net interest expense was primarily the result of a decrease in our outstanding debt and lower borrowing costs on our variable rate term loan.

Interest expense on the mandatorily redeemable preferred stock and management purchased preferred options related to the CHS Merger Transaction increased from $11.1 million in 2008 to $12.3 million in 2009. The increase can be attributed to the cumulative nature of the interest earned on these securities and additional vesting of the management purchased preferred options.

We pay interest to Hillman Trust on the junior subordinated debentures underlying the Trust Preferred Securities at the rate of 11.6% per annum on their face amount of $105.4 million, or $12.6 million per annum in the aggregate. For the year ended December 31, 2009, we incurred $12.8 million in interest on the junior subordinated debentures compared to $12.6 million in interest for the same prior year period. Our interest expense on the junior subordinated debentures is equivalent to the amount distributed by Hillman Trust on the Trust Preferred Securities.

In order to retain capital, our Board of Directors determined to temporarily defer the payment of cash distributions to holders of Trust Preferred Securities beginning with the January 2009 distribution. Our decision to defer the payment of distributions to holders of Trust Preferred Securities was designed to ensure that we preserve cash and maintain our compliance with the financial covenants contained in our existing senior credit and subordinated debt agreements. Pursuant to the indenture that governs the Trust Preferred Securities, we are able to defer distribution payments to holders of Hillman Trust Preferred Securities for a period that cannot exceed 60 months. During the deferral period, we were required to accrue the full amount of all distributions payable, and such deferred distributions were immediately payable by us at the end of the deferral period. In the first six months of 2009, we accrued $6.3 million in interest payable to Hillman Trust on the junior subordinated debentures. On July 31, 2009, we resumed payments of monthly distributions and paid all amounts accrued during the six month deferral period.

We receive investment income on the Hillman Trust common securities in the amount of $0.4 million per annum. Hillman Trust distributes the equivalent net amount to the holders of the Trust Preferred Securities. We also pay interest to Hillman Trust on the junior subordinated debentures underlying the Hillman Trust common securities at the rate of 11.6% per annum on their face amount of $3.3 million, or $0.4 million per annum in the aggregate. Hillman Trust distributes an equivalent amount to us as a distribution on the underlying trust common securities. For the years ended December 31, 2009 and 2008, we paid $0.4 million interest on the junior subordinated debentures, which is equivalent to the amounts received by us as investment income.

The effective income tax rates were 113.6% and 130.2% for the years ended December 31, 2009 and 2008, respectively. The change in effective income tax rate differed from the federal statutory rate primarily due to the effect of nondeductible interest on mandatorily redeemable preferred stock and stock compensation in addition to the effect of state rates. See Note 6, Income Taxes, of Notes to Consolidated Financial Statements for income taxes and disclosures related to 2009 and 2008 income tax events.

Years Ended December 31, 2008 and 2007

Net sales of $481.9 million in 2008 increased $36.3 million, or 8.1%, from 2007. Sales of fastener and hurricane protection products by the newly acquired All Points business represented $21.3 million of the total $36.3 million increase over the prior year.

Sales to national accounts increased $15.1 million in 2008 primarily as a result of increased fastener and threaded rod sales to Lowe’s of $13.2 million. The total sales to Lowe’s increased by $16.4 million as a result of additional store locations and Lowe’s current strategy to increase fastener and threaded rod inventory at the store level to drive sales volume. Lowe’s has employed this strategy in similar product categories resulting in improved comparable store sales activity. The remaining national account sales declined $1.3 million, which included sales declines of $0.7 million to Kmart, $0.3 to Fred Meyer and $0.1 million to Walmart. National account sales, with the exception of Lowe’s, were negatively impacted by this year’s contraction in the residential construction market and the U.S. economic downturn. The worsening national economic conditions also had an adverse impact on sales to the traditional franchise and independent, warehouse, and regional accounts which experienced sales decreases of $0.8 million, $0.7 million, and $0.3 million, respectively.

Sales of engraving products increased $1.8 million in 2008 primarily as a result of additional machine placements at the large national pet retailers. The sales to Mexican accounts increased $0.9 million, or 36.0%, from 2007 as a result of additional store locations and new product introductions at Home Depot. The sales to Canadian accounts decreased $0.9 million, or 12.3%, from 2007 as a result of the reduction in opening orders for builders hardware products sold to Canadian Tire in the prior year. The 2008 sales of other accounts including Latin America, commercial industrial, and direct marketing were unchanged from the prior year at $11.5 million.

Our sales backlog, based upon cancelable purchase orders, was $7.7 million as of December 31, 2008 compared to $6.3 million as of December 31, 2007.

Our gross profit of 49.2% in 2008 decreased compared to 51.6% in 2007. Adjusted for the All Points acquisition, the gross profit for 2008 was 50.4%. Increased prices for commodities such as steel, plastics, aluminum, nickel, copper, and zinc resulted in significantly higher product costs in 2008. We implemented price increases across all product lines in 2008 which partially offset the higher product costs passed on from our vendors. However, our gross profit declined 0.8% in 2008 from the product cost not recovered through customer price increases. The remaining decline of 0.4% in 2008 was primarily a function of the shift in sales mix. In 2008, a proportionately larger percentage of our revenue was generated from Lowe’s, our largest customer, at a gross profit rate lower than our average.

Selling, general and administrative expense of $161.4 million in 2008 decreased $0.7 million, or 0.4%, from 2007. Selling expenses increased $2.1 million, or 2.7%, primarily as a result of additional selling costs of $1.0 million in the newly acquired All Points operation. In addition, higher costs to provide service and merchandising to the expanded national accounts store base were partially offset by savings on marketing costs which were used in 2007 to develop the builders hardware product line and implement the customer price increases. Warehouse and delivery costs increased $0.5 million in actual terms and fell from 12.4% expressed as a percentage of net sales in 2007 to 11.6% in 2008. Freight expense, the largest component of warehouse and delivery expense, decreased from 5.0% of sales in 2007 to 4.6% of sales in 2008 because we were able to offset the negative impact of higher fuel surcharges by negotiating more favorable freight contracts and implementing shipping and handling efficiencies. Operational improvements to the order fulfillment process produced lower labor costs and shipping supply expense in 2008.

General and administrative expenses of $20.8 million in 2008 were $0.5 million less than 2007. The decrease in G&A expenses was primarily the result of the investment performance of securities held in the non-qualified deferred compensation plan’s Rabbi Trust which provided a favorable adjustment of $1.4 million in 2008 and an unfavorable adjustment of $0.4 million in 2007. In both years, an offsetting adjustment was recorded in other income (expense). Stock compensation expenses from stock options primarily related to the CHS Merger Transaction were $2.5 million in 2008 compared to $5.3 million in 2007. The changes in the fair value of the Class B Common Stock are included in stock compensation expense and this resulted in a gain of $1.0 million in 2008 and a charge of $1.6 million in 2007.

Depreciation expense decreased $0.4 million from $18.2 million in 2007 to $17.8 million in 2008. The decreased depreciation was a result of less capital spending in 2008 for the placement of Quick-Tag and key duplicating machines which were partially offset by additional depreciation for the ERP software used in our general ledger and Tempe customer service operations.

In 2008, amortization expense decreased $0.2 million as a result of the expiration of a non-compete agreement with R&B Corporation which was partially offset by the addition of amortization for the new All Points non-compete agreement.

We have recorded a management and transaction fee charge of $1.0 million for 2008 and $1.0 million for 2007. As of the closing of the CHS Merger Transaction in March 2004, we are obligated to pay management fees to a subsidiary of CHS for management services rendered in the amount of $58,000 per month, plus out of pocket expenses, and to pay transaction fees to a subsidiary of OTPP in the amount of $26,000 per month, plus out of pocket expenses, for each month.

Interest expense, net, decreased $5.0 million to $20.5 million in 2008 from $25.5 million in 2007. The decrease in net interest expense was primarily the result of less debt at Hillman and lower borrowing costs on the variable rate Term Loan.

Interest expense on the mandatorily redeemable preferred stock and management purchased preferred options related to the CHS Merger Transaction increased from $9.9 million in 2007 to $11.1 million in 2008. The increase can be attributed to the cumulative nature of the interest earned on these securities and additional vesting of the management purchased preferred options.

We pay interest to Hillman Trust on the junior subordinated debentures underlying the Trust Preferred Securities at the rate of 11.6% per annum on their face amount of $105.4 million, or $12.6 million per annum in the aggregate. We receive investment income on the Hillman Trust common securities in the amount of $0.4 million per annum. Hillman Trust distributes the equivalent net amount to the holders of the Trust Preferred Securities. For the years ended December 31, 2008 and 2007, we paid interest, net of investment income, of $12.2 million on the junior subordinated debentures, which is equivalent to the amounts distributed by Hillman Trust on the Trust Preferred Securities.

We also pay interest to Hillman Trust on the junior subordinated debentures underlying the Hillman Trust common securities at the rate of 11.6% per annum on their face amount of $3.3 million, or $0.4 million per annum in the aggregate. Hillman Trust distributes an equivalent amount to us as a distribution on the underlying trust common securities. For the years ended December 31, 2008 and 2007, we paid $0.4 million interest on the junior subordinated debentures, which is equivalent to the amounts received by us as investment income.

The effective income tax rates were 130.2% and -43.5% for the years ended December 31, 2008 and 2007, respectively. The change in the effective income tax rate differed from the federal statutory rate primarily due to the effect of nondeductible interest on mandatorily redeemable preferred stock and stock compensation in addition to the effect of state rates. See Note 6, Income Taxes, of Notes to Consolidated Financial Statements included in this prospectus for income taxes and disclosures related to 2008 and 2007 income tax events.

Liquidity and Capital Resources

Cash Flows

The statements of cash flows reflect the changes in cash and cash equivalents for the six months ended June 30, 2010 and 2009 and the years ended December 31, 2009, 2008 and 2007 by classifying transactions into three major categories: operating, investing and financing activities.

Operating Activities

Excluding $17.5 million in cash used for the Merger Transaction, net cash provided by operating activities for the six months ended June 30, 2010 of $9.8 million was the result of the net loss adjusted for non-cash charges of $11.0 million for depreciation, amortization, deferred taxes, deferred financing, stock-based compensation and interest on mandatorily redeemable preferred stock and management purchased options which was offset by cash related adjustments of $1.2 million for routine operating activities represented by changes in inventories, accounts receivable, accounts payable, accrued liabilities and other assets. In the first six months of 2010, routine operating activities used cash through an increase in accounts receivable of $16.5 million and other of $1.3 million. This was partially offset by an increase in accounts payable of $8.8 million, an increase in accrued liabilities of $7.4 million, a decrease in inventories of $0.4 million. The increase in accounts receivable was the result of the seasonal increase in sales for the latter part of the second quarter.

Operating activities in the first six months of 2009 provided cash of $34.7 million, or an increase of $35.2 million, compared to the cash used of $0.5 million for the same period of 2008. Our operating cash outflows have historically been higher in the first two fiscal quarters when selling volume, accounts receivable and inventory levels increase as we move into the stronger spring and summer selling seasons. However, in the first six months of 2009, $13.4 million in cash was provided from the reduction of inventory levels compared to cash used of $4.8 in the prior year period. The 2009 inventory level has decreased from the prior year end in terms of both units and unit costs primarily as a result of the implementation of lean purchasing initiatives and lower purchase prices. The seasonal increase of accounts receivable was only $15.1 million in the first six months of 2009 compared to $26.0 million in the prior year period. In addition, the deferral of distributions on the Trust Preferred Securities provided cash of $6.3 million in the first six months of 2009 compared to cash provided of $1.0 in the same period of 2008.

Net cash provided from operating activities in the six months ended June 30, 2009 was $34.7 million, or an increase of $35.2 million, compared to the cash used of $0.5 million for the same period of 2008. Our operating cash outflows have historically been higher in the first two fiscal quarters when selling volume, accounts receivable and inventory levels increase as we move into the stronger spring and summer selling seasons. However, in the first six months of 2009, $13.4 million in cash was provided from the reduction of inventory levels compared to cash used of $4.8 million in the prior year period. The 2009 inventory level has decreased from the prior year end in terms of both units and unit costs primarily as a result of the implementation of lean purchasing initiatives and lower purchase prices. The seasonal increase of accounts receivable was only $15.1 million in the first six months of 2009 compared to $26.0 million in the prior year period. In addition, the deferral of distributions on the Trust Preferred Securities provided cash of $6.3 million in the first six months of 2009 compared to cash provided of $1.0 in the same period of 2008.

Net cash provided by operating activities for the year ended December 31, 2009 of $72.0 million was generated by the net loss adjusted for non-cash charges of $55.1 million for depreciation, amortization, dispositions of equipment, deferred taxes, deferred financing, stock-based compensation and interest on mandatorily redeemable preferred stock which was in addition to cash related adjustments of $18.1 million for routine operating activities represented by changes in inventories, accounts receivable, accounts payable, accrued liabilities and other assets. In 2009, routine operating activities provided cash through a decrease in inventories of $18.3 million, accounts receivable of $1.6 million, other assets of $1.0 million and an increase in accrued liabilities of $3.6 million. Accounts payable accounted for the remaining $6.2 million decrease of cash provided by operating activities. The large decrease in inventories resulted from product cost reductions and the implementation of new inventory management processes which reduced the inventory requirements.

Net cash provided by operating activities for the year ended December 31, 2008 of $37.6 million was generated by the net loss adjusted for non-cash charges of $42.2 million for depreciation, amortization, dispositions of equipment, deferred taxes, deferred financing, stock-based compensation and interest on mandatorily redeemable preferred stock which was partially offset by cash related adjustments of $4.6 million for routine operating activities represented by changes in inventories, accounts receivable, accounts payable, accrued liabilities and other assets. In 2008, routine operating activities used cash for an increase in inventories of $3.5 million and accounts receivable of $4.4 million. Accounts payable, accrued liabilities and other items accounted for the remaining $3.3 million increase of cash provided by operating activities.

Net cash provided by operating activities for the year ended December 31, 2007 of $36.5 million was generated by the net loss adjusted for non-cash charges of $37.9 million for depreciation, amortization, dispositions of equipment, deferred taxes, deferred financing, interest on mandatorily redeemable preferred stock, and stock-based compensation which was partially offset by cash related adjustments of $1.4 million for routine operating activities represented by changes in inventories, accounts receivable, accounts payable, accrued liabilities and other assets. In 2007, routine operating activities increased accounts payable by $0.1 million and decreased inventories by $1.8 million and accounts receivable by $0.4 million. Other items accounted for remaining $3.7 million decrease of cash provided by operating activities.

Investing Activities

We used cash of $11.5 million from the Merger Transaction to purchase the licensing rights and related patents for the Quick Tag business. Excluding the $11.5 million used for the Quick Tag acquisition, net cash used for investing activities was $6.8 million for the six months ended June 30, 2010. Capital expenditures for the six months totaled $6.8 million, consisting of $4.6 million for key duplicating machines, $0.6 million for engraving machines, and $1.6 million for computer software and equipment.

Net cash used for investing activities was $5.3 million for the six months ended June 30, 2009. Capital expenditures for the first six months of 2009 were $5.3 million, a decrease of $2.4 million from the comparable period of 2008. The net property additions for the first six months of 2009 consisted of $3.1 million for key duplicating machines, $0.4 million for engraving machines and $1.8 million for computer software and equipment.

The principal recurring investing activities are property additions primarily for key duplicating machines. Net property additions for the first six months ended June 30, 2009 were $5.4 million, a decrease of $2.3 million from the comparable period of 2008. The net property additions for the first six months of 2009 consisted of $3.2 million for key duplicating machines, $0.4 million for engraving machines and $1.8 million for computer software and equipment. The net property additions of $7.7 million in the first six months of 2008 consisted of $4.3 million for key duplicating machines, $1.1 million for engraving machines, and $2.3 million for computer software and equipment.

Net cash used for investing activities was $13.0 million for the year ended December 31, 2009. Capital expenditures for the year totaled $13.0 million, consisting of $7.4 million for key duplicating machines, $0.5 million for engraving machines, $3.8 million for computer software and equipment and $1.3 million for plant equipment and other equipment purchases.

Net cash used for investing activities was $13.4 million for the year ended December 31, 2008. Capital expenditures for the year totaled $13.4 million, consisting of $7.3 million for key duplicating machines, $1.4 million for engraving machines, $3.4 million for computer software and equipment and $1.3 million for plant equipment and other equipment purchases.

Net cash used for investing activities was $24.5 million for the year ended December 31, 2007. Cash of $9.8 million was paid for the acquisition of All Points. Capital expenditures for the year totaled $14.8 million, consisting of $8.8 million for key duplicating machines, $2.2 million for engraving machines, $2.3 million for computer software and equipment and $1.5 million for plant equipment and other equipment purchases.

Financing Activities

Excluding $29.0 million in cash provided by borrowings related to the Merger Transaction, net cash used for financing activities was $10.6 million for the six months ended June 30, 2010. The net cash used was primarily related to the principal payments on the senior term loans of $9.5 million and further payments of $0.6 million on the revolving credit facility and $0.5 million on capitalized lease obligations.

Net cash used for financing activities in the six months ended June 30, 2009 was $13.8 million. The net cash generated from “Operating Activities” in 2009 together with cash on hand at the beginning of the year was used to fund the senior term loan repayments of $14.0 million.

Net cash used for financing activities in the six months ended June 30, 2009 was $13.8 million compared to cash used of $2.1 million in the comparable period of 2008. The net cash generated from “Operating Activities” in 2009 together with cash on hand at the beginning of the year was used to fund the senior term loan repayments of $14.0 million in addition to the capital expenditures in “Investing Activities.” In the first half of 2008, we used our revolving credit facility to supplement our seasonal cash requirements.

Net cash used for financing activities was $49.0 million for the year ended December 31, 2009. The net cash used was primarily related to the principal payments of $45.0 million on the senior term loan.

Net cash used for financing activities was $29.0 million for the year ended December 31, 2008. The net cash used was primarily related to the principal payments of $28.6 million on the senior term loan.

Net cash used for financing activities was $2.6 million for the year ended December 31, 2007. The net cash used was primarily related to the principal payments of $2.3 million on the senior term loan.

Liquidity

Our working capital position (defined as current assets less current liabilities) of $120.6 million at June 30, 2010 represents an increase of $10.0 million from the December 31, 2009 level of $110.6 million. The primary reasons for the increase in working capital were an increase in accounts receivable of $16.5 million, a decrease of $6.6 million in the current portion of senior term loans, a decrease in other accrued expenses of $2.7 million, an increase in other current assets of $0.7 million and a decrease in the current portion of capitalized lease obligations of $0.3 million which were partially offset by an increase in accounts payable of $8.8 million, a decrease in cash of $7.5 million and a decrease in inventories and deferred taxes of $0.5 million. Our current ratio (defined as current assets divided by current liabilities) increased to 3.33x at June 30, 2010 from 3.10x at December 31, 2009.

Contractual Obligations

Our contractual obligations in thousands of dollars as of June 30, 2010 are summarized below:

($ in thousands)	Total	Payments Due
Contractual Obligations		Less Than 1 Year	1 to 3 Years	3 to 5 Years	More Than 5 Years
Junior Subordinated Debentures (1)	$116,050	$—	$—	$—	$116,050
Senior Term Loans	290,000	2,900	5,800	5,800	275,500
Bank Revolving Credit Facility	—	—	—	—	—
10.875% Senior Notes	150,000	—	—	—	150,000
Interest Payments (2)	220,837	32,203	63,927	63,289	61,418
Operating Leases	32,641	7,516	10,440	4,954	9,731
Deferred Compensation Obligations	3,028	334	668	668	1,358
Capital Lease Obligations	56	39	16	1	—
Purchase Obligations	1,050	350	700	—	—
Other Long Term Obligations	2,453	750	874	346	483
Uncertain Tax Position Liabilities	4,433	—	—	—	4,433

Total Contractual Obligations (3)	$820,548	$44,092	$82,425	$75,058	$618,973

(1)	The junior subordinated debentures liquidation value is approximately $108.7 million.

(2)	Interest payments for borrowings under the Senior Facilities and with regard to the 10.875% Senior Notes. Interest payments on the variable rate senior term loans were calculated using the actual interest rate of 5.50% as of June 30, 2010 which consisted of a EuroDollar minimum floor rate of 1.75% plus EuroDollar Margin of 3.75%.
(3)	All of the contractual obligations noted above are reflected on our condensed consolidated balance sheet as of June 30, 2010 except for the interest payments and operating leases.

We have a purchase agreement with our supplier of key blanks which requires minimum purchases of 100 million key blanks per year. To the extent minimum purchases of key blanks are below 100 million, we must pay the supplier $0.0035 per key multiplied by the shortfall. Since the inception of the contract in 1998, we have purchased more than the requisite 100 million key blanks per year from the supplier. In 2009, we extended this contract for an additional four years.

As of June 30, 2010, we had no material purchase commitments for capital expenditures.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

Borrowings

As of June 30, 2010, we had $24.5 million available under our secured credit facilities. We had approximately $290.1 million of outstanding debt under our secured credit facilities at June 30, 2010, consisting of $290.0 million in a term loan and $0.1 million in capitalized lease obligations. The term loan consisted of a $290.0 million Term B-2 Loan at a three month EuroDollar rate plus margin of 5.50%. The capitalized lease obligations were at various interest rates.

At June 30, 2010 and December 31, 2009, our borrowings were as follows:

	June 30, 2010			December 31, 2009
($ in thousands)	Facility Amount	Outstanding Amount	Interest Rate	Facility Amount	Outstanding Amount	Interest Rate
Term B-1 Loan		$—	—		$17,992	3.02%
Term B-2 Loan		290,000	5.50%		139,857	4.77%

Total Term Loans		290,000			157,849
Revolving Credit Facility	$30,000	—	—	$20,000	—	—
Capital leases and other obligations		56	various		494	various

Total secured credit		290,056			158,343
10.875% senior notes		150,000	10.875%		—	—
Unsecured subordinated notes		—	—		49,820	12.50%

Total borrowings		$440,056			$208,163

On May 28, 2010, we and certain of our subsidiaries closed the Senior Facilities, consisting of a $290.0 million term loan and a $30.0 million Revolver. The term loan portion of the Senior Facilities has a six year term and the Revolver has a five year term. The Senior Facilities provide borrowings at interest rates based on a EuroDollar rate plus a margin of 3.75%, or a base rate plus a margin of 2.75%. The EuroDollar rate is subject to a minimum floor of 1.75% and the Base Rate is subject to a minimum floor of 2.75%.

Concurrently with the consummation of the Merger Transaction, Hillman Group issued $150.0 million aggregate principal amount of its 10.875% Senior Notes, which are guaranteed by us and our domestic subsidiaries other than the Hillman Trust. Hillman Group pays interest on the 10.875% Senior Notes semi-annually on June 1 and December 1 of each year.

Prior to the consummation of the Merger Transaction, we, through Hillman Group, were party to the Old Credit Agreement, consisting of a $20.0 million revolving credit line and a $235.0 million term loan. The facilities under the Old Credit Agreement had a maturity date of March 31, 2012. In addition, we, through Hillman Group, had issued $49.8 million in aggregate principal amount of unsecured subordinated notes to a group of investors, including affiliates of AEA Investors LP, CIG & Co. and several private investors that were scheduled to mature on September 30, 2012. In connection with the Merger Agreement, both the Old Credit Agreement and the subordinated note issuance were repaid and terminated.

Our Senior Facilities requires the maintenance of certain fixed charge, interest coverage and leverage ratios and limits our ability to incur debt, make investments, make dividend payments to holders of the Trust Preferred Securities or undertake certain other business activities. Upon the occurrence of an event of default under the credit agreements, all amounts outstanding, together with accrued interest, could be declared immediately due and payable by our lenders. Below are the calculations of the financial covenants with the Senior Facilities requirement for the twelve trailing months ended June 30, 2010:

($ in thousands)	Actual	Ratio Requirement
Leverage Ratio

Adjusted EBITDA(1)	$85,657

Senior term loan balance	290,000
Revolver	—
Capital leases and other credit obligations	56
Senior notes	150,000

Total indebtedness	$440,056

Leverage ratio (must be below requirement)	5.14	6.75

Interest Coverage Ratio
Adjusted EBITDA(1)	$85,657

Cash interest expense(2)	$18,656

Interest coverage ratio (must be above requirement)	4.59	2.00

Secured Leverage Ratio
Senior term loan balance	$290,000
Revolver	—
Capital leases and other credit obligations	$56

Total debt	$290,056

Adjusted EBITDA(1)	$85,657
Leverage ratio (must be below requirement)	3.39	4.50

(1)	Adjusted EBITDA is defined as income from operations of $14,861, plus depreciation of $16,906, amortization of $7,062, management fees of $939, stock compensation expense of $23,990, transaction costs of $21,714, foreign exchange (gains) or losses of ($362) and other non-recurring expenses of $547.
(2)	Includes cash interest expense on senior term loans, capitalized lease obligations, senior notes and subordinated notes.

We had deferred tax assets aggregating $32.8 million, net of valuation allowance of $2.8 million, and deferred tax liabilities of $125.8 million as of June 30, 2010, as determined in accordance with ASC Topic 740, “Income Taxes.” Management believes that our net deferred tax assets will be realized through the reversal of existing temporary differences between the financial statement and tax basis, as well as through future taxable income.

Related Party Transactions

The Predecessor was obligated to pay management fees to a subsidiary of CHS in the amount of $58,000 per month. The Predecessor was also obligated to pay transaction fees to a subsidiary of OTPP in the amount of $26,000 per month, plus out of pocket expenses. The Successor has no management fee charges for the one month period ended June 30, 2010. The Predecessor has recorded aggregate management and transaction fee charges and expenses from CHS and OTPP of $187,000 and $438,000 for the two and five month periods ended May 28, 2010, respectively. The Predecessor also recorded aggregate management and transaction fee charges and expenses from CHS and OTPP of $256,000 and $509,000 for the three and six month periods ended June 30, 2009, respectively.

Gregory Mann and Gabrielle Mann are employed by All Points. All Points leases an industrial warehouse and office facility from companies under the control of the Manns’. The Predecessor and Successor have recorded rental expense for the lease of this facility on an arm’s length basis. The Successor recorded rental expense for the lease of this facility in the amount of $28,000 for the one month period ended June 30, 2010. The Predecessor recorded rental expense for the lease of this facility in the amount of $55,000 and $138,000 for the two and five month periods ended May 28, 2010, respectively. The Predecessor also recorded rental expense for the lease of` this facility in the amount of $83,000 and $165,000 for the three and six month periods ended June 30, 2009, respectively.

Critical Accounting Policies and Estimates

Significant accounting policies and estimates are summarized in the notes to our condensed consolidated financial statements. Some accounting policies require management to exercise significant judgment in selecting the appropriate assumptions for calculating financial estimates. Such judgments are subject to an inherent degree of uncertainty. These judgments are based on our historical experience, known trends in our industry, terms of existing contracts and other information from outside sources as appropriate. We believe these estimates and assumptions are reasonable based on the facts and circumstances as of June 30, 2010, however, actual results may differ from these estimates under different assumptions and circumstances.

We identified our critical accounting policies in Management’s Discussion and Analysis of Financial Condition and Results of Operations found in our Annual Report on Form 10-K for the year ended December 31, 2009, as amended. We believe there have been no changes in these critical accounting policies. A summary of our critical accounting policies is included in the notes to the condensed consolidated financial statements.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (the “FASB”) issued guidance on fair value measurements disclosures. This guidance amends the American Standards Codification (the “ASC”) to require new disclosures for fair value measurements and provides clarification for existing disclosure requirements. The guidance requires new disclosures about transfers in and out of Levels 1 and 2 and further descriptions for the reasons for the transfers. The guidance also requires more detailed disclosure about the activity within Level 3 fair value measurements. We adopted the guidance on January 1, 2010, except for the requirements related to Level 3 disclosures, which will be effective for annual and interim reporting periods beginning after December 15, 2010. This guidance requires expanded disclosures only, and did not and is not expected to have a material impact on our consolidated results of operations and financial condition.

In February 2010, the FASB made amendments to certain recognition and disclosure requirements concerning subsequent events. This update addresses the interaction of the requirements of the ASC with the SEC’s reporting requirements. The update requires an entity to evaluate subsequent events through the date that the financial statements are issued. The update also provides that a filer is not required to disclose the date through which subsequent events have been evaluated. All the amendments in this update are effective upon issuance of the final update. The adoption of this amendment did not have a material impact on our consolidated results of operations and financial conditions.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to the impact of interest rate changes as borrowings under the Senior Facilities bear interest at variable interest rates. It is our policy to enter into interest rate transactions only to the extent considered necessary to meet objectives.

On August 29, 2008, we entered into the 2008 Swap with a three year term for a notional amount of $50 million. The 2008 Swap fixed the interest rate at 3.41% plus applicable rate margin. The 2008 Swap was terminated on May 24, 2010.

On June 24, 2010, we entered into the 2010 Swap with a two-year term for a notional amount of $115.0 million. The effective date of the 2010 Swap is May 31, 2011 and its termination date is May 31, 2013. The 2010 Swap fixes the interest rate at 2.47% plus applicable interest rate margin.

Based on our exposure to variable rate borrowings at June 30, 2010, a one percent (1%) change in the weighted average interest rate for a period of one year would change the annual interest expense by approximately $2.9 million.

We are exposed to foreign exchange rate changes of the Canadian and Mexican currencies as it impacts the $6.2 million net asset value of its Canadian and Mexican subsidiaries as of June 30, 2010. We consider our exposure to foreign currency translation gains or losses to be immaterial.

THE TRANSACTIONS

The Merger

On May 28, 2010, Hillman completed its previously announced merger with Merger Sub. Immediately following the acquisition, Hillman became a wholly owned subsidiary of the Purchaser.

In the Merger, each share of Class A Preferred Stock, par value $0.01 per share, of Hillman issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive an amount, in cash, equal to the Liquidation Value (as defined in Hillman’s charter) plus all accrued and unpaid dividends on such shares as of the effective time of the Merger.

In the Merger, each share of Class A Common Stock, par value $0.01 per share, Class B Common Stock, par value $0.01 per share, and each share of Class C Common Stock, par value $0.01 per share, of Hillman issued and outstanding immediately prior to the effective time of the Merger, other than the Management Rollover Shares and the Dissenting Shares (each as defined in the Merger Agreement), was converted into the right to receive an amount, in cash, equal to the per share portion of the Closing Residual Consideration of Hillman, as defined in the Merger Agreement, plus the per share portion of any Additional Merger Consideration, as defined in the Merger Agreement. Immediately prior to the effective time of the Merger, the Management Rollover Shares were transferred to the Purchaser in exchange for shares of common stock of Purchaser having a dollar value equal to the per share portion of the Closing Residual Consideration that would otherwise have been payable upon the Merger if the rollover had not occurred. Any Additional Merger Consideration that is paid to the stockholders of Hillman will be paid with respect to the Management Rollover Shares in cash on the same basis as if the rollover had not occurred.

Each option for Common Stock of Hillman or for Preferred Stock of Hillman that was not fully vested and exercisable as of the effective time of the Merger automatically became fully vested and exercisable as of the effective time of the Merger pursuant to the terms of the Merger Agreement. The holders of stock options were paid an amount based on the relevant merger consideration and at the applicable exercise price and number of shares.

At the Closing, Hillman Investment redeemed each outstanding share of its Class A Preferred Stock at an amount equal to the Liquidation Value (as defined in Hillman Investment’s charter) plus all accrued and unpaid dividends on such shares as of the effective time of the Merger.

Each option for Class A Preferred Stock of Hillman Investment became vested and exercisable as of the effective time of the Merger. The Hillman Investment option holders were paid an amount based on the redemption price for such preferred stock and at the applicable exercise price and number of shares.

Hillman Trust’s publicly traded Trust Preferred Securities remain outstanding and continue to trade on the NYSE-AMEX.

Equity Contribution

Immediately prior to the consummation of the Merger, affiliates of Oak Hill Capital Partners and certain members of our management and Board of Directors contributed an aggregate of $308.6 million in cash and shares of common stock of Hillman to the Purchaser in exchange for shares of common stock of the Purchaser.

In the Equity Contribution, affiliates of Oak Hill Capital Partners contributed an aggregate of $294.7 million and members of our management and Board of Directors contributed an aggregate of $13.9 million pursuant to rollover agreements entered with the Purchaser.

Bank Financing

Simultaneously with the Merger and this offering, we entered into $320 million of new senior secured credit facilities consisting of a new $290 million term loan and a new $30 million revolving credit facility. For a summary of the material terms of our senior secured credit facilities see “Description of Certain Other Indebtedness” elsewhere in this prospectus.

Quick-Tag Acquisition

Concurrently with the closing of the Merger, we closed the Quick-Tag Acquisition for a purchase price of $11.5 million. We used a portion of our borrowings under our term loan to finance the Quick-Tag Acquisition.

BUSINESS

General

We are a leading value-added distributor of fasteners, key duplication systems, keys, engrave-able tags, letters numbers and signs, threaded rod and other hardware-related items primarily to the retail market in North America. We provide our customers with value-added solutions and product category management services for our more than 60,000 SKUs, including sourcing, logistics, merchandising displays, inventory level management and extensive in-store sales and service support. We believe that our value-added solutions and product category management services are difficult to replicate, resulting in significant competitive advantages and deeply entrenched customer relationships.

We hold a leading position in all of our core product categories and have a strong history of new product introductions and acquisitions of complementary product lines. Our product mix encompasses low price-point consumer products that exhibit recession-resistant characteristics. We sell these products to a diverse customer base comprising hardware stores, home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and other retail outlets in the United States, Canada, Mexico, Latin America and the Caribbean. Our wide-ranging service offerings and dedicated 700 person sales force makes us a highly effective outsourcing solution for managing SKU intensive, low price-point hardware product categories.

The following charts illustrate the contribution to our net sales by customer type and product category for the year ended December 31, 2009:

We have delivered strong financial results through economic cycles, even in difficult operating environments. For example, during the recessionary periods between 2008 and 2009, we generated significant free cash flow and exhibited relative stability in revenues, profitability and returns. Specifically, while our net sales declined 4.9% between 2008 and 2009, our Adjusted EBITDA grew from $77.4 million to $83.3 million during the same period, representing a CAGR of 7.6%. Net loss in 2008 and 2009 was $1.2 million. We continue to demonstrate strong operating and financial performance by offering inexpensive consumer products with demand characteristics not significantly affected by macroeconomic uncertainty. Our commitment to value-added merchandising services and category management has also increased our customers’ reliance on us, thereby creating stability and predictability in our business model.

Industry Overview

We operate in multiple channels of the retail marketplace such as hardware stores, regional and national home centers, and mass merchants. These retail channels have experienced significant change as a result of the growth of the large national Big Box chains, which have taken market share from the regional home centers and independent hardware dealers and cooperatives. We have developed sales, marketing, merchandising and service specifically to meet the needs of the Big Box chains which include Lowe’s, Home Depot and Wal-Mart. We believe that our market knowledge, merchandising skills, breadth of inventory, and value-added services, including support and fulfillment capabilities, will enable us to maintain our relationships with the Big Box chains.

The U.S. economy has undergone a period of recession and the future economic environment may continue to be less favorable than that of recent years. This slowdown has, and could further lead to, reduced consumer and business spending in the foreseeable future, including by our customers. In addition, economic conditions, including decreased access to credit, may result in financial difficulties leading to restructurings, bankruptcies, liquidations and other unfavorable events for our customers, suppliers and other service providers. If such conditions continue or further deteriorate in 2010 or through fiscal 2011, our industry, business and results of operations may be severely impacted.

Competitive Strengths

Market Leader with Strong Positions in Attractive, Growth Markets. We believe we are the market leader in served sales channels for all of our core product categories. Our strong growth over the last 15 years has helped solidify our leading position in each of our business lines. Our leadership position has translated into significant economies of scale that provide a unique competitive advantage in areas such as sourcing, logistics, inventory management, merchandising, customer service and information technology. We are actively expanding our geographic presence with share gains in Canada and Mexico to complement our strong position in the United States. We believe we are well-positioned to establish ourselves as a leader in several new product categories due to our relationship with our existing customer base and distribution network.

Product Line	Product Category Position	2009 Revenue ($mm)	Highlights
Fastener	#1	$254	• Distributes over 40,000 SKUs representing the most in-depth offering of low-cost Do-It-Yourself hardware products • Low per unit cost helps insulate end-user demand from economic cyclicality

Key Duplication	#1	$78

•  Patent-protected industry-leading key duplication technologies

•  Growing installed base of over 14,900 Axxess+ machines in North America

•  Highly attractive profitability characteristics for both us and customers

•  New technology and new fashionable products represent significant growth drivers

•  Conventional key cutting systems sold to Traditional hardware stores

Engraving	#1	$36

•  Installed base of over 3,300 Quick-Tag self-service engraving machines

•  Growing opportunities with continued expansion in high traffic destinations—amusement parks, zoos, movie theaters, sporting venues

LNS	#1	$34	• Most widely used brand in the United States • Industry’s low-cost manufacturer • Capitalizes on existing distribution infrastructure

Threaded Rod	#1	$30	• Acquired product line in 2006, making us the category leader • Complementary to our other product lines

Other	—	$27	• Includes key accessories, automotive key duplication revenue, and initial revenue from Builder’s Hardware product line

Source: Hillman management estimates.

Core Competencies Create Competitive Advantages. The complexity associated with the procurement, distribution, stocking and merchandising of 40,000 SKUs in our fastener category makes direct sourcing by customers a difficult task; one that we believe we deliver with excellence. While the SKU count that we supply is high relative to our customers’ total SKU count, our customers’ decision not to source directly is typically influenced by the relatively low percentage of their revenue that our products represent. We also benefit as the exclusive supplier for many product lines across a customer’s entire store footprint.

Our installed base of more than 14,900 Axxess+ systems and 3,300 QuickTag engraving machines creates significant switching costs in our key duplication and engraving product categories. Our patent-protected equipment would be expensive to replace given the aggregate high value of our current installations. Moreover, high merchandise display costs in each customer store make displacing us time consuming and expensive.

Finally, as evidenced by our over 97% fill rate, our ability to consistently meet the highly demanding customer service and procurement requirements of sophisticated national retailers such as Lowe’s, The Home Depot and Wal-Mart represents a competitive advantage. We are able to successfully utilize our distribution capabilities to meet such customers’ just-in-time inventory requirements throughout their entire footprint in the United States, Canada and Mexico. Such distribution capabilities, coupled with our highly differentiated service oriented business model and long-term customer relationships enhance our competitive position.

Long-Term Customer Relationships. We maintain longstanding relationships, with an average of 12 years for our top eight customers, with many of the largest and most respected retailers in North America. Our long-term customer relationships provide revenue stability and a platform for sustainable growth, and are driven by our unique operating model, unmatched service capabilities and our sales force’s desire to be the preferred supplier and valued partner to our customers. We have historically been successful in adding new products to our existing customers by leveraging our supply chain and adopting a focused sales approach. With approximately 700 full-time dedicated national and regional sales and service representatives serving over 19,000 accounts, we have established strong institutional relationships with our customers while providing superior customer service.

Highly Diversified and Stable Product Categories. We provide a comprehensive selection of fastener and related hardware products to the retail channel with over 60,000 SKUs. The items within our product categories possess highly attractive end-user demand attributes, drive traffic to our retail partners and, importantly, generate high margins for both us and our customers. We believe that end-user demand for our products exhibit price inelastic and recession-resistant characteristics: whether a small package of fasteners for a small repair project or a key requiring replacement or a tag for a new pet, macroeconomic conditions do not tend to materially influence the purchasing decision. This is illustrated by our strong operating performance during periods of economic weakness. Lastly, the depth and breadth of our product categories ensure a wide product selection for end-users, which enhances store foot traffic, minimizes lost or missed sales and improves merchant profitability.

Comprehensive Service Offering. Our representatives regularly visit store locations to provide merchandising services, including highly valued in-store inventory management and in-store display and promotion development. The quality of our service force has been instrumental in developing our strong and long standing relationships with customers. Our sales representatives are today one of the only factory service groups providing regular services in many National retailer’s stores. This hands-on service and support also offers opportunities to sell additional products and further solidify existing relationships. We are often the exclusive supplier of our product categories to the customer’s entire store footprint, creating additional efficiencies in distribution and management.

Robust Sales and Operations Planning and Reporting. We have developed and implemented an integrated S&OP process through which our leadership team consistently achieves focus, alignment and synchronization among all functions of the organization. The S&OP group is organized by market channel to improve forecasting accuracy and create product level information by customer group. The integration and synchronization of customer purchasing needs to the manufacturing process in Asia provides suppliers with 26 weeks of demand forecasts with weekly shipping schedules. In addition, our dedicated internal monthly reporting packages provide our management with timely reports on key performance indicators, income and expense items and balance sheet metrics including snapshots of product and customer sales, margins and profits, working capital and detailed MD&A and management briefs on strategic initiatives. The reporting packages also provide information on budgeted financials compared to actual results by customer and product segments, which facilitate executive level monthly meetings to manage operations effectively.

National Distribution Network and Supply Chain Efficiency. Our distribution infrastructure forms the centerpiece of our unique selling proposition and provides us with a significant competitive advantage. Our eleven North American distribution centers, covering over 1.2 million square feet of space, enable us to maintain an over 97% fill rate and ship orders to customers in less than 30 hours. Our highly efficient and technologically advanced 335,700 square foot distribution center in Forest Park, Ohio, where the majority of our products are received, is the hub of our distribution network. This highly sophisticated network, which utilizes pick-to-light and radio frequency technologies, enables us to effectively manage the vast number of SKUs, a task our customers and competitors are unable to replicate efficiently. We believe we could meaningfully increase our sales within our current facility footprint, and have identified potential for further capacity expansion through Lean initiatives. By managing multiple product sources in multiple countries and supplying products and services to thousands of retailers nationwide, we provide a highly differentiated value-added distribution service.

Proven and Economically Aligned Management Team. Our senior management team has a broad range of expertise with an average of over 20 years of experience at Hillman. Our senior management team represents a solid mix of tenured employees with long careers at Hillman, augmented by new management talent from large, well-respected organizations. Our current management has driven our highly effective business strategy over a long period, leading to our strong operating and financial performance over that time period. Furthermore, members of our management team invested an aggregate of $12.4 million in the Merger pursuant to equity rollover agreements.

Strong Equity Ownership. Oak Hill Capital Partners is a private equity firm with more than $8.4 billion of committed capital from leading entrepreneurs, endowments, foundations, corporations, pension funds and global financial institutions. Over a period of more than 24 years, the professionals at Oak Hill Capital Partners and its predecessors have invested in more than 60 significant private equity transactions. Central to Oak Hill’s strategy of actively enhancing the value of its investment in Hillman are its Senior Advisers, some of whom have had extensive experience in the retail, consumer products and distribution industry. Oak Hill and its Senior Advisers are actively engaged board members, working directly with our management team to augment our strategic and operational initiatives.

Strategy

We intend to continue to expand our business, enhance our market position and increase our revenues and cash flow by focusing on the following:

Focus on Incremental Penetration of Existing Customers: Meaningful opportunity exists for expansion of our current product offerings to our existing customers. Increased penetration of the fastener, key duplication and threaded rod product lines to some of our largest customers presents a significant growth opportunity. We plan to increase our product penetration by leveraging our existing supply chain in conjunction with innovative sales and merchandising programs and a focused sales approach with existing customers.

Add New Products to Expand Existing Customer Relationships: We have historically been successful in adding new products to our existing portfolio, both through organic initiatives as well as acquisitions, by seeking product expansion opportunities that are complementary to the existing portfolio and that can be marketed through our existing sales force. The success of our new product introductions is reflected in the evolution of our diverse product portfolio. For example, the revenue contribution of our non-Fastener product lines has increased from approximately $4.9 million in 1996 to approximately $204.5 million in 2009. We introduced our Threaded Rod product line in 2006 and added the Builder’s Hardware product line in 2007. Significant additional opportunities exist for further growth through product line expansion.

Enhance Growth Through Footprint Expansion of Major Customers: We are the exclusive provider of our core products to most customers and we believe we are well positioned to secure aisle space for such products when these customers open new stores. It is anticipated that customers in our National and Regional segment will continue to open new stores in the coming years, providing us with a “built-in” organic growth opportunity. Big-Box store openings are expected to gain momentum should the retailing environment improve in step with a general economic recovery.

Continue Our International Growth: We have expanded into Canada, Mexico and Central America in recent years, and believe we are well-positioned to expand even further into these and potentially into other international markets. We typically follow the international footprint expansion of our National accounts, including The Home Depot and Lowe’s. For example, The Home Depot’s entry into the Mexican market early in the decade and its subsequent expansion to 80 stores currently provides us with a strong “built-in” growth platform in Mexico. Our distribution centers in Canada and Mexico also provide crucial support to our international customers. We continue to seek international expansion through new customers, increased penetration of existing customers, continued footprint expansion of current customers, and launch of new products.

Focused on Increased Operating Efficiencies: We will continue to focus on enhancing our operating efficiency, including working capital management and effectively managing our cost structure. We intend to expand our implementation of Lean initiatives throughout the organization, providing potential for enhanced profitability and more efficient inventory management. Our focus will include improved sourcing capabilities, potential rationalization of our distribution center network, and greater manufacturing efficiencies in selected facilities.

Pursue Tuck-In Acquisition Opportunities: We have demonstrated a strong track record of successfully acquiring and integrating acquisitions, and plan to continue to selectively pursue tuck-in acquisitions. Over the past 15 years we have completed 10 acquisitions, allowing us to expand our product portfolio with existing customers and enter new markets. Our long-tenured management team, which has participated in the integration of these acquisitions, is well versed in identifying and realizing synergies through effective integration. More recently, we acquired the Threaded Rod distribution business of SteelWorks for approximately $34.4 million. The SteelWorks acquisition strengthened our relationships with national retailers and provided us with another product category in which we now hold a leadership position.

Hillman Group Organization

We are organized as a single business segment. A subsidiary of Hillman Group operates in Canada under the name The Hillman Group Canada, Ltd. and another in Mexico under the name SunSource Integrated Services de Mexico S.A. de C.V. Retail outlets served by us include hardware stores, home centers, mass merchants, pet supply stores, grocery stores and drug stores. Through its field sales and service organization, Hillman complements its extensive product selection with value-added services for the retailer.

Sales and service representatives regularly visit retail outlets to review stock levels, reorder items in need of replacement, and interact with the store management to offer new product and merchandising ideas. Thousands of items can be actively managed with the retailer experiencing a substantial reduction in paperwork and labor costs. Service representatives also assist in organizing the products in a consumer-friendly manner. Hillman complements its broad range of products with value-added merchandising services such as displays, product identification stickers, retail price stickers, store rack and drawer systems, assistance in rack positioning and store layout, and inventory restocking services. Hillman regularly introduces new products and package designs with color-coding for ease of shopping by consumers and modifies rack designs to improve the attractiveness of individual store displays. Hillman functions as a merchandising manager for retailers and supports this service with high order fill rates and rapid delivery of products sold.

We ship our products from 11 strategically located distribution centers in the United States and Canada. We closed our distribution center in Green Island, NY effective at the end of March 2009. The impact of closing this facility was not material to our operations and the customer orders processed from this facility were shifted to existing facilities in Cincinnati, Ohio and LaCrosse, Wisconsin. We utilize a third-party logistics provider to warehouse and ship customer orders in Mexico. For the year ended December 31, 2009, we had an over 97% order fill rate. The average single sale in 2009 was approximately $400.

Hillman also manufactures and markets a value-added mix of high-tech and conventional products in two core product categories: key duplication systems and identification systems. The patent-protected Axxess Precision Key Duplication System has proven to be a profitable revenue source within Big Box retailers. The technology developed for this system revolutionized the key duplicating process utilizing computer aided alignment, indexing and duplication of keys. This system has been placed in over 14,700 retail locations to date and is supported by Hillman sales and service representatives.

In addition, we offer Quick-Tag, a commercialized, consumer-operated vending system which provides custom engraved specialty items, such as pet identification tags, luggage tags and other engraved identification tags. To date, more than 3,300 Quick-Tag machines have been placed in retail locations which are being supported by Hillman’s sales and service representatives.

Products and Suppliers

Hillman currently purchases its products from approximately 580 vendors, the largest of which accounted for approximately 7.7% of our purchases for the year ended December 31, 2009 and the top five of which accounted for approximately 25.4% of our purchases. About 41.1% of Hillman’s purchases are from non-U.S. suppliers, with the balance from U.S. manufacturers and master distributors. Our vendor quality control procedures include on-site evaluations and frequent product testing. Vendors are also evaluated based on delivery performance and the accuracy of their shipments.

Fasteners

Fasteners form the core of our product offerings and the product line encompasses more than 40,000 SKUs which management believes to represent one of the largest selections among suppliers servicing the hardware retail segment in North America. Our fastener products are sold in numerous packaging configurations, resulting in a very high SKU count, sometimes numbering in the thousands for a single customer. The fastener line includes standard and specialty nuts, bolts, washers, screws, anchors, and picture hanging items. We offer zinc, chrome, and galvanized plated steel fasteners in addition to stainless steel, brass, and nylon fasteners in this vast line of products. In addition, we carry a complete line of indoor and outdoor project fasteners for use with drywall and deck construction. We possess the scale and infrastructure to efficiently manage our customers’ entire supply chain, including sourcing, inventory management and merchandising for these products.

Some of our latest offerings include WallDog™, which is an innovative, all steel, one-piece screw anchor which features high profile threads for easy fastening into drywall and masonry base materials. In addition, the new Agri Center marked Hillman’s expansion into the fast growing and highly fragmented Agricultural hardware segment. The Agri Center features accessories and fasteners commonly used for the repair and maintenance of trailers and implementation equipment. The program also features an innovative new merchandising format which allows retailers to increase holding power while displaying products in a neat and organized system.

Further, our chrome and automotive fastener lines are offered primarily to franchise and independent hardware stores and automotive parts retailers. Management believes that these two lines are among the most comprehensive in the retail market and are growing in popularity with both the automotive and motorcycle industries. Other new fastener offerings include construction lags, suspended ceiling fasteners, wire goods, painted & specialty finished screws, stainless steel outdoor screws and anchor bolts.

The acquisition of All Points, which was completed on December 28, 2007, has expanded our presence in this area to include the distribution of residential fasteners to the hurricane protection industry. Hillman management believes that the core competencies developed over time in the management of the fastener product line have enabled Hillman to leverage its scale and expertise to broaden its product offerings efficiently.

Fasteners generated approximately 55.3% of our total revenues for the year ended December 31, 2009, as compared to 54.3% for the year ended December 31, 2008.

Keys and Key Accessories

Hillman designs and manufactures state-of-the-art, proprietary equipment in its Tempe, Arizona facility which forms the cornerstone for our key duplication business. Our “razor / razor blade” strategy is based on providing these Hillman-owned machines to the merchant free of charge and the merchants typically purchase key blanks from us. The Hillman key duplication system is offered in various retail channels including mass merchants, home centers, automotive parts retailers, franchise and independent hardware stores, and grocery/drug chains; it can also be found in many service based businesses like parcel shipping outlets. In addition, we also sell key machines to thousands of franchise hardware stores and independent retailers through the Hillman Key Program.

Hillman markets its key duplication system under two different brands. The Axxess Precision Key Duplication System is marketed to national retailers requiring a key duplication program easily mastered by novice associates, while the Hillman Key Program targets the franchise hardware and independent retailers, with a machine that works well in businesses with lower turnover and highly skilled employees. We have a large installed base of over 14,900 Axxess Programs placed in North American retailers including Wal-Mart, Kmart, Sears, The Home Depot, Lowe’s, Menards and CVS.

In 2007, a new key duplication system, the Precision Laser Key System, was introduced to select test markets. The new system uses a digital optical camera and proprietary software to scan a customer’s key. The system identifies the key and retrieves the key’s specifications, including the appropriate blank and cutting pattern, from a comprehensive database. This new technology also eliminates the effect of natural wear on the customer’s key by reproducing the original key pattern. Hillman management believes that we are well-positioned to capitalize on this new technology to further reinforce its market leadership in key duplication.

In addition to key duplication, Hillman has an exclusive, strategic partnership with Barnes Distribution for the distribution of the proprietary PC+ Code Cutter which duplicates automobile keys based on a vehicle’s identification number. The Code Cutter machines are marketed to automotive dealerships, auto rental agencies and various companies with truck and vehicle fleets. Since its introduction, over 7,900 PC+ units and 7,900 of the newer Flash Code Cutter units have been sold.

Hillman also markets key accessories in conjunction with its key duplication systems. Popular accessories include the Key Light™, Valet KeyChain™, Fanatix™ key identifiers, key coils and key clips. The line of key accessories includes a broad range of products such as key chains, tags, lights, floats, holders, whistles and a host of other miscellaneous complementary items. Additionally, new fashion key and accessory programs have been introduced recently, including DIVA and licensed programs featuring NFL, MLB, Disney, Harley Davidson and other popular licensed properties. Hillman has taken the key and key accessory categories from a price sensitive commodity to a fashion driven business and has significantly increased retail pricing and gross margins.

Keys, key accessories and Code Cutter units represented approximately 22.0% of our total revenues for the years ended December 31, 2009 and 2008.

Engrave-able Tags

Our engraving category is largely based on Quick-Tag, our patented, consumer-operated vending system that custom engraves specialty products such as pet identification tags, military-style identification tags, holiday ornaments and luggage tags. Styles include NFL and NCAA logo military tags. Quick-Tag is an easy, convenient means for the consumer to custom engrave tags while shopping at large format retail stores. Hillman has placed 3,300 Quick-Tag machines in retail outlets throughout the United States and Canada, including at Wal-Mart and PETCO and inside theme parks such as Disney, Sea World and Universal Studios.

Innovation has played a major role in the development of our Quick-Tag machine. Using an interactive touch screen, customers input information such as a pet name and telephone number, and the system’s proprietary technology engraves the tag in less than two minutes. The Quick-Tag system does not require incremental labor at the point of sale and thus generates high levels of customer satisfaction and attractive margins for the retailer. This custom engraving system generates retail profit per square foot over seven times the typical retail average.

We purchase a wide variety of materials and components to manufacture the Axxess Key Duplication and Quick-Tag engraving machines, many of which are manufactured to its specifications. Management does not believe that it is dependent on any one supplier. The machine components do not generally require proprietary technology and Hillman has identified or used alternate suppliers for its primary sourcing needs.

Engraving products represented approximately 7.8% of our total revenues for the year ended December 31, 2009, as compared to 8.5% for the year ended December 31, 2008.

Letters, Numbers and Signs

LNS includes utilitarian product lines that target both the homeowner and commercial user. Product lines within this category include individual and/or packaged letters, numbers, signs, safety related products (e.g. 911 signs), driveway markers, and a variety of sign accessories, such as sign frames marketed under the Hillman Sign Center brand.

Hillman markets LNS products under the Hillman Sign Center brand. Through a series of strategic acquisitions, exclusive partnerships, and organic product development, the Hillman LNS program offers retailers a significant offering in this category. This SKU intensive product category is considered a staple for retail hardware departments and is typically merchandised in eight linear feet of retail space containing hundreds of SKU’s. In addition to the core product program, we provide our customers with value-added retail support including custom plan-o-grams and merchandising solutions.

Hillman has expanded the LNS product offering to further penetrate the growing home improvement market by developing a new line of high-end house numbers and address plaques. This program provides Hillman with a unique, competitive position expected to yield new revenue growth in this otherwise mature product category.

The Hillman LNS program can be found in Big Box retailers, mass merchants, and pet supply accounts. In addition, Hillman has product placement in franchise and independent hardware retailers.

The LNS category represented approximately 7.5% of our total revenues for the year ended December 31, 2009, as compared to 7.2% for the year ended December 31, 2008.

Threaded Rod

With our acquisition of SteelWorks in 2006, Hillman is now a leading supplier of threaded rod in the retail market in the United States. The line includes hot and cold rolled rod, both weld-able and plated, as well as a complete offering of All-Thread rod in galvanized, stainless steel, and brass. Selected product applications include metal shelving, racking, grates and enclosures and braces for home improvement and light construction.

The SteelWorks program is carried by many top retailers, including Lowe’s, Menards, and Sears, and through cooperatives such as Ace and True Value. In addition, Hillman is the primary supplier of threaded rod to many wholesalers throughout the country.

Threaded rod generated approximately 6.6% of our total revenues for the year ended December 31, 2009, as compared to 7.7% for the year ended December 31, 2008.

Builders Hardware

In 2007, we entered the residential Builder’s Hardware market by selling its newly developed product line to Canadian Tire, a Canadian retailer with 493 stores. The Builder’s Hardware category includes a variety of common household items such as coat hooks, door stops, hinges, gate latches, hasps and decorative hardware.

Hillman markets the Builder’s Hardware products under the Hardware Essentials™ brand and provides the retailer with an innovative merchandising solution. The Hardware Essentials program utilizes modular packaging, color coding and integrated merchandising to simplify the shopping experience for consumers. Colorful signs, packaging and installation instructions guide the consumer quickly and easily to the correct product location. Hardware Essentials provides retailers and consumers decorative upgrade opportunities through the introduction of high-end finishes such as satin nickel, pewter and antique bronze.

The combination of merchandising, upgraded finishes and product breadth is designed to improve the retailer’s performance. The addition of the Builder’s Hardware product line exemplifies our strategy of leveraging its core competencies to further penetrate customer accounts with new product offerings. We plan to aggressively expand the placement of the Hardware Essentials line in future periods.

The Builder’s Hardware category generated approximately 0.8% of our total revenues for the year ended December 31, 2009, as compared to 0.3% for the year ended December 31, 2008.

Markets and Customers

Over the course of our 45-year operating history, we have developed longstanding relationships with over 19,000 active customer accounts, ranging from small local and regional hardware stores to large retail outlets with national footprints and mass merchants. A typical hardware store maintains thousands of different items in inventory, many of which generate small dollar sales but large profits. It is difficult for a retailer to economically monitor all stock levels and to reorder the products from multiple vendors. The problem is compounded by the necessity of receiving small shipments of inventory at different times and having to stock the goods. The failure to have these small items available will have an adverse effect on store traffic, thereby denying the retailer the opportunity to sell items that generate higher dollar sales.

We have a successful track record of generating high levels of customer satisfaction as a result of our uniquely tailored sales and service approach for each of these customer segments. Our customers demand a high level of expertise in managing point of purchase data, item profitability, inventory turns, retail pricing, merchandising capability and display management and we successfully manage these objectives on a daily basis. A measure of our effectiveness in partnering with our customers is the breadth and duration of the relationships we maintain with many of the largest and most respected retailers in North America. These longstanding relationships were developed through considerable sales force effort that we believe can not be easily replicated. We serve three main customer segments: large retail chains with a national presence, traditional hardware stores and smaller regional retail chains.

The top five of our over 19,000 active customer accounts accounted for approximately 47.7% of our total revenue for the year ended December 31, 2009. No other customer accounted for more than 5% of our total revenue in 2009.

National

Our national accounts include such retailers as Lowe’s, Home Depot, Wal-Mart, Tractor Supply, Sears, Menards and PETCO. For the year ended December 31, 2009, Lowe’s was the single largest customer, representing 23.7% of revenue, Home Depot was the second largest at 11.1% and Wal-Mart was the third largest at 8.0% of revenue. Our sales representatives play critical roles in helping retailers manage store inventory of up to 5,000 SKUs by frequently updating physical inventory availability in their computer systems to ensure optimal SKU replenishment, best-in-class merchandising and display maintenance on all fastener, key, LNS and builder’s hardware categories, and providing technical service and support for all engraving and key duplicating machines. Our status as a national supplier to major national retailers has allowed us to develop a strong competitive position within our product categories.

Traditional

Hillman’s traditional accounts consist of approximately 14,000 F&I retail outlets, which are typically members of larger cooperatives such as True Value and Ace. The segment is divided into two divisions: Store Direct and Warehouse. Through Store Direct, we supply our products directly to independent hardware stores and provide in-store inventory management, product display and price implementation services. Through our Warehouse segment, we supply wholesalers, cooperatives and central warehouses such as True Value and Ace that distribute to their member network and do not require our merchandising services. The Warehouse channel reduces logistics expenses for us while reducing central warehouse inventory and delivery costs for the cooperatives.

Regional

Hillman’s regional accounts are comprised of large multi-store chains that operate within regional marketing areas, such as Orchard Supply, 84 Lumber, Westlake Hardware, Orscheln Farm, and Valu Home Center. These customers operate similarly to our national accounts and have centralized purchasing managers.

In order to effectively compete against the national retailers, regional chains have been challenged to develop unique niches to maintain and build customer loyalty. We have responded to these challenges by successfully working with regional customers to develop unique merchandising and product assortments that meet targeted customer needs.

Distribution Network and Supply Chain

Our customers are generally not equipped to, nor have a desire to handle the sourcing and merchandising of a vast number of low-priced SKUs without the benefit of the economies of scale that we enjoy. We provide a value-added distribution service by providing a wide breadth of products and services to our large-scale national customers on a regional or national basis that smaller competitors are unable to match. Our 335,700-square-foot distribution center in Cincinnati, Ohio, is the core of our distribution network, augmented by nine additional regional distribution centers located strategically throughout the United States, Canada and Mexico. This distribution network provides customers with on-demand supply of over 60,000 SKUs and the efficiency of over 97% fill rates. Our focus on service levels has enabled us to reduce our network inbound and outbound cycle times significantly, demonstrating the capability to receive and allocate products within two hours and pick, pack and ship orders within four hours.

We purchase our products from approximately 580 vendors throughout the world. Our global sourcing strategy is focused on finding the highest quality products from reliable vendors at the lowest prices. This strategy has evolved into a highly efficient system comprised of multiple vendors supplying thousands of low-cost SKUs from multiple countries. Low-cost country sourcing, primarily from Taiwan, China, India and Malaysia, accounts for 41% of our total purchases, the vast majority of which is for the Fastener product category. We continue to evaluate the cost benefits of sourcing from low-cost countries versus sourcing domestically, and expect our sourcing from low-cost countries to increase, creating opportunities for incremental margin improvement. Our vendor quality control procedures include on-site evaluations and frequent product testing, and we evaluate vendors based on delivery performance and the accuracy of their shipments. Our sourcing group is strategically aligned by product category to improve speed to market and to enhance category expertise.

Sales and Marketing

Our established customer relationships are a result of the multiple touch points that we maintain with customers, and extend to purchasing managers, store management and senior executives. The Hillman Group provides product support, customer service and profit opportunities for its retail distribution partners. We believe our competitive advantage is in our ability to provide a greater level of customer service than its competitors.

As a company, service is our hallmark. With approximately 700 full-time dedicated national and regional sales and service representatives serving over 19,000 accounts, we maintain close relationships with our customers and provide the highest level of customer service available in the industry. Our representatives regularly visit customer store locations to provide merchandising services including high-value-add in-store inventory management and in-store display and promotion development. The hands-on support and service offered by our representatives also provide us with multiple opportunities to sell additional products and further enhance existing relationships.

The national accounts field service organization consists of over 475 employees and 34 field managers focusing on Big Box retailers, pet super stores, large national discount chains and grocery stores. This organization reorders products, details store shelves, and sets up in-store promotions. Many of our largest customers use electronic data interchange (“EDI”) for handling of orders and invoices.

We employ what we believe to be the largest factory direct sales force in the industry. The sales force, which consists of 216 people, and is managed by 20 field managers, focuses on the franchise and independent hardware stores. The depth of the sales and service team enables Hillman to maintain consistent call cycles ensuring that all customers experience proper stock levels and inventory turns. This team also builds custom plan-o-grams of displays to fit the needs of any store, as well as establishing programs that meet customers’ requirements for pricing, invoicing, and other needs. This group also benefits from daily internal support from the inside sales and customer service teams. Each sales representative is responsible for approximately 57 full service accounts that they call on approximately every two weeks.

These efforts, coupled with those of the marketing department, allow the sales force to not only sell products, but sell merchandising and technological support capabilities as well. Hillman’s marketing department provides support through the development of new products, sales collateral material, promotional items, merchandising aids and custom signage. Marketing services such as advertising, graphic design, and trade show management are also provided. The department is organized along Hillman’s three marketing competencies: product management, channel marketing and marketing communications.

Competition

The primary competitors in the national accounts marketplace for fasteners are ITW Inc., Dorman Inc., Crown Bolt LLC., Midwest Fasteners, and the Newell Group. Competition is based primarily on in-store service and price. Other competitors are local and regional distributors. Competitors in the pet tag market are TagWorks, LLC, specialty retailers, direct mail order and retailers with in-store mail order capability. The Quick-Tag system has patent protected proprietary technology that preserves this market segment.

The principal competitors for Hillman’s F&I business are Midwest Fasteners, Serv-A-Lite, and Hy-Ko in the hardware store marketplace. Midwest Fasteners and Serv-A-Lite primarily focus on fasteners, while Hy-Ko is the major competitor in LNS products and keys/key accessories. Management estimates that Hillman sells to approximately 63% of the full service hardware stores in the F&I marketplace. The hardware outlets that purchase products but not services from Hillman also purchase products from local and regional distributors and cooperatives. Hillman competes primarily on field service, merchandising, as well as product availability, price and depth of product line.

Background

Hillman Group was founded in 1964 by Max Hillman, Sr. as a refillable fastener franchise of Sharon Bolt & Screw, and has been an industry leader for more than 40 years. In 1982, Hillman Group was sold to Sun Distributors (a division of Sunoco), which implemented national expansion plans for Hillman Group. Sunoco then spun off Sun Distributors under the name SunSource in 1986, as we continued to expand our distribution network nationwide.

In the early 1990s, we moved towards a national distribution network with the initiation of national sales accounts and moved into a 150,000 square foot master distribution center and corporate office in Cincinnati, Ohio. Our first major national account was True Value Hardware , obtained in 1993. In 1998, we were awarded half of Home Depot’s national keys and LNS business, a relationship that extends today to almost all of Home Depot’s U.S. stores. We were awarded Lowe’s’ fastener business in 2001, and soon thereafter SunSource was acquired by Allied Capital.

Allied Capital divested all of the SunSource businesses to concentrate on Hillman, renaming SunSource as The Hillman Companies, Inc. On March 31, 2004, Hillman was acquired by affiliates of CHS and Teacher’s Private Capital, the private equity arm of OTPP.

On January 5, 2006, we purchased certain assets of SteelWorks, a Denver, Colorado, based manufacturer and distributor of metal shapes, threaded rod and metal sheet to the retail hardware and home improvement industry. Revenues from the sales of this product line were approximately $30.1 million, $37.1 million and $30.7 million for the years ended December 31, 2009, 2008 and 2007, respectively. The aggregate purchase price was $34.4 million paid in cash at closing. The acquisition of this business was made to complement Hillman’s national presence in its core markets and add an established market brand name to our business.

On December 28, 2007, we entered into a Stock Purchase Agreement by and among All Points, Gabrielle Mann, Gregory Mann and us, whereby we acquired all of the equity interest of All Points. All Points, a Pompano Beach, Florida, based distributor of commercial and residential fasteners catering to the hurricane protection industry, has positioned itself as a major supplier to manufacturers of railings, screen enclosures, windows and hurricane shutters. All Points has also developed a retail division that supplies hardware for hurricane protection to the do-it-yourself consumer. Revenues of the acquired All Points business were approximately $15.1 million and $21.3 million for the years ended December 31, 2009 and 2008, respectively. The aggregate purchase price, including acquisition costs, was $10.2 million paid in cash at closing. The acquisition of this business was made to strengthen Hillman’s presence in the Florida market and in the hurricane protection market.

Insurance Arrangements

Under our current insurance programs, commercial umbrella coverage is obtained for catastrophic exposure and aggregate losses in excess of expected claims. Since October 1991, we have retained the exposure on certain expected losses related to worker’s compensation, general liability and automobile. We also retain the exposure on expected losses related to health benefits of certain employees. We believe that our present insurance is adequate for our businesses. See Note 17, Commitments and Contingencies, in the notes to the consolidated financial statements included with this prospectus.

Employees

As of December 31, 2009, we had 1,850 full time and part time employees. In the opinion of management, employee relations are good.

Backlog

We do not consider the sales backlog to be a significant indicator of future performance due to the short order cycle of its business. Our sales backlog from ongoing operations was approximately $3.5 million as of December 31, 2009 and approximately $7.7 million as of December 31, 2008.

Properties

Our principal office, manufacturing and distribution properties are as follows:

Location	Approximate Square Footage	Description
Cincinnati, Ohio	248,200	Office, Distribution
Forest Park, Ohio	335,700	Distribution
Tempe, Arizona	184,100	Office, Mfg., Distribution
Jacksonville, Florida	96,500	Distribution
Shafter, California	84,000	Distribution
Lewisville, Texas	80,500	Distribution
Wilsonville, Oregon	29,400	Distribution
LaCrosse, Wisconsin	48,000	Distribution
Goodlettsville, Tennessee	72,000	Mfg., Distribution
Pompano Beach, Florida	38,800	Office, Distribution
Mississauga, Ontario	34,700	Office, Distribution

Legal Proceedings

On May 4, 2010, Hy-Ko Products, Inc. filed a complaint against Hillman Group and Kaba Ilco Corp., a manufacturer of blank replacement keys, in the United States District Court for the Northern District of Ohio Eastern Division, alleging that the defendants engaged in violations of federal and state antitrust laws regarding their business practices relating to automatic key machines and replacement keys. Hy-Ko Products’ May 4, 2010 filing against us is based, in part, on our previously-filed claim against Hy-Ko Products alleging infringement of certain patents of the Company. The plaintiff is seeking unspecified monetary damages which would be trebled under the antitrust laws, interest and attorney’s fees as well as injunctive relief. Because the lawsuit is in a preliminary stage, it is not yet possible to assess the impact that the lawsuit will have on the Company. However, we believe that we have meritorious defenses and intend to defend the lawsuit vigorously.

In addition, legal proceedings are pending which are either in the ordinary course of business or incidental to our business. Those legal proceedings incidental to our business are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of the pending litigation matters will not have a material adverse effect on our consolidated financial position, operations or cash flows.

MANAGEMENT

Directors and Executive Officers

The following is a summary of the biographies for at least the last five years of Hillman’s directors and officers.

Directors

Name and Age	Position and Five-year Employment History
Maurice P. Andrien (68)	Mr. Andrien has served as director since September 2001. From September 2001 to March 2004, Mr. Andrien was Chairman of The Hillman Companies, Inc., Cincinnati, Ohio. From April 1999 to November 2001, Mr. Andrien was President and Chief Executive Officer of SunSource Inc., the predecessor of Hillman. Mr. Andrien presently serves on the Boards of State Industrial Products, Inc., Cogniscape LLC and Kaba Holding AG. Mr. Andrien’s qualifications to sit on our board of directors include his long affiliation with the Company, including his service as President and Chief Executive Officer of SunSource Inc., the predecessor of the Company.

Robert L. Caulk (58)	Mr. Caulk has served as director since May 2010. Mr. Caulk is the Chairman of Bushnell Outdoor Products, a global manufacturer and marketer of sports optics and outdoor accessories. He was the Chairman and Chief Executive Officer of United Industries Corporation, a manufacturer and marketer of consumer products, from 2001 through 2005 and was its President and Chief Executive Officer from 1999 to 2001. He served as the President and Chief Executive Officer of Spectrum Brands, North America, following its acquisition of United Industries in 2005, until February 2006. Mr. Caulk also serves as a director on several corporate and non-profit boards, including Menard, Inc., Sligh Furniture Company and the St. Louis Academy of Science. Mr. Caulk was selected to serve on our board of directors due to his extensive management experience.

Michael S. Green (37)	Mr. Green has served as director since May 2010. Mr. Green has been a Partner of Oak Hill Capital Management, LLC since 2007 and prior to that was a Principal at Oak Hill Capital Management, LLC between 2000 and 2007. Mr. Green served on the board of directors of Duane Reade Holdings from 2004 until April 2010 and currently serves on the board of directors of NSA International, Inc. Mr. Green was selected to serve on our board of directors due to his financial, investment and business experience.

Max W. Hillman (63)	Mr. Hillman has served as director since September 2001. Mr. Hillman is President and Chief Executive Officer and member of the Boards of Directors of Hillman and Chief Executive Officer of Hillman Group. From April 2000 to November 2001, Mr. Hillman was Co-Chief Executive Officer of Hillman Group. Mr. Hillman presently serves on the Boards of State Industrial Products, Inc., Sunsource Technology Services Inc. and Woodstream Corp. Mr. Hillman is the brother of Richard P. Hillman. Mr. Hillman’s qualifications to sit on our board of directors include his role as President and Chief Executive Officer of the Company and formerly Co-Chief Executive Officer of Hillman Group, prior to the CHS Merger Transaction.

David Jones (60)	Mr. Jones has served as director since May 2010. Mr. Jones has been Senior Adviser to Oak Hill Capital Partners since February 2008. Between 1996 and May 2007, Mr. Jones was Chairman and Chief Executive Officer of Spectrum

Name and Age	Position and Five-year Employment History
Brands, Inc. (formerly Rayovac Corporation), a global consumer products company with major businesses in batteries, lighting, shaving/grooming, personal care, lawn and garden, household insecticide and pet supply product categories. From 1996 to April 1998, he also served Rayovac as President. After Mr. Jones was no longer an executive officer of Spectrum Brands, it filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code in March 2009 and exited from bankruptcy proceedings in August 2009. From 1995 to 1996, Mr. Jones was Chief Operating Officer, Chief Executive Officer, and Chairman of the Board of Directors of Thermoscan, Inc. From 1989 to 1994, he served as President and Chief Executive Officer of The Regina Company. Mr. Jones also served as a director of Simmons Bedding Company from January 2000 to January 2010, as a director of Spectrum Brands from September 1996 to August 2007, and as a director of Tyson Foods, Inc. from October 1999 to July 2005. Mr. Jones was selected to serve on our board of directors due to his extensive management experience.

Alan Lacy (56)	Mr. Lacy has served as director since May 2010. Mr. Lacy has been a Senior Adviser to Oak Hill Capital Partners since July 2007. Mr. Lacy is the former Vice Chairman and Chief Executive Officer of Sears Holdings Corporation, which formed as a result of the merger of Sears, Roebuck and Co. and Kmart Holding Corporation. He served as Vice Chairman from March 2005 through July 2006 and as Chief Executive Officer from March 2005 through September 2005. He previously served Sears, Roebuck and Co. as Chairman of the Board from December 2000, and as President and Chief Executive Officer from October 2000. Mr. Lacy was the Chairman of the Board of Sears Canada, Inc. from 2000 through 2006. Mr. Lacy has been a director of Bristol-Myers Squibb Company since 2008, and a director of The Western Union Company since 2006 and is a Trustee of Fidelity Funds. Mr. Lacy was selected to serve on our board of directors due to his extensive management experience.

Kevin Mailender (32)	Mr. Mailender has served as director since May 2010. Mr. Mailender has been a Principal of Oak Hill Capital Partners since 2008 and previously was a Vice President of Oak Hill Capital Partners between 2004 and 2008. Mr. Mailender was selected to serve on our board of directors due to his financial, investment and business experience.

Tyler Wolfram (43)	Mr. Wolfram has served as director since May 2010. Mr. Wolfram is currently a Partner of Oak Hill Capital Management, LLC, where he has been since 2001. Mr. Wolfram served on the board of directors of Duane Reade Holdings from 2004 until April 2010 and currently serves on the board of directors of NSA International, Inc. Mr. Wolfram serves as the Chairman of our board of directors due to his financial, investment and business experience.

Executive Officers

Name and Age	Position and Five-year Employment History
Max W. Hillman (63)	See above

Richard P. Hillman (61)	President of Hillman Group. Mr. Hillman has held such position since 1991. Mr. Hillman is the brother of Max W. Hillman.

James P. Waters (48)	Chief Financial Officer and Secretary of Hillman and Vice President, Chief Financial Officer and Secretary of Hillman Group. Mr. Waters has held such position since 2002. From September 1999 to November 2001, Mr. Waters was Vice President and Chief Financial Officer of Hillman Group.

George L. Heredia (51)	Senior Vice President of Engraving for Hillman Group. Mr. Heredia has held his current position since 2001 and has held various executive positions with us since April 2000. Prior to April 2000, Mr. Heredia had held the positions of Senior Vice President of Marketing and Senior Vice President of Operations for Axxess Technologies, Inc.

Ali Fartaj (42)	Mr. Fartaj joined Hillman Group as Senior Vice President of Operations in January 2008. From 2006 to 2008, Mr. Fartaj was a Principal with AMF Partners. From 1999 to 2006, Mr. Fartaj was with Thomas & Betts Corporation, most recently as Vice President of Global Logistics and Transportation. On September 28, 2010, Mr. Fartaj submitted notice of his resignation, which resignation shall be effective October 22, 2010.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This compensation discussion describes the material elements of compensation of the Company’s executive officers who served as named executive officers during our fiscal year ended December 31, 2009.

Overview of the Compensation Program

Compensation Philosophy

The corporate compensation and benefits program of the Company is designed to establish and maintain competitive total compensation programs that will attract, motivate and retain the qualified and skilled work force necessary for our continued success. To help align compensation paid to executive officers with the achievement of corporate goals, Hillman has designed its cash compensation program as a pay-for-performance based system that rewards named executive officers (“NEOs”) for their individual performance and contribution in achieving corporate goals. To remain competitive, the Compensation Committee assesses how each component, including base and performance pay, is validated relative to market values on an annual basis. The Board of Directors’ decisions on compensation for its NEOs are based primarily upon its assessment of the performance of the Company during the given year as measured against its earnings before interest, taxes, depreciation and amortization (“EBITDA”) target and each individual’s performance and potential to enhance long-term stockholder value. The Board relies on judgment and not on rigid guidelines or formulas in determining the amount and mix of compensation elements for the Company’s NEOs.

Components of Total Compensation

Compensation packages in 2009 for the Company’s NEOs were comprised of the following four primary components:

•	Annual base salary;

•	Performance based cash bonuses, determined on an annual basis;

•	Benefits, which consist primarily of health and welfare benefits and retirement benefits under its Defined Contribution Plan and its Deferred Compensation Plan; and

•	Perquisites to certain NEOs, including reimbursements in connection with the lease or purchase of an automobile and reimbursement of country club dues.

Establishing Compensation Levels

Role of the Compensation Committee and Management

During the fiscal year ended December 31, 2009, the Compensation Committee was comprised of: Andrew Code, Shael Dolman and Peter Gotsch. The Compensation Committee meets annually to review base salary adjustments, bonus plans and any incentive stock or option awards. The Compensation Committee also reviews the compensation package for all new executive hires.

The key member of management involved in the compensation process is the Chief Executive Officer (“CEO”). The CEO identifies corporate and individual performance objectives for each NEO that are used to determine performance pay amounts. The CEO then presents these goals to the Compensation Committee, which in turn approves these goals and presents them to the Board of Directors for review and approval. On an annual basis a comprehensive report is provided to the Compensation Committee on all of the Company’s compensation programs.

Assessment of Market Data, Peer Comparisons and Benchmarking of Compensation

Target total cash compensation for each NEO is established primarily based on data obtained from various organizations including the Employee Research Association of Cincinnati and the National Association of Manufacturers. The Company seeks to compensate its executives in a comparable manner to the 50th percentile of its peer group members which include companies of a comparable size with similar products and services within its geographic region.

Determination of NEO Compensation

The Compensation Committee established 2009 compensation for the CEO based on market data and compensation of CEOs at companies of similar size and complexity. The types of market data examined by the Compensation Committee, in making this determination, were surveys from the Profit Planning Group and market studies by Employee Research Association of Cincinnati and the National Association of Manufacturers.

Compensation for the year ended December 31, 2009 for James Waters, Richard Hillman, George Heredia and Ali Fartaj was based on the recommendations of the CEO to the Compensation Committee. The CEO considered performance during the previous year, if applicable, as well as market data.

Base Salary

We believe that executive base salaries should be targeted at the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies. Base pay is established primarily based on peer group data. Market data is also used to determine the need for salary structure adjustments and annual base pay adjustments. The Company also considers other compensation provided to its NEOs such as outstanding options when determining base salary.

The CEO of Hillman recommends officers’ base salaries to the Compensation Committee which then approves these recommendations on an annual basis. The Company’s Board of Directors approves the base salary of the CEO upon the Compensation Committee’s recommendation.

The following NEOs of the Company, pursuant to employment agreements entered into in March 2004 and amended effective December 2008, were eligible to receive base salaries as follows: Max Hillman—$425,000; James Waters—$220,000; and Richard Hillman—$290,000. The base salaries above were adjusted on an annual basis as determined by the Compensation Committee. The employment agreements of Messrs. Hillman, Waters and Hillman were amended in connection with the Merger.

During 2009, the Compensation Committee did not award base salary increases to Max Hillman, Rick Hillman, Ali Fartaj or George Heredia because of a company-wide salary freeze initiated following the financial crisis and recession which continues to persist. Following the recommendations made by Max Hillman, the Company’s CEO, James Waters was awarded a salary of $250,000, an increase of approximately 13.7% from 2008, as a result of additional management responsibilities.

The base salary amounts were determined as part of the total compensation paid to each NEO and were not considered, by themselves, as fully compensating the NEOs for their service to the Company.

Performance Based Bonuses

Annual Performance Based Bonus (“PBB”) targets are established by the CEO and approved by the Compensation Committee and the Board of Directors. Generally, the higher the level of responsibility of the executive within the Company, the greater the portion of that executive’s targeted bonus compensation. In 2009 bonus objectives for all executives were based on four criteria relating to the Company’s performance; 30% on EBITDA, 30% on gross margin, 30% on debt leverage and 10% on corporate safety goals.

In addition to the above, pursuant to employment agreements the Company has with certain of its NEOs, each NEO is eligible to receive an annual bonus up to a specified amount of his/her annual salary. For example, the following NEOs are eligible to receive bonus payments up to the following amounts: Max Hillman—130 percent of base salary; James Waters—70 percent of base salary; and Richard Hillman—80 percent of base salary. The remaining NEOs are awarded bonuses by the Compensation Committee, after considering the recommendations of the Company’s CEO based on the factors noted above. During 2009, the Company awarded bonuses to its NEOs that ranged in value from 49 percent to 87 percent of the base salary awarded to each NEO. In actual dollars and in percentage terms, these awards were higher than awards made in 2008 for all of the NEOs primarily as a result of the Hillman’s increases in EBITDA and gross margin, improvement in safety and a significant reduction in debt leverage levels.

During 2009, the Compensation Committee, in its discretion, awarded Max Hillman a 2009 bonus of $368,900 an increase of approximately 78 percent from 2008 as a result of his overall leadership and strategic oversight of the Company during difficult economic conditions. This bonus represented 86.8% of Mr. Hillman’s base salary for 2009.

In addition, following the recommendations made by the CEO, bonuses were awarded to its NEOs as follows:

•	James Waters was awarded a bonus of $175,000, which represents approximately 73.7% of his base salary and is an increase of approximately 203 percent from 2008;

•	Richard Hillman was awarded a bonus of $162,400, which represents 56% of his base salary and is an increase of approximately 87 percent from 2008;

•	George Heredia was awarded a bonus of $119,070, which represents 49% of his base salary and is an increase of approximately 132 percent from 2008; and

•	Ali Fartaj was awarded a bonus of $157,500, which represents 70% of his base salary and is an increase of approximately 112 percent from 2008.

The bonus awards were determined as part of the total compensation paid to each NEO and were not considered, by themselves, as fully compensating the NEOs for their services.

In addition to the above, Messrs. Max Hillman, Richard Hillman and James Waters are also eligible to receive severance and change in control payments in the event their employment is terminated or the Company enters into a transaction that results in a change in control. See “Severance and Change in Control Arrangements” for additional information.

Benefits

Executives are eligible to participate in the same health and benefit plans available to all employees including health insurance, dental, vision, term life and disability insurance. All executives are entitled to four weeks of paid vacation. In addition, the NEOs are eligible to participate in the Company’s Defined Contribution Plan and 401(k) Plan, both described below.

Amended Stock Option Plan

On March 31, 2004, the Company adopted the 2004 Stock Option Plan (“Common Option Plan”) following Board and shareholder approval. Grants under the Common Option Plan consist of non-qualified stock options for the purchase of Class B Common Shares. The number of Class B Common Shares authorized for issuance under the Common Option Plan is not to exceed 356.41 shares. Unless otherwise consented to by the Board, the aggregate number of Class B Common Shares for which options may be granted under the Common Option Plan cannot exceed 71.28 in any one calendar year.

The Common Option Plan is administered by the Compensation Committee of the Board. All of the Company’s executive officers are eligible to participate in the Common Option Plan. The Compensation Committee determines to whom to grant options as well as the term of each option, provided that the exercise period may not exceed ten years from date of grant. There were no option grants to the named executive officers for the year ended December 31, 2009.

Outstanding options granted in accordance with the Common Option Plan vest immediately upon a change in control.

New Stock Option Plan

In connection with the Merger, we adopted the OHCP HM Acquisition Corp. 2010 Stock Option Plan, pursuant to which nonqualified stock options to purchase up to 10% of the common stock of Hillman outstanding on the Effective Date may be granted to our executives and directors. These options will be subject to time-based and/or performance-based vesting conditions and will have a term of ten years. Each option will be granted with an exercise price equal to the fair market value of a share of common stock on the date of grant.

Defined Contribution Plan

The Company’s NEOs and certain other employees are covered under a profit-sharing and retirement savings plan (“Defined Contribution Plan”). The plan provides for a matching contribution for eligible employees of 50% of each dollar contributed by the employee up to 6% of the employee’s compensation. In addition, the plan provides an annual contribution in amounts authorized by the Board, subject to the terms and conditions of the plan. The matching contribution for all eligible employees was reduced to 25% of each dollar contributed in February 2009 but subsequently reinstated at the 50% level in July 2009.

Perquisites

Each of the NEOs receives the choice of the use of a company car or a monthly car allowance of up to $1,050 per month. The President and Chief Executive Officer approve car expense amounts annually and report those amounts to the Compensation Committee. Mr. Max Hillman receives up to $1,000 per month as reimbursement for country club dues which are used for business and client development purposes.

Executive Securities Agreement

In connection with the CHS Merger, Max W. Hillman, Richard P. Hillman, James P. Waters and George L. Heredia entered into the Executive Securities Agreement (the “ESA”) which sets forth the terms under which the named executives may purchase, exchange or cancel the Company’s equity securities. In addition, the ESA is the grant instrument for the Company’s Class A Preferred Options and The Hillman Investment Company Class A Preferred Options (“Preferred Options”). The Preferred Options vest 20% per year over a five year period and expire on March 31, 2014. Under the terms of the ESA, if employment is terminated for other than cause, the security holder has the option to put the security or vested portion of the Preferred Options back to the Company at fair value. If terminated for cause, securities can be put back to the Company at the lower of cost or fair value. The Company also has the option to call the securities at the fair value if employment is terminated.

Compensation Committee Report

February 19, 2010

The Committee, together with Hillman’s board of directors, determines compensation for executive officers based upon recommendations from Hillman’s CEO and oversees the Company’s Amended Stock Option Plan. The Committee currently consists of Andrew Code, Peter Gotsch and Shael Dolman.

Based on the Compensation Committee’s deliberations and discussions with management, the Compensation Committee recommends that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for filing with the Securities and Exchange Commission.

Respectfully Submitted,

The Compensation Committee

Andrew Code

Peter Gotsch

Shael Dolman

Summary Compensation Table

The following table sets forth compensation that the Company paid during the year ended December 31, 2009, to its principal executive officer, principal financial officer and each of the three highest paid executive officers of the Company (collectively, the “NEOs”) in each capacity in which each NEO served. Certain of the NEOs served as both officers and directors.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Option Awards(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation		Total
Max W. Hillman	2009	425,000	368,900	—	—	28,592	(5)	822,492
President and CEO	2008	424,182	207,506	—	—	36,503	(6)	668,191
The Hillman Companies, Inc.	2007	413,284	185,468	—	—	35,041	(7)	633,793

James P. Waters	2009	237,308	175,000	—	—	8,298	(8)	420,606
CFO and Secretary	2008	218,615	57,750	—	—	11,429	(9)	287,794
The Hillman Companies, Inc.	2007	201,477	48,225	—	—	9,383	(10)	259,085

Richard P. Hillman	2009	290,000	162,400	—	—	6,825	(11)	459,225
President	2008	289,231	87,000	—	—	13,228	(12)	389,459
The Hillman Group, Inc.	2007	279,231	74,622	—	—	14,359	(13)	368,212

George L. Heredia	2009	243,000	119,070	—	—	15,058	(14)	377,128
Senior VP of Engraving	2008	242,615	51,231	—	—	16,150	(15)	309,996
The Hillman Group, Inc.	2007	237,462	44,527	—	—	16,286	(16)	298,275

Ali Fartaj(20)	2009	225,000	157,500	—	—	173,940	(17)	556,440
Senior VP of Operations	2008	216,346	74,260	6,000	—	13,863	(18)	310,469
The Hillman Group, Inc.	2007	—	—	—	—	—	(19)	—

(1)	Represents base salary including any deferral of salary into the Hillman Nonqualified Deferred Compensation Plan.
(2)	Represents earned bonus for services rendered in each year.
(3)	In connection with the 2004 acquisition by CHS, Max W. Hillman, James P. Waters, Richard P. Hillman and George L. Heredia were issued options to purchase Class A Preferred Stock and shares of Class A

Preferred Stock in Hillman Investment Company. The options were issued with a strike price equal to the fair value of the underlying securities. The option awards are classified as liability based awards, and accordingly, no compensation would have been recognized under SFAS 123R.

In June 2008, Ali Fartaj was issued 50 options to purchase shares of the Company’s Class B Common Shares. The Class B Common Options were issued with a strike price equal to the fair value at the date of grant which was $6,000.

(4)	There were no above market earnings in the Hillman Nonqualified Deferred Compensation Plan for the NEO’s.
(5)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $3,746, reimbursement of country club dues of $12,246 and car allowance of $12,600.
(6)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $6,971, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $2,500, reimbursement of country club dues of $14,432 and car allowance of $12,600.
(7)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $8,941, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $2,500, reimbursement of country club dues of $11,000 and car allowance of $12,600.
(8)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $5,559, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $1,971 and personal use of Company owned vehicles of $768.
(9)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $6,334, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $2,500 and personal use of Company owned vehicles of $2,595.
(10)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $6,271, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $2,500 and personal use of Company owned vehicles of $612.
(11)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $4,056, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $1,971 and personal use of Company owned vehicles of $798.
(12)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $7,173, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $2,500 and personal use of Company owned vehicles of $3,555.
(13)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $9,283, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $2,500 and personal use of Company owned vehicles of $2,576.
(14)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $6,658 and car allowance of $8,400.
(15)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $7,750 and car allowance of $8,400.
(16)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $5,386, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $2,500, and car allowance of $8,400.
(17)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $3,469, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $1,464, a car allowance of $7,200 and $161,807 for reimbursement of expenses incurred relative to the sale of his home and relocation to Cincinnati.
(18)	Includes employer matching contributions to the Hillman Retirement Savings and 401(k) Plan of $4,439, employer matching contributions to the Hillman Nonqualified Deferred Compensation Plan of $2,500 and a car allowance of $6,924.
(19)	Mr. Fartaj joined the Company on January 6, 2008 as Senior Vice of Operations. As a result, no compensation information is included for the year ended December 31, 2007.
(20)	On September 28, 2010, Mr. Fartaj submitted his resignation, which resignation shall be effective October 22, 2010.

Grants of Plan-Based Award Tables

There were no option grants to the named executive officers for the year ended December 31, 2009.

Name	Grant Date	All Other Option Awards; Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
Max W. Hillman	—	—	—	—
James P. Waters	—	—	—	—
Richard P. Hillman	—	—	—	—
George L. Heredia	—	—	—	—
Ali Fartaj	—	—	—	—

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the number of unexercised options held by the NEOs at December 31, 2009. The NEOs have never been granted stock awards, so these columns have been omitted from the table.

Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date
(a)	(b)		(c)		(d)	(e)	(f)
Max W. Hillman	3,247	(1)	—	(1)	—	$1,000	03/31/2014
	2,265	(2)	—	(2)	—	$1,000	03/31/2014

James P. Waters	683	(1)	—	(1)	—	$1,000	03/31/2014
	476	(2)	—	(2)	—	$1,000	03/31/2014

Richard P. Hillman	1,389	(1)	—	(1)	—	$1,000	03/31/2014
	969	(2)	—	(2)	—	$1,000	03/31/2014

George L. Heredia	717	(1)	—	(1)	—	$1,000	03/31/2014
	500	(2)	—	(2)	—	$1,000	03/31/2014

Ali Fartaj	—	(3)	50	(3)	—	$6,000	06/30/2018

(1)	Class A Preferred Options of the Company.
(2)	Class A Preferred Options of The Hillman Investment Company, a wholly-owned subsidiary of the Company.
(3)	Class B Common Shares were granted under the 2004 Stock Option Plan (“Common Option Plan”) following Board and shareholder approval. Grants under the Common Option Plan consist of non-qualified stock options for the purchase of Class B Common Shares and vest 100% on the second anniversary of the date of grant.

The Preferred Options were granted under the Executive Securities Agreement (the “ESA”) on March 31, 2004 and vest 20% per year over a five-year period, expiring on March 31, 2014. Under the terms of the ESA, if employment is terminated for other than cause the security holder has the option to put the security or vested portion of the Preferred Options back to the Company at fair value. If terminated for cause, securities can be put back to the Company at the lower of cost or fair value. The Company also has the option to call the securities if employment is terminated.

Option Exercises and Stock Vested

There were no options exercised by the NEOs for the year ended December 31, 2009.

Nonqualified Deferred Compensation

All executives and certain senior managers are eligible to participate in the Hillman Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”). The Deferred Compensation Plan allows eligible employees to defer up to 100% of their annual base salary and bonus. The Company contributes a matching contribution of 25% on the first $10,000 of salary and bonus deferrals. The matching contribution was reduced to 12.5% of each dollar contributed in February 2009 but was subsequently reinstated at the 25% level in July 2009.

The following table sets forth activity in the Hillman Non-Qualified Deferred Compensation Plan for the NEOs for the year ended December 31, 2009:

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE
Max W. Hillman	$—	$—	$180,204	$(1,538,749)	$1,820,863
James P. Waters	$29,705	$1,971	$18,120	$—	$144,590
Richard P. Hillman	$31,899	$1,971	$55,903	$—	$376,610
George L. Heredia	$—	$—	$—	$—	$—
Ali Fartaj	$7,426	$1,464	$5,864	$—	$24,563

(1)	Executive Contributions represent the deferral of Base Salary and Bonuses and are also included in the Summary Compensation Table in the Salary column.
(2)	The amounts in this column are also included in the Summary Compensation Table in the all other compensation column.
(3)	Earnings in the deferred compensation plan are excluded from the base salary and bonus reported in the Summary Compensation Table.

Severance and Change in Control Arrangements

The Company has the following severance or change in control arrangements for the following NEOs pursuant to the terms of their employment agreements. After the third anniversary from the date of grant and upon resignation from the Company, termination without cause, death, disability, or retirement at the age of 61, NEO’s who hold Preferred Options have put rights on the vested securities at a price equal to the fair value less any option exercise price payable. The Company does not have employment agreements with Messrs. Heredia or Fartaj. The above severance and change in control provisions are for each of the NEOs, including Messrs. Heredia and Fartaj, and are in addition to the provisions noted below in the employment agreements for Messrs. Hillman, Waters and Hillman.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Max W. Hillman, President and Chief Executive Officer

Max W. Hillman entered into a four-year employment agreement with the Company effective as of the merger with CHS on March 31, 2004, which was amended on December 21, 2008 and became effective March 31, 2008. The amended employment agreement is for an initial period of three years beginning March 31, 2008 and on a year-to-year basis after the initial term, unless this agreement is terminated earlier or not renewed. The amended agreement provides for an initial annual base salary of $425,000, 2009 cash bonus compensation in accordance with performance targets established in January 2009 by the Company’s Board of Directors, and subsequent annual bonuses of up to 130% of the then current base salary for the remainder of the term, subject to the achievement of certain performance targets determined by the Board of Directors each calendar year. During the term of the amended employment agreement, Mr. Hillman is eligible to participate in the Company’s 401(k) Plan and Deferred Compensation Plan. Mr. Hillman’s amended employment agreement contains non-compete covenants for one year and non-solicitation covenants for two years following termination of employment with the Company.

If Mr. Hillman is terminated without cause or if he resigns with good reason, during the initial term of the amended employment agreement, then the Company is required to pay Mr. Hillman his then current base salary and an amount equal to the greater of the annual average bonus paid during the last three years or the bonus paid during the most recent year (the “Termination Bonus Amount”). In addition, Mr. Hillman would be entitled to health insurance continuation coverage for one year following the termination of his employment, and he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense. The aggregate value of the severance benefits that Mr. Hillman would receive, including the value of the health, life and disability insurance benefits, as of December 31, 2009, is $804,900. If Mr. Hillman is terminated without cause or if he resigns with good reason after the initial term of the amended employment agreement, he would receive the lump sum equivalent of his then current base salary and 50% of the Termination Bonus Amount. This amount, which includes the value of the health, life and disability insurance benefits, would be $609,450 if such amount were payable as of December 31, 2009. In either case, Mr. Hillman would also be entitled to health insurance continuation coverage for one year following the termination of his employment. In addition he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense.

In the event of a change in control, and within 90 days following the change in control, if Mr. Hillman is terminated without cause or Mr. Hillman resigns for good reason, then Mr. Hillman is entitled to receive a lump sum payment equal to the sum of his then current base salary and the Termination Bonus Amount. In addition, Mr. Hillman would be entitled to health insurance continuation coverage for one year following the termination of his employment, and he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense. The aggregate value of the severance benefits that Mr. Hillman would receive, including the value of the health, life and disability insurance benefits, as of December 31, 2009, is $804,900.

James P. Waters, Chief Financial Officer

James P. Waters entered into a two-year employment agreement with the Company effective as of the merger with CHS on March 31, 2004, which was amended on December 21, 2008 and became effective March 31, 2008. The amended employment agreement is for an initial period of three years beginning March 31, 2008 and on a year-to-year basis after the initial term, unless this agreement is terminated earlier or not renewed. The amended employment agreement provides for an initial annual base salary of $220,000, 2009 cash bonus compensation in accordance with performance targets established in January 2009 as established by the Company’s Chief Executive Officer and the Board of Directors, and subsequent annual bonuses of up to 70% of the then current base salary for the remainder of the term, subject to the achievement of certain performance targets determined by the Board of Directors each calendar year. During the term of the amended employment agreement, Mr. Waters will be eligible to participate in the Company’s 401(k) Plan and Deferred Compensation Plan. Mr. Waters’ amended employment agreement contains non-compete covenants for one year and non-solicitation covenants for two years following termination of employment with the Company.

If Mr. Waters is terminated without cause or if he resigns with good reason, during the initial term of the amended employment agreement, then the Company is required to pay Mr. Waters his then current base salary and an amount equal to the greater of the annual average bonus paid during the last three years or the bonus paid during the most recent year (the “Termination Bonus Amount”). In addition, Mr. Waters would be entitled to health insurance continuation coverage for one year following the termination of his employment, and he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense. The aggregate value of the severance benefits that Mr. Hillman would receive, including the value of the health, life and disability insurance benefits, as of December 31, 2009, is $436,000. If Mr. Waters is terminated without cause or if he resigns with good reason after the initial term of the amended employment agreement, he would receive the lump sum equivalent of his then current base salary and 50% of the Termination Bonus Amount. This amount, which includes the value of the health, life and disability insurance benefits, would be $337,500 if such amount were payable as of December 31, 2009. In either case, Mr. Waters would also be entitled to health insurance continuation coverage for one year following the termination of his employment. In addition he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense.

In the event of a change in control, and within 90 days following the change in control, if Mr. Waters is terminated without cause or Mr. Waters resigns for good reason, then Mr. Waters is entitled to receive a lump sum payment equal to the sum of his then current base salary and the Termination Bonus Amount. In addition, Mr. Waters would be entitled to health insurance continuation coverage for one year following the termination of his employment, and he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense. The aggregate value of the severance benefits that Mr. Waters would receive, including the value of the health, life and disability insurance benefits, as of December 31, 2009, is $436,000.

Richard P. Hillman, President of The Hillman Group, Inc.

Richard P. Hillman entered into a three-year employment agreement with the Company effective as of the merger with CHS on March 31, 2004, which was amended on December 21, 2008 and became effective March 31, 2008. The amended employment agreement is for an initial period of three years beginning March 31, 2008 and on a year-to-year basis after the initial term, unless this agreement is terminated earlier or not renewed. The amended employment agreement provides for an initial annual base salary of $290,000, 2009 cash bonus compensation in accordance with performance targets established in January 2009 by the Company’s Chief Executive Officer and the Board of Directors, and subsequent annual bonuses of up to 80% of his then current base salary for the remainder of the term, subject to the achievement of certain performance targets determined by the Board of Directors each calendar year. During the term of the amended employment agreement, Mr. Hillman will be eligible to participate in the Company’s 401(k) Plan and Deferred Compensation Plan. Mr. Hillman’s amended employment agreement contains non-compete covenants for one year and non-solicitation covenants for two years following termination of employment with the Company.

If Mr. Hillman is terminated without cause or if he resigns with good reason, during the initial term of the amended employment agreement, then the Company is required to pay Mr. Hillman his then current base salary and an amount equal to the greater of the annual average bonus paid during the last three years or the bonus paid during the most recent year (the “Termination Bonus Amount”). In addition, Mr. Hillman would be entitled to health insurance continuation coverage for one year following the termination of his employment, and he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense. The aggregate value of the severance benefits that Mr. Hillman would receive, including the value of the health, life and disability insurance benefits, as of December 31, 2009, is $463,400. If Mr. Hillman is terminated without cause or if he resigns with good reason after the initial term of the amended employment agreement, he would receive the lump sum equivalent of his then current base salary and 50% of the Termination Bonus Amount. This amount, which includes the value of the health, life and disability insurance benefits, would be $371,200 if such amount were payable as of December 31, 2009. In either case, Mr. Hillman would also be entitled to health insurance continuation coverage for one year following the termination of his employment. In addition he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense.

In the event of a change in control, and within 90 days following the change in control, if Mr. Hillman is terminated without cause or Mr. Hillman resigns for good reason, then Mr. Hillman is entitled to receive a lump sum payment equal to the sum of his then current base salary and the Termination Bonus Amount. In addition, Mr. Hillman would be entitled to health insurance continuation coverage for one year following the termination of his employment, and he would be eligible to participate in the Company’s group life and disability insurance programs under the same terms and conditions that apply to all employees at the Company’s expense. The aggregate value of the severance benefits that Mr. Hillman would receive, including the value of the health, life and disability insurance benefits, as of December 31, 2009, is $463,400.

Under the terms of the ESA, if employment of any of the Company’s NEOs is terminated for other than cause, the NEO has the option to put the security or vested portion of the Preferred Options back to the Company at fair value. If terminated for cause, securities can be put back to the Company at the lower of cost or fair value. The Company also has the option to call the securities if employment is terminated.

Letter Amendments to Existing Employment Agreements with Named Executive Officers

On April 21, 2010, letter agreements were entered into between Hillman Group and each of Max W. Hillman, Richard P. Hillman and James P. Waters. Each agreement amended the terms of the executive’s existing employment agreement with Hillman Group effective as of the date of the consummation of the Merger (the “Effective Date”).

Max W. Hillman, Chief Executive Officer, and James P. Waters, Chief Financial Officer

The letter agreements entered into with Mr. Hillman and Mr. Waters each provide the executive’s current employment agreement with a new initial term commencing on the Effective Date and continuing until the third anniversary thereof. Each employment agreement will then be automatically renewed for successive one year terms unless either party provides written notice of their election not to renew the agreement in accordance with its terms. Each letter agreement also states that the base salary of Mr. Hillman and Mr. Waters will continue to be $435,000 per annum and $262,000 per annum respectively, or such higher rate as Hillman Group’s board of directors may determine from time to time.

Additionally, each letter agreement provides that if at any time the executive’s employment is terminated by Hillman Group without ‘cause’ or he resigns for ‘good reason’ in accordance with the terms of his employment agreement, the executive’s existing obligations under the employment agreement not to compete with Hillman Group for one year following termination will be extended for an additional year until the second anniversary of the date of his termination. During such additional year Hillman Group will continue to make severance payments to the executive at the same annual rate as during the first year following termination of employment.

Finally, for Mr. Hillman only, the letter agreement states that if his employment is terminated for any reason prior to his reaching age 65, Hillman Group will use commercially reasonable efforts to allow Mr. Hillman to participate in Hillman Group’s group health coverage until he reaches age 65, to the extent permitted by its insurers and at his expense.

Richard P. Hillman, President

The letter agreement entered into with Mr. Hillman provides his current employment agreement with a new initial term commencing on the Effective Date and continuing until the first anniversary thereof. Mr. Hillman’s employment will continue for an additional one year period thereafter, during which time he will devote 75% of his business time and attention to the business and affairs of Hillman and its subsidiaries and Hillman Group will provide Mr. Hillman with a base salary equal to 75% of the base salary in effect on the last day of the initial term. The letter agreement also states that during the initial term Mr. Hillman’s base salary will continue to be $298,000 per annum, or such higher rate as Hillman Group’s board of directors may determine from time to time.

Finally, the letter agreement states that if Mr. Hillman’s employment is terminated for any reason prior to his reaching age 65, Hillman Group will use commercially reasonable efforts to allow Mr. Hillman to participate in Hillman Group’s group health coverage until he reaches age 65, to the extent permitted by its insurers and at his expense.

New Employment Agreements with Named Executive Officers

On April 21, 2010, employment agreements were entered into between Hillman Group and each of Mr. Heredia and Mr. Fartaj. Each agreement became effective as of the Effective Date.

Each employment agreement is for an initial three year term commencing on the Effective Date. The agreement will then be automatically renewed for successive one year terms unless either party provides written notice of their election not to renew the agreement in accordance with its terms. The agreements provide for a base salary of $243,000 per annum for Mr. Heredia and $235,000 per annum for Mr. Fartaj, or such higher rate as Hillman Group’s board of directors may determine from time to time. Each executive is eligible to receive a target annual cash bonus equal to 35% of his base salary based upon achievement of annual performance—based targets. This bonus may be increased up to an amount equal to 70% of base salary for above-target performance. In addition, each executive is entitled to participate in Hillman Group’s 401(k) Plan, deferred compensation plan and employee benefit plans, and will be reimbursed for reasonable expenses incurred in connection with leasing an automobile, up to $700 per month.

Under the terms of each employment agreement, if the executive’s employment is terminated by Hillman Group without ‘cause’ or if he resigns with ‘good reason’ (each as defined in the employment agreement), the executive is entitled to receive continuation of his then current base salary and health insurance coverage for one year following termination. Additionally, each executive will receive an amount equal to the greater of his annual average bonus paid during the last three years prior to termination or the bonus paid during the most recent year (the “Termination Bonus Amount”) if such termination or resignation occurs during the initial term and 50% of the Termination Bonus Amount if such termination or resignation occurs thereafter. In each case this bonus amount will be paid in a lump sum in the year following the year in which termination occurs at the same time that annual bonuses are paid to other senior executives of Hillman Group. All severance payments are contingent on the executive executing a general release of claims against Hillman Group. If the executive’s employment is terminated by Hillman Group without ‘cause’ or if he resigns with ‘good reason’ within 90 days following a change in control, the executive will receive the same severance payments as described above but all payments will be made in a lump sum 30 days following such termination or resignation.

Each executive is subject to a covenant not to compete with Hillman Group during employment and for one year thereafter and a covenant not to solicit employees or customers of Hillman Group during employment and for two years thereafter.

Below is a table that shows the amounts that each NEO would receive upon (1) the death or disability of the NEO, (2) termination of the NEO for cause or the NEO’s resignation without good reason, (3) termination of the NEO without cause or the NEO’s resignation for good reason and (4) termination of the NEO as a result of a change in control, in each case assuming that the triggering event occurred on December 31, 2009. The below table does not reflect the effects, if any, of the letter amendments and new employment agreements entered into with the NEOs in connection with the Merger.

Name	Death or disability of named executive officer	Termination by named executive officer for cause or resignation without good reason	Termination without cause or resignation for good reason (during initial term)	Termination without cause or resignation for good reason (following initial term)	Termination as a result of a change in control
Max W. Hillman	$—	$—	$804,900	$609,450	$804,900
James P. Waters	$—	$—	$436,000	$337,500	$436,000
Richard P. Hillman	$—	$—	$463,400	$371,200	$463,400
George L. Heredia	$—	$—	$—	$—	$—
Ali Fartaj	$—	$—	$—	$—	$—

Director Compensation

The following table sets forth compensation that the Company paid during the year ended December 31, 2009, to its directors. The Company is a controlled company within the meaning of the NYSE Amex (formerly the American Stock Exchange) listing standards. Accordingly, the Company is exempt from the requirements of the NYSE Amex listing standards to maintain a majority of independent directors on the Company’s board of directors and to have a nominating committee and a compensation committee composed entirely of independent directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings	All Other Comp- ensation	Total
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Peter M. Gotsch	$0	NA	NA	NA	$0	$0	$0
Maurice P. Andrien, Jr.	$29,500	NA	NA	NA	$0	$0	$29,500
Max W. Hillman(1)	$0	NA	NA	NA	$0	$0	$0
Andrew W. Code	$0	NA	NA	NA	$0	$0	$0
Larry Wilton	$29,500	NA	NA	NA	$0	$0	$29,500
Shael J. Dolman	$0	NA	NA	NA	$0	$0	$0

(1)	Mr. Hillman also serves as the Company’s Chief Executive Officer. The compensation awarded to him in this capacity is represented in the Summary Compensation Table. He is not compensated in his role as a Director.

During 2009, Maurice P. Andrien, Jr. and Larry Wilton were entitled to receive $4,000 for each Board meeting attended, an annual retainer of $5,000 and $1,500 for each Board committee meeting attended. Mr. Andrien and Mr. Wilton each received $25,000 cash compensation for the year ended December 31, 2009 for attending meetings of the Board of Directors and $4,500 for attending meetings of the Audit Committee of the Board of Directors. The remaining members of the Board of Directors and related committees were employed and compensated by either CHS, OTPP, or the Company and were not compensated for their service on the Board during the year ended December 31, 2009. Directors did not receive any perquisites or other personal benefits from the Company during the year ended December 31, 2009.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

All of the outstanding shares of capital stock of Hillman Group are owned by Hillman Investment, all of whose shares are owned by Hillman. All of outstanding shares of capital stock of Hillman are owned by the Purchaser. All of the shares of capital stock of the Purchaser are owned by Oak Hill Capital Partners III, L.P., Oak Hill Capital Management Partners III, L.P. and officers and employees of the Company. The following table sets forth information as of the close of business on August 30, 2010 as to the share ownership of the Purchaser by the directors, executive officers and holders of 5% or more of the shares of the Purchaser.

	Shares Beneficially Owned
Name and Address of Beneficial Owners(1)	Number	Percentage(%)(2)
Oak Hill Capital Partners III, L.P.(3)	285,372	92.5
Oak Hill Capital Management Partners III, L.P.	9,372	3.0
Maurice P. Andrien	—	—
Robert L. Caulk	—	—
Michael S. Green	—	—
David A. Jones	1,000	*
Alan J. Lacy	500	*
Kevin M. Mailender	—	—
Tyler J. Wolfram	—	—
Max W. Hillman	2,000	*
Richard P. Hillman	1,600	*
James P. Waters	1,300	*
George L. Heredia	1,500	*
Ali Fartaj	150	*
All Directors and Executive Officers as a Group (12 persons)	8,050	2.6

*	Less than 1%
(1)	Unless otherwise noted, the business address of each beneficial owner is c/o The Hillman Group, Inc., 10590 Hamilton Avenue, Cincinnati, OH 45231-1764.
(2)	Based on 308,641 shares outstanding as of August 30, 2010.
(3)	The business address of Oak Hill Capital Partners III, L.P. and Oak Hill Capital Management Partners III, L.P. (collectively, the “Oak Hill Partnerships”) is 65 East 55th Street, 32nd Floor, New York, New York 10022. OHCP MGP III, Ltd. is the sole general partner of OHCP MGP Partners III, L.P., which is the sole general partner of OHCP GenPar III, L.P., which is the sole general partner of each of the Oak Hill Partnerships. OHCP MGP III, Ltd. exercises voting and dispositive control over the shares held by each of the Oak Hill Partnerships. Investment and voting decisions with regard to the shares of the Purchaser’s common stock owned by the Oak Hill Partnerships is made by the board of directors of OHCP MGP III, Ltd. The members of the board of directors are J. Taylor Crandall, Steven B. Gruber, and Denis J. Nayden. Each of these individuals disclaims beneficial ownership of the shares owned by the Oak Hill Partnerships.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On March 31, 2004, Hillman was acquired by affiliates of CHS. In connection with the CHS acquisition, we were obligated to pay management fees to a subsidiary of CHS in the amount of $57,962 per month and to pay transaction fees to a subsidiary of OTPP in the amount of $25,640 per month, plus out of pocket expenses, for each month commencing with the closing date of the CHS Merger Transaction. We have paid management and transaction fees and expenses of $1,010,136, $1,042,951 and $1,023,334 to CHS and OTPP for the years ended December 31, 2009, 2008 and 2007, respectively.

Gregory Mann and Gabrielle Mann are employed by the All Points division of Hillman. All Points leases an industrial warehouse and office facility from companies under the control of the Manns. We have recorded rental expense for the lease of this facility on an arms length basis in the amount of $311,339, $302,422 and $0 for the years ended December 31, 2009, 2008 and 2007, respectively.

In connection with the Transactions, certain members of our management entered into equity rollover agreements. See “The Transactions.” Hillman also granted customary piggy-back registration rights to those directors, officers and employees of the Company that are party to such rollover agreements. In addition, certain members of our management entered new or amended employment agreements with Hillman Group. See “Management.”

In connection with the Merger, we entered into an expense reimbursement agreement with Oak Hill Capital Management, LLC, a related party of Oak Hill Capital Partners, pursuant to which we shall reimburse Oak Hill Capital Management, LLC for its costs in providing us certain financial management, strategic and business advisory services.

Our Code of Business Conduct and Ethics addresses the approval of related party transactions including transactions between us and our officers, directors, and employees. We do not allow officers, directors and employees to give preferences in business dealings based upon personal financial considerations. Officers, directors and employees are also not permitted to own financial interest in or hold any employment or managerial position with a competing firm or one that seeks to do or does business with us. In addition, our code prohibits officers, directors and employees from receiving or giving loans, gifts or benefits to any supplier, customer or competitor unless specifically permitted in our code. Such expenditures or gifts must be reported to, and approved by a supervisor. Compliance review and reporting procedures for violations of our rules are also listed in the ethics code.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Hillman, and Hillman Group are the borrowers under the new senior secured credit facilities, which provide for an aggregate principal amount of $320 million in borrowings, consisting of a $290 million term loan facility and a $30 million revolving credit facility. The term loan facility will mature on May 28, 2016 (the “Closing Date”) and the revolving credit facility will mature on May 28, 2015.

The obligations under the credit facilities are guaranteed by Purchaser and each of its direct and indirect domestic subsidiaries (other than Hillman, Hillman Trust and, after it becomes a borrower, Hillman Group) (collectively, the “Guarantors”) and are secured by substantially all of the assets of Hillman, Hillman Group and the Guarantors.

Borrowings under the credit facilities will bear interest based upon either a LIBOR interest rate option (subject to a minimum floor of 1.75% per annum) or a base rate option (subject to a minimum floor of 2.75% per annum) as selected by Hillman Group, plus, in the case of LIBOR loans, 3.75% per annum and, in the case of base rate loans, 2.75% per annum. The amounts outstanding under our term loan as of June 30, 2010 bear interest at a rate of 5.50% per annum.

Borrowings under the term loan facility are payable in equal quarterly amounts of 1.0% per annum prior to May 28, 2016, with the remaining balance payable at maturity. No amortization will be required with respect to the revolving credit facility. The credit facilities are subject to customary mandatory prepayment requirements in connection with certain asset dispositions, insurance and condemnation receipts, incurrence of indebtedness and excess cash flow.

The credit facilities contain financial covenants based on consolidated EBITDA requiring Hillman Group to maintain a certain minimum interest coverage, maximum total leverage and maximum secured leverage ratios. The credit facilities also contain customary restrictive covenants, including limitations on incurrence of indebtedness, incurrence of liens, dividends and other distributions, asset dispositions and investments.

Trust Preferred Securities

In September 1997, Hillman Trust, a Grantor trust, completed a $105.4 million underwritten public offering of 4,217,724 11.6% Trust Preferred Securities. Hillman Trust invested the proceeds from the sale of the preferred securities in an equal principal amount of 11.6% junior subordinated debentures of Hillman due September 2027.

Hillman Trust distributes monthly cash payments it receives from Hillman as interest on the debentures to preferred security holders at an annual rate of 11.6% on the liquidation amount of $25.00 per preferred security.

In connection with the public offering of Trust Preferred Securities, Hillman Trust issued $3.26 million of trust common securities to Hillman. Hillman Trust invested the proceeds from the sale of the Hillman Trust common securities in an equal principal amount of 11.6% junior subordinated debentures of Hillman due September 2027. Hillman Trust distributes monthly cash payments it receives from Hillman as interest on the debentures to Hillman at an annual rate of 11.6% on the liquidation amount of the common security.

Hillman may defer interest payments on the debentures at any time, for up to 60 consecutive months. If this occurs, Hillman Trust will also defer distribution payments on the preferred securities. The deferred distributions, however, will accumulate at a rate of 11.6% per annum. Hillman Trust will redeem the preferred securities when the debentures are repaid, or at maturity on September 30, 2027. We may redeem the debentures before their maturity at a price equal to 100% of the principal amount of the debentures redeemed, plus accrued interest. If Hillman redeems any debentures before their maturity, Hillman Trust will use the cash it receives to redeem preferred securities and common securities as provided in the trust agreement. Hillman guarantees the obligations of Hillman Trust on the Trust Preferred Securities.

Intercompany Note

In connection with the issuance of the Trust Preferred Securities, Hillman Group issued the Intercompany Note to Hillman Investment in aggregate principal amount of $105.4 million. The Intercompany Note matures on September 30, 2027, bears interest at 11.6% per annum and is subordinated to all senior indebtedness of Hillman Group, including indebtedness under our new senior secured credit facilities and the notes. Historically, the interest paid on the Intercompany Note has been used to fund interest payments on the junior subordinated debentures of Hillman underlying the Trust Preferred Securities of Hillman Trust. The indenture governing the notes restricts the ability of Hillman Group to refinance or otherwise pay principal and interest on the Intercompany Note. Because it is an intercompany obligation, the Intercompany Note is not reflected in our consolidated financial statements.

THE EXCHANGE OFFER

Terms of the Exchange Offer

We are offering to exchange our exchange notes for a like aggregate principal amount of our initial notes.

The exchange notes that we propose to issue in this exchange offer will be substantially identical to our initial notes except that, unlike our initial notes, the exchange notes will have no transfer restrictions or registration rights. You should read the description of the exchange notes in the section in this prospectus entitled “Description of Notes.”

We reserve the right in our sole discretion to purchase or make offers for any initial notes that remain outstanding following the expiration or termination of this exchange offer and, to the extent permitted by applicable law, to purchase initial notes in the open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise. The terms and prices of these purchases or offers could differ significantly from the terms of this exchange offer.

Expiration Date; Extensions; Amendments; Termination

This exchange offer will expire at 5:00 p.m., New York City time, on                     , 2010, unless we extend it in our reasonable discretion. The expiration date of this exchange offer will be at least 20 business days after the commencement of the exchange offer in accordance with Rule 14e-1(a) under the Securities Exchange Act of 1934.

We expressly reserve the right to delay acceptance of any initial notes, extend or terminate this exchange offer and not accept any initial notes that we have not previously accepted if any of the conditions described below under “—Conditions to the Exchange Offer” have not been satisfied or waived by us. We will notify the exchange agent of any extension by oral notice promptly confirmed in writing or by written notice. We will also notify the holders of the initial notes by a press release or other public announcement communicated before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date unless applicable laws require us to do otherwise.

We also expressly reserve the right to amend the terms of this exchange offer in any manner. If we make any material change, we will promptly disclose this change in a manner reasonably calculated to inform the holders of our initial notes of the change including providing public announcement or giving oral or written notice to these holders. A material change in the terms of this exchange offer could include a change in the timing of the exchange offer, a change in the exchange agent and other similar changes in the terms of this exchange offer. If we make any material change to this exchange offer, we will disclose this change by means of a post-effective amendment to the registration statement which includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of initial notes. In addition, we will extend this exchange offer for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer would otherwise expire during that period. We will promptly notify the exchange agent by oral notice, promptly confirmed in writing, or written notice of any delay in acceptance, extension, termination or amendment of this exchange offer.

Procedures for Tendering Initial Notes

Proper Execution and Delivery of Letters of Transmittal

To tender your initial notes in this exchange offer, you must use one of the three alternative procedures described below:

(1)

Regular delivery procedure: Complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal. Have the signatures on the letter of transmittal guaranteed if required by the letter of transmittal. Mail or otherwise deliver the letter of transmittal or the facsimile together with the certificates representing the initial notes being tendered and any other required documents to the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

(2)	Book-entry delivery procedure: Send a timely confirmation of a book-entry transfer of your initial notes, if this procedure is available, into the exchange agent’s account at The Depository Trust Company in accordance with the procedures for book-entry transfer described under “—Book-Entry Delivery Procedure” below, on or before 5:00 p.m., New York City time, on the expiration date.

(3)	Guaranteed delivery procedure: If time will not permit you to complete your tender by using the procedures described in (1) or (2) above before the expiration date and this procedure is available, comply with the guaranteed delivery procedures described under “—Guaranteed Delivery Procedure” below.

The method of delivery of the initial notes, the letter of transmittal and all other required documents is at your election and risk. Instead of delivery by mail, we recommend that you use an overnight or hand-delivery service. If you choose the mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send any letters of transmittal or initial notes to us. You must deliver all documents to the exchange agent at its address provided below. You may also request your broker, dealer, commercial bank, trust company or nominee to tender your initial notes on your behalf.

Only a holder of initial notes may tender initial notes in this exchange offer. A holder is any person in whose name initial notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder.

If you are the beneficial owner of initial notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your notes, you must contact that registered holder promptly and instruct that registered holder to tender your notes on your behalf. If you wish to tender your initial notes on your own behalf, you must, before completing and executing the letter of transmittal and delivering your initial notes, either make appropriate arrangements to register the ownership of these notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

You must have any signatures on a letter of transmittal or a notice of withdrawal guaranteed by:

(1)	a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc.,

(2)	a commercial bank or trust company having an office or correspondent in the United States, or

(3)	an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, unless the initial notes are tendered:

(a)	by a registered holder or by a participant in The Depository Trust Company whose name appears on a security position listing as the owner, who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal and only if the exchange notes are being issued directly to this registered holder or deposited into this participant’s account at The Depository Trust Company, or

(b)	for the account of a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934.

If the letter of transmittal or any bond powers are signed by:

(1)	the recordholder(s) of the initial notes tendered: the signature must correspond with the name(s) written on the face of the initial notes without alteration, enlargement or any change whatsoever.

(2)	a participant in The Depository Trust Company: the signature must correspond with the name as it appears on the security position listing as the holder of the initial notes.

(3)	a person other than the registered holder of any initial notes: these initial notes must be endorsed or accompanied by bond powers and a proxy that authorize this person to tender the initial notes on behalf of the registered holder, in satisfactory form to us as determined in our sole discretion, in each case, as the name of the registered holder or holders appears on the initial notes.

(4)	trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity: these persons should so indicate when signing. Unless waived by us, evidence satisfactory to us of their authority to so act must also be submitted with the letter of transmittal.

To tender your initial notes in this exchange offer, you must make the following representations:

(1)	you are authorized to tender, sell, assign and transfer the initial notes tendered and to acquire exchange notes issuable upon the exchange of such tendered initial notes, and that we will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim when the same are accepted by us,

(2)	any exchange notes acquired by you pursuant to the exchange offer are being acquired in the ordinary course of business, whether or not you are the holder,

(3)	you or any other person who receives exchange notes, whether or not such person is the holder of the exchange notes, has an arrangement or understanding with any person to participate in a distribution of such exchange notes within the meaning of the Securities Act and is not participating in, and does not intend to participate in, the distribution of such exchange notes within the meaning of the Securities Act,

(4)	you or such other person who receives exchange notes, whether or not such person is the holder of the exchange notes, is not an “affiliate,” as defined in Rule 405 of the Securities Act, of ours, or if you or such other person is an affiliate, you or such other person will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable,

(5)	if you are not a broker-dealer, you represent that you are not engaging in, and do not intend to engage in, a distribution of exchange notes, and

(6)	if you are a broker-dealer that will receive exchange notes for your own account in exchange for initial notes, you represent that the initial notes to be exchanged for the exchange notes were acquired by you as a result of market-making or other trading activities and acknowledge that you will deliver a prospectus in connection with any resale, offer to resell or other transfer of such exchange notes.

You must also warrant that the acceptance of any tendered initial notes by the issuers and the issuance of exchange notes in exchange therefor shall constitute performance in full by the issuers of its obligations under the registration rights agreement relating to the initial notes.

To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automated Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant.

Book-Entry Delivery Procedure

Any financial institution that is a participant in The Depository Trust Company’s systems may make book-entry deliveries of initial notes by causing The Depository Trust Company to transfer these initial notes into the exchange agent’s account at The Depository Trust Company in accordance with The Depository Trust Company’s procedures for transfer. To effectively tender notes through The Depository Trust Company, the financial institution that is a participant in The Depository Trust Company will electronically transmit its acceptance through the Automatic Tender Offer Program. The Depository Trust Company will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. An agent’s message is a message transmitted by The Depository Trust Company to the exchange agent stating that The Depository Trust Company has received an express acknowledgment from the participant in The Depository Trust Company tendering the notes that this participation has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce this agreement against this participant. The exchange agent will make a request to establish an account for the initial notes at The Depository Trust Company for purposes of the exchange offer within two business days after the date of this prospectus.

A delivery of initial notes through a book-entry transfer into the exchange agent’s account at The Depository Trust Company will only be effective if an agent’s message or the letter of transmittal or a facsimile of the letter of transmittal with any required signature guarantees and any other required documents is transmitted to and received by the exchange agent at the address indicated below under “—Exchange Agent” on or before the expiration date unless the guaranteed delivery procedures described below are complied with. Delivery of documents to The Depository Trust Company does not constitute delivery to the exchange agent.

Guaranteed Delivery Procedure

If you are a registered holder of initial notes and desire to tender your notes, and (1) these notes are not immediately available, (2) time will not permit your notes or other required documents to reach the exchange agent before the expiration date or (3) the procedures for book-entry transfer cannot be completed on a timely basis and an agent’s message delivered, you may still tender in this exchange offer if:

(1)	you tender through a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act,

(2)	on or before the expiration date, the exchange agent receives a properly completed and duly executed letter of transmittal or facsimile of the letter of transmittal, and a notice of guaranteed delivery, substantially in the form provided by us, with your name and address as holder of the initial notes and the amount of notes tendered, stating that the tender is being made by that letter and notice and guaranteeing that within three New York Stock Exchange trading days after the expiration date the certificates for all the initial notes tendered, in proper form for transfer, or a book-entry confirmation with an agent’s message, as the case may be, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent, and

(3)	the certificates for all your tendered initial notes in proper form for transfer or a book-entry confirmation as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes

Your tender of initial notes will constitute an agreement between you and us governed by the terms and conditions provided in this prospectus and in the related letter of transmittal.

We will be deemed to have received your tender as of the date when your duly signed letter of transmittal accompanied by your initial notes tendered, or a timely confirmation of a book-entry transfer of these notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, or a notice of guaranteed delivery from an eligible institution is received by the exchange agent.

All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tenders will be determined by us in our sole discretion. Our determination will be final and binding.

We reserve the absolute right to reject any and all initial notes not properly tendered or any initial notes which, if accepted, would, in our opinion or our counsel’s opinion, be unlawful. We also reserve the absolute right to waive any conditions of this exchange offer or irregularities or defects in tender as to particular notes with the exception of conditions to this exchange offer relating to the obligations of broker dealers, which we will not waive. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as we shall determine. We, the exchange agent or any other person will be under no duty to give notification of defects or irregularities with respect to tenders of initial notes. We and the exchange agent or any other person will incur no liability for any failure to give notification of these defects or irregularities. Tenders of initial notes will not be deemed to have been made until such irregularities have been cured or waived. The exchange agent will return without cost to their holders any initial notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived promptly following the expiration date.

If all the conditions to the exchange offer are satisfied or waived on the expiration date, we will accept all initial notes properly tendered and will issue the exchange notes promptly thereafter. Please refer to the section of this prospectus entitled “—Conditions to the Exchange Offer” below. For purposes of this exchange offer, initial notes will be deemed to have been accepted as validly tendered for exchange when, as and if we give notice of acceptance to the exchange agent (such notice, if given orally, to be promptly confirmed in writing).

We will issue the exchange notes in exchange for the initial notes tendered pursuant to a notice of guaranteed delivery by an eligible institution only against delivery to the exchange agent of the letter of transmittal, the tendered initial notes and any other required documents, or the receipt by the exchange agent of a timely confirmation of a book-entry transfer of initial notes into the exchange agent’s account at The Depository Trust Company with an agent’s message, in each case, in form satisfactory to us and the exchange agent.

If any tendered initial notes are not accepted for any reason provided by the terms and conditions of this exchange offer or if initial notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged initial notes will be returned without expense to the tendering holder, or, in the case of initial notes tendered by book-entry transfer procedures described above, will be credited to an account maintained with the book-entry transfer facility, promptly after withdrawal, rejection of tender or the expiration or termination of the exchange offer.

By tendering into this exchange offer, you will irrevocably appoint our designees as your attorney-in-fact and proxy with full power of substitution and resubstitution to the full extent of your rights on the notes tendered. This proxy will be considered coupled with an interest in the tendered notes. This appointment will be effective only when, and to the extent that we accept your notes in this exchange offer. All prior proxies on these notes will then be revoked and you will not be entitled to give any subsequent proxy. Any proxy that you may give subsequently will not be deemed effective. Our designees will be empowered to exercise all voting and other rights of the holders as they may deem proper at any meeting of note holders or otherwise. The initial notes will be validly tendered only if we are able to exercise full voting rights on the notes, including voting at any meeting of the note holders, and full rights to consent to any action taken by the note holders.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of initial notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you must send a written or facsimile transmission notice of withdrawal to the exchange agent before 5:00 p.m., New York City time, on the expiration date at the address provided below under “–Exchange Agent” and before acceptance of your tendered notes for exchange by us.

Any notice of withdrawal must:

(1)	specify the name of the person having tendered the initial notes to be withdrawn,

(2)	identify the notes to be withdrawn, including, if applicable, the registration number or numbers and total principal amount of these notes,

(3)	be signed by the person having tendered the initial notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the initial notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender,

(4)	specify the name in which any of these initial notes are to be registered, if this name is different from that of the person having tendered the initial notes to be withdrawn, and

(5)	if applicable because the initial notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at The Depository Trust Company to be credited, if different than that of the person having tendered the initial notes to be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of all notices of withdrawal and our determination will be final and binding on all parties. Initial notes that are withdrawn will be deemed not to have been validly tendered for exchange in this exchange offer.

The exchange agent will return without cost to their holders all initial notes that have been tendered for exchange and are not exchanged for any reason, promptly after withdrawal, rejection of tender or expiration or termination of this exchange offer.

You may retender properly withdrawn initial notes in this exchange offer by following one of the procedures described under “—Procedures for Tendering Initial Notes” above at any time on or before the expiration date.

Conditions to the Exchange Offer

We will complete this exchange offer only if:

(1)	there is no change in the laws and regulations which would reasonably be expected to impair our ability to proceed with this exchange offer,

(2)	there is no change in the current interpretation of the staff of the Commission which permits resales of the exchange notes, and

(3)	there is no stop order issued by the Commission or any state securities authority suspending the effectiveness of the registration statement which includes this prospectus or the qualification of the indenture for our exchange notes under the Trust Indenture Act of 1939 and there are no proceedings initiated or, to our knowledge, threatened for that purpose.

These conditions are for our sole benefit. We may assert any one of these conditions regardless of the circumstances giving rise to it and may also waive any one of them, in whole or in part, at any time and from time to time, if we determine in our reasonable discretion that it has not been satisfied, subject to applicable law. Notwithstanding the foregoing, all conditions to the exchange offer must be satisfied or waived before the expiration of this exchange offer. If we waive a condition to this exchange offer, the waiver will be applied equally to all note holders. Each of these rights will be deemed an ongoing right which we may assert at any time and from time to time.

If we determine that we may terminate this exchange offer because any of these conditions is not satisfied, we may:

(1)	refuse to accept and return to their holders any initial notes that have been tendered,

(2)	extend the exchange offer and retain all notes tendered before the expiration date, subject to the rights of the holders of these notes to withdraw their tenders, or

(3)	waive any condition that has not been satisfied and accept all properly tendered notes that have not been withdrawn or otherwise amend the terms of this exchange offer in any respect as provided under the section in this prospectus entitled “—Expiration Date; Extensions; Amendments; Termination.”

Accounting Treatment

We will record the exchange notes at the same carrying value as the initial notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes. We will amortize the costs of the exchange offer and the unamortized expenses related to the issuance of the exchange notes over the term of the exchange notes.

Exchange Agent

We have appointed Wells Fargo Bank, National Association as exchange agent for this exchange offer. You should direct all questions and requests for assistance on the procedures for tendering and all requests for additional copies of this prospectus or the letter of transmittal to the exchange agent as follows:

By Registered or Certified Mail:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

PO Box 1517

Minneapolis, MN 55480

By Regular Mail or Overnight Courier:

Wells Fargo Bank, National Association

Corporate Trust Operations

MAC N9303-121

Sixth & Marquette Avenue

Minneapolis, MN 55479

In Person by Hand Only:

Wells Fargo Bank, National Association

12th Floor – Northstar East Building

Corporate Trust Operations

608 Second Avenue South

Minneapolis, MN 55479

Facsimile Transmission [for Eligible Institutions only]: (612) 667-6282

Information or Confirmation by Telephone: (800) 344-5128

Fees and Expenses

We will bear the expenses of soliciting tenders in this exchange offer, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will not make any payments to brokers, dealers or other persons soliciting acceptances of this exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection with this exchange offer. We will also pay brokerage houses and other custodians, nominees and fiduciaries their reasonable out-of-pocket expenses for forwarding copies of the prospectus, letters of transmittal and related documents to the beneficial owners of the initial notes and for handling or forwarding tenders for exchange to their customers.

We will pay all transfer taxes, if any, applicable to the exchange of initial notes in accordance with this exchange offer. However, tendering holders will pay the amount of any transfer taxes, whether imposed on the registered holder or any other persons, if:

(1)	certificates representing exchange notes or initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the notes tendered,

(2)	tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or

(3)	a transfer tax is payable for any reason other than the exchange of the initial notes in this exchange offer.

If you do not submit satisfactory evidence of the payment of any of these taxes or of any exemption from this payment with the letter of transmittal, we will bill you directly the amount of these transfer taxes.

Your Failure to Participate in the Exchange Offer Will Have Adverse Consequences

The initial notes were not registered under the Securities Act or under the securities laws of any state and you may not resell them, offer them for resale or otherwise transfer them unless they are subsequently registered or resold under an exemption from the registration requirements of the Securities Act and applicable state securities laws. If you do not exchange your initial notes for exchange notes in accordance with this exchange offer, or if you do not properly tender your initial notes in this exchange offer, you will not be able to resell, offer to resell or otherwise transfer the initial notes unless they are registered under the Securities Act or unless you resell them, offer to resell or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

In addition, except as set forth in this paragraph, you will not be able to obligate us to register the initial notes under the Securities Act. You will not be able to require us to register your initial notes under the Securities Act unless:

(1)	the exchange offer is not permitted by applicable law or SEC policy;

(2)	you are prohibited by applicable law or SEC policy from participating in the exchange offer;

(3)	you may not resell the exchange notes you acquire in the exchange offer to the public without delivering a prospectus and that the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by you; or

(4)	you are a broker-dealer and hold initial notes acquired directly from us or one of our affiliates,

in which case the registration rights agreement requires us to file a registration statement for a continuous offer in accordance with Rule 415 under the Securities Act for the benefit of the holders of the initial notes described in this sentence. We do not currently anticipate that we will register under the Securities Act any notes that remain outstanding after completion of the exchange offer.

Delivery of Prospectus

Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the term “Hillman Companies” refers only to The Hillman Companies, Inc. and not to any of its Subsidiaries; “Parent” refers to Hillman Investment Company and not to any of its Subsidiaries; and the word “Issuer” refers only to The Hillman Group Inc. and not to any of its Subsidiaries.

Issuer issued the initial notes and will issue the exchange notes under an indenture among itself, the Guarantors and Wells Fargo Bank, National Association, as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth below in the section of this prospectus titled “—Additional Information.” Certain defined terms used in this description but not defined below in the section of this prospectus titled “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

The notes:

•	will be general unsecured obligations of Issuer;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of Issuer;

•	will be senior in right of payment to any future subordinated Indebtedness of Issuer; and

•	will be unconditionally guaranteed by the Guarantors.

The Note Guarantees

The notes will be guaranteed by Hillman Companies, Parent and each of Issuer’s Domestic Subsidiaries.

Each guarantee of the notes:

•	will be a general unsecured obligation of the Guarantor;

•	will be pari passu in right of payment with all existing and future unsecured senior Indebtedness of that Guarantor; and

•	will be senior in right of payment to any future subordinated Indebtedness of that Guarantor.

However, the notes and the guarantees will be effectively subordinated to all borrowings under the Credit Agreement, which will be secured by substantially all of the assets of Issuer and the Guarantors. See “Risk Factors—Risks Relating to this Offering—Your right to receive payments on these notes is effectively subordinated to the rights of our existing and future secured creditors.”

Principal, Maturity and Interest

Issuer issued $150.0 million in aggregate principal amount of initial notes on May 28, 2010 and will issue up to $150.0 million in aggregate principal amount of exchange notes in this offering. Issuer may issue additional notes under the indenture from time to time after this offering in an unlimited aggregate principal amount. Any issuance of additional notes is subject to all of the terms and conditions (except with regard to issue date, issue price, first interest payment amount and first interest payment date) in the indenture, including the covenant described below in the section of this prospectus titled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Issuer will issue notes in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on June 1, 2018. References to the notes include any additional notes.

Interest on the notes accrues at the rate of 10.875% per annum and will be payable semi-annually in arrears on June 1 and December 1, commencing on December 1, 2010. Interest on overdue principal and interest and Special Interest, if any, will accrue at the then applicable interest rate on the notes. Issuer will make each interest payment to the holders of record on the immediately preceding May 15 and November 15, as the case may be.

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to Issuer at least ten Business Days prior to the applicable payment date, Issuer will pay all principal of, premium on, if any, interest and Special Interest, if any, on, that holder’s notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Issuer elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Issuer may change the paying agent or registrar without prior notice to the holders of the notes, and Issuer or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. Issuer will not be required to transfer or exchange any note selected for redemption. Also, Issuer will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

The notes are guaranteed by Hillman Companies, Parent and each of Issuer’s current and future Domestic Subsidiaries. These Note Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Note Guarantee are limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance or fraudulent transfer under federal or state or other applicable law. See “Risk Factors—Risks Relating to this Offering—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than Issuer or another Guarantor, unless:

(1)	immediately after giving effect to such transaction, no Default or Event of Default exists; and

(2)	either:

(a)	the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger unconditionally assumes all the obligations of that Guarantor under its Note Guarantee, the indenture and the registration rights agreement pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

(b)	in the case of any Guarantor other than Hillman Companies or Parent, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, by way of merger, consolidation or otherwise, to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture;

(2)	in connection with any sale or other disposition of Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Issuer or a Restricted Subsidiary of Issuer, if the sale or other disposition does not violate the “Asset Sale” provisions of the indenture and the Guarantor ceases to be a Restricted Subsidiary of Issuer as a result of the sale or other disposition;

(3)	if Issuer designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the indenture as provided below in the sections of this prospectus titled “—Legal Defeasance and Covenant Defeasance” and “—Satisfaction and Discharge.”

See “—Repurchase at the Option of Holders—Asset Sales.”

Optional Redemption

At any time prior to June 1, 2013, Issuer may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 110.875% of the principal amount of the notes redeemed, plus accrued and unpaid interest and Special Interest, if any, to the date of redemption (subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date), with the net cash proceeds of an Equity Offering by Issuer or a contribution to Issuer’s common equity capital made with the net cash proceeds of a concurrent Equity Offering by Issuer’s direct or indirect parent; provided that:

(1)	at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Issuer and its Subsidiaries) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

At any time prior to June 1, 2014, Issuer may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the notes redeemed, plus the Applicable Premium as of, and accrued and unpaid interest and Special Interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

Except pursuant to the preceding paragraphs, the notes will not be redeemable at Issuer’s option prior to June 1, 2014.

On or after June 1, 2014, Issuer may on any one or more occasions redeem all or a part of the notes, upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Special Interest, if any, on the notes redeemed, to the applicable date of redemption, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2014	105.438%
2015	102.719%
2016 and thereafter	100.000%

Unless Issuer defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of notes will have the right to require Issuer to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Issuer will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest and Special Interest, if any, on the notes repurchased to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Issuer will mail, or cause to be mailed, a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase, on the Change of Control Payment Date specified in the notice, which date will be a Business Day no earlier than 30 days and no later than 60 days from the date such notice is mailed, notes properly tendered by such holder pursuant to such Change of Control Offer, pursuant to the procedures required by the indenture and described in such notice. Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the indenture by virtue of such compliance.

On the Change of Control Payment Date, Issuer will, to the extent lawful:

(1)	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

(3)	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by Issuer.

The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Issuer to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Issuer repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

Issuer will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Issuer and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above in the section of this prospectus titled “—Optional Redemption,” unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Issuer and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Issuer to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Issuer and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Holders may not be entitled to require us to purchase their notes in certain circumstances involving a significant change in the composition of the Board of Directors, including in connection with a proxy contest where the Board of Directors does not approve a dissident slate of directors but approves them as continuing directors, even if the Board of Directors initially opposed the directors.

Asset Sales

Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Issuer (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the total consideration received in the Asset Sale by Issuer or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

(a)	any liabilities, as shown on Hillman Companies’ most recent consolidated balance sheet, of Issuer or any Restricted Subsidiary (other than contingent liabilities and liabilities that are Subordinated Indebtedness) that are assumed by the transferee of any such assets pursuant to a customary novation or indemnity agreement that releases Issuer or such Restricted Subsidiary from or indemnifies against further liability;

(b)	any securities, notes or other obligations received by Issuer or any such Restricted Subsidiary from such transferee that are promptly, but in any event within 90 days of the consummation of the Asset Sale, subject to ordinary settlement periods, converted by Issuer or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion;

(c)	any Designated Non-cash Consideration received by Issuer or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $15.0 million and 2.5% of Total Assets at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value); and

(d)	any stock or assets of the kind referred to in clauses (3) or (5) of the next paragraph of this covenant.

Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds:

(1)	to repay Indebtedness and other Obligations under a Credit Facility that are secured by a Lien and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

(2)	to repay or repurchase and retire any Indebtedness that was secured by the assets sold in such Asset Sale;

(3)	to acquire all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Issuer;

(4)	to make a capital expenditure;

(5)	to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

(6)	any combination of clauses (1) through (5);

provided, that, if during the 365 day period following the consummation of an Asset Sale Issuer or a Restricted Subsidiary enters into a definitive binding agreement committing it to apply the Net Proceeds in accordance with the requirements of the above clauses after such 365 period, such 365 day period will be extended with respect to the amount of Net Proceeds so committed until such Net Proceeds are required to be applied in accordance with such agreement (but such extension will in no event be for a period longer than 180 days) (or, if earlier, the date of termination of such agreement).

Pending the final application of any Net Proceeds, Issuer (or the applicable Restricted Subsidiary) may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Following the entering into of a binding agreement with respect to an Asset Sale and prior to the consummation thereof, cash or Cash Equivalents (whether or not actual Net Proceeds of such Asset Sale) used for the purposes described in clauses (1) through (6) above that are designated as used in accordance therewith, and not previously or subsequently so designated in respect of any other Asset Sale, shall be deemed to be Net Proceeds applied in accordance therewith.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $15.0 million, within 30 days thereof, Issuer will make an offer (an “Asset Sale Offer”), to (A) all holders of notes and (B) all holders of other Indebtedness that is pari passu in right of payment with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase, prepay or redeem with the proceeds of asset sales, to purchase, prepay or redeem the maximum principal amount of notes and such other pari passu

Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest and Special Interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, such amounts shall no longer be considered Excess Proceeds for purposes of the indenture and Issuer may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered in (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis, based on the amounts tendered or required to be prepaid or redeemed (with such adjustments as may be deemed appropriate by Issuer so that only notes in denominations of $2,000, or an integral multiple of $1,000 in excess thereof, will be purchased). Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the indenture by virtue of such compliance.

The agreements governing the other Indebtedness of the Issuer contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Issuer to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Issuer. In the event a Change of Control or Asset Sale occurs at a time when Issuer is prohibited from purchasing notes, Issuer could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Issuer does not obtain a consent or repay those borrowings, Issuer will remain prohibited from purchasing notes. In that case, Issuer’s failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under the other indebtedness. Finally, Issuer’s ability to pay cash to the holders of notes upon a repurchase may be limited by Issuer’s then existing financial resources. See “Risk Factors—Risks Relating to the Offering—We may not be able to fulfill our repurchase obligations with respect to the notes upon a change of control.”

Selection and Notice

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis (or, in the case of notes issued in global form as discussed under “Book-Entry, Delivery and Form,” based on a method that most nearly approximates a pro rata selection as the trustee deems fair and appropriate) unless otherwise required by law or applicable stock exchange or depositary requirements.

No notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Certain Covenants

Restricted Payments

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any other payment or distribution on account of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Issuer or any of its Restricted Subsidiaries) or to the direct or indirect holders of Issuer’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Issuer and other than dividends or distributions payable to Issuer or a Restricted Subsidiary of Issuer);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Issuer) any Equity Interests of Issuer or any direct or indirect parent of Issuer;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries or among Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof (other than a payment of interest on the Subordinated Intercompany Promissory Note); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(b)	Issuer would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Issuer and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), (10), (11) and (13) of the next succeeding paragraph), is less than the sum, without duplication, of:

(1)	50% of the Consolidated Net Income of Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2)

100% of the aggregate net cash proceeds received by Issuer since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Qualifying Equity Interests of Issuer (in each case other than Excluded Contributions) or from the issue or sale of convertible or exchangeable Disqualified Stock of Issuer or convertible or exchangeable debt securities of Issuer, in each case that have been converted into or exchanged for Qualifying Equity Interests of Issuer (other than Qualifying Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a Subsidiary of Issuer); plus

(3)	to the extent that any Restricted Investment that was made after the date of the indenture is (a) sold for cash or otherwise cancelled, liquidated or repaid for cash, the amount of cash received or (b) made in an entity that subsequently becomes a Restricted Subsidiary of Issuer, the initial amount of such Restricted Investment; plus

(4)	to the extent that any Unrestricted Subsidiary designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Issuer’s Restricted Investment in such Subsidiary as of the date of such redesignation; plus

(5)	100% of any dividends or distributions received in cash by Issuer or a Restricted Subsidiary of Issuer that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary, to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of Issuer for such period.

The preceding provisions will not prohibit:

(1)	the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of the indenture;

(2)	the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the sale (other than to a Subsidiary of Issuer) of, Equity Interests of Issuer (other than Disqualified Stock) or from the contribution of common equity capital to Issuer; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Qualifying Equity Interests for purposes of clause (c)(2) of the preceding paragraph and will not be considered to be net cash proceeds from an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture;

(3)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Issuer to the holders of its Equity Interests on a pro rata basis;

(4)	the repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Indebtedness in exchange for, or out of the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness, provided that any redemption of Subordinated Indebtedness for which a notice of redemption has been validly given pursuant to the indenture or any other instrument governing such Subordinated Indebtedness and which is redeemed within 60 days of the incurrence of such Permitted Refinancing Indebtedness shall be deemed to have occurred substantially concurrent with such incurrence for purposes of this clause (4);

(5)

so long as no Default or Event of Default has occurred and is continuing, payments to Parent that are used by Parent, Hillman Companies, or another direct or indirect parent of Issuer to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Parent, Hillman Companies or any other direct or indirect parent of Issuer or payments to repurchase, redeem or otherwise acquire or retire for value any Equity Interests of Issuer or any Restricted Subsidiary of Issuer, in each case, held by any current or former officer, director or employee of Issuer or any of its Restricted Subsidiaries (or their estates or beneficiaries under their estates), upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed (A) $2.0 million in any calendar year (with unused amounts up to $1.0 million being available to be used in any succeeding calendar year for a total of up to $3.0 million in any calendar year) plus (B) the amount of any net cash proceeds received by or contributed to Issuer from the issuance and sale since the date of the indenture of Qualified Equity Interests of Issuer, Parent, Hillman Companies or another direct or indirect parent of Issuer to its officers, directors or employees that have not been applied to the payment of Restricted Payments pursuant to the terms of clause (c) of the preceding paragraph or this clause (5), plus (C) the net cash proceeds of any “key-man” life insurance policies received by the Issuer or a Restricted Subsidiary of the Issuer after the date of the indenture that have not been applied to the payment of Restricted Payments pursuant to this clause (5); provided, further, that the cancellation of Indebtedness owing to Issuer or any Restricted Subsidiary in connection with the repurchase of Qualified Equity Interests will not be deemed to constitute a Restricted Payment under the indenture;

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options (or related withholding taxes);

(7)	so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of Issuer or any preferred stock of any Restricted Subsidiary of Issuer issued on or after the date of the indenture in accordance with the covenant described below in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(8)	payments of cash, dividends, distributions, advances or other Restricted Payments by Issuer or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(9)	Permitted Payments to Parent;

(10)	so long as no Default or Event of Default has occurred and is continuing and such payment is then permitted by any Credit Facilities then in effect, without duplication, (a) distributions to Parent in an amount necessary to permit payments of interest on the Junior Subordinated Debentures at the Stated Maturity of such interest payments provided such payments are applied to make payments of interest on the Junior Subordinated Debentures at the Stated Maturity of such interest payments or (b) payments of interest on the Subordinated Intercompany Promissory Note at the Stated Maturity of such interest payments provided such payments are applied to make payments of interest on the Junior Subordinated Debentures at the Stated Maturity of such interest payments;

(11)	Restricted Payments made with Excluded Contributions;

(12)	so long as no Default or Event of Default has occurred and is continuing, the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount thereof in the event of a Change of Control pursuant to a provision no more favorable to the holders thereof than the provisions described in “—Repurchase at the Option of Holders—Change of Control” provided that, in each case, prior to the repurchase the Issuer has made a Change of Control Offer to and repurchased all notes issued under the indenture that were validly tendered for payment in connection with the offer to purchase;

(13)	distributions or dividends to Hillman Group or Parent to make the payments described in the section of the final offering memorandum, dated May 18, 2010, for the initial notes titled “Use of Proceeds” (if any); and

(14)	so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount not to exceed the greater of $15.0 million and 2.5% of Total Assets since the date of the indenture.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors of Issuer whose resolution with respect thereto will be delivered to the trustee. For the avoidance of doubt, any “deemed dividend” resulting from the filing of a consolidated or combined tax return by any direct or indirect parent of Issuer and not involving any cash distribution will not be a “Restricted Payment.”

For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or portion thereof) meets the criteria of more than one of the categories of Restricted Payments described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be entitled to classify or re-classify (based on circumstances existing on the date of such reclassification) such Restricted Payment or portion thereof in any manner that complies with this covenant and such Restricted Payment will be treated as having been made pursuant to only such clause or clauses or the first paragraph of this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Issuer will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Issuer may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and Issuer’s Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness or the issuance of the following items of Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1)	the incurrence by Issuer and any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and its Restricted Subsidiaries thereunder) not to exceed $420.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Issuer or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2)	the incurrence by Issuer and its Restricted Subsidiaries of (a) the Existing Indebtedness and (b) the Subordinated Intercompany Promissory Note;

(3)	the incurrence by Issuer and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture and the exchange notes and the related Note Guarantees to be issued pursuant to the registration rights agreement;

(4)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used in the business of Issuer or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of $5.0 million and 1.5% of Total Assets at any time outstanding;

(5)	the incurrence by Issuer or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2)(a), (3), (4), (5), (14), (15), (16) or (17) of this paragraph;

(6)	the incurrence by Issuer or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Issuer and any of its Restricted Subsidiaries; provided, however, that:

(a)	if Issuer or any Guarantor is the obligor on such Indebtedness and the payee is not Issuer or a Guarantor, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Issuer, or the Note Guarantee, in the case of a Guarantor; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Issuer or a Restricted Subsidiary of Issuer and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Issuer or a Restricted Subsidiary of Issuer, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Issuer or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Issuer’s Restricted Subsidiaries to Issuer or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Issuer or a Restricted Subsidiary of Issuer; and

(b)	any sale or other transfer of any such preferred stock to a Person that is not either Issuer or a Restricted Subsidiary of Issuer,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Issuer or any of its Restricted Subsidiaries of Hedging Obligations not entered into for speculation;

(9)	the guarantee or co-issuance by Issuer or any of the Guarantors of Indebtedness of Issuer or a Restricted Subsidiary of Issuer to the extent that the guaranteed or co-issued Indebtedness was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed or co-issued is subordinated to or pari passu in right of payment with the notes, then the Guarantee or co-issuance must be subordinated or pari passu, as applicable, in right of payment to the same extent as the Indebtedness guaranteed;

(10)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness in respect of letters of credit, bank guarantees, workers’ compensation claims, self-insurance obligations, bankers’ acceptances, guarantees, performance, surety, statutory, appeal, completion, export or import, indemnities, customs, revenue bonds or similar instruments in the ordinary course of business, including guarantees or obligations with respect thereto (in each case other than for an obligation for money borrowed); provided, however that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(11)	the incurrence by Issuer or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days or incurrence;

(12)	the incurrence by Issuer of Contribution Indebtedness;

(13)	the incurrence by the Issuer or any of its Restricted Subsidiaries of Indebtedness arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, incurred in connection with the disposition of any business, assets or Restricted Subsidiary of the Issuer (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount of such Indebtedness does not exceed the gross proceeds actually received by the Issuer or any Restricted Subsidiary of the Issuer in connection with such transactions;

(14)	Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer, including Parent and Hillman Companies, to the extent described in clause (5) of the second paragraph in the section of this prospectus titled “—Restricted Payments;”

(15)	Indebtedness of a Subsidiary outstanding on the date such Subsidiary was acquired by the Issuer or a Restricted Subsidiary of the Issuer (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary of or was otherwise acquired by the Issuer or a Restricted Subsidiary of the Issuer); provided that, on the date that such Subsidiary is acquired by the Issuer or a Restricted Subsidiary of the Issuer and after giving effect to the incurrence of such Indebtedness and the acquisition of such Subsidiary pursuant to this clause (15), either (a) the Issuer would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this covenant or (b) the Issuer’s Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(16)	the incurrence by one or more Foreign Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16) and then outstanding, not to exceed the greater of $20.0 million and 3% of Total Assets; and

(17)	the incurrence by Issuer of additional Indebtedness or Disqualified stock, or by one or more Restricted Subsidiaries of additional Indebtedness or preferred stock, in an aggregate principal amount (or accreted value or liquidation amount, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (17) and then outstanding, not to exceed the greater of $20.0 million and 3% of Total Assets.

Issuer will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of Issuer or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Issuer solely by virtue of being unsecured or by virtue of being secured on a junior priority basis or pursuant to any customary provisions of any inter-creditor agreements related to the lien subordination (but not the payment subordination) of any such junior security interest.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (17) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Issuer will be permitted to classify and reclassify, in each case in its sole discretion, such item of Indebtedness and may divide, classify and reclassify (based on circumstances in existence at the time of such reclassification or redivision) such Indebtedness in more than one of the types of Indebtedness described, except that Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Issuer as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Issuer or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(3)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a)	the Fair Market Value of such assets at the date of determination; and

(b)	the amount of the Indebtedness of the other Person.

Liens

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any asset now owned or hereafter acquired, except Permitted Liens.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Issuer or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Issuer or any of its Restricted Subsidiaries;

(2)	make loans or advances to Issuer or any of its Restricted Subsidiaries; or

(3)	sell, lease or transfer any of its properties or assets to Issuer or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, supplements, refundings,

replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

(2)	the indenture, the notes and the Note Guarantees;

(3)	agreements governing other Indebtedness permitted to be incurred under the provisions of the covenant described above in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock” and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein will not materially adversely impact the ability of Issuer to make required principal and interest payments on the notes;

(4)	applicable law, rule, regulation or order;

(5)	any instrument governing Indebtedness or Capital Stock of a Person acquired by Issuer or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the properties or assets of the Person, so acquired;

(6)	customary non-assignment or non-transfer provisions in contracts, leases and licenses entered into in the ordinary course of business;

(7)	purchase money obligations for property acquired and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(8)	any agreement for the sale or other disposition of assets (including the Equity Interests of a Restricted Subsidiary) that restricts transfers of assets (including distributions by that Restricted Subsidiary) pending the closing of sale or other disposition;

(9)	Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10)	Liens permitted to be incurred under the provisions of the covenant described above in the section of this prospectus titled “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(11)	provisions limiting the disposition or distribution of assets or property in partnership agreements, limited liability company organizational governance documents, joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment), which limitation is applicable only to the assets that are the subject of such agreements; and

(12)	restrictions on cash or other deposits or net worth imposed by suppliers, landlords or customers under contracts entered into in the ordinary course of business.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common Equity Interests shall not be deemed a restriction on the ability to make distributions on Equity Interests and (ii) the subordination of loans or advances made to Issuer or a Restricted Subsidiary of Issuer to other Indebtedness incurred by Issuer or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Merger, Consolidation or Sale of Assets

Issuer will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Issuer is the surviving Person), or (2) sell, assign, lease, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Issuer and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1)	either: (a) Issuer is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Issuer) or to which such sale, assignment, transfer, conveyance or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia; and, if such entity is not a corporation, a co-obligor of the notes is a corporation organized or existing under any such laws;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Issuer) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Issuer under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Issuer or the Person formed by or surviving any such consolidation or merger (if other than Issuer), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period (i) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock” or (ii) have had a Fixed Charge Coverage Ratio greater than the actual Fixed Charge Coverage Ratio for Issuer for such four-quarter period.

This “Merger, Consolidation or Sale of Assets” covenant will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among Issuer and its Restricted Subsidiaries. Clauses (3) and (4) of the first paragraph of this covenant will not apply to (1) any merger or consolidation of Issuer with or into one of its Restricted Subsidiaries for any purpose or (2) with or into an Affiliate solely for the purpose of reincorporating Issuer in another jurisdiction.

Upon the consummation of any transaction effected in accordance with these provisions, if the Issuer is not the continuing Person, the resulting, surviving or transferee Person will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under the indenture and the notes with the same effect as if such successor Person had been named as the Issuer in the Indenture. Upon such substitution, except in the case of a lease of all or substantially all its assets, the Issuer will be released from its obligations under the indenture and the notes.

Transactions with Affiliates

Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Issuer (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1)	the Affiliate Transaction is on terms that are no less favorable to Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Issuer or such Restricted Subsidiary with an unrelated Person; and

(2)	Issuer delivers to the trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, Issuer delivers to the Trustee a resolution of the Board of Directors of Issuer set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of Issuer; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, an opinion as to the fairness to Issuer or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment agreement, employee benefit plan, officer or director indemnification agreement or any similar arrangement entered into by Issuer or any of its Restricted Subsidiaries in the ordinary course of business and payments and other benefits (including bonuses, retirement, severances, health, stock option and other benefit plans) pursuant thereto;

(2)	transactions between or among (A) Issuer and one or more Restricted Subsidiaries or (B) Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Issuer) that is an Affiliate of Issuer solely because Issuer owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of Issuer or any of its Restricted Subsidiaries;

(5)	(A) any issuance of Equity Interests (other than Disqualified Stock) of Issuer to Affiliates of Issuer (or contributions in respect of such Equity Interests by Affiliates) and the granting of registration and other customary rights in connection therewith, (B) contributions to the common capital of Issuer or (C) the granting of registration and other customary rights related to Equity Interests to Affiliates of the Issuer;

(6)	Restricted Payments or Permitted Investments that do not violate the provisions of the indenture described above in the section of this prospectus titled “—Restricted Payments;”

(7)	loans or advances (or the cancellation thereof) to officers, directors, employees or consultants not to exceed $2.0 million in the aggregate at any one time outstanding;

(8)	transactions with customers, clients, suppliers, or purchasers or sellers of goods or services that are Affiliates, in each case in the ordinary course of business and which, in the reasonable determination of the Board of Directors of the Issuer are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(9)	(x) any agreement described in the section of this prospectus titled “Certain Relationships and Related Transactions,” as in effect on the date of the indenture or as thereafter amended, renewed or replaced in any manner, that, taken as a whole, is not more disadvantageous to the holders of the notes or Issuer in any material respect than such agreement as it was in effect on the date of the indenture or (y) any transaction pursuant to any agreement referred to in the immediately preceding clause (x);

(10)	any transaction with an Affiliate where the only consideration paid by Issuer or any Restricted Subsidiary is Qualified Equity Interests;

(11)	transactions permitted by, and complying with, the provisions of the covenant described in the section of this prospectus titled “Merger, Consolidation or Sale of Assets;”

(12)	transactions between Issuer or any of its Restricted Subsidiaries and any Person that is an Affiliate solely because one or more of its directors is also a director of Issuer or any direct or indirect parent of Issuer; provided that such director abstains from voting as a director of Issuer or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(13)	transactions entered into in good faith with any of Issuer’s or a Restricted Subsidiary’s Affiliates which provide for shared services and/or facilities arrangements and which provide cost savings and/or other operational efficiencies to the Issuer and the Restricted Subsidiaries, taken as a whole, as determined in good faith by the Issuer’s Board of Directors, and payments related thereto;

(14)	Permitted Payments to Parent;

(15)	the entering into of any tax sharing agreement that provides for payments to Parent or any other direct or indirect parent of Issuer no greater than the amounts provided for in clause (2) of the definition of “Permitted Payments to Parent”; and

(16)	the Subordinated Intercompany Promissory Note and the payments of interest thereon at the Stated Maturity of such interest payments.

Business Activities

Issuer will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Issuer and its Restricted Subsidiaries taken as a whole.

Additional Note Guarantees

If Issuer or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel reasonably satisfactory to the trustee within 20 Business Days of the date on which it was acquired or created.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors of Issuer may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Issuer and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above in the section of this prospectus titled “—Restricted Payments” or under one or more clauses of the definition of Permitted Investments, as determined by Issuer. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of Issuer may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Issuer as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an officer’s certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above in the section of this prospectus titled “—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Issuer as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock,” Issuer will be in default of such covenant. The Board of Directors of Issuer may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of Issuer; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Issuer of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described in the section of this prospectus titled “—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, Issuer will furnish to the holders of notes and the trustee (or file with the SEC for public availability and provide the trustee with electronic notification thereof including a hyperlink to the relevant SEC website), within the time periods specified in the SEC’s rules and regulations (giving effect to Rule 12h-5 and Rule 12b-25 under the Exchange Act):

(1)	all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if Issuer were required to file such reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report thereon by Issuer’s certified independent accountants; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if Issuer were required to file such reports.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, the Issuer will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (giving effect to Rule 12h-5 and Rule 12b-25 under the Exchange Act) (unless the SEC will not accept such a filing).

If, at any time after consummation of the exchange offer contemplated by the registration rights agreement, Issuer is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Issuer will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. Issuer will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept Issuer’s filings for any reason, Issuer will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if Issuer were required to file those reports with the SEC.

If Issuer has designated any Significant Subsidiary as an Unrestricted Subsidiary, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of such Unrestricted Subsidiaries of Issuer.

Notwithstanding the foregoing, if any direct or indirect parent of Issuer, including Parent or Hillman Companies, fully and unconditionally guarantees the notes, the filing of such reports by such parent within the time periods specified above will satisfy such obligations of Issuer; provided that, following effectiveness of an exchange offer registration statement or shelf registration statement, such reports shall include the information required by Rule 3-10 of Regulation S-X with respect to Issuer and the Guarantors.

In addition, Issuer and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file with the SEC the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an “Event of Default”:

(1)	default for 30 days in the payment when due of interest and Special Interest, if any, on the notes;

(2)	default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes;

(3)	failure by Issuer to accept and pay for notes tendered when and as required by the provisions of the indenture described in the sections of this prospectus titled “—Repurchase at the Option of Holders—Change of Control” and “—Repurchase at the Option of Holders—Asset Sales” or failure by Issuer or any of its Restricted Subsidiaries to comply with the provisions described under the section of this prospectus titled “—Certain Covenants—Merger, Consolidation or Sale of Assets;”

(4)	failure by Issuer or any of its Restricted Subsidiaries for 60 days after notice to Issuer by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Issuer or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Issuer or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee now exists, or is created after the date of the indenture, if that default:

(a)	is caused by a failure to pay such Indebtedness at final maturity after the expiration of any applicable grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6)	failure by Issuer or any of its Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $10.0 million (excluding amounts which insurance carriers of the Hillman Companies, Parent, Issuer or any Restricted Subsidiaries have expressly agreed to pay under applicable policies), which judgments are not paid, discharged or stayed, for a period of 60 days;

(7)	except as permitted by the indenture or the Note Guarantees, any Note Guarantee of any Significant Subsidiary is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee; and

(8)	certain events of bankruptcy or insolvency described in the indenture with respect to Issuer or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Issuer, any Restricted Subsidiary of Issuer that is a Significant Subsidiary or any group of Restricted Subsidiaries of Issuer that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, premium on, if any, interest and Special Interest, if any.

Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, interest or Special Interest, if any, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

(1)	such holder has previously given the trustee written notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the then outstanding notes make a written request to the trustee to pursue the remedy;

(3)	such holder or holders offer and, if requested, provide to the trustee security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee does not comply with such request within 60 days after receipt of the request and the offer of security or indemnity; and

(5)	during such 60-day period, holders of a majority in aggregate principal amount of the then outstanding notes do not give the trustee a direction inconsistent with such request.

The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes. Upon such waiver, the Default will cease to exist, and any Event of Default arising therefrom will be deemed to have been cured, but no such waiver will extend to any subsequent or other Default or impair any right consequent thereon.

Issuer is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Issuer is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Issuer or any Guarantor, as such, will have any liability for any obligations of Issuer or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Issuer may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an officers’ certificate, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium on, if any, interest or Special Interest, if any, on, such notes when such payments are due from the trust referred to below;

(2)	Issuer’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee under the indenture, and Issuer’s and the Guarantors’ obligations in connection therewith; and

(4)	the Legal Defeasance and Covenant Defeasance provisions of the indenture.

In addition, Issuer may, at its option and at any time, elect to have the obligations of Issuer and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, all Events of Default described under “—Events of Default and Remedies” (except those relating to payments on the notes or bankruptcy, receivership, rehabilitation or insolvency events) will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)	Issuer must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium on, if any, interest and Special Interest, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and Issuer must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

(2)	in the case of Legal Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Issuer has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, Issuer must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Indebtedness), and the granting of Liens to secure such borrowings);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged, refinanced or replaced) to which Issuer or any of the Guarantors is a party or by which Issuer or any of the Guarantors is bound;

(6)	Issuer must deliver to the trustee an officers’ certificate stating that the deposit was not made by Issuer with the intent of preferring the holders of notes over the other creditors of Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of Issuer or others; and

(7)	Issuer must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, the notes), and any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium on, if any, interest or Special Interest, if any, on, the notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, additional notes, if any) voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter or waive any of the provisions with respect to the redemption of the notes (except those provisions relating to the covenants described above in the section of this prospectus titled “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest, including default interest, on any note;

(4)	waive a Default or Event of Default in the payment of principal of, premium on, if any, interest or Special Interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any note payable in money other than that stated in the notes;

(6)	make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, premium on, if any, interest or Special Interest, if any, on, the notes;

(7)	waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above in the section of this prospectus titled “—Repurchase at the Option of Holders”);

(8)	release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture; or

(9)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of notes, Issuer, the Guarantors and the trustee may amend or supplement the indenture, the notes or the Note Guarantees:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated notes in addition to or in place of certificated notes;

(3)	to provide for the assumption of Issuer’s or a Guarantor’s obligations to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of Issuer’s or such Guarantor’s assets, as applicable, or otherwise to comply with the provisions in the section of this prospectus titled “Merger, Consolidation or Sale of Assets;”

(4)	to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the rights of any holder under the indenture;

(5)	to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6)	to conform the text of the indenture, the notes, the Note Guarantees to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture, the notes, the Note Guarantees, which intent may be evidenced by an officers’ certificate to that effect;

(7)	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of the date of the indenture; or

(8)	to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes or to secure the notes; or

(9)	to evidence and provide for the acceptance of the appointment of a successor trustee.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Issuer, have been delivered to the trustee for cancellation; or

(b)	all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable by reason of redemption or final maturity within one year and Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal of, premium on, if any, interest and Special Interest, if any, on, the notes to the date of maturity or redemption;

(2)	in respect of clause 1(b), no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and any similar deposit relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which Issuer or any Guarantor is a party or by which Issuer or any Guarantor is bound (other than the indenture and the agreements governing any other Indebtedness being defeased, discharged, refinanced or replaced);

(3)	Issuer or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

(4)	Issuer has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

In addition, Issuer must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Issuer or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in aggregate principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default has occurred and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee reasonable indemnity or security satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this prospectus may obtain a copy of the indenture and the registration rights agreement without charge by writing to The Hillman Group, Inc., 10590 Hamilton Avenue, Cincinnati, Ohio, 45231-1764, Attention: Chief Financial Officer.

Book-Entry, Delivery and Form

Except as described below, we will initially issue the exchange notes in the form of one or more registered exchange notes in global form without coupons. We will deposit each global note on the date of the closing of this exchange offer with, or on behalf of, The Depository Trust Company in New York, New York, and register the exchange notes in the name of The Depository Trust Company or its nominee, or will leave these notes in the custody of the trustee.

Depository Trust Company Procedures

For your convenience, we are providing you with a description of the operations and procedures of The Depository Trust Company , the Euroclear System and Clearstream Banking, S.A. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We are not responsible for these operations and procedures and urge you to contact the system or its participants directly to discuss these matters.

The Depository Trust Company has advised us that it is a limited purpose trust company created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between its participants through electronic book entry changes in the accounts of these participants. These direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to The Depository Trust Company’s system is also indirectly available to other entities that clear through or maintain a direct or indirect, custodial relationship with a direct participant. The Depository Trust Company may hold securities beneficially owned by other persons only through its participants and the ownership interests and transfers of ownership interests of these other persons will be recorded only on the records of the participants and not on the records of The Depository Trust Company.

The Depository Trust Company has also advised us that, in accordance with its procedures, upon deposit of the global notes, it will credit the accounts of the direct participants with an interest in the global notes, and it will maintain records of the ownership interests of these direct participants in the global notes and the transfer of ownership interests by and between direct participants.

The Depository Trust Company will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, indirect participants or other owners of beneficial interests in the global notes. Both direct and indirect participants must maintain their own records of ownership interests of, and the transfer of ownership interests by and between, indirect participants and other owners of beneficial interests in the global notes.

Investors in the global notes may hold their interests in the notes directly through The Depository Trust Company if they are direct participants in The Depository Trust Company or indirectly through organizations that are direct participants in The Depository Trust Company. Investors in the global notes may also hold their interests in the notes through Euroclear and Clearstream if they are direct participants in those systems or indirectly through organizations that are participants in those systems. Euroclear and Clearstream will hold omnibus positions in the global notes on behalf of the Euroclear participants and the Clearstream participants, respectively, through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A. and The Chase Manhattan Bank, N.A., as operators of Clearstream. These depositories, in turn, will hold these positions in their names on the books of DTC. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of The Depository Trust Company. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of those systems.

The laws of some states require that some persons take physical delivery in definitive certificated form of the securities that they own. This may limit or curtail the ability to transfer beneficial interests in a global note to these persons. Because The Depository Trust Company can act only on behalf of direct participants, which in turn act on behalf of indirect participants and others, the ability of a person having a beneficial interest in a global note to pledge its interest to persons or entities that are not direct participants in The Depository Trust Company or to otherwise take actions in respect of its interest, may be affected by the lack of physical certificates evidencing the interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders of these notes under the indenture for any purpose.

Payments with respect to the principal of and interest on any notes represented by a global note registered in the name of The Depository Trust Company or its nominee on the applicable record date will be payable by the trustee to or at the direction of The Depository Trust Company or its nominee in its capacity as the registered holder of the global note representing these notes under the indenture. Under the terms of the indenture, we and the trustee will treat the person in whose names the notes are registered, including notes represented by global notes, as the owners of the notes for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal and interest on global notes registered in the name of The Depository Trust Company or its nominee will be payable by the trustee to The Depository Trust Company or its nominee as the registered holder under the indenture. Consequently, none of the Company, the Guarantors, the trustee or any of our agents, or the trustee’s agents has or will have any responsibility or liability for:

(1)	any aspect of The Depository Trust Company’s records or any direct or indirect participant’s records relating to, or payments made on account of, beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any of The Depository Trust Company’s records or any direct or indirect participant’s records relating to the beneficial ownership interests in any global note or

(2)	any other matter relating to the actions and practices of The Depository Trust Company or any of its direct or indirect participants.

The Depository Trust Company has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes, including principal and interest, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the security as shown on its records, unless it has reasons to believe that it will not receive payment on the payment date. Payments by the direct and indirect participants to the beneficial owners of interests in the global note will be governed by standing instructions and customary practice and will be the responsibility of the direct or indirect participants and will not be the responsibility of The Depository Trust Company, the trustee or us.

Neither we nor the trustee will be liable for any delay by The Depository Trust Company or any direct or indirect participant in identifying the beneficial owners of the notes and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from The Depository Trust Company or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the notes.

Transfers between participants in The Depository Trust Company will be effected in accordance with The Depository Trust Company’s procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Cross-market transfers between the participants in The Depository Trust Company, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through The Depository Trust Company in accordance with The Depository Trust Company’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in The Depository Trust Company, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to The Depository Trust Company. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

The Depository Trust Company has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account The Depository Trust Company has credited the interests in the global notes and only in respect of the portion of the aggregate principal amount of the notes as to which the participant or participants has or have given that direction. However, if there is an event of default with respect to the notes, The Depository Trust Company reserves the right to exchange the global notes for legended notes in certificated form and to distribute them to its participants.

Although The Depository Trust Company, Euroclear and Clearstream have agreed to these procedures to facilitate transfers of interests in the global notes among participants in The Depository Trust Company, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures and may discontinue them at any time. None of the Company, the Guarantors, the trustee or any of our or the trustee’s respective agents will have any responsibility for the performance by The Depository Trust Company, Euroclear or Clearstream or their direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Notes for Certificated Notes

All global notes will be exchangeable by us for definitive notes in registered certificated form if:

(1)	We deliver to the trustee written notice from the Depository Trust Company that it is unwilling or unable to continue to act as depositary for the global notes or is no longer a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice from the Depository Trust Company,

(2)	We, in our sole discretion, determine that the global notes (in whole but not in part) should be exchanged for Definitive Notes and deliver written notice of such effect to the trustee, or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes.

In all cases, certificated notes delivered in exchange for any global note or beneficial interests in a global note will be registered in the name, and issued in any approved denominations, requested by or on behalf of The Depository Trust Company, in accordance with its customary procedures.

Exchange of Certificated Notes for Book-Entry Notes

Initial notes issued in certificated form may be exchanged for beneficial interests in the global note.

Same Day Settlement

We expect that the interests in the global notes will be eligible to trade in The Depository Trust Company’s Same Day Funds Settlement System. As a result, secondary market trading activity in these interests will settle in immediately available funds, subject in all cases to the rules and procedures of The Depository Trust Company and its participants. We expect that secondary trading in any certificated notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a global note from a participant in The Depository Trust Company will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of The Depository Trust Company. The Depository Trust Company has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a global note by or through a Euroclear or Clearstream participant to a participant in The Depository Trust Company will be received with value on the settlement date of The Depository Trust Company but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following The Depository Trust Company’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Applicable Premium” means, with respect to any note on any redemption date, the greater of:

(1)	1.0% of the principal amount of the note; or

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the note at June 1, 2014, (such redemption price being set forth in the table appearing above in the section of this prospectus titled “—Optional Redemption”) plus (ii) all required interest payments due on the note through June 1, 2014 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points per annum discounted on a semi-annual bond equivalent basis; over

(b)	the principal amount of the note.

Calculation of the Applicable Premium will be made by Issuer or on behalf of Issuer by such person as Issuer shall designate.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights by Issuer or any of Issuer’s Restricted Subsidiaries; and

(2)	the issuance of Equity Interests by any of Issuer’s Restricted Subsidiaries or the sale by Issuer or any of Issuer’s Restricted Subsidiaries of Equity Interests in any of Issuer’s Subsidiaries;

provided, that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Issuer and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above in the section of this prospectus titled “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above in the section of this prospectus titled “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $2.0 million;

(2)	a transfer of assets between or among Issuer and its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of Issuer to Issuer or to a Restricted Subsidiary of Issuer;

(4)	any exchange of assets for assets (including a combination of assets and Cash Equivalents) related to a Permitted Business of comparable or greater market value or usefulness to the business of the Issuer and its Restricted Subsidiaries as a whole, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (a) $2.0 million shall be evidenced by an officers’ certificate, and (b) $5.0 million shall be set forth in a resolution approved in good faith by at least a majority of the members of the Board of Directors of the Issuer;

(5)	the sale, lease or other transfer of inventory, products, byproducts, goods held for sale, services, accounts receivable in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business (including the abandonment or other disposition of any assets, including intellectual property, that is no longer used or useful or no longer economically practical to maintain in the conduct of the business of Issuer and its Restricted Subsidiaries taken as whole);

(6)	licenses and sublicenses by Issuer or any of its Restricted Subsidiaries of software or intellectual property in the ordinary course of business;

(7)	any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(8)	the granting of, creation of or realization on Liens not prohibited by the covenant described above in the section of this prospectus titled “—Liens;”

(9)	the sale, transfer or other disposition of cash or Cash Equivalents;

(10)	a Restricted Payment that does not violate the covenant described above in the section of this prospectus titled “—Certain Covenants—Restricted Payments” or a Permitted Investment;

(11)	the transfer of assets related to any Hedging Obligations incurred in compliance with “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” pursuant to the unwinding of any such Hedging Obligations; and

(12)	dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding agreements.

“Asset Sale Offer” has the meaning assigned to that term in the indenture governing the notes.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members or managers thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Legal Holiday.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars, pounds sterling, euros, the national currency of any participating member state of the European Union, Canadian dollars, or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than twelve months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of twelve months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twelve months and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within six months after the date of acquisition;

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition; and

(7)	in the case of a Foreign Subsidiary, substantially similar investments, of comparable credit quality, denominated in the currency of any jurisdiction in which such Person conducts business.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Issuer and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than a Principal or a Related Party of a Principal;

(2)	the adoption of a plan relating to the liquidation or dissolution of Issuer;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Issuer, measured by voting power rather than number of shares; provided, however, that such event shall not be deemed a Change of Control so long as one or more of the Principals has the right or ability by voting power or contract to elect or designate for election a majority of the Board of Directors of Issuer; or

(4)	the first day on which a majority of the members of the Board of Directors of Issuer are not Continuing Directors.

For purposes of this definition, (i) any direct or indirect holding company of Issuer (including Parent) shall not itself be considered a “person” or “group” for purposes of clause (3) above, provided that no “person” or

“group” (other than the Principals and their Related Parties) beneficially owns, directly or indirectly, more than 50% of the Voting Stock of such holding company and (ii) no Change of Control pursuant to clause (1) above shall be deemed to have occurred solely as the result of a transfer of assets among the Issuer and the Guarantors.

“Change of Control Offer” has the meaning assigned to that term in the indenture governing the notes.

“Consolidated EBITDA” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(4)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; plus,

(5)	adjustments used in connection with the calculation of “Adjusted EBITDA” (as presented in the final offering memorandum, dated as of May 18, 2010, for the initial notes).

in each case, on a consolidated basis and determined in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis (excluding the net income (loss) of any Unrestricted Subsidiary of such Person), determined in accordance with GAAP and without any reduction in respect of preferred stock dividends; provided that:

(1)	all (a) extraordinary, nonrecurring or unusual gains and losses or income or expenses, including, without limitation, any expenses related to a facilities closing and any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses; any severance or relocation expenses; executive recruiting costs; restructuring costs; curtailments or modifications to pension and post-retirement employee benefit plans; (b) any expenses (including, without limitation, financial advisory fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses), costs or charges incurred in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of Indebtedness permitted under the indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the transactions described in the section of this prospectus titled “The Transactions”); and (c) gains and losses realized in connection with any sale of assets outside the ordinary course of business, the disposition of securities, the early extinguishment of Indebtedness or associated with Hedging Obligations, together with any related provision for taxes on any such gain, will be excluded;

(2)	the net income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(3)	solely for the purpose of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” the net income (but not loss) of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(4)	any foreign currency translation gains or losses (including gains or losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, will be excluded;

(5)	the effect of any non-cash impairment charges or asset write-downs or write-offs resulting from the application of GAAP, including pursuant to ASC 350 and 360, and the amortization of intangibles arising from the application of GAAP, including pursuant to ASC 805, will be excluded;

(6)	any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights;

(7)	the cumulative effect of a change in accounting principles will be excluded;

(8)	non-cash gains and losses attributable to movement in the mark-to-market valuation of Hedging Obligations pursuant to ASC 815; and

(9)	interest payments made on the Subordinated Intercompany Promissory Note at the Stated Maturity of such interest payments and any amortization of premium resulting from any fair value adjustments of such note, will be excluded.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Issuer who:

(1)	was a member of such Board of Directors on the date of the indenture; or

(2)	was nominated for election or elected to such Board of Directors with the approval of the Principals or a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

“Contribution Indebtedness” means Indebtedness of Issuer in an aggregate principal amount not to exceed two times the aggregate amount of cash received by Issuer after the date of the indenture from the sale of its Equity Interests (other than Disqualified Stock) or as a contribution to its common equity capital (in each case, other than to or from a Subsidiary of Issuer); provided that such Indebtedness (a) is incurred within 180 days after the sale of such Equity Interests or the making of such capital contribution and (b) is designated as “Contribution Indebtedness” pursuant to an officer’s certificate on the date of its incurrence. Any sale of Equity Interests or capital contribution that forms the basis for an incurrence of Contribution Indebtedness will not be considered to be a sale of Qualifying Equity Interests and will be disregarded for purposes of the “Restricted Payments” covenant and will not be considered to be an Equity Offering for purposes of the “Optional Redemption” provisions of the indenture.

“Credit Agreement” means the Credit Agreement, to be dated as of the date of the indenture, by and among OHCP HM Acquisition Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc. and the lenders and agents from time to time party thereto, providing for up to $420.0 million of revolving credit and term loan borrowings, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time.

“Credit Facilities” means, one or more debt facilities (which may be outstanding at the same time and including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other lenders or investors or indentures or other agreements providing for revolving credit loans, term loans, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or other indebtedness, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced in any manner (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part, in one or more instances, from time to time (including successive renewals, extensions, substitutions, refinancings, restructurings, replacements, supplementations or other modifications of the foregoing, including into one or more debt facilities, commercial paper facilities or other debt instruments, indentures or agreements (including by means of sales of debt securities (including additional notes) to investors), providing for revolving credit loans, term loans, letters of credit, debt securities or other debt obligations, from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means any non-cash consideration received by Issuer or one of its Restricted Subsidiaries in connection with an Asset Sale that is designated as Designated Non-cash Consideration pursuant to an officer’s certificate executed by an officer of Issuer or such Restricted Subsidiary at the time of such Asset Sale.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, (i) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Issuer may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above in the section of this prospectus titled “—Certain Covenants—Restricted Payments,” (ii) if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because they may be required to be repurchased by Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (iii) any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Issuer and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Domestic Subsidiary” means any Restricted Subsidiary of Issuer that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Issuer.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means a public or private sale either (1) of Equity Interests of Issuer by Issuer (other than Disqualified Stock and other than to a Subsidiary of Issuer) or (2) of Equity Interests of a direct or indirect parent entity of Issuer (other than to Issuer or a Subsidiary of Issuer) to the extent that the net proceeds therefrom are contributed to the common equity capital of Issuer.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Contributions” means the Cash Equivalents received by Issuer after the date of the indenture from (1) contributions to its common equity capital, and (2) the sale (other than to a Subsidiary of Issuer or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Equity Interests (other than Disqualified Stock) of Issuer, in each case designated as Excluded Contributions pursuant to an officer’s certificate executed by an officer of the Issuer on or promptly after the date such capital contributions are made or the date such Equity Interest is sold, as the case may be. Any Excluded Contribution shall not be used or counted pursuant to paragraph (c)(2) of the covenant described under “—Certain Covenants—Restricted Payments.”

“Existing Indebtedness” means all Indebtedness of Issuer and its Subsidiaries (other than Indebtedness under the Credit Agreement and the Subordinated Intercompany Promissory Note) in existence on the date of the indenture, until such amounts are repaid.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of Issuer (unless otherwise provided in the indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (including all Pro Forma Cost Savings) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect (including all Pro Forma Cost Savings) as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Issuer (other than Disqualified Stock) or to Issuer or a Restricted Subsidiary of Issuer, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; less

(5)	the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

To the extent related to the Transactions or any refinancing of Indebtedness, amortization of debt issuance costs and premium and other financing fees and expenses shall be excluded from the calculation of Fixed Charges. In addition, interest payments made on the Subordinated Intercompany Promissory Note at the Stated Maturity of such interest payments and any amortization of premium resulting from any fair value adjustments of such note, will be excluded from the calculation of Fixed Charges.

“Foreign Subsidiary” means any Restricted Subsidiary of the Issuer that is not a Domestic Subsidiary and any direct or indirect Restricted Subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means Hillman Companies, Parent and any Subsidiary of Issuer that executes a Note Guarantee in accordance with the provisions of the indenture, and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than six months after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of ASC 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Issuer or any Restricted Subsidiary of Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Issuer, Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Issuer’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above in the section of this prospectus titled “—Certain Covenants—Restricted Payments.” The acquisition by Issuer or any Restricted Subsidiary of Issuer of a Person that holds an Investment in a third Person will be deemed to be an Investment by Issuer or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the penultimate paragraph of the covenant described above in the section of this prospectus titled “—Certain Covenants—Restricted Payments.” Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Junior Subordinated Debentures” means Hillman Companies’ outstanding 11.6% Junior Subordinated Debentures due 2027 underlying the trust preferred securities issued by Hillman Group Capital Trust, as amended from time to time, provided that no such amendment may increase the interest rate or change the Stated Maturity of interest payments.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to the ratings business thereof.

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (A) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees and expenses, and brokerage and sales commissions, (B) any relocation expenses incurred as a result of the Asset Sale, (C) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (D) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, (E) amounts to be paid to any Person (other than Issuer or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale or having a Lien thereon, and (F) appropriate amounts to be provided as a reserve in accordance with GAAP against liabilities associated with such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and indemnification obligations associated with such Asset Sale, with any subsequent reduction of the reserve other than by payments made and charged against the reserved amount to be deemed a receipt of cash.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise; and

(2)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary).

“Note Guarantee” means the Guarantee by each Guarantor of Issuer’s obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Parent” means Hillman Investment Company and any other person who is the direct owner of the Voting Stock of Issuer.

“Permitted Business” means the businesses engaged in by Issuer and its Subsidiaries on the date of the indenture as described in this prospectus and any other businesses that are complementary or ancillary thereto, reasonably related thereto or reasonable extensions thereof.

“Permitted Investments” means:

(1)	any Investment in Issuer or in a Restricted Subsidiary of Issuer;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Issuer or any Restricted Subsidiary of Issuer in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Issuer; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Issuer or a Restricted Subsidiary of Issuer;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale or other asset disposition that was made pursuant to and in compliance with the covenant described above in the section of this prospectus titled “—Repurchase at the Option of Holders—Asset Sales;”

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Issuer;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Issuer or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to directors, officers and employees made in the ordinary course of business of Issuer or any Restricted Subsidiary of Issuer in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

(9)	repurchases of the notes;

(10)	any guarantee of Indebtedness permitted to be incurred by the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” other than a guarantee of Indebtedness of an Affiliate of Issuer that is not a Restricted Subsidiary of Issuer;

(11)	any Investment existing on, or made pursuant to binding commitments existing on, the date of the indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of the indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the date of the indenture or (b) as otherwise permitted under the indenture;

(12)	Investments acquired after the date of the indenture as a result of the acquisition by Issuer or any Restricted Subsidiary of Issuer of another Person, including by way of a merger, amalgamation or consolidation with or into Issuer or any of its Restricted Subsidiaries in a transaction that is not prohibited by the covenant described above in the section of this prospectus titled “—Merger, Consolidation or Sale of Assets” after the date of the indenture to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(13)	advances, loans, rebates and extensions of credit to suppliers, customers and vendors in the ordinary course of business;

(14)	any Investment acquired by Issuer or any of its Restricted Subsidiaries as a result of a foreclosure by Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; and

(15)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding not to exceed the greater of $10.0 million and 1.5% of Total Assets.

“Permitted Liens” means:

(1)	Liens on assets of Issuer or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that was permitted by the terms of the indenture to be incurred pursuant to clause (1) or clause (17) of the definition of Permitted Debt and/or securing Hedging Obligations related thereto and/or securing Obligations with regard to Treasury Management Arrangements;

(2)	Liens in favor of Issuer or the Guarantors;

(3)	Liens on property of a Person existing at the time such Person becomes a Restricted Subsidiary of Issuer or is merged with or into or consolidated with Issuer or any Restricted Subsidiary of Issuer; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary of Issuer or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary of Issuer or is merged with or into or consolidated with Issuer or any Restricted Subsidiary of Issuer;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Issuer or any Subsidiary of Issuer; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of, such acquisition;

(5)	Liens to secure the performance of public or statutory obligations, insurance, surety, or appeal bonds, customs duties, workers compensation obligations, unemployment insurance or similar legislation, good faith deposits in connection with bids, tenders, contracts or leases, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(6)	Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the proceeds thereof;

(7)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(8)	Liens existing on the date of the indenture;

(9)	customary Liens in favor of trustees and escrow agents, and netting and setoff rights, margins Liens and the like in favor of financial institutions and counterparties to financial obligations and instruments, including any such Liens securing Hedging Obligation;

(10)	Liens on assets pursuant to merger agreements, stock or asset purchase agreements and similar agreements in respect of the disposition of such assets;

(11)	options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and similar transactions;

(12)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(13)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(14)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(15)	Liens created for the benefit of (or to secure) the notes (or the Note Guarantees);

(16)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged with such Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

(17)	Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(18)	filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

(19)	bankers’ Liens, Liens securing appeal bonds of letters of credit issued in support of or in lieu of appeal bonds, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

(20)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(21)	Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(22)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(23)	Liens securing Hedging Obligations to the extent permitted by the covenant described above in the section of this prospectus titled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(24)	Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(25)	Liens securing Indebtedness incurred under any Credit Facility, so long as the Secured Indebtedness Ratio would be no greater than to 3.0 to 1.0 after giving pro forma effect to the incurrence of such Indebtedness and the application of the proceeds therefrom;

(26)	Liens on the assets of any Foreign Subsidiary securing Indebtedness and other Obligations under Indebtedness permitted by the terms of the indenture pursuant to clauses (16) and (17) of the definition of Permitted Debt or by the first paragraph of “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(27)	Liens of Issuer or any Restricted Subsidiary of Issuer with respect to obligations that do not exceed $10.0 million at any one time outstanding.

“Permitted Payments to Parent” means, without duplication as to amounts:

(1)	payments by Issuer to or on behalf of Parent or any direct or indirect parent of Issuer (i) in an amount sufficient to pay franchise taxes and other fees required to maintain the legal existence of Parent or another direct or indirect parent of Issuer in an amount sufficient for Parent or any direct or indirect parent of Issuer to pay out-of-pocket legal, accounting and filing costs and other expenses in the nature of overhead in the ordinary course of business, plus (ii) amounts necessary to pay expenses required to maintain their corporate existence, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, its officers and employees and corporate overhead expenses, plus (iii) amounts necessary to pay customary and reasonable costs and expenses of financings, acquisitions or offerings of securities of any direct or indirect parent of Issuer that are not consummated, in the case of clauses (i), (ii) and (iii) above in an aggregate amount not to exceed $1.0 million in any calendar year; and

(2)	payments made directly or indirectly to Parent or the direct or indirect parent of Parent of the amount that Parent or a direct or indirect parent of Parent is required to pay for federal, state or local income, franchise or similar taxes as the common parent of an affiliated group (within the meaning of Section 1504 of the Code) or a combined or unitary group of corporations of which Issuer is a member and quarterly or annual payments for other taxes incurred by Parent or its direct or indirect Parent (but only to the extent that such other taxes relate to the operations of, or such Persons’ direct or indirect ownership of, the Issuer and its Subsidiaries); provided that (A) such payments with respect to income, franchise or similar taxes may be made only in respect of the period during which Issuer is consolidated, combined, or affiliated with Parent and the direct or indirect parent of Parent for purposes of the payment of such taxes and (B) such payments with respect to income, franchise or similar taxes shall not exceed the aggregate amount that the Issuer reasonably estimates would be payable by the Issuer and its Subsidiaries if they filed a separate consolidated return with Issuer as the parent, determined without giving effect to any deductions for amounts payable to Parent or the direct or indirect parent of Parent that have not been paid in cash.

“Permitted Refinancing Indebtedness” means any Indebtedness or Disqualified Stock of Issuer or any Indebtedness or preferred stock of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used (or will be used within 60 days of the incurrence or issuance of such permitted Refinancing Indebtedness) to renew, refund, refinance, replace, defease or discharge other Indebtedness or Disqualified Stock of Issuer or any Indebtedness or preferred stock of its Restricted Subsidiaries (other than Indebtedness, Disqualified Stock or preferred stock held by the Issuer or any of its Subsidiaries); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness, Disqualified Stock or preferred stock renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness, dividends on Disqualified Stock or preferred stock and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity that is (i) equal to or greater than the final maturity date and the Weighted Average Life to Maturity of, the Indebtedness, Disqualified Stock or preferred stock being renewed, refunded, refinanced, replaced, defeased or discharged or (ii) more than 90 days after the final maturity date of the notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by Issuer or by the Restricted Subsidiary of Issuer that was the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is guaranteed only by the Guarantors (if the Issuer incurs such Indebtedness) or by Persons who were obligors on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principal” means (A) Oak Hill Capital Partners, LLC, Oak Hill Capital Partners III, L.P., and Oak Hill Capital Management Partners III, L.P. and any of their Affiliates (but excluding any of their portfolio companies); and (B) any of Max W. Hillman, Richard P. Hillman, James P. Waters, George L. Heredia and Ali Fartaj.

“Pro Forma Cost Savings” means operating expense reductions and other operating improvements or synergies determined in good faith by Issuer to be reasonably expected to result from any acquisition, merger, disposition or operational change (provided that such operating expense reductions and other operating improvements or synergies are (1) reasonably identifiable and factually supportable and (2) realized within twelve months of the date on which such acquisition, merger, disposition or operational change is consummated), based on assumptions determined in good faith by Issuer.

“Qualifying Equity Interests” means Equity Interests of Issuer other than (1) Disqualified Stock and (2) Equity Interests that were used to support an incurrence of Contribution Indebtedness.

“Related Party” means:

(1)	any controlling stockholder, controlling member, general partner, majority owned Subsidiary, spouse, descendant or other immediate family member (which includes any child, stepchild, parent, stepparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law) (in the case of an individual) of any Principal; or

(2)	any estate, trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a majority (and controlling) interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1); or

(3)	any executor, administrator trustee, manager, director, or other similar fiduciary of any Person referred to in the immediately preceding clause (2), acting solely in such capacity.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group, and any successor to the ratings business thereof.

“Secured Indebtedness Ratio” means, as of any date of determination, the ratio of (A) the aggregate principal amount of Indebtedness of Issuer and the Guarantors outstanding as of that date (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Issuer and the Guarantors thereunder) that is secured by a Lien to (B) Issuer’s Consolidated EBITDA for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such pro forma and other adjustments to the Indebtedness of Issuer and its Restricted Subsidiaries and to Consolidated EBITDA as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

“Special Interest” has the meaning assigned to that term pursuant to the registration rights agreement.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subordinated Indebtedness” means Indebtedness of the Issuer, any Guarantor or any Restricted Subsidiary that is expressly subordinated in right of payment to the notes or the Note Guarantees, as applicable.

“Subordinated Intercompany Promissory Note” means the Amended and Restated Subordinated Promissory Note from Issuer to Parent in the principal amount of $105,446,000, maturing on September 30, 2027, and bearing interest (payable monthly) at a rate of 11.6% per annum, as in existence on the date of the indenture.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of the Issuer. For purposes of testing whether any Investment, Indebtedness or other item that is incurred based on a basket related to Total Assets such item shall be permitted if such basket was available on the date of such incurrence even if Total Assets subsequently decreases.

“Treasury Management Arrangement” means any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to June 1, 2014; provided, however, that if the period from the redemption date to June 1, 2014, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Issuer that is designated by the Board of Directors of Issuer as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent:

(1)	the Indebtedness of the Subsidiary is not Non-Recourse Debt, any guarantee or other credit support thereof by the Issuer or a Restricted Subsidiary is permitted under the “Limitations on Additional Indebtedness and Issuance of Preferred Stock” covenant;

(2)	except as permitted by the covenant described above in the section of this prospectus titled “—Certain Covenants—Transactions with Affiliates,” such Subsidiary is not party to any agreement, contract, arrangement or understanding with Issuer or any Restricted Subsidiary of Issuer unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Issuer or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Issuer;

(3)	such Subsidiary is a Person with respect to which neither Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, unless such obligation is a Permitted Investment or is otherwise permitted under the covenant described above under in the section of this prospectus titled “—Certain Covenants—Restricted Payments;” and

(4)	such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Issuer or any of its Restricted Subsidiaries.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or preferred stock at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal or liquidation preference, including payment at final maturity, in respect of the Indebtedness, Disqualified Stock or preferred stock, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness or liquidation preference of such Disqualified Stock or preferred stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of exchanging initial notes for exchange notes pursuant to this exchange offer and the ownership and disposition of exchange notes acquired by U.S. Holders and Non-U.S. Holders (each as defined below, and collectively referred to as “Holders”) pursuant to this exchange offer. Subject to the limitations and qualifications set forth in this registration statement (including exhibit 8.1 thereto) this discussion is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. federal income tax counsel. This discussion is not a complete analysis or description of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules. In particular, the information set forth below deals only with Holders that hold the initial notes and exchange notes as capital assets for U.S. federal income tax purposes (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”)). This description of certain U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as:

•	financial institutions,

•	regulated investment companies,

•	real estate investment trusts,

•	partnership or other pass-through entities (or investors in such entities),

•	tax-exempt entities,

•	insurance companies,

•	persons holding initial notes or exchange notes as part of a hedging, integrated, or conversion transaction, constructive sale or “straddle,”

•	U.S. expatriates,

•	persons subject to the alternative minimum tax, and

•	dealers or traders in securities or currencies.

This summary does not address U.S. federal estate and gift tax consequences or tax consequences under any state, local or foreign laws.

For purposes of this discussion, you are a “U.S. Holder” if you are a beneficial owner of initial notes and you are for U.S. federal income tax purposes (1) an individual who is a citizen or a resident alien of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust, or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, you are a “Non-U.S. Holder” if you are a beneficial owner of initial notes, you are not a U.S. Holder, and you are an individual, corporation, estate or trust.

If an entity treated as a partnership for U.S. federal tax purposes holds initial notes or exchange notes, the tax treatment of a partner or other owner will depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of such an entity that holds initial notes, you should consult your tax advisor regarding the tax consequences of exchanging initial notes for exchange notes and of holding and disposing of exchange notes.

The following discussion is based upon the Code, U.S. judicial decisions, administrative pronouncements and final, temporary and proposed Treasury regulations (“Treasury Regulations”)—all as in effect as of the date hereof. All of the preceding authorities are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those discussed below. We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below. As a result, there can be no assurance that the IRS or a court considering these issues will not disagree with or challenge any of the conclusions we have reached and describe herein.

We urge you to consult your own tax advisor regarding the application of U.S. federal, state and local tax laws, as well as any applicable foreign tax laws, to your particular situation.

Payments upon a Change of Control or Other Circumstances

We may be obligated to pay amounts in excess of stated interest or principal on the exchange notes in the event of a Change of Control or other circumstances. If such payments are treated as subject to either a remote or incidental contingency, the tax consequences of your acquisition, ownership and disposition of exchange notes pursuant to this offering would be as provided for in the rest of this discussion. If, however, the contingencies relating to one or more of such payments are treated as not remote or incidental, the exchange notes would be treated as contingent payment debt instruments (“CPDIs”).

There is no specific guidance as to when a contingency is remote or incidental. We intend to take the position that the contingencies relating to payments upon a Change of Control or other circumstances are remote and/or incidental for purposes of the CPDI rules. Our determination that these contingencies are remote and/or incidental is binding on you, unless you disclose your contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and the IRS may challenge these determinations. If the exchange notes were deemed to be CPDIs, a holder would generally be required to treat any gain recognized on the sale or other disposition of the exchange notes as ordinary income rather than as capital gain. Furthermore, a holder would be required to accrue interest income on a constant-yield basis at an assumed yield determined at the time of issuance of the initial notes, with adjustments to such accruals when any contingent payments are made that differ from the payments calculated based on the assumed yield. The remainder of this discussion assumes that the initial notes and the exchange notes will not be considered CPDIs.

Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. Holder, as defined above.

Exchange Offer

Exchanging an initial note for an exchange note will not be treated as a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon receipt of an exchange note. Your holding period for an exchange note should include the holding period for the initial note and your initial basis in an exchange note will be the same as your adjusted basis in the initial note.

Payments of Stated Interest

Subject to the possible treatment of the exchange notes as CPDIs (see “Payments upon a Change of Control or Other Circumstances” above), you will be taxed on qualified stated interest (“QSI”) on your exchange notes as ordinary income at the time it accrues or is received, depending on your method of accounting for U.S. federal income tax purposes. We expect the stated interest payments made on the exchange notes to be treated as QSI. An interest payment on a debt instrument is QSI if it is one of a series of stated interest payments on a debt instrument that are unconditionally payable at least annually at a single fixed rate, applied to the outstanding principal amount of the debt instrument.

Market Discount and Bond Premium

Market Discount. If you purchased an initial note (which will be exchanged for an exchange note pursuant to this exchange offer) for an amount that is less than its “revised issue price,” the amount of the difference should be treated as market discount for U.S. federal income tax purposes. Any market discount applicable to an initial note should carry over to the exchange note received in exchange therefor. The amount of any market discount will be treated as de minimis and disregarded if it is less than one-quarter of one percent of the revised issue price of the initial note, multiplied by the number of complete years to maturity. For this purpose, the “revised issue price” of an initial note equals the issue price of the initial note. Although the Code does not expressly so provide, the revised issue price of the initial note should be decreased by the amount of any payments previously made on the initial note (other than payments of qualified stated interest). The rules described below do not apply to you if you purchased an initial note that has de minimis market discount.

Under the market discount rules, you are required to treat any principal payment on, or any gain on the sale, exchange, redemption or other disposition of, an exchange note as ordinary income to the extent of any accrued market discount (on the initial note or the exchange note) that has not previously been included in income. If you dispose of an exchange note in an otherwise nontaxable transaction (other than certain specified nonrecognition transactions), you will be required to include any accrued market discount as ordinary income as if you had sold the exchange note at its then fair market value. In addition, you may be required to defer, until the maturity of the exchange note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the initial note or the exchange note received in exchange therefor.

Market discount accrues ratably during the period from the date on which you acquired the initial note through the maturity date of the exchange note (for which the initial note was exchanged), unless you make an irrevocable election to accrue market discount under a constant yield method. You may elect to include market discount in income currently as it accrues (either ratably or under the constant-yield method), in which case the rule described above regarding deferral of interest deductions will not apply. If you elect to include market discount in income currently, your adjusted basis in an exchange note will be increased by any market discount included in income. An election to include market discount currently will apply to all market discount obligations acquired during or after the first taxable year in which the election is made, and the election may not be revoked without the consent of the IRS.

Bond Premium. If you purchased an initial note (which will be exchanged for an exchange note pursuant to this exchange offer) for an amount in excess of its principal amount, the excess will be treated as bond premium. Any bond premium applicable to an initial note should carry over to the exchange note received in exchange therefor. You may elect to amortize bond premium over the remaining term of the exchange note on a constant yield method. In such case, you will reduce the amount required to be included in income each year with respect to interest on your exchange note by the amount of amortizable bond premium allocable to that year. The election, once made, is irrevocable without the consent of the IRS and applies to all taxable bonds held during the taxable year for which the election is made or subsequently acquired. If you elected to amortize bond premium on an initial note, such election should carry over to the exchange note received in exchange therefor. If you do not make this election, you will be required to include in gross income the full amount of interest on the exchange note in accordance with your regular method of tax accounting, and will include the premium in your tax basis for the exchange note for purposes of computing the amount of your gain or loss recognized on the taxable disposition of the exchange note. You should consult your own tax advisors concerning the computation and amortization of any bond premium on the exchange note.

Sale, Exchange and Retirement of the Exchange Notes

You will recognize capital gain or loss upon the sale, exchange or retirement of your exchange notes in an amount equal to the difference between (i) the amount of cash you receive (other than cash in respect of accrued stated interest and accrued market discount, which will be taxable as ordinary income to the extent not previously included in income), and (ii) your adjusted tax basis in your exchange notes at the time of sale. Your adjusted tax basis for an exchange note will be the price you paid for it, increased by any market discount previously included in gross income reduced (but not below zero) by payments, if any, you have previously received other than stated interest payments and by amortized bond premium. If you are a non-corporate U.S. Holder, you may be eligible for a reduced rate of taxation with respect to capital gain that you recognize if you have held the exchange notes for more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting requirements will apply to U.S. Holders other than certain exempt recipients with respect to certain payments of interest on exchange notes and the proceeds of disposition (including a retirement or redemption of an exchange note). In addition, certain payments to you will be subject to backup withholding if you:

•	fail to provide a correct taxpayer identification number (which, if you are an individual, would ordinarily be your Social Security Number),

•	have been notified by the IRS that you are subject to backup withholding,

•	fail to certify that you are exempt from withholding, or

•	otherwise fail to comply with applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Any amounts withheld from payments to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

New Legislation

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay a 3.8% tax (in addition to taxes they would otherwise be subject to) on their “net investment income” for taxable years beginning after December 31, 2012 to the extent that their gross income exceeds a certain threshold. Net investment income includes, among other things, interest on and capital gains from the sale or other disposition of exchange notes. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the exchange notes.

Tax Consequences to Non-U.S. Holders

This section applies to you if you are a Non-U.S. Holder, as defined above.

The rules governing U.S. federal income taxation of Non-U.S. Holders are complex. You should consult with your own tax advisors to determine the effect of U.S. federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the exchange notes, including any reporting requirements.

Exchange Offer

You will not recognize gain or loss upon receipt of an exchange note in exchange for an initial note.

Payments of Interest on Exchange Notes

Subject to the discussion below concerning backup withholding, payments in respect of interest on an exchange note that are not effectively connected with the conduct of a U.S. trade or business (as discussed below under “Income Effectively Connected with a U.S. Trade or Business”) and, if certain tax treaties apply, are not attributable to a permanent establishment or fixed base in the United States, will not be subject to U.S. federal income tax or withholding tax, if:

•	you do not own, actually or constructively, for U.S. federal income tax purposes, 10% or more of the total combined voting power of all classes of our stock entitled to vote,

•	you are not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to us,

•

you are not considered a bank receiving interest pursuant to a loan agreement entered into in the ordinary course of its trade or business for purposes of the applicable U.S. federal income tax rules, and

•	you provide a properly completed IRS Form W-8BEN (or other appropriate form) certifying your non-U.S. status.

The gross amount of payments of interest that do not qualify for the exception from withholding described above will be subject to U.S. federal withholding tax at a rate of 30%, unless (A) you provide a properly completed IRS Form W-8BEN (or other appropriate form) claiming an exemption from or reduction in withholding under an applicable tax treaty, or (B) such interest is effectively connected with your conduct of a U.S. trade or business and you provide a properly completed IRS Form W-8ECI or Form W-8BEN (or other appropriate form).

Sale, Exchange or Disposition of the Exchange Notes

Subject to the discussion below concerning backup withholding, you will not be subject to U.S. federal income tax on any gain realized on the sale, exchange or other taxable disposition of the exchange notes, unless:

•

you are an individual present in the United States for 183 days or more in the taxable year of disposition, and certain other conditions are met, in which case you will be subject to a flat 30% tax (or a lower applicable treaty rate) with respect to such gain (offset by certain U.S. source capital losses), or

•

such gain is effectively connected with your conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base in the United States), in which case you will be subject to tax as described below under “Income Effectively Connected with a U.S. Trade or Business.”

Any amounts in respect of accrued interest recognized on the sale or exchange of an exchange note will not be subject to U.S. federal withholding tax, unless the sale or exchange is part of a plan the principal purpose of which is to avoid tax and the withholding agent has actual knowledge or reason to know of such plan.

Income Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and if payments in respect of interest on the exchange notes or gain realized on the disposition of the exchange notes is effectively connected with the conduct of such trade or business, you will generally be subject to regular U.S. federal income tax on the interest or gain on a net income basis in the same manner as if you were a U.S. Holder, unless an applicable income tax treaty provides otherwise. However, the interest or gain in respect of the exchange notes would be exempt from U.S. withholding tax if you claim the exemption by providing a properly completed IRS Form W-8ECI or W-8BEN. In addition, if you are a foreign corporation, you may also be subject to a branch profits tax on your effectively connected earnings and profits for the taxable year, subject to certain adjustments, at a rate of 30% unless reduced or eliminated by an applicable tax treaty.

Information Reporting and Backup Withholding

Unless certain exceptions apply, we must report to the IRS and to you any payments to you in respect of interest during the taxable year. Under current U.S. federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on your exchange notes, if you provide us with a properly competed IRS Form W-8BEN (or other appropriate form), provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

Payments pursuant to the sale, exchange or other disposition of exchange notes, effected at an office outside the United States (within the meaning of the applicable Treasury Regulations) of a foreign broker, other than payments in respect of interest, will not be subject to information reporting and backup withholding; provided, that information reporting may apply if the foreign broker has certain connections to the United States, unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments effected at an office outside the United States (within the meaning of the applicable Treasury Regulations) of a U.S. broker will not be subject to backup withholding, but are subject to information reporting unless the beneficial owner of the exchange note certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption. Payments effected at an office of a broker inside the United States (within the meaning of the applicable Treasury regulations), however, are subject to information reporting and backup withholding, unless the beneficial owner of the exchange notes certifies, under penalties of perjury, that it is not a U.S. person, or otherwise establishes an exemption.

Backup withholding is not an additional tax; any amounts withheld from a payment to you under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS. You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for unregistered notes where such unregistered notes were acquired as a result of market-making activities or other trading activities. To the extent any such broker-dealer participates in the exchange offer, we have agreed that for a period of up to 180 days we will use commercially reasonable efforts to make this prospectus, as amended or supplemented, available to such broker-dealer for use in connection with any such resale, and will deliver as many additional copies of this prospectus and each amendment or supplement to this prospectus and any documents incorporated by reference in this prospectus as such broker-dealer may reasonably request.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of these methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the exchange offer and will indemnify the holders of outstanding notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York, will pass on the validity of the exchange notes and guarantees offered hereby. Holland & Knight LLP will pass on certain legal matters of Florida law relating to the guarantees by All Points Industries, Inc. Paul, Weiss, Rifkind, Wharton & Garrison LLP has relied upon the opinions of Holland & Knight LLP. Paul, Weiss, Rifkind, Wharton & Garrison LLP has represented the Oak Hill Partnerships and its related parties from time to time.

EXPERTS

The financial statements included in this prospectus of The Hillman Companies, Inc. as of December 31, 2008 and 2009 and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009 have been audited by Grant Thornton LLP, independent registered public accounting firm, as stated in their reports thereon, and are included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-4 to register the exchange notes. Upon the effectiveness of this registration statement on Form S-4, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and will be required to file reports and other information with the SEC. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the Commission at the Commission’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the Commission. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to The Hillman Companies, Inc., Attn.: Chief Financial Officer, 10590 Hamilton Avenue, Cincinnati, Ohio 45231-1764, (513) 851-4900.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page
Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets for the years ended December 31, 2009 and 2008	F-3
Consolidated Statements of Operations for the years ended December 31, 2009, 2008 and 2007	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2009, 2008 and 2007	F-6
Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the years ended December 31, 2009, 2008 and 2007	F-7
Notes to Consolidated Financial Statements	F-8
Financial Statement Schedule:
Valuation Accounts	F-37

Quarterly Financial Statements
Condensed Consolidated Financial Statements (Unaudited)
Condensed Consolidated Balance Sheets as at June 30, 2010 and December 31, 2009	F-38
Condensed Consolidated Statements of Operations for the one month ended June 30, 2010, the two and five months ended May 28, 2010 and the three and six months ended June 30, 2009	F-40
Condensed Consolidated Statements of Cash Flows for the one month ended June 30, 2010, the five months ended May 28, 2010 and the six months ended June 30, 2009	F-42
Condensed Consolidated Statements of Changes in Stockholders’ Equity (Deficit) as at June 30, 2010, May 28, 2010 and December 31, 2009	F-43
Notes to Condensed Consolidated Financial Statements	F-44

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders of

The Hillman Companies, Inc.

We have audited the accompanying consolidated balance sheets of The Hillman Companies, Inc. and subsidiaries (a Delaware corporation) (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2009. Our audits of the basic financial statements included the financial statement schedule listed in the index appearing under Valuation Accounts. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Hillman Companies, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material aspects, the information set forth therein.

As discussed in Note 18, the consolidated balance sheets as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ending December 31, 2009 have been restated to correct a misstatement in the recording of the provision for income taxes.

/s/ GRANT THORNTON LLP

GRANT THORNTON LLP

Cincinnati, Ohio

March 26, 2010, except as to Note 18, which is as of May 3, 2010.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2009	December 31, 2008
	(as restated)	(as restated)
ASSETS
Current assets:
Cash and cash equivalents	$17,164	$7,133
Restricted investments	334	282
Accounts receivable, net	51,757	53,390
Inventories, net	83,182	101,464
Deferred income taxes, net	8,100	8,395
Other current assets	2,657	3,424

Total current assets	163,194	174,088
Property and equipment, net	47,565	51,694
Goodwill	257,806	257,806
Other intangibles, net	146,640	153,553
Restricted investments	2,709	3,972
Deferred income taxes, net	418	485
Deferred financing fees, net	5,690	4,438
Investment in trust common securities	3,261	3,261
Other assets	1,198	1,380

Total assets	$628,481	$650,677

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities:
Accounts payable	$19,191	$25,410
Current portion of senior term loans	9,519	2,080
Current portion of capitalized lease obligations	349	225
Accrued expenses:
Salaries and wages	7,624	5,502
Pricing allowances	5,317	5,290
Income and other taxes	1,904	2,009
Interest	2,199	1,251
Deferred compensation	334	282
Other accrued expenses	6,147	5,512

Total current liabilities	52,584	47,561
Long term senior term loans	148,330	200,769
Long term capitalized lease obligations	145	175
Long term unsecured subordinated notes	49,820	49,820
Junior subordinated debentures	115,716	116,110
Mandatorily redeemable preferred stock	111,452	100,146
Management purchased preferred options	6,617	6,016
Deferred compensation	2,709	3,972
Deferred income taxes, net	50,169	41,858
Accrued dividends on preferred stock	75,580	58,708
Other non-current liabilities	18,467	15,131

Total liabilities	631,589	640,266

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31, 2009	December 31, 2008
	(as restated)	(as restated)
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY (CONTINUED)
Common and Preferred stock with put options:
Class A Preferred stock, $.01 par, $1,000 liquidation value, 238,889 shares authorized, none issued and outstanding at December 31, 2009 and 88.0 issued and outstanding at December 31, 2008	—	88

Class A Common stock, $.01 par, 23,141 shares authorized, 395.7 issued and outstanding at December 31, 2009 and 412.0 issued and outstanding at December 31, 2008	2,158	247

Class B Common stock, $.01 par, 2,500 shares authorized, 970.6 issued and outstanding at December 31, 2009 and 1,000 issued and outstanding at December 31, 2008	5,293	598

Commitments and contingencies (Note 17)
Stockholders’ equity:
Preferred Stock:
Class A Preferred stock, $.01 par, $1,000 liquidation value, 238,889 shares authorized, 82,104.8 issued and outstanding at December 31, 2009 and 2008	1	1
Common Stock:
Class A Common stock, $.01 par, 23,141 shares authorized, 5,805.3 issued and outstanding at December 31, 2009 and 2008	—	—
Class C Common stock, $.01 par, 30,109 shares authorized, 2,787.1 issued and outstanding at December 31, 2009 and 2008	—	—
Additional paid-in capital	10,302	29,209
Accumulated deficit	(19,377)	(18,147)
Accumulated other comprehensive loss	(1,485)	(1,585)

Total stockholders’ (deficit) equity	(10,559)	9,478

Total liabilities and stockholders’ (deficit) equity	$628,481	$650,677

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended December 31, 2009, 2008, and 2007

(dollars in thousands)

	2009	2008	2007
	(as restated)	(as restated)	(as restated)
Net sales	$458,161	$481,923	$445,628
Cost of sales (exclusive of depreciation and amortization shown separately below)	224,642	244,647	215,733

Gross profit	233,519	237,276	229,895

Operating expenses:
Selling, general and administrative expenses	159,150	161,350	162,056
Depreciation	16,993	17,835	18,224
Amortization	6,912	7,073	7,274
Management and transaction fees to related party	1,010	1,043	1,023

Total operating expenses	184,065	187,301	188,577

Other income (expense), net	(120)	(2,250)	839

Income from operations	49,334	47,725	42,157
Interest expense, net	15,521	20,545	25,528
Interest expense on mandatorily redeemable preferred stock and management purchased preferred options	12,312	11,091	9,919
Interest expense on junior subordinated debentures	12,820	12,609	12,609
Investment income on trust common securities	(378)	(378)	(378)

Income (loss) before income taxes	9,059	3,858	(5,521)
Income tax provision	10,289	5,023	2,401

Net loss	$(1,230)	$(1,165)	$(7,922)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2009, 2008, and 2007

(dollars in thousands)

	2009	2008	2007
	(as restated)	(as restated)	(as restated)
Cash flows from operating activities:
Net loss	$(1,230)	$(1,165)	$(7,922)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	23,905	24,908	25,498
Dispositions of property and equipment	243	75	4
Deferred income tax provision	8,673	3,476	4,191
Deferred financing and original issue discount amortization	1,275	1,294	894
Interest on mandatorily redeemable preferred stock and management purchased options	12,312	11,091	9,919
Stock-based compensation	8,737	2,481	5,322
Changes in operating items, net of effect of acquisition:
Decrease (increase) in accounts receivable, net	1,633	(4,428)	386
Decrease (increase) in inventories, net	18,282	(3,488)	1,777
Decrease (increase) in other assets	949	(740)	(749)
(Decrease) increase in accounts payable	(6,219)	2,177	108
Increase (decrease) in other accrued liabilities	3,627	569	(2,739)
Other items, net	(190)	1,342	(173)

Net cash provided by operating activities	71,997	37,592	36,516

Cash flows from investing activities:
All Points acquisition	—	—	(9,762)
Capital expenditures	(12,971)	(13,409)	(14,765)

Net cash used for investing activities	(12,971)	(13,409)	(24,527)

Cash flows from financing activities:
Repayments of senior term loans	(45,000)	(28,626)	(2,350)
Borrowings of revolving credit loans	—	24,250	9,500
Repayments of revolving credit loans	—	(24,250)	(9,500)
Borrowings of other financing obligations	461	—	—
Principal payments under capitalized lease obligations	(394)	(343)	(271)
Financing fees, net	(2,921)	—	—
Redemption of securities	(1,141)	—	—

Net cash used for financing activities	(48,995)	(28,969)	(2,621)

Net increase (decrease) in cash and cash equivalents	10,031	(4,786)	9,368
Cash and cash equivalents at beginning of period	7,133	11,919	2,551

Cash and cash equivalents at end of period	$17,164	$7,133	$11,919

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(dollars in thousands)

	Common Stock		Additional Paid-in Capital	Class A Preferred Stock	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Class A	Class C
					(as restated)			(as restated)
Balance at December 31, 2006	$—	$—	$57,599	$1	$(7,622)	$(277)		$49,701
Net loss	—	—	—	—	(7,922)	—	$(7,922)	(7,922)
Adoption of guidance from ASC 740-10-25 (FIN 48)	—	—	—	—	(1,438)	—		(1,438)
Dividends to shareholders	—	—	(13,484)	—	—	—		(13,484)
Stock-based compensation	—	—	49	—	—	—		49
Change in cumulative foreign translation adjustment(1)	—	—	—	—	—	(54)	(54)	(54)
Change in derivative security value(1)	—	—	—	—	—	(80)	(80)	(80)

Comprehensive loss							$(8,056)

Balance at December 31, 2007	—	—	44,164	1	(16,982)	(411)		26,772
Net loss	—	—	—	—	(1,165)	—	$(1,165)	(1,165)
Class A Common Stock FMV adjustment(2)	—	—	170	—	—	—		170
Dividends to shareholders	—	—	(15,141)	—	—	—		(15,141)
Stock-based compensation	—	—	16	—	—	—		16
Change in cumulative foreign translation adjustment(1)	—	—	—	—	—	74	74	74
Change in derivative security value(1)	—	—	—	—	—	(1,248)	(1,248)	(1,248)

Comprehensive loss							$(2,339)

Balance at December 31, 2008	—	—	29,209	1	(18,147)	(1,585)		9,478
Net loss	—	—	—	—	(1,230)	—	$(1,230)	(1,230)
Class A Common Stock FMV adjustment(2)	—	—	(1,995)	—	—	—		(1,995)
Dividends to shareholders	—	—	(16,912)	—	—	—		(16,912)
Change in cumulative foreign translation adjustment(1)	—	—	—	—	—	(197)	(197)	(197)
Change in derivative security value(1)	—	—	—	—	—	297	297	297

Comprehensive loss							$(1,130)

Balance at December 31, 2009	$—	$—	$10,302	$1	$(19,377)	$(1,485)		$(10,559)

(1)	The realized gains on investments, cumulative foreign translation adjustment and change in derivative security value are net of taxes and represent the only items of other comprehensive income (loss).
(2)	Management controlled 395.7 shares of Class A common stock at December 31, 2009 and 412.0 shares of Class A common stock at December 31, 2008. These shares contain a put feature that allows redemption at the holder’s option. These shares are classified as temporary equity and have been adjusted to fair value. See Note 13, Common and Preferred Stock, for further details.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. Basis of Presentation:

The accompanying financial statements include the consolidated accounts of The Hillman Companies, Inc. (the “Company” or “Hillman”) and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

On March 31, 2004, The Hillman Companies, Inc. was acquired by affiliates of Code Hennessy & Simmons LLC (“CHS”). Pursuant to the terms and conditions of an Agreement and Plan of Merger (“Merger Agreement”) dated as of February 14, 2004, the Company was merged with an affiliate of CHS with the Company surviving the merger (“Merger Transaction”). The total consideration paid in the Merger Transaction was $511,646 including repayment of outstanding debt and including the value of the Company’s outstanding Trust Preferred Securities ($102,395 at merger).

As a result of the Merger Transaction, affiliates of CHS own 49.3% of the Company’s common stock and 54.6% of the Company’s voting common stock, Ontario Teacher’s Pension Plan (“OTPP”) owns 28.0% of the Company’s common stock and 31.0% of the Company’s voting common stock and HarbourVest Partners VI owns 8.7% of the Company’s common stock and 9.7% of the Company’s voting common stock. OTPP’s voting rights with respect to the election of directors to the Board of Directors is limited to the lesser of 30.0% or the actual percentage of voting common stock held. Certain current and former members of management own 13.7% of the Company’s common stock and 4.4% of the Company’s voting common stock.

Nature of Operations:

The Company is one of the largest providers of value-added merchandising services and hardware-related products to retail markets in North America through its wholly-owned subsidiary, The Hillman Group, Inc. (the “Hillman Group”). A subsidiary of the Hillman Group operates in Canada under the name The Hillman Group Canada, Ltd. and another in Mexico under the name SunSource Integrated Services de Mexico SA de CV. The Hillman Group provides merchandising services and products such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; and identification items, such as tags and letters, numbers and signs, to retail outlets, primarily hardware stores, home centers and mass merchants. The Company has approximately 19,000 customers, the largest three of which accounted for 42.8% of net sales in 2009. The average single sale in 2009 was approximately four hundred dollars.

2. Summary of Significant Accounting Policies:

Cash and Cash Equivalents:

Cash and cash equivalents consist of commercial paper, U.S. Treasury obligations and other liquid securities purchased with initial maturities less than 90 days and are stated at cost which approximates market value. The Company has foreign bank balances of approximately $363 and $358 at December 31, 2009 and 2008, respectively. The Company maintains cash and cash equivalent balances with financial institutions that exceed federally insured limits. The Company has not experienced any losses related to these balances and management believes its credit risk is minimal.

Restricted Investments:

The Company’s restricted investments are trading securities carried at market value which represent assets held in a Rabbi Trust to fund deferred compensation liabilities owed to the Company’s employees. See Note 11, Deferred Compensation Plans.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2. Summary of Significant Accounting Policies (continued):

Accounts Receivable and Allowance for Doubtful Accounts:

The Company establishes the allowance for doubtful accounts using the specific identification method and also provides a reserve in the aggregate. The estimates for calculating the aggregate reserve are based on historical collection experience. Increases to the allowance for doubtful accounts result in a corresponding expense. The Company writes off individual accounts receivable accounts when they become uncollectible. The allowance for doubtful accounts was $514 and $544 as of December 31, 2009 and 2008, respectively.

Inventories:

Inventories consisting predominantly of finished goods are valued at the lower of cost or market, cost being determined principally on the weighted average cost method. Excess and obsolete inventories are carried at net realizable value. The historical usage rate is the primary factor used by the Company in assessing the net realizable value of excess and obsolete inventory. A reduction in the carrying value of an inventory item from cost to market is recorded for inventory with no usage in the preceding 24 month period or with on hand quantities in excess of 24 months average usage. The inventory reserve amounts were $7,145 and $6,088 at December 31, 2009 and 2008, respectively.

Property and Equipment:

Property and equipment, including assets acquired under capital leases, are carried at cost and include expenditures for new facilities and major renewals. Maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from their respective accounts, and the resulting gain or loss is reflected in income from operations.

Costs incurred to develop software for internal use are capitalized and amortized over the estimated useful life of the software. Costs related to maintenance of internal-use software are expensed as incurred. Costs used for the development of internal-use software were capitalized in the amount of $2,837, $1,985 and $256 for the years ended December 31, 2009, 2008 and 2007, respectively.

Depreciation:

For financial accounting purposes, depreciation, including that related to plant and equipment acquired under capital leases, is computed on the straight-line method over the estimated useful lives of the assets, generally three to ten years or over the terms of the related leases.

Goodwill and Other Intangible Assets:

Goodwill represents the excess purchase cost over the fair value of net assets of companies acquired in business combinations. Goodwill is an indefinite lived asset and is tested for impairment at least annually or more frequently if a triggering event occurs. If the carrying amount of goodwill is greater than the fair value, impairment may be present. The Company’s independent appraiser, John Cole, CPA, CVA, assesses the value of its goodwill based on a discounted cash flow model and multiple of earnings. Assumptions critical to the Company’s fair value estimates under the discounted cash flow model include the discount rate, projected average revenue growth and projected long-term growth rates in the determination of terminal values.

The Company also evaluates indefinite-lived intangible assets (primarily trademarks and trade names) for impairment annually. The Company also tests for impairment if events and circumstances indicate that it is more

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2. Summary of Significant Accounting Policies (continued):

likely than not that the fair value of an indefinite-lived intangible asset is below its carrying amount. Assumptions critical to the Company’s evaluation of indefinite-lived intangible assets for impairment include the discount rate, royalty rates used in its evaluation of trade names, projected average revenue growth, and projected long-term growth rates in the determination of terminal values. An impairment charge is recorded if the carrying amount of an indefinite-lived intangible asset exceeds the estimated fair value on the measurement date.

No impairment charges were recorded by the Company as a result of the annual impairment testing.

In 2007, the Company changed the timing of the annual impairment test from December 31 to October 1. The October 1 goodwill and intangible impairment test data better aligns the impairment test with the preparation of the Company’s annual strategic plan and allows additional time for a more thorough analysis by the Company’s independent appraiser.

Long-Lived Assets:

The Company evaluates its long-lived assets for financial impairment including an evaluation based on the estimated undiscounted future cash flows as events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. No impairment charges were recognized for long-lived assets in the years ended December 31, 2009 and 2008.

Income Taxes:

Deferred income taxes are computed using the asset and liability method. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities (temporary differences). They are measured using the enacted tax rates and laws that management estimates will be in effect when the differences are expected to reverse. Valuation allowances are provided for tax benefits where management estimates it is more likely than not that certain tax benefits will not be realized. Adjustments to valuation allowances are recorded from changes in utilization of the tax related item. See Note 6, Income Taxes, for additional information.

Risk Insurance Reserves:

The Company self insures its product liability, automotive, worker’s compensation and general liability losses up to $250 per occurrence. Catastrophic coverage has been purchased from third party insurers for occurrences in excess of $250 up to $35,000. The two risk areas involving the most significant accounting estimates are workers’ compensation and automotive liability. Actuarial valuations performed by the Company’s outside risk insurance expert, Insurance Services Office, Inc., were used to form the basis for workers’ compensation and automotive liability loss reserves. The actuary contemplated the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims. The Company believes the liability recorded for such risk insurance reserves is adequate as of December 31, 2009, but due to judgments inherent in the reserve estimation process it is possible the ultimate costs will differ from this estimate.

The Company self-insures its group health claims up to an annual stop loss limit of $200 per participant. Aggregate coverage is maintained for annual group health insurance claims in excess of 125% of expected claims. Historical group insurance loss experience forms the basis for the recognition of group health insurance reserves.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2. Summary of Significant Accounting Policies (continued):

Retirement Benefits:

Certain employees of the Company are covered under a profit-sharing and retirement savings plan (“defined contribution plan”). The plan provides for a matching contribution for eligible employees of 50% of each dollar contributed by the employee up to 6% of the employee’s compensation. The matching contribution for all eligible employees was reduced to 25% of each dollar contributed in February 2009, but was reinstated at the 50% level in July 2009. In addition, the plan provides an annual contribution in amounts authorized by the Board of Directors, subject to the terms and conditions of the plan.

The Company’s defined contribution plan costs were $1,035, $1,368, and $1,249 for the years ended December 31, 2009, 2008 and 2007, respectively.

Revenue Recognition:

Revenue is recognized when products are shipped or delivered to customers depending upon when title and risks of ownership have passed.

The Company offers a variety of sales incentives to its customers primarily in the form of discounts and rebates. Discounts are recognized in the consolidated financial statements at the date of the related sale. Rebates are estimated based on the revenue to date and the contractual rebate percentage to be paid. A portion of the estimated cost of the rebate is allocated to each underlying sales transaction. Rebates and discounts are included in the determination of net sales.

The Company also establishes reserves for customer returns and allowances. The reserve is established based on historical rates of returns and allowances. The reserve is adjusted quarterly based on actual experience. Returns and allowances are included in the determination of net sales.

Shipping and Handling:

The costs incurred to ship product to customers, including freight and handling expenses, are included in selling, general and administrative (“SG&A”) expenses on the Company’s consolidated statements of operations. The Company’s shipping and handling costs were $16,667, $19,393, and $19,117 for the years ended December 31, 2009, 2008, and 2007, respectively.

Research and Development:

The Company expenses research and development costs consisting primarily of internal wages and benefits in connection with improvements to the key duplicating and engraving machines. The Company’s research and development costs were $1,198, $998 and $856 for the years ended December 31, 2009, 2008 and 2007, respectively.

Common and Preferred Stock:

In connection with the March 31, 2004 acquisition of the Company by affiliates of Code Hennessey & Simmons LLC, certain members of management entered into an Executive Securities Agreement (“ESA”). The ESA provides the method and terms under which management proceeds were invested in the Company. Under the terms of the ESA, management shareholders have the right to put their Class A Common Stock, Class B

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2. Summary of Significant Accounting Policies (continued):

Common Stock, Class A Preferred Stock Options and Hillman Investment Company Class A Preferred Stock Options back to the Company at fair value if employment is terminated for other than cause and upon death or disability. The terms of the ESA limit the total amount of redemption from all puttable equity securities to an aggregate of $5 million per year.

According to the ESA, the fair value of the Class A Common Stock and the Class B Common Stock is to be determined by the Board of Directors using an enterprise basis and taking into account all relevant market factors.

The fair values of the Class A Common Stock and the Class B Common Stock have been calculated at each balance sheet date by estimating the enterprise value of the Company less the redemption value of all obligations payable in preference to the common stock, including the Class A Preferred stock and options issued thereon, the Hillman Investment Company Class A Preferred Stock and options issued thereon, the Trust Preferred Securities, long term debt and bank revolving credit. The remainder is divided by the fully diluted common shares outstanding to arrive at a fair value per common share outstanding.

The enterprise value of the Company is determined based on the earnings before interest, taxes, depreciation and amortization adjusted for management fees, stock compensation costs, and other non-recurring general and administrative costs (“Adjusted EBITDA”) for the most recent twelve month period multiplied by a valuation multiple. As of December 31, 2009, 2008, and 2007, the Company has applied valuation multiples of 8.0x, 8.0x, and 8.3x, respectively, to trailing twelve months Adjusted EBITDA in determining enterprise value. Management periodically reviews the appropriateness of this multiple and notes that it is consistent with comparable distribution companies.

A change of 0.1 in the valuation multiple used to calculate the enterprise value adjusts the per share fair value of the Class A Common Stock and the Class B Common Stock by $570.

The fair value of the Class A Preferred Stock Options and Hillman Investment Company Class A Preferred Stock Options is equal to the liquidation value of $1,000 per share plus all accumulated and unpaid dividends thereon less the applicable strike price. The aggregate fair value of the puttable Class A Preferred Stock Options and Hillman Investment Company Class A Preferred Stock Options was $11,246, $10,104, and $8,916 at December 31, 2009, 2008, and 2007, respectively.

Stock Based Compensation:

Stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense on a straight-line basis over the requisite service period, which is the vesting period. See Note 14, Stock Based Compensation, for further information.

Fair Value of Financial Instruments:

Cash, restricted investments, accounts receivable, short-term borrowings, accounts payable, accrued liabilities and bank revolving credit balances are reflected in the consolidated financial statements at fair value due to the short-term maturity or revolving nature of these instruments. The fair values of the Company’s debt instruments are disclosed in Note 9, Long-Term Debt. The fair value of the Trust Preferred Securities is disclosed in Note 12, Guaranteed Preferred Beneficial Interest in the Company’s Junior Subordinated Debentures.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2. Summary of Significant Accounting Policies (continued):

Translation of Foreign Currencies:

The translation of the Company’s Canadian and Mexican local currency based financial statements into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet date and for revenue and expense accounts using an average exchange rate during the period. Cumulative translation adjustments are recorded as a component of accumulated other comprehensive income (loss) in shareholders’ equity.

Comprehensive Income (Loss):

The components of comprehensive loss were as follows:

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007
	(as restated)	(as restated)	(as restated)
Net loss	$(1,230)	$(1,165)	$(7,922)
Foreign currency translation adjustment, net	(197)	74	(54)
Change in derivative security value, net(1)	297	(1,248)	(80)

Comprehensive loss	$(1,130)	$(2,339)	$(8,056)

(1)	Utilizing an income tax rate of 38.7%, 38.5%, and 38.5% for the years ended December 31, 2009, 2008, and 2007, respectively.

The accumulated other comprehensive loss of $1,485 at December 31, 2009 consisted of $324 for the cumulative change in foreign currency translation adjustment and $1,161 for the cumulative change in derivative security value.

Use of Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results may differ from estimates.

3. Recent Accounting Pronouncements:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued the FASB Accounting Standards Codification. The FASB Accounting Standards Codification (“ASC”) became the source of authoritative, non-governmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”). The FASB Accounting Standards Codification was effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this guidance did not have a material impact on the Company’s consolidated results of operations and financial condition.

In June 2009, the FASB issued guidance on consolidations. This guidance, among other things, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a variable interest entity (“VIE”); requires continuous assessments of whether an enterprise is the primary beneficiary of a VIE; requires

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

3. Recent Accounting Pronouncements (continued):

enhanced disclosures about an enterprise’s involvement with a VIE; and amends certain guidance for determining whether an entity is a VIE. It will be effective for the Company on January 1, 2010, and will be applied prospectively. Under this guidance, a VIE must be consolidated if the enterprise has both (a) the power to direct the activities of the VIE that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses or the right to receive benefits from the VIE that could potentially be significant to the VIE. The Company does not expect the adoption of this guidance to have a material impact on the Company’s consolidated results of operations and financial condition.

In January 2010, the FASB issued guidance on fair value measurements disclosures. This guidance amends the ASC to require new disclosures for fair value measurements and provides clarification for existing disclosure requirements. The guidance requires new disclosures about transfers in and out of Levels 1 and 2 and further descriptions for the reasons for the transfers. The guidance also requires an entity to present separately information about purchases, sales, issuances and settlements in Level 3 fair value measurements. The update also provides amendments that clarify existing disclosures concerning the level of disaggregation and disclosures about inputs and valuation techniques. The new disclosures and clarification of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for the interim periods within those fiscal years. The Company does not expect the adoption of this guidance to have a material impact on the Company’s consolidated results of operations and financial condition.

In February 2010, the FASB made amendments to certain recognition and disclosure requirements concerning subsequent events. This update addresses the interaction of the requirements of the ASC with the SEC’s reporting requirements. The update requires an entity to evaluate subsequent events through the date that the financial statements are issued. The update also provides that a filer is not required to disclose the date through which subsequent events have been evaluated. All the amendments in this update are effective upon issuance of the final update. The adoption of this amendment did not have a material impact on the Company’s consolidated results of operations and financial conditions.

4. Acquisitions:

On December 28, 2007, the Hillman Group entered into a Stock Purchase Agreement (the “Agreement”) by and among All Points Industries, Inc. (“All Points”), Gabrielle Mann, Gregory Mann, and the Hillman Group, whereby the Hillman Group acquired all of the equity interest of All Points. The aggregate purchase price, including acquisition costs of $335, was $10,243 paid in cash at closing. The acquisition of this business was made to strengthen Hillman’s presence in the Florida market and in the hurricane protection market.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

4. Acquisitions (continued):

The following table reconciles the fair value of the acquired assets and assumed liabilities to the total purchase price:

Cash	$481
Account receivable, net	1,017
Inventory, net	7,563
Other current assets	51
Deferred income taxes	614
Property and equipment	435
Goodwill	292
Intangibles	655

Total assets acquired	11,108
Less:
Liabilities assumed	865

Total purchase price	$10,243

The values assigned to intangibles were determined by an independent appraisal by John H. Cole, CPA, CVA. The customer relationships have been assigned a 15 year life and the trademarks an indefinite life. The intangible assets and goodwill are deductible for income tax purposes over a 15 year life.

The following table indicates the pro forma financial statements of the Company for the year ended December 31, 2007. The pro forma financial statements give effect to the All Points acquisition, as if it had occurred on January 1, 2007:

(unaudited)
2007
(as restated)
Net sales	$468,415
Net loss	(7,388)

The pro forma results are based on assumptions that the Company believes are reasonable under the circumstances. The pro forma results are not necessarily indicative of the operating results that would have occurred if the transactions had been effective January 1, 2007, nor are they intended to be indicative of results that may occur in the future. The underlying pro forma information includes the historical financial results of the Company, the Company’s financing arrangements, and certain purchase accounting adjustments.

5. Related Party Transactions:

On March 31, 2004, the Company was acquired by affiliates of CHS. The Company is obligated to pay management fees in the amount of $58 per month, plus out of pocket expenses, to a subsidiary of CHS which owns 49.3% of the Company’s outstanding common stock and 54.6% of the Company’s voting common stock. The Company is also obligated to pay transaction fees in the amount of $26 per month, plus out of pocket expenses, to a subsidiary of OTPP which owns 28.0% of the Company’s outstanding common stock and 31.0% of the Company’s voting common stock. The Company has recorded management and transaction fee charges and expenses from CHS and OTPP of $1,010, $1,043 and $1,023 for the years ended December 31, 2009, 2008 and 2007, respectively.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

5. Related Party Transactions (continued):

Gregory Mann and Gabrielle Mann are employed by the All Points subsidiary of Hillman as President and Vice President, respectively. All Points leases an industrial warehouse and office facility from companies under the control of the Mann’s. The Company has recorded rental expense for the lease of this facility on an arms length basis in the amount of $311 and $302 for the years ended December 31, 2009 and 2008, respectively.

6. Income Taxes:

The components of the Company’s income tax provision for the three years ended December 31, 2009 were as follows:

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007
	(as restated)	(as restated)	(as restated)
Current:
Federal & State	$1,579	$878	$462
Foreign	102	104	—

Total current	1,681	982	462

Deferred:
Federal & State	8,412	4,588	1,855
Foreign	196	(547)	84

Total deferred	8,608	4,041	1,939

Provision for income taxes	$10,289	$5,023	$2,401

The Company has U.S. federal net operating loss (“NOL”) carryforwards for tax purposes, totaling $15,990 as of December 31, 2009, that are available to offset future taxable income. These carryforwards expire in 2027. Management estimates that these losses will be fully utilized prior to the expiration date. No valuation allowance has been provided against the federal NOL. In addition, the Company’s foreign subsidiaries have NOL carryforwards aggregating $1,130 which expire in 2015. Management estimates that these losses will be fully utilized prior to the expiration date. No valuation allowance has been provided against the foreign NOL.

The Company has state net operating loss carryforwards with an aggregate tax benefit of $1,591 which expire from 2010 to 2027. Management estimates that the Company will not be able to fully absorb some of the loss carryforwards in certain states before they expire. A valuation allowance of $8 has been established for these deferred tax assets. In 2009, the valuation allowance for state net operating loss carryforwards decreased by $8. The decrease was primarily as a result of the utilization of the related state net operating losses and other adjustments.

The Company has a federal capital loss carryforward of $1,783 as of December 31, 2009. This loss is available to offset future capital gains. This loss will expire from 2013 to 2014 if not utilized. Management has recorded a valuation allowance of $657 for this capital loss carryforward to fully offset the deferred tax asset in 2009. Management estimates that the utilization of this capital loss carryforward is uncertain due to the short carryforward period and the uncertainty of generating sufficient capital gains in the carryforward period. The Company has $293 of general business tax credit carryforwards which expire from 2010 to 2028. A valuation allowance of $283 has been established for these tax credits.

In the three months ended March 31, 2004, a deferred tax asset was recorded for costs that were capitalized in connection with the Merger Transaction. Certain of these capitalized costs are not amortized under the tax law

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6. Income Taxes (continued):

and can only be recovered for tax purposes under certain circumstances. The Company has established a valuation allowance of $1,561 for the entire amount of the deferred tax asset related to these non-amortizable capitalized costs.

Deferred income taxes reflect the net effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

The table below reflects the significant components of the Company’s net deferred tax assets and liabilities at December 31, 2009 and 2008:

	As of December 31, 2009		As of December 31, 2008
	Current	Non-current	Current	Non-current
	(as restated)		(as restated)
Deferred Tax Asset:
Inventory	$5,163	$—	$5,287	$—
Bad debt reserve	724	—	641	—
Casualty loss reserve	325	478	444	390
Accrued bonus / deferred compensation	1,975	1,312	1,181	1,566
Medical insurance reserve	374	—	670	—
Interest expense on Purchased Preferred Stock Options	—	4,293	—	3,891
Compensation expense on Preferred Stock Options	—	5,477	—	4,319
Original issue discount amortization	—	355	—	370
Derivative security value	—	733	—	912
Transaction costs	—	2,009	—	2,024
Federal / foreign net operating loss	—	5,958	—	16,315
State net operating loss	—	1,591	—	2,178
Unrecognized tax benefit	—	(2,879)	—	(2,872)
Federal capital loss carryforwards	—	657	—	134
Tax credit carryforwards	—	2,181	—	1,436
All other items	584	794	728	683

Gross deferred tax assets	9,145	22,959	8,951	31,346
Valuation allowance for deferred tax assets	(1,045)	(1,464)	(556)	(1,430)

Net deferred tax assets	$8,100	$21,495	$8,395	$29,916

Deferred Tax Liability:
Intangible asset amortization	$—	$65,575	$—	$65,888
Property and equipment	—	5,671	—	5,401

Deferred tax liabilities	$—	$71,246	$—	$71,289

Net deferred tax liability		$41,651		$32,978

Long term net deferred tax liability		$50,169		$41,858
Current net deferred tax asset		8,100		8,395
Long term net deferred tax asset		418		485

Net deferred tax liability		$41,651		$32,978

The valuation allowance at December 31, 2009 was $2,509. Of this balance, $1,832 was established at the Merger Transaction date. In previous years, initial recognition of a tax benefit by a future reduction of $1,832 in

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6. Income Taxes (continued):

the year end valuation allowance would have reduced goodwill related to the Merger Transaction. Effective for financial reporting periods beginning after December 15, 2008, any change in the valuation reserve will be recorded as an adjustment to the tax provision in the period of change.

Reductions in the valuation allowance for the years ended December 31, 2009, 2008, and 2007 of $0, $0, and $299, respectively, were recorded as reductions to goodwill resulting from the initial recognition of the tax benefits from valuation allowances established in purchase accounting. Foreign tax (provision)/benefits in the years ended December 31, 2009, 2008 and 2007 were offset by charges to the valuation allowance of $0, ($114), and ($89), respectively.

Realization of the net deferred tax assets is dependent on generating sufficient taxable income prior to their expiration. Although realization is not assured, management estimates it is more likely than not that the net deferred tax assets will be realized. The amount of net deferred tax assets considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward periods are reduced.

Below is a reconciliation of statutory income tax rates to the effective income tax rates for the periods indicated:

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007
	(as restated)	(as restated)	(as restated)
Statutory federal income tax rate	35.0%	35.0%	35.0%
Non-U.S. taxes and the impact of non-U.S. losses for which a current tax benefit is not available	0.6%	-0.9%	1.0%
State and local income taxes, net of U.S. federal income tax benefit	10.7%	16.3%	-5.6%
Adjustment of reserve for change in valuation allowance and other items	5.8%	-1.4%	-1.3%
Adjustment for change in tax law	3.0%	-3.7%	-3.7%
Permanent differences:
Interest expense on mandatorily redeemable preferred stock	42.5%	89.8%	-56.2%
Stock based compensation expense	18.3%	-9.4%	-10.4%
Dividends received exclusion	0.0%	-0.1%	0.1%
Meals and entertainment expense	1.2%	3.2%	-2.3%
Other permanent differences	0.2%	1.4%	-0.1%
Reconciliation of tax return to tax provision	-3.7%	0.0%	0.0%

Effective income tax rate	113.6%	130.2%	-43.5%

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6. Income Taxes (continued):

As of January 1, 2007, the Company adopted the provisions of an accounting standard related to accounting for uncertainty in income taxes. As a result of the implementation, the Company has recorded a $2,879 decrease in the deferred tax asset related to the future tax benefit of the Company’s net operating loss carryforward as of December 31, 2009.

	2009	2008
Unrecognized tax benefits—January 1	$2,872	$2,875
Gross increases—tax positions in prior period	7	—
Gross decreases—tax positions in prior period	—	(3)

Unrecognized tax benefits—December 31	$2,879	$2,872

Amount of unrecognized tax benefit that, if recognized would affect the company’s effective tax rate	$2,879	$2,872

The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits in income tax expense. In conjunction with the adoption of an accounting standard related to accounting for uncertainty in income taxes, the Company has not recognized any adjustment of interest or penalties in its consolidated financial statements due to its net operating loss position. The Company does not anticipate that total unrecognized tax benefits will change due to the settlement of audits and the expiration of statute of limitations prior to December 31, 2010.

The Company files a consolidated income tax return in the U.S. and numerous consolidated and separate income tax returns in various states and foreign jurisdictions. As of December 31, 2009, with a few exceptions, the Company is no longer subject to U.S. federal, state, and foreign tax examinations by tax authorities for the tax years prior to 2006. However, the IRS can make adjustments to losses carried forward by the Company from 1999 forward and utilized on its federal return.

7. Property and Equipment, net:

Property and equipment, net, consists of the following at December 31, 2009 and 2008:

	Estimated Useful Life (Years)	2009	2008
Land	n/a	$131	$131
Buildings	27	781	781
Leasehold improvements	3-10	4,961	4,540
Machinery and equipment	2-10	104,568	100,173
Furniture and fixtures	3-5	1,481	1,469
Construction in process		1,051	1,539

Property and equipment, gross		112,973	108,633
Less: Accumulated depreciation		65,408	56,939

Property and equipment, net		$47,565	$51,694

Machinery and equipment includes capitalized software of $8,328 and $5,492 as of December 31, 2009 and 2008, respectively. Captitalized interest of $63 and $86 was recorded for the years ended December 31, 2009 and 2008, respectively.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

8. Other Intangibles, net:

Intangible assets are amortized over their useful lives and are subject to lower of cost or market impairment testing.

The values assigned to intangible assets in connection with the March 31, 2004 Merger Transaction, the SteelWorks acquisition, and the All Points acquisition were determined by independent appraisals. Other intangibles, net as of December 31, 2009 and 2008 consist of the following:

	Estimated Useful Life (Years)	2009	2008
Customer relationships—Hillman	23	$126,651	$126,651
Customer relationships—All Points	15	555	555
Trademarks	Indefinite	47,394	47,394
Patents	9	7,960	7,960
Non Compete Agreements	4	5,742	5,742

Intangible assets, gross		188,302	188,302
Less: Accumulated amortization		41,662	34,749

Other intangibles, net		$146,640	$153,553

The Company’s amortization expense for amortizable assets for the years ended December 31, 2009, 2008 and 2007 was $6,912, $7,073, and $7,274, respectively. For the years ending December 31, 2010, 2011, 2012, 2013 and 2014, amortization expense is estimated to be $6,428, $6,428, $6,428, $5,765 and $5,544, respectively.

9. Long-Term Debt:

On March 31, 2004, the Company, through its Hillman Group subsidiary, refinanced its revolving credit and senior term loans with a Senior Credit Agreement (the “Senior Credit Agreement”) consisting of a $40,000 revolving credit (the “Revolver”) and a $217,500 Term B Loan (the “Term Loan”) collateralized by the Company’s cash, accounts receivable, inventories, and fixed assets. The Senior Credit Agreement had a seven-year term and provides borrowings at interest rates based on the London Inter-bank Offered Rates (the “LIBOR”) plus a margin of between 2.25% and 3.0% (the “LIBOR Margin”), or prime (the “Base Rate”) plus a margin of between 1.25% and 2.0% (the “Base Rate Margin”). The applicable LIBOR Margin and Base Rate Margin were based on the Company’s leverage at the date of the preceding fiscal quarter. In accordance with the Senior Credit Agreement, letter of credit commitment fees were based on the average daily face amount of each outstanding letter of credit multiplied by a letter of credit margin of between 2.25% and 3.0% per annum (“the Letter of Credit Margin”). The Letter of Credit Margin was also based on the Company’s leverage at the date of the preceding fiscal quarter. The Company also paid a Commitment fee of 0.5% per annum on the average daily unused Revolver balance.

On July 21, 2006, the Company amended and restated the Senior Credit Agreement. The Term Loan was increased by $22,400 to $235,000. Proceeds of the additional Term Loan borrowings were used to pay down outstanding Revolver borrowings. The Revolver credit line remained at $40,000. Additionally, the LIBOR margin on the Term Loan was reduced by 25 basis points, and certain financial covenants were revised to provide additional flexibility. There were no other significant changes to the Senior Credit Agreement. The Company incurred $1,173 in financing fees in connection with the amended and restated agreement. The fees were capitalized and will be amortized over the remaining term of the Senior Credit Agreement, as amended.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

9. Long-Term Debt (continued):

Effective August 7, 2009 the Company, through its Hillman Group subsidiary, entered into an Amended and Restated Credit Agreement which amended its revolving credit and senior term loan (“Amended Senior Credit Agreement”). Lenders representing 82.3% of the outstanding balance of the revolving credit and senior term loan consented to the Amended Senior Credit Agreement (“Consenting Lenders”). For the 17.7% of Lender commitments which did not consent to the amendment (“Non-Consenting Lenders”) pricing and amortization of the senior term loan remain unchanged. Under the terms of the Amended Senior Credit Agreement, the Consenting Lenders agreed to extend the term of the Senior Credit Agreement to March 31, 2012 from March 31, 2011. Amortization of the senior term loan was set at 1.5% per quarter beginning September 1, 2009, with the remainder due at maturity. Pricing on the senior term loan was increased from LIBOR plus a margin of 2.75% to LIBOR plus a margin of 4.50%. The fixed charge and interest coverage covenants remained the same and were extended for 12 months while the leverage covenant was extended 12 months and increased 0.25 to 3.0 times from March 31, 2010 to March 31, 2012. Additionally, the amendment includes a $18,000 delayed draw term loan (“Delayed Draw”) which can be used only to fund all or a portion of the amortization payments for the Non-Consenting Lenders. The pricing, covenants, terms and conditions for the Delayed Draw are the same as under the Amended Senior Credit Agreement.

The Amended Senior Credit Agreement extended the revolving credit line to March 31, 2012 from March 31, 2011 and reduced it to $20,000 from $40,000. Pricing on the revolving credit line was increased from LIBOR plus a margin of 2.75% to LIBOR plus a margin of 4.50% and the unused commitment fee was increased 25 basis points to 75 basis points.

The Amended Senior Credit Agreement, among other provisions, contains financial covenants requiring the maintenance of specific leverage and interest coverage ratios and levels of financial position, restricts the incurrence of additional debt and the sale of assets, and permits acquisitions with the consent of the lenders. Additionally, the Amended Senior Credit Agreement restricts the Company or any of its subsidiaries from paying dividends. Dividends to officers and directors are allowed under certain circumstances up to a limit of $2 million per year.

The Company was in compliance with all provisions of the Amended Senior Credit Agreement as of December 31, 2009.

In addition, on March 31, 2004, the Company, through its Hillman Group subsidiary, issued $47,500 of unsecured subordinated notes to Allied Capital Corporation maturing on September 30, 2011 (“Subordinated Debt Issuance”). Interest on the Subordinated Debt Issuance was at a fixed rate of 13.5% per annum, with cash interest payments required on a quarterly basis at a fixed rate of 11.25% commencing April 15, 2004. The outstanding principal balance of the Subordinated Debt Issuance shall be increased on a quarterly basis at the remaining 2.25% fixed rate (the “PIK Amount”). All of the PIK Amounts are due on the maturity date of the Subordinated Debt Issuance.

Effective July 21, 2006, the Subordinated Debt Agreement was amended to reduce the interest rate to a fixed rate of 10.0% payable quarterly. In addition, financial covenants were revised consistent with the changes to the amended and restated Senior Credit Agreement. The reduction in the interest rate was retroactive to May 15, 2006.

On May 6, 2009, a group of investors, including affiliates of AEA Investors LP, CIG & Co. and several private investors, assumed the unsecured subordinated notes previously held by Allied Capital.

In connection with the Amended Senior Credit Agreement effective August 7, 2009, the Subordinated Debt Agreement was amended to extend the maturity date to September 30, 2012 from September 30, 2011 and

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

9. Long-Term Debt (continued):

increase the interest rate from 10.0% to 12.5%. Covenant levels were extended and modified consistent with the Amended Senior Credit Agreement.

Modifications to a debt instrument deemed to be substantially different require recognition as an extinguishment of debt. An exchange of debt instruments where the present value of cash flows is greater than 10% different from the present value of cash flows under the terms of the original debt instrument would be considered substantially different. The change in the interest rate in the 2009 amendment to the Subordinated Debt Issuance did not change the present value of cash flows by more than 10% and, accordingly, no extinguishment of debt was recorded in 2009.

As of December 31, 2009 and 2008, long-term debt is summarized as follows:

	2009	2008
Revolving Credit Agreement	$—	$—
Term Loan B	157,849	202,849
Subordinated Debt Issuance	49,820	49,820
Capital Leases	494	400

	208,163	253,069
Less: amounts due in one year	9,868	2,305

Long-term debt	$198,295	$250,764

The aggregate minimum principal maturities of the long-term debt for each of the five years following December 31, 2009 are as follows:

Amount
2010	$9,868
2011	17,547
2012	180,742
2013	6
2014	—
2015 and thereafter	—

As of December 31, 2009, the Company had $14,513 available under its revolving credit agreement and letter of credit commitments outstanding of $5,487. The Company had outstanding debt of $158,343 under its secured credit facilities at December 31, 2009, consisting of a $157,849 Term B loans and $494 in capitalized lease obligations. The term loans consisted of a $17,992 Term B-1 Loan currently at a three (3) month LIBOR rate of 3.02% and a $139,857 Term B-2 Loan currently at a three (3) month LIBOR rate of 4.77%. The capitalized lease obligations were at various interest rates.

As of December 31, 2009, the estimated fair value of the Company’s long-term debt approximates the recorded value as determined in accordance with accounting guidance. The Company discounted the future cash flows of its senior and subordinated debt based on borrowing rates for debt with similar terms and remaining maturities. The fair value estimate is made at a specific point in time, is subjective in nature, and involves uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimate.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

10. Leases:

Certain warehouse and office space and equipment are leased under capital and operating leases with terms in excess of one year. Future minimum lease payments under non-cancellable leases consisted of the following at December 31, 2009:

	Capital Leases	Operating Leases
2010	$361	$7,937
2011	99	6,336
2012	48	4,621
2013	6	3,597
2014	—	2,410
Later years	—	10,811

Total minimum lease payments	514	$35,712

Less amounts representing interest	(20)

Present value of net minimum lease payments (including $349 currently payable)	$494

The rental expense for all operating leases was $8,716, $9,486 and $9,275 for the years ended December 31, 2009, 2008 and 2007, respectively. Certain leases are subject to terms of renewal and escalation clauses.

11. Deferred Compensation Plan:

The Company maintains a deferred compensation plan for key employees (the “Nonqualified Deferred Compensation Plan” or “NQDC”) which allows the participants to defer up to 25% of salary and commissions and up to 100% of bonuses to be paid during the year and invest these deferred amounts into certain Company directed mutual fund investments, subject to the election of the participants. The Company is permitted to make a 25% matching contribution on deferred amounts up to $10, subject to a five year vesting schedule.

As of December 31, 2009 and 2008, the Company’s consolidated balance sheets included $3,043 and $4,254, respectively, in restricted investments representing the assets held in mutual funds to fund deferred compensation liabilities owed to the Company’s current and former employees. The current portion of the restricted investments was $334 and $282 as of December 31, 2009 and 2008, respectively.

The assets held in the NQDC are classified as an investment in trading securities. The Company recorded trading gains and offsetting compensation expense of $254 for the year ended December 31, 2009. The Company recorded trading losses of $1,428 and an offsetting reduction of compensation expense for the year ended December 31, 2008. The Company recorded trading gains and offsetting compensation expense of $397 for the year ended December 31, 2007.

During the three years ended December 31, 2009, distributions from the deferred compensation plan aggregated $1,792 in 2009, $390 in 2008, and $500 in 2007.

12. Guaranteed Preferred Beneficial Interest in the Company’s Junior Subordinated Debentures:

In September 1997, The Hillman Group Capital Trust (“Trust”), a Grantor trust, completed a $105,446 underwritten public offering of 4,217,724 11.6% Trust Preferred Securities (“TOPrS”). The Trust invested the proceeds from the sale of the preferred securities in an equal principal amount of 11.6% Junior Subordinated Debentures of Hillman due September 2027.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

12. Guaranteed Preferred Beneficial Interest in the Company’s Junior Subordinated Debentures (continued):

The Trust distributes monthly cash payments it receives from the Company as interest on the debentures to preferred security holders at an annual rate of 11.6% on the liquidation amount of $25.00 per preferred security.

In connection with the public offering of TOPrS, the Trust issued $3,261 of trust common securities to the Company. The Trust invested the proceeds from the sale of the trust common securities in an equal principal amount of 11.6% Junior Subordinated Debentures of Hillman due September 2027. The Trust distributes monthly cash payments it receives from the Company as interest on the debentures to the Company at an annual rate of 11.6% on the liquidation amount of the common security.

The Company may defer interest payments on the debentures at any time, for up to 60 consecutive months. If this occurs, the Trust will also defer distribution payments on the preferred securities. The deferred distributions, however, will accumulate at a rate of 11.6% per annum. The Trust will redeem the preferred securities when the debentures are repaid, or at maturity on September 30, 2027. The Company may redeem the debentures before their maturity at a price equal to 100% of the principal amount of the debentures redeemed, plus accrued interest. When the Company redeems any debentures before their maturity, the Trust will use the cash it receives to redeem preferred securities and common securities as provided in the trust agreement. The Company guarantees the obligations of the Trust on the Trust Preferred Securities.

The Company has determined that the Trust is a variable interest entity and the holders of the Trust Preferred Securities are the primary beneficiaries of the Trust. Accordingly, the Company has de-consolidated the Trust at March 31, 2004. Summarized below is the condensed financial information of the Trust as of December 31, 2009.

Non-current assets—junior subordinated debentures—preferred	$112,455
Non-current assets—junior subordinated debentures—common	3,261

Total assets	$115,716

Non-current liabilities—trust preferred securities	$112,455
Stockholder’s equity—trust common securities	3,261

Total liabilities and stockholders’ equity	$115,716

The non-current assets for the Trust relate to its investment in the 11.6% junior subordinated deferrable interest debentures of Hillman due September 30, 2027.

The TOPrS constitute mandatorily redeemable financial instruments. The Company guarantees the obligations of the Trust on the Trust Preferred Securities. Accordingly, the guaranteed preferred beneficial interest in the Company’s Junior Subordinated Debentures is presented in long-term liabilities in the accompanying Consolidated Balance Sheet.

On March 31, 2004, the Junior Subordinated Debentures were recorded at the fair value of $117,986 based on the price underlying the Trust Preferred Securities of $27.20 per share upon close of trading on the American Stock Exchange on that date plus the liquidation value of the trust common securities. The Company is amortizing the premium on the Junior Subordinated Debentures of $9,279 over their remaining life in the amount of $395 per year.

In order to retain capital, the Company’s Board of Directors determined to temporarily defer interest payments on the Junior Subordinated Debentures and the Trust determined to defer the payment of cash

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

12. Guaranteed Preferred Beneficial Interest in the Company’s Junior Subordinated Debentures (continued):

distributions to holders of Trust Preferred Securities beginning with the January 2009 distribution. The Company’s decision to defer the payment of interest on the Junior Subordinated Debentures was designed to ensure that the Company preserve cash and maintain its compliance with the financial covenants contained in its Senior Credit and Subordinated Debt Agreements. Pursuant to the Indenture that governs the Trust Preferred Securities, the Company was able to defer distribution payments to holders of the Trust Preferred Securities for a period that cannot exceed 60 months (the “Deferral Period”). During the Deferral Period, the Company was required to accrue the full amount of all distributions payable, and such deferred distributions were immediately payable by the Company at the end of the Deferral Period. In the first six months of 2009, the Company accrued $6,265 in interest payable to the Trust on the Junior Subordinated Debentures. On July 31, 2009, the Company resumed payments of monthly distributions and paid all amounts accrued during the six month Deferral Period.

At December 31, 2009, the recorded value of the Junior Subordinated Debentures, net of premium amortization, was $115,716. The fair value of the Junior Subordinated Debentures on December 31, 2009 was $110,560 based on the $25.44 per share closing price of the underlying Trust Preferred Securities as quoted on the NYSE Amex (formerly the American Stock Exchange) plus the liquidation value of the trust common securities.

13. Common and Preferred Stock:

Common Stock issued in connection with the Merger Transaction:

There are 23,141 authorized shares of Class A Common Stock, 6,201.0 of which are issued and outstanding. Each share of Class A Common Stock entitles its holder to one vote. Each holder of Class A Common Stock is entitled at any time to convert any or all of the shares into an equal number of shares of Class C Common Stock.

There are 2,500 authorized shares of Class B Common Stock, 970.6 of which are issued and outstanding. Holders of Class B Common Stock have no voting rights. The Class B Common Stock was purchased by and issued to certain members of the Company’s management and is subject to vesting over five years with 20% vesting on each anniversary of the Merger Transaction.

In connection with the Merger Transaction, certain members of management entered into an Executive Securities Agreement (“ESA”). The ESA provides for the method and terms under which management proceeds were invested in the Company. Under the terms of the ESA, management shareholders have the right to put their Class A Common Stock and Class B Common Stock back to the Company at fair value if employment is terminated for other than cause. If terminated for cause, the management shareholders can generally put the Class A Common Stock and Class B Common Stock back to the Company for the lower of the fair value or cost.

Securities whose redemption is not in the control of the issuer are required to be classified outside of permanent equity. The put feature embedded in management’s Class A Common Stock and Class B Common Stock allow redemption at the holder’s option if employment is terminated for other than cause, resignation by the executive security holder, death, disability or retirement at age 61. Accordingly, management’s 395.7 Class A Common Stock shares and 970.6 Class B Common Stock shares have been classified between liabilities and stockholder’s equity in the accompanying consolidated balance sheet. The fair value and cost of the Class A Common Stock subject to the put feature were $2,158 and $396, respectively at December 31, 2009 and $247 and $417, respectively at December 31, 2008. The fair value and cost of the Class B Common Stock subject to the put feature were $5,293 and $971, respectively at December 31, 2009 and $598 and $1,000, respectively at December 31, 2008.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

13. Common and Preferred Stock (continued):

Securities that are either currently redeemable or where redemption is probable are to be marked to redemption value with a corresponding charge to accumulated paid in capital. The ESA allows the management shareholders to put, or redeem, the Class A Common Stock back to the Company if terminated for other than cause. Under the terms of the ESA, the redemption value of the Class A Common Stock is equal to the fair value as determined by the Board of Directors. Accordingly, the Class A Common stock has been adjusted to its fair value of $2,158 as of December 31, 2009 with a corresponding decrease in additional paid-in capital of $1,996.

The repurchase feature of the Class B Common Stock triggers liability accounting treatment. See Note 14, Stock-Based Compensation, for further information.

There are 30,109 authorized shares of Class C Common Stock, 2,787.1 of which are issued and outstanding. Each share of Class C Common Stock entitles its holder to one vote, provided that the aggregate voting power of Class C Common Stock (with respect to the election of directors) never exceeds 30%. Each holder of Class C Common Stock is entitled at any time to convert any or all of the shares into an equal number of shares of Class A Common Stock.

Preferred Stock:

The Company has 238,889 authorized shares of Class A Preferred Stock, 82,104.8 of which are issued and outstanding and 13,450.7 of which are reserved for issuance upon the exercise of options to purchase shares of Class A Preferred Stock. Holders of Class A Preferred Stock are not entitled to any voting rights. Holders of Class A Preferred Stock are entitled to preferential dividends that shall accrue on a daily basis at the rate of 11.5% per annum of the sum of the Liquidation Value (as defined in the Restated Certificate of Incorporation) plus all accumulated and unpaid dividends thereon. At December 31, 2009, the Liquidation Value including accumulated and unpaid dividends was $1,919 per share.

Hillman Investment Company, a subsidiary of the Company, has 166,667 authorized shares of Class A Preferred Stock, 57,282.4 of which are issued and outstanding and 9,384.2 of which are reserved for issuance upon the exercise of options to purchase shares of Class A Preferred Stock. Holders of Class A Preferred Stock are not entitled to any voting rights. Holders of Class A Preferred Stock are entitled to preferential dividends that shall accrue on a daily basis at the rate of 11.0% per annum on the sum of the Liquidation Value (as defined in the Restated Certificate of Incorporation) thereof plus all accumulated and unpaid dividends thereon.

The Hillman Investment Company Class A Preferred Stock is mandatorily redeemable on March 31, 2028 and has been classified as debt in the accompanying consolidated balance sheets. The Hillman Investment Company Class A Preferred Stock is redeemable at its liquidation value of $1,000 per share plus all accumulated and unpaid dividends. Dividends on the mandatorily redeemable Class A Preferred Stock were $11,008, $9,903, and $8,860 for the years ended December 31, 2009, 2008, and 2007, respectively. The dividends on the mandatorily redeemable Class A Preferred Stock are recorded as interest expense in the accompanying consolidated statements of operations. At December 31, 2009, the liquidation value including accumulated and unpaid dividends was $1,866 per share.

The Company incurred $2,415 in financing fees in connection with the issuance of the Hillman Investment Company Class A Preferred Stock. The financing fees were capitalized and will be amortized over the redemption period using the effective interest method. For the years ended December 31, 2009 and 2008, interest expense of $37 and $130, respectively, was included in the accompanying consolidated statements of operations.

Management believes the liquidation value of the Class A Preferred Stock and the Hillman Investment Company Class A Preferred Stock, including accumulated and unpaid dividends, approximates fair value at December 31, 2009.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

13. Common and Preferred Stock (continued):

Under the terms of the Company’s Senior Credit Agreement, dividend payments on equity securities are restricted. Dividends to officers and directors are allowable under certain circumstances up to a limit of $2 million per year.

Purchased Options:

In connection with the Merger Transaction, options in the predecessor to the Company were cancelled and converted into rights to receive options to purchase 3,895.16 shares of Hillman Companies, Inc. Class A Preferred Stock and 2,717.55 shares of Hillman Investment Company Class A Preferred Stock (collectively the “Purchased Options”). The Purchased Options have a weighted average strike price of $170.69 per share. The fair value of the Hillman Investment Company Class A Preferred Stock options has been included with the underlying security in the accompanying consolidated balance sheets. Security instruments with a redemption date that is certain to occur are to be classified as liabilities. The Hillman Companies, Inc. Class A Preferred Stock options, which have a March 31, 2028 expiration date, have been classified at their fair value in the liability section of the accompanying consolidated balance sheets. To the extent the Company pays a dividend to holders of the Class A Preferred Stock and the Hillman Investment Company Class A Preferred Stock, the Purchased Option holder will be entitled to receive an amount equal to the dividend which would have been paid if the Purchased Options had been exercised on the date immediately prior to the record date for the dividend. Dividends on the Purchased Options are recorded as interest expense in the accompanying consolidated statement of operations. Additionally, under the terms of the ESA, the Purchased Options can be put back to the Company at fair value if employment is terminated.

The initial and subsequent valuations of the Purchased Options are measured at fair value with the change in fair value recognized as interest expense. Interest expense of $1,314, $1,187, and $1,059 was recorded for the years ended December 31, 2009, 2008, and 2007, respectively, to recognize the increase in fair value of the Purchased Options.

The table below reconciles the components of the Preferred Stock and the Purchased Options to the accompanying consolidated balance sheets:

	December 31, 2009	December 31, 2008
Hillman Investment Company Class A Preferred Stock	$57,282	$57,344
Purchased Options—Hillman Investment Company Class A Preferred Stock	2,188	2,254
Accumulated and unpaid dividends	51,982	40,548

Total mandatorily redeemable preferred stock	$111,452	$100,146

Purchased Options—Hillman Companies, Inc. Class A Preferred Stock	$3,135	$3,230
Accumulated and unpaid dividends	3,482	2,786

Total management purchased preferred options	$6,617	$6,016

2006 Equity Issuance:

On July 31, 2006, an executive of the Company purchased 88 shares of Class A Preferred Stock for $88.0, 62 shares of Hillman Investment Company Class A Preferred Stock for $62.0 and 4.396 shares of Class A Common Stock for $10.0. In connection with the equity purchase, the executive entered into an ESA similar in terms to the existing management shareholders ESA.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

13. Common and Preferred Stock (continued):

Under the terms of the ESA, the executive has the right to put the Class A Preferred Stock, the Hillman Investment Company Class A Preferred Stock and the Class A Common Stock back to the Company at fair value if employment is terminated for other than cause. If terminated for cause, the shares can be put back to the Company for the lower of cost or the fair value. As discussed above, the put feature embedded in the Class A Preferred Stock and the Class A Common Stock requires classification outside permanent equity. Accordingly, the Class A Preferred Stock and the Class A Common Stock were classified between liabilities and stockholder’s equity in the accompanying Consolidated Balance Sheet.

The 62 shares of Hillman Investment Company Class A Preferred Stock were mandatorily redeemable on March 31, 2028, and were classified as a liability in the accompanying consolidated balance sheets.

This executive put back to the Company all of the securities from the 2006 Equity Issuance. See the 2009 Equity Redemptions section for details.

2009 Equity Redemptions:

On October 13, 2009, a former executive of the Company exercised his right to redeem certain securities of the Company and the Hillman Investment Company in accordance with the ESA dated March 31, 2004. Under the terms of the ESA, the former executive put back to the Company 11.93 shares of Class A Common Stock for $32.4, 29.44 shares of Class B Common Stock for $80.1, 281.42 preferred options for Class A Preferred Stock for $228.9, and 114.71 purchased options for Class A Preferred Stock for $188.2. In addition, the former executive put back to the Company 196.34 preferred options for Class A Preferred Stock in Hillman Investment Company for $150.7 and 80.03 purchased options for Class A Preferred Stock in Hillman Investment Company for $127.7.

On November 20, 2009, a former executive of the Company exercised his right to redeem certain securities of the Company and the Hillman Investment Company in accordance with the ESA dated July 31, 2006. Under the terms of the ESA, the former executive put back to the Company 4.396 shares of Class A Common Stock for $22.8, 88.0 shares of Class A Preferred Stock for $127.2, 30.385 common options for Class B Common Stock for $94.8, and 62.0 shares of Hillman Investment Company Class A Preferred Stock for $88.2.

14. Stock-Based Compensation:

Common Option Plan:

On March 31, 2004, the Company adopted the 2004 Stock Option Plan (“Common Option Plan”) following Board and shareholder approval. Grants under the Common Option Plan will consist of non-qualified stock options for the purchase of Class B Common Shares. The number of Class B Common Shares authorized for issuance under the Common Option Plan is not to exceed 356.41 shares. Unless otherwise consented to by the Board, the aggregate number of Class B Common Shares for which options may be granted under the Common Option Plan cannot exceed 71.28 in any one calendar year. The Common Option Plan is administered by a Committee of the Board. The Committee determines the term of each option, provided that the exercise period may not exceed ten years from date of grant. The Class B Common Options vest over two years with 50% vesting on each anniversary of the date of grant.

The stock options issued under the Common Option Plan are accounted for in a manner consistent with the underlying security. Therefore, the Class B Common Stock Options are adjusted to the fair value of the Class B Common shares less the strike price of the Class B Common shares adjusted for the proportion of employee service.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

14. Stock-Based Compensation (continued):

Preferred Options:

On March 31, 2004, certain members of the Company’s management were granted options to purchase 9,555.5 shares of Class A Preferred Stock and 6,666.7 shares of Hillman Investment Company Class A Preferred Stock (collectively the “Preferred Options”). The Preferred Options were granted with an exercise price of $1,000 per share which was equal to the value of the underlying Preferred Stock. The Preferred Options vest over five years with 20% vesting on each anniversary of the Merger Transaction. Holders of the Preferred Options are entitled to accrued dividends as if the underlying Preferred Stock were issued and outstanding as of the grant date.

On October 13, 2009, a former executive of the Company exercised his right to redeem certain securities of the Company and the Hillman Investment Company in accordance with the ESA dated March 31, 2004. Under the terms of the ESA, the former executive put back to the Company 281.42 preferred options for Class A Preferred Stock for $228.9 and 196.34 preferred options for Class A Preferred Stock in Hillman Investment Company for $150.7. There have been no other grants, forfeitures or exercise of the Preferred Options since March 31, 2004.

Upon resignation from the Company after the third anniversary of grant, termination by the Company without cause, death or disability, or retirement at age 61, the holder of the Preferred Options has a put right on the vested securities at a price equal to fair value less any option exercise price payable. Accounting guidance required that stock-based compensation awards are classified as liabilities if the underlying security is classified as a liability. Therefore, the Preferred Options are treated as liability classified awards.

Accounting guidance allows nonpublic entities, such as the Company, to make a policy decision as to whether to measure its liability awards at fair value or intrinsic value. Management has determined the lack of an active market, trading restrictions and absence of any trading history preclude the reasonable estimate of fair value. Regardless of the valuation method selected, a nonpublic entity is required to re-measure its liabilities under share based payment awards at each reporting date until settlement. Accordingly, the Company has elected to use the intrinsic value method to value the Preferred Options at the end of each reporting period pro-rated for the portion of the service period rendered. Compensation expense of $3,311, $3,501, and $3,637 was recognized in the accompanying consolidated statements of operations for the years ended December 31, 2009, 2008, and 2007, respectively.

At December 31, 2009, the aggregate intrinsic value of the outstanding Preferred Options was $14,150, and the intrinsic value of the exercisable Preferred Options was $14,150. The value of the Preferred Options is included under other non-current liabilities on the accompanying consolidated balance sheets.

Class B Shares:

The outstanding shares of Class B Common Stock are subject to vesting over 5 years with 20% of the shares vesting on each anniversary of the Merger Transaction. Vested shares of the Class B Common Stock can be put back to the Company at fair value upon termination. Unvested shares of the Class B Common Stock are puttable at the lesser of fair value or cost. Accordingly, the value of the Class B common shares is adjusted at each balance sheet date to fair value for the proportion of consideration received in the form of employee service plus an amount equal to the lesser of fair value or original cost for the proportion of the Class B common shares for which employee service has not been recognized. The proportion of consideration recognized is based on the percentage of employee services for each of the 5 vesting periods. On a weighted average basis, the proportion of service deemed to have been earned for the Class B Common Shares was 100.0% at December 31, 2009.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

14. Stock-Based Compensation (continued):

There have been no grants or forfeitures of shares of Class B Common Stock since the Merger Transaction. At December 31, 2009, there were 970.6 Class B Common shares vested with a fair value of $5,453.8 per share. Compensation expense (income) of $4,746, ($1,036), and $1,635 was recorded in the accompanying consolidated statements of operations for the years ended December 31, 2009, 2008, and 2007, respectively.

15. Derivatives and Hedging:

The Company uses derivative financial instruments to manage its exposures to interest rate fluctuations on its floating rate senior debt. The Company measures those instruments at fair value and recognizes changes in the fair value of derivatives in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures.

On August 28, 2006, the Company entered into an Interest Rate Swap Agreement (“2006 Swap”) with a two-year term for a notional amount of $50 million. The 2006 Swap fixed the interest rate at 5.375% plus applicable interest rate margin. The 2006 Swap expired on August 28, 2008.

On August 29, 2008, the Company entered into a new Interest Rate Swap Agreement (“2008 Swap”) with a three-year term for a notional amount of $50 million. The 2008 Swap fixes the interest rate at 3.41% plus applicable interest rate margin.

The 2008 Swap was designated as a cash flow hedge, and the fair value at December 31, 2009 was $(1,161), net of $733 in taxes. The 2008 Swap was reported on the consolidated balance sheet in other non-current liabilities with a related deferred charge recorded as a component of other comprehensive income in shareholders’ equity.

16. Fair Value Measurements:

On January 1, 2008, the Company adopted the guidance that applies to all assets and liabilities that are being measured and reported on a fair value basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. Assets and liabilities carried at fair value are classified and disclosed in one of the following three categories:

Level 1:    Quoted market prices in active markets for identical assets or liabilities.

Level 2:    Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:    Unobservable inputs reflecting the reporting entity’s own assumptions.

The accounting guidance establishes a hierarchy which requires an entity to maximize the use of quoted market prices and minimize the use of unobservable inputs. An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the period, by level, within the fair value hierarchy:

	at December 31, 2009
	Level 1	Level 2	Level 3	Total
Trading securities	$3,043	$—	$—	$3,043
Interest rate swaps	—	(1,894)	—	(1,894)
Fixed rate debt	—	(49,820)	—	(49,820)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

16. Fair Value Measurements (continued):

Trading securities are valued using quoted prices on an active exchange. Trading securities represent assets held in a Rabbi Trust to fund deferred compensation liabilities and are included as restricted investments on the accompanying consolidated balance sheets.

For the year ended December 31, 2009, the unrealized gains on these securities of $254 were recorded as other income. An offsetting entry, for the same amount, increasing the deferred compensation liability and compensation expense within SG&A was also recorded.

For the year ended December 31, 2008, the unrealized losses on these securities of $1,428 were recorded as other expense. An offsetting entry, for the same amount, decreasing the deferred compensation liability and compensation expense within SG&A was also recorded.

For the year ended December 31, 2007, the unrealized gains on these securities of $397 were recorded as other income. An offsetting entry, for the same amount, increasing the deferred compensation liability and compensation expense within SG&A was also recorded.

The Company utilizes interest rate swap contracts to manage its targeted mix of fixed and floating rate debt, and these swaps are valued using observable benchmark rates at commonly quoted intervals for the full term of the swaps. The 2008 Swap was included in other non-current liabilities as of December 31, 2009 on the accompanying consolidated balance sheet.

Fixed rate debt represents the Subordinated Debt Issuance recorded in long-term debt. As of December 31, 2009, the estimated fair value of the Company’s fixed rate debt approximates the recorded value as determined in accordance with accounting guidance. The Company discounted the future cash flows of its subordinated debt based on borrowing rates for debt with similar terms and remaining maturities. The fair value estimate is made at a specific point in time, is subjective in nature, and involves uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimate.

17. Commitments and Contingencies:

The Company self insures its product liability, automotive, worker’s compensation and general liability losses up to $250 per occurrence. Catastrophic coverage has been purchased from third party insurers for occurrences in excess of $250 up to $35,000. The two risk areas involving the most significant accounting estimates are workers’ compensation and automotive liability. Actuarial valuations performed by the Company’s outside risk insurance expert, Insurance Services Office, Inc., were used to form the basis for workers’ compensation and automotive liability loss reserves. The actuary contemplated the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims. The Company believes the liability of approximately $2,076 recorded for such risk insurance reserves is adequate as of December 31, 2009, but due to judgments inherent in the reserve estimate, it is possible the ultimate costs will differ from this estimate.

As of December 31, 2009, the Company has provided certain vendors and insurers letters of credit aggregating $5,487 related to its product purchases and insurance coverage of product liability, workers compensation and general liability.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

17. Commitments and Contingencies (continued):

The Company self-insures its group health claims up to an annual stop loss limit of $200 per participant. Aggregate coverage is maintained for annual group health insurance claims in excess of 125% of expected claims. Historical group insurance loss experience forms the basis for the recognition of group health insurance reserves.

Provisions for losses expected under these programs are recorded based on an analysis of historical insurance claim data and certain actuarial assumptions. The Company believes the liability of approximately $1,732 recorded for such risk insurance reserves is adequate as of December 31, 2009, but due to judgments inherent in the reserve estimation process it is possible the ultimate costs will differ from this estimate. Legal proceedings are pending which are either in the ordinary course of business or incidental to the Company’s business. Those legal proceedings incidental to the business of the Company are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of the pending litigation matters will not have a material adverse effect on the consolidated financial position, operations or cash flows of the Company.

18. Restatement of Consolidated Financial Statements:

Subsequent to the issuance of the Company’s December 31, 2009 consolidated financial statements, the Company concluded that certain of its accounting practices with respect to the income tax accounting for the Purchased Options and the Preferred Options were not in accordance with generally accepted accounting principles. As more fully described in Note 13, Common and Preferred Stock, certain members of management were issued options to purchase shares of the Hillman Companies, Inc. Class A Preferred Stock and the Hillman Investment Company Class A Preferred Stock. Changes in the fair value of the Purchased Options were recognized as interest expense and changes in the fair value of the Preferred Options were recognized as compensation expense. For income tax reporting purposes, changes in the fair value of the Purchased Options and the Preferred Options were treated as permanent book versus tax timing differences and, therefore, no income tax benefit was recognized. Management has determined that, upon exercise, the difference between the redemption value and strike price of the Purchased Options and Preferred Options is deductible for federal and state income tax. Therefore, there should be a tax benefit reported in each period where compensation and interest expense was recognized for the change in the fair value of the Preferred Options and the Purchased Options. Additionally, a benefit should be recognized for the cumulative difference in the fair value and the strike price of the Purchased Options at the date of the Merger Transaction resulting in an adjustment to goodwill.

The following is a summary of the effects of these changes on the Company’s consolidated balance sheets as of December 31, 2009 and 2008, as well as the effect on the consolidated statements of operations and cash flows for the years ended December 31, 2009, 2008 and 2007.

	Consolidated Balance Sheets
As of December 31, 2008:	As Previously Reported	Adjustment	As Restated
Goodwill	$259,923	$(2,117)	$257,806
Total Assets	652,794	(2,117)	650,677

Deferred income taxes, net-long term	50,068	(8,210)	41,858
Total liabilities	648,476	(8,210)	640,266
Accumulated deficit	(24,240)	6,093	(18,147)
Total stockholders equity	3,385	6,093	9,478
Total liabilities and stockholders’ deficit	652,794	(2,117)	650,677

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

18. Restatement of Consolidated Financial Statements (continued):

	Consolidated Balance Sheets
As of December 31, 2009:	As Previously Reported	Adjustment	As Restated
Goodwill	$259,923	$(2,117)	$257,806
Total Assets	630,598	(2,117)	628,481

Deferred tax liability	60,208	(10,039)	50,169
Total Liabilities	641,628	(10,039)	631,589
Accumulated deficit	(27,299)	7,922	(19,377)
Total stockholders’ (deficit) equity	(18,481)	7,922	(10,559)
Total liabilities and stockholders’ deficit	630,598	(2,117)	628,481

	Consolidated Statement of Operations
For the year ended December 31, 2007:	As Previously Reported	Adjustment	As Restated
Income tax provision	$4,238	$(1,837)	$2,401
Net Loss	(9,759)	1,837	$(7,922)

	Consolidated Statement of Operations
For the year ended December 31, 2008:	As Previously Reported	Adjustment	As Restated
Income tax provision	$6,811	$(1,788)	$5,023
Net Loss	(2,953)	1,788	$(1,165)

	Consolidated Statement of Operations
For the year ended December 31, 2009:	As Previously Reported	Adjustment	As Restated
Income tax provision	$12,118	$(1,829)	$10,289
Net Loss	(3,059)	1,829	$(1,230)

	Consolidated Statement of Cash Flows
For the year ended December 31, 2007:	As Previously Reported	Adjustment	As Restated
Net Loss	$(9,759)	$1,837	$(7,922)
Deferred income tax provision	6,028	(1,837)	$4,191

	Consolidated Statement of Cash Flows
For the year ended December 31, 2008:	As Previously Reported	Adjustment	As Restated
Net Loss	$(2,953)	$1,788	$(1,165)
Deferred income tax provision	5,264	(1,788)	$3,476

	Consolidated Statement of Cash Flows
For the year ended December 31, 2009:	As Previously Reported	Adjustment	As Restated
Net Loss	$(3,059)	$1,829	$(1,230)
Deferred income tax provision	10,502	(1,829)	$8,673

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

19. Statements of Cash Flows:

Supplemental disclosures of cash flow information are presented below:

	Year ended December 31, 2009	Year ended December 31, 2008	Year ended December 31, 2007
Cash paid (refunded) during the period for:
Interest on junior subordinated debentures	$12,442	$12,231	$12,231

Interest	$14,043	$19,112	$26,117

Income taxes	$1,759	$985	$(17)

Non-cash investing activities:
Property and equipment purchased with capital lease	$27	$238	$15

Non-cash financing activities:
Increase in accrued dividends on preferred stock	$16,872	$15,142	$13,484

20. Quarterly Data (unaudited):

The unaudited quarterly data for the years ended December 31, 2009 and 2008 have been restated to reflect the corrections for the matters described in Note 18.

2009	Fourth	Third	Second	First
Net sales	$99,462	$122,673	$123,813	$112,213
Gross profit	51,785	65,093	62,704	53,937
Net (loss) income (as previously reported)	(2,950)	2,290	1,920	(4,319)
Net (loss) income (as restated)	(2,487)	2,741	2,353	(3,837)

2008	Fourth	Third	Second	First
Net sales	$113,469	$132,588	$129,070	$106,796
Gross profit	54,520	64,653	64,252	53,851
Net (loss) income (as previously reported)	(2,606)	1,321	1,686	(3,354)
Net (loss) income (as restated)	(2,175)	1,798	2,137	(2,925)

21. Concentration of Credit Risks:

Financial instruments which potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. The Company places its cash and cash equivalents with high credit quality financial institutions. Concentrations of credit risk with respect to sales and trade receivables are limited due to the large number of customers comprising the Company’s customer base and their dispersion across geographic areas. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral.

For the year ended December 31, 2009, the largest three customers accounted for 42.8% of sales and 55.0% of the year-end accounts receivable balance. For the year ended December 31, 2008, the largest three customers accounted for 40.7% of sales and 47.1% of the year-end accounts receivable balance. For the year ended December 31, 2007, the largest three customers accounted for 40.4% of sales and 42.0% of the year-end accounts receivable balance. No other customer accounted for more than 5.0% of the Company’s total sales in 2009, 2008 or 2007.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

21. Concentration of Credit Risks (continued):

Concentration of credit risk with respect to purchases and trade payables are limited due to the large number of vendors comprising the Company’s vendor base, with dispersion across different industries and geographic areas. The Company’s largest vendor in terms of annual purchases accounted for 7.7% of the Company’s total purchases and 1.1% of the Company’s total trade payables on December 31, 2009.

22. Segment and Geographic Information:

The Company provides merchandising services and products such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; and identification items, such as tags and letters, numbers and signs, to retail outlets, primarily hardware stores, home centers and mass merchants. Management considers all such sales to be part of a single operating unit.

The following geographic area data includes revenue based on product shipment destination for the years ended December 31 and long-lived assets based on physical location as of December 31:

	2009	2008	2007
Net sales
United States	$442,695	$467,925	$429,627
Canada	4,479	4,241	7,289
Mexico	4,980	3,416	2,523
Other	6,007	6,341	6,189

Consolidated net sales	$458,161	$481,923	$445,628

Long-lived assets:
United States	$466,737	$477,855	$489,234
Canada	249	311	509
Mexico	—	55	—
Other	—	—	—

Consolidated long-lived assets	$466,986	$478,221	$489,743

	As of December 31, 2009	As of December 31, 2008	As of December 31, 2007
Cash & cash equivalents
United States	$16,801	$6,775	$11,080
Canada	250	234	288
Mexico	113	124	551
Other	—	—	—

Consolidated cash & cash equivalents	$17,164	$7,133	$11,919

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

22. Segment and Geographic Information (continued):

Following is revenue based on products for the Company’s significant product categories:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net sales
Keys	$78,012	$80,754	$79,370
Engraving	35,518	40,945	39,158
Letters, numbers and signs	34,287	34,671	37,711
Fasteners	253,704	261,646	230,857
Threaded rod	30,118	37,145	30,693
Code cutter	3,353	4,934	5,149
Builders hardware	3,832	1,606	2,578
Other	19,337	20,222	20,112

Consolidated net sales	$458,161	$481,923	$445,628

23. Subsequent Events:

The Company’s management has evaluated potential subsequent events for recording and disclosure in this Annual Report on Form 10-K for the year ended December 31, 2009. There were no items requiring disclosure.

Financial Statement Schedule:

Schedule II—VALUATION ACCOUNTS

(dollars in thousands)

	Deducted From Assets in Balance Sheet
	Allowance for Doubtful Accounts		Allowance for Obsolete/ Excess Inventory
Ending Balance—December 31, 2006	$369		$4,642

Additions charged to cost and expense	200		230
Additions from acquired company	124		1,629

Deductions due to:
Others	96	(A)	337	(A)

Ending Balance—December 31, 2007	597		6,164

Additions charged to cost and expense	40		381
Deductions from acquired company	—		(191)

Deductions due to:
Others	93	(A)	266	(A)

Ending Balance—December 31, 2008	544		6,088

Additions charged to cost and expense	345		1,530

Deductions due to:
Others	375	(A)	473	(A)

Ending Balance—December 31, 2009	$514		$7,145

Notes:

(A) Includes write-off of accounts receivable (net of bad debt recoveries) and inventories.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Successor	Predecessor
	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,631	$17,164
Restricted investments	334	334
Accounts receivable, net	68,307	51,757
Inventories, net	82,735	83,182
Deferred income taxes, net	8,025	8,100
Other current assets	3,322	2,657

Total current assets	172,354	163,194
Property and equipment, net	45,015	47,565
Goodwill	472,207	257,806
Other intangibles, net	300,866	146,640
Restricted investments	2,694	2,709
Deferred income taxes, net	349	418
Deferred financing fees, net	15,657	5,690
Investment in trust common securities	3,261	3,261
Other assets	935	1,198

Total assets	$1,013,338	$628,481

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$28,037	$19,191
Current portion of senior term loans	2,900	9,519
Current portion of capitalized lease and other obligations	39	349
Accrued expenses:
Salaries and wages	5,332	7,624
Pricing allowances	5,625	5,317
Income and other taxes	1,622	1,904
Interest	1,854	2,199
Deferred compensation	334	334
Other accrued expenses	6,061	6,147

Total current liabilities	51,804	52,584
Long term senior term loans	287,100	148,330
Long term capitalized lease and other obligations	17	145
Long term senior notes	150,000	—
Long term unsecured subordinated notes	—	49,820
Junior subordinated debentures	116,050	115,716
Mandatorily redeemable preferred stock	—	111,452
Management purchased preferred options	—	6,617
Deferred compensation	2,694	2,709
Deferred income taxes, net	101,395	50,169
Accrued dividends on preferred stock	—	75,580
Other non-current liabilities	1,109	18,467

Total liabilities	710,169	631,589

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	Successor	Predecessor
	June 30, 2010	December 31, 2009
	(Unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT) (CONTINUED)
Common and preferred stock with put options:
Class A Preferred stock, $.01 par, $1,000 liquidation value, 238,889 shares authorized, none issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010	—	—

Class A Common stock, $.01 par, 23,141 shares authorized, 395.7 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010	—	2,158

Class B Common stock, $.01 par, 2,500 shares authorized, 970.6 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010	—	5,293

Commitments and contingencies (Note 6)
Stockholders’ Equity (Deficit):
Preferred Stock:
Preferred stock, $.01 par, 5,000 shares authorized, none issued and outstanding at June 30, 2010	—	—
Class A Preferred stock, $.01 par, $1,000 liquidation value, 238,889 shares authorized, 82,104.8 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010	—	1
Common Stock:
Common stock, $.01 par, 5,000 shares authorized, issues and outstanding at June 30, 2010	—	—
Class A Common stock, $.01 par, 23,141 shares authorized, 5,805.3 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010	—	—
Class C Common stock, $.01 par, 30,109 shares authorized, 2,787.1 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010
Additional paid-in capital	308,641	10,302
Accumulated deficit	(5,470)	(19,377)
Accumulated other comprehensive loss	(2)	(1,485)

Total stockholders’ equity (deficit)	303,169	(10,559)

Total liabilities and stockholders’ equity (deficit)	$1,013,338	$628,481

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(dollars in thousands)

	Successor	Predecessor
	One Month Ended June 30, 2010	Two Months Ended May 28, 2010	Three Months Ended June 30, 2009
			(As restated, see Note 2)
Net sales	$47,700	$77,256	$123,813
Cost of sales (exclusive of depreciation and amortization shown separately below)	23,022	37,835	61,109

Gross profit	24,678	39,421	62,704

Operating expenses:
Selling, general and administrative expenses	14,299	42,562	40,276
Non-recurring expense (Note 14)	10,403	11,311	—
Depreciation	1,522	2,993	4,214
Amortization	1,009	1,071	1,809
Management and transaction fees to related party	—	187	256

Total operating expenses	27,233	58,124	46,555

Other (expense) income, net	(136)	(227)	166

(Loss) income from operations	(2,691)	(18,930)	16,315
Interest expense, net	3,619	4,147	3,300
Interest expense on mandatorily redeemable preferred stock and management purchased options	—	2,242	3,031
Interest expense on junior subordinated debentures	1,051	2,102	3,272
Investment income on trust common securities	(31)	(63)	(94)

(Loss) income before income taxes	(7,330)	(27,358)	6,806
Income tax (benefit) provision	(1,860)	(3,719)	4,453

Net (loss) income	$(5,470)	$(23,639)	$2,353

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(dollars in thousands)

	Successor	Predecessor
	One Month Ended June 30, 2010	Five Months Ended May 28, 2010	Six Months Ended June 30, 2009
			(As restated, see Note 2)
Net sales	$47,700	$185,716	$236,026
Cost of sales (exclusive of depreciation and amortization shown separately below)	23,022	89,773	119,385

Gross profit	24,678	95,943	116,641

Operating expenses:
Selling, general and administrative expenses	14,299	82,850	80,216
Non-recurring expense (Note 14)	10,403	11,342
Depreciation	1,522	7,283	8,892
Amortization	1,009	2,678	3,537
Management and transaction fees to related party	—	438	509

Total operating expenses	27,233	104,591	93,154

Other (expense) income, net	(136)	(114)	(467)

(Loss) income from operations	(2,691)	(8,762)	23,020
Interest expense, net	3,619	8,327	7,128
Interest expense on mandatorily redeemable preferred stock and management purchased options	—	5,488	5,949
Interest expense on junior subordinated debentures	1,051	5,254	6,454
Investment income on trust common securities	(31)	(158)	(189)

(Loss) income before income taxes	(7,330)	(27,673)	3,678
Income tax (benefit) provision	(1,860)	(2,465)	5,162

Net (loss) income	$(5,470)	$(25,208)	$(1,484)

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(dollars in thousands)

	Successor	Predecessor
	One Month Ended June 30, 2010	Five Months Ended May 28, 2010	Six Months Ended June 30, 2009
			(As restated, see Note 2)
Cash flows from operating activities:
Net loss	$(5,470)	$(25,208)	$(1,484)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	2,531	9,961	12,429
Dispositions of property and equipment		74	55
Deferred income tax provision (benefit)	(1,930)	(1,921)	4,226
Deferred financing and original issue discount amortization	172	515	507
Interest on mandatorily redeemable preferred stock and management purchased options	—	5,488	5,949
Stock-based compensation expense	—	19,053	3,800
Changes in operating items:
(Increase) decrease in accounts receivable, net	266	(16,816)	(15,061)
(Increase) decrease in inventories, net	(2,512)	2,959	13,426
(Increase) decrease in other assets	(569)	124	703
Increase in accounts payable	7,016	1,830	587
Increase in interest payable on junior subordinated debentures	—	—	6,265
(Decrease) increase in other accrued liabilities	(6,582)	4,352	3,602
Other items, net	(82)	(894)	(322)

Net cash (used for) provided by operating activities	(7,160)	(483)	34,682

Cash flows from investing activities:
Payment for Quick Tag license	(11,500)	—	—
Capital expenditures	(1,349)	(5,411)	(5,347)

Net cash used for investing activities	(12,849)	(5,411)	(5,347)

Cash flows from financing activities:
Borrowings of senior term loans	290,000	—	—
Repayments of senior term loans	(148,306)	(9,544)	(14,000)
Borrowings of revolving credit loans	600	—	—
Repayments of revolving credit loans	(600)	—	—
Principal payments under capitalized lease obligations	(6)	(459)	(223)
Repayments of unsecured subordinated notes	(49,820)	—	—
Borrowings of senior notes	150,000	—	—
Financing fees, net	(15,729)	—	—
Purchase predecessor equity securities	(506,407)	—	—
Proceeds from sale of successor equity securities	308,641	—	—
Borrowings under other credit obligations	—	—	468

Net cash provided by (used for) financing activities	28,373	(10,003)	(13,755)

Net increase (decrease) in cash and cash equivalents	8,364	(15,897)	15,580
Cash and cash equivalents at beginning of period	1,267	17,164	7,133

Cash and cash equivalents at end of period	$9,631	$1,267	$22,713

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN

STOCKHOLDERS’ EQUITY (DEFICIT)

(Unaudited)

(dollars in thousands)

	Predecessor			Successor	Additional Paid-in Capital	Accumulated Other Comprehensive		Compre- hensive Income (Loss)	Total Stockholders’ Equity (Deficit)
	Common Stock		Class A Preferred Stock	Common Stock		Deficit	Accumu- lated Income (Loss)
	Class A	Class C
Balance at December 31, 2009—Predecessor	$—	$—	$1	$—	$10,302	$(19,377)	$(1,485)		$(10,559)
Net loss	—	—	—	—	—	(25,208)	—	$(25,208)	(25,208)
Class A Common Stock FMV adjustment(2)	—	—	—	—	(5,650)	—	—		(5,650)
Dividends to shareholders	—	—	—	—	(7,583)	—	—	—	(7,583)
Change in cumulative foreign translation adjustment(1)	—	—	—	—	—	—	17	17	17
Change in derivative security value(1)	—	—	—	—	—	—	1,161	1,161	1,161
Comprehensive loss	—	—	—	—		—		$(24,030)

Balance at May 28, 2010—Predecessor			1		(2,931)	(44,585)	(307)		(47,822)
Close Predecessor’s stockholders’ deficit at merger date	—	—	(1)	—	2,931	44,585	307		47,822
Issuance of 5,000 shares of common stock	—	—		—	308,641	—	—		308,641

Balance at May 28, 2010—Successor	—	—	—	—	308,641	—	—		308,641
Net loss	—	—	—	—	—	(5,470)	—	(5,470)	(5,470)
Change in cumulative foreign translation adjustment(1)	—	—	—	—	—	—	(2)	(2)	(2)
Comprehensive loss	—	—	—	—	—	—	—	$(5,472)

Balance at June 30, 2010—Successor	$—	$—	—	$—	$308,641	$(5,470)	$(2)		$303,169

(1)	The cumulative foreign translation adjustment and change in derivative security value are net of taxes and represent the only items of other comprehensive income (loss).
(2)	Management of the Predecessor Company controlled 395.7 shares of Class A common stock which contained a put feature that allowed redemption at the holder’s option. These shares were classified as temporary equity and were adjusted to fair value. See Note 10, Common and Preferred Stock, for further details.

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. Basis of Presentation:

The accompanying financial statements include the condensed consolidated accounts of The Hillman Companies, Inc. (“Hillman Companies”) and its wholly-owned subsidiaries (collectively “Hillman” or the “Company”). All significant intercompany balances and transactions have been eliminated.

On May 28, 2010, Hillman Companies was acquired by an affiliate of Oak Hill Capital Partners (“OHCP”) and certain members of Hillman’s management and Board of Directors. Pursuant to the terms and conditions of an Agreement and Plan of Merger dated as of April 21, 2010, the Company was merged with an affiliate of OHCP with the Company surviving the merger (the “Merger Transaction”). As a result of the Merger Transaction, Hillman Companies is a wholly-owned subsidiary of OHCP HM Acquisition Corp. (“Holdco”). The total consideration paid in the Merger Transaction was $831.1 million which includes $11.5 million for the Quick Tag license and related patents, the repayment of outstanding debt and the net value of the Company’s outstanding junior subordinated debentures ($105.4 million liquidation value at the time of the merger). The merger consideration is subject to certain post-closing working capital and other adjustments.

Prior to the Merger Transaction, affiliates of Code Hennessy & Simmons LLC (“CHS”) owned 49.3% of the Company’s outstanding common stock and 54.6% of the Company’s voting common stock, Ontario Teacher’s Pension Plan (“OTPP”) owned 28.0% of the Company’s outstanding common stock and 31.0% of the Company’s voting common stock and HarbourVest Partners VI (“HarbourVest”) owned 8.7% of the Company’s outstanding common stock and 9.7% of the Company’s voting common stock. Certain current and former members of management owned 13.7% of the Company’s outstanding common stock and 4.4% of the Company’s voting common stock.

The Company’s condensed consolidated balance sheet as of May 28, 2010 and its related statements of operations, cash flows and changes in stockholders’ equity for the periods presented prior to May 28, 2010 are referenced herein as the predecessor financial statements (the “Predecessor” or “Predecessor Financial Statements”). The Company’s condensed consolidated balance sheet as of June 30, 2010 and its related statements of operations, cash flows and changes in stockholders’ equity for the periods presented subsequent to the Merger Transaction are referenced herein as the successor financial statements (the “Successor” or “Successor Financial Statements”). The Predecessor Financial Statements do not reflect certain transaction amounts that were incurred at the close of the Merger Transaction. Such transaction amounts include the write-off of $5,010 in deferred financing fees associated with the Predecessor debt obligations.

The Successor Financial Statements reflect the preliminary allocation of the aggregate purchase price of $831.1 million, including the value of the Company’s junior subordinated debentures, to the assets and liabilities of Hillman based on fair values at the date of the Merger Transaction in accordance with ASC Topic 805, “Business Combinations.” The Company is in the process of obtaining third-party valuations of certain assets acquired in connection with the Merger Transaction, including but not limited to customer relationships, patents, licenses, property and equipment, non-compete agreements and the corresponding impact of deferred income taxes. The Company is also in the process of finalizing its fair value evaluation of inventory. Thus, the allocation of the purchase price is subject to change. Any amounts attributable to such assets are expected to be finalized during 2010.

The Company’s financial statements have been presented on the basis of push down accounting in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 805-50-S99 (Prior authoritative literature: Staff Accounting Bulletin No. 54 Application of “Push Down” Basis of Accounting in Financial Statements of Subsidiaries Acquired by Purchase). FASB ASC No. 805-50-S99

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. Basis of Presentation (continued):

states that the push down basis of accounting should be used in a purchase transaction in which the entity becomes wholly-owned by another entity. Under the push down basis of accounting, certain transactions incurred by the parent company which would otherwise be accounted for in the accounts of the parent are “pushed down” and recorded on the financial statements of the subsidiary. Accordingly, certain items resulting from the OHCP Merger Transaction have been recorded on the financial statements of the Company.

The following tables reconcile the fair value of the acquired assets and assumed liabilities to the total purchase price:

Amount
Cash paid as merger consideration	$714,200
Cash paid for Quick Tag license and related patents	11,500

Fair value of consideration transferred	725,700

Cash	1,267
Accounts Receivable, net	68,573
Inventory, net	80,223
Other current assets	11,775
Property and equipment	45,407
Goodwill	472,207
Intangible assets	301,875
Other non-current assets	3,671

Total assets acquired	984,998
Less:
Accounts payable	(21,021)
Deferred income taxes	(103,681)
Junior subordinated debentures	(105,446)
Junior subordinated debentures premium	(7,378)
Other liabilities assumed	(21,772)

Net assets acquired	$725,700

The following table indicates the pro forma financial statements of the Company for the three and six months ended June 30, 2009 (including non-recurring charges of $21,745 as discussed in Note 14). The pro forma financial statements give effect to the Merger Transaction as if it had occurred on January 1, 2010 and January 1, 2009, respectively.

	Three Months Ended June 30, 2010	Six Months Ended June 30, 2010	Three Months Ended June 30, 2009	Six Months Ended June 30, 2009
Net Sales	124,956	233,416	123,813	236,026

Net Income (Loss)	(16,938)	(17,736)	3,360	(8)

The accompanying unaudited condensed consolidated financial statements present information in accordance with generally accepted accounting principles for interim financial information and the instructions to Form 10-Q and applicable rules of Regulation S-X. Accordingly, they do not include all information or footnotes required by generally accepted accounting principles for complete financial statements. Management believes the financial statements include all normal recurring accrual adjustments necessary for a fair presentation. Operating

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. Basis of Presentation (continued):

results for the six month period ended June 30, 2010 do not necessarily indicate the results that may be expected for the full year. For further information, refer to the consolidated financial statements and notes thereto included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2009, as amended.

Nature of Operations:

The Company is one of the largest providers of value-added merchandising services and hardware-related products to retail markets in North America through its wholly-owned subsidiary, The Hillman Group, Inc. (“Hillman Group”). A subsidiary of Hillman Group operates in (1) Canada under the name The Hillman Group Canada, Ltd., (2) Mexico under the name SunSource Integrated Services de Mexico SA de CV, and (3) primarily in Florida under the name All Points Industries, Inc. (“All Points”). Hillman Group provides merchandising services and products such as fasteners and related hardware items; threaded rod and metal shapes; keys, key duplication systems and accessories; and identification items, such as tags and letters, numbers and signs to retail outlets, primarily hardware stores, home centers and mass merchants.

2. Restatement of Consolidated Financial Statements:

Subsequent to the issuance of the Company’s December 31, 2009 consolidated financial statements, the Company concluded that certain of its accounting practices with respect to the income tax accounting for the Purchased Options and the Preferred Options were not in accordance with generally accepted accounting principles. As more fully described in Note 10, Common and Preferred Stock, certain members of management were issued options to purchase shares of Hillman Companies Class A Preferred Stock and the Hillman Investment Company Class A Preferred Stock. Changes in the fair value of the Purchased Options were recognized as interest expense and changes in the fair value of the Preferred Options were recognized as compensation expense. For income tax reporting purposes, changes in the fair value of the Purchased Options and the Preferred Options were treated as permanent book versus tax timing differences and, therefore, no income tax benefit was recognized. Management has determined that, upon exercise, the difference between the redemption value and strike price of the Purchased Options and Preferred Options is deductible for federal and state income tax. Therefore, there should be a tax benefit reported in each period where compensation and interest expense was recognized for the change in the fair value of the Preferred Options and the Purchased Options. Additionally, a benefit should be recognized for the cumulative difference in the fair value and the strike price of the Purchased Options at the date of the acquisition of Hillman Companies by CHS, OTPP and HarbourVest in 2004.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

2. Restatement of Consolidated Financial Statements (continued):

As a result of the above, the Company restated its condensed consolidated statements of operations and cash flows for the three month and six month periods ended June 30, 2009. The following is a summary of the effects of these changes on the Company’s condensed consolidated statements of operations and cash flows for the three month and six months ended June 30, 2009.

Predecessor	Condensed Consolidated Statement of Operations
	As Previously Reported	Adjustments	As Restated
For the three months ended June 30, 2009:
Income tax provision	$4,886	$(433)	$4,453
Net income	1,920	433	2,353

Predecessor	Condensed Consolidated Statement of Operations
	As Previously Reported	Adjustments	As Restated
For the six months ended June 30, 2009:
Income tax provision	$6,077	$(915)	$5,162
Net loss	2,399	(915)	1,484

Predecessor	Condensed Consolidated Statement of Operations
	As Previously Reported	Adjustments	As Restated
For the six months ended June 30, 2009:
Net loss	$2,399	$(915)	$1,484
Deferred income tax provisions	5,141	(915)	4,226

3. Summary of Significant Accounting Policies:

Accounts Receivable and Allowance for Doubtful Accounts:

The Company establishes the allowance for doubtful accounts using the specific identification method and also provides a reserve in the aggregate. The estimates for calculating the aggregate reserve are based on historical collection experience. Increases to the allowance for doubtful accounts result in a corresponding expense. The allowance for doubtful accounts was $522 at June 30, 2010 and $514 at December 31, 2009.

Shipping and Handling:

The costs incurred to ship product to customers, including freight and handling expenses, are included in selling, general and administrative (“SG&A”) expenses on the Company’s statements of operations. The Successor shipping and handling costs included in SG&A were $1,999 for the one month period ended June 30, 2010. The Predecessor shipping and handling costs included in SG&A were $3,153 and $7,398 for the two and five month periods ended May 28, 2010, respectively. The Predecessor shipping and handling costs included in SG&A were $4,161 and $7,966 for the three and six month periods ended June 30, 2009, respectively.

Use of Estimates in the Preparation of Financial Statements:

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results may differ from estimates.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

4. Recent Accounting Pronouncements:

In January 2010, the FASB issued guidance on fair value measurements disclosures. This guidance amends the ASC to require new disclosures for fair value measurements and provides clarification for existing disclosure requirements. The guidance requires new disclosures about transfers in and out of Levels 1 and 2 and further descriptions for the reasons for the transfers. The guidance also requires more detailed disclosure about the activity within Level 3 fair value measurements. The Company adopted the guidance on January 1, 2010, except for the requirements related to Level 3 disclosures, which will be effective for annual and interim reporting periods beginning after December 15, 2010. This guidance requires expanded disclosures only, and did not and is not expected to have a material impact on the Company’s consolidated results of operations and financial condition.

In February 2010, the FASB made amendments to certain recognition and disclosure requirements concerning subsequent events. This update addresses the interaction of the requirements of the ASC with the SEC’s reporting requirements. The update requires an entity to evaluate subsequent events through the date that the financial statements are issued. The update also provides that a filer is not required to disclose the date through which subsequent events have been evaluated. All the amendments in this update are effective upon issuance of the final update. The adoption of this amendment did not have a material impact on the Company’s consolidated results of operations and financial conditions.

5. Other Intangibles, net:

The values assigned to intangible assets in connection with the Merger Transaction were determined by management through a preliminary independent appraisal. The intangible asset values may be adjusted by management for any changes determined upon completion of work on the independent appraisal. In connection with the Merger Transaction, the Company acquired the Quick Tag license for consideration amounting to $11,500. Other intangibles, net as of June 30, 2010 and December 31, 2009 consist of the following:

	Estimated Useful Life (Years)	Successor	Predecessor
		June 30, 2010	December 31, 2009
Customer relationships—Hillman	23	$199,093	$126,651
Customer relationships—All Points	15	—	555
Trademarks	Indefinite	77,476	47,394
Patents	9	13,806	7,960
Quick Tag license	6	11,500	—
Non compete agreements	4	—	5,742

Intangible assets, gross		301,875	188,302
Less: Accumulated amortization		1,009	41,662

Other intangibles, net		$300,866	$146,640

Intangible assets are amortized over their useful lives. The Predecessor’s amortization expense for amortizable assets was $2,678 for the five months ended May 28, 2010 and was $3,537 for the six months ended June 30, 2009. The Successor’s amortization expense for amortizable assets for the one month ended June 30, 2010 was $1,009. The combination of the amortization expense for amortizable assets of the Successor and Predecessor for the year ended December 31, 2010 is estimated to be $9,740. For the years ended December 31, 2011, 2012, 2013, 2014, and 2015, the Successor’s amortization expense for amortizable assets is estimated to be $12,107, $12,107, $12,107, $12,107 and $12,107, respectively.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

6. Commitments and Contingencies:

The Company self-insures its product liability, automotive, workers’ compensation and general liability losses up to $250 per occurrence. Catastrophic coverage has been purchased from third party insurers for occurrences in excess of $250 up to $35,000. The two risk areas involving the most significant accounting estimates are workers’ compensation and automotive liability. Actuarial valuations performed by the Company’s outside risk insurance expert, Insurance Services Office, Inc., were used by management to form the basis for workers’ compensation and automotive liability loss reserves. The actuary contemplated the Company’s specific loss history, actual claims reported, and industry trends among statistical and other factors to estimate the range of reserves required. Risk insurance reserves are comprised of specific reserves for individual claims and additional amounts expected for development of these claims, as well as for incurred but not yet reported claims. The Company believes the liability of approximately $1,842 recorded for such risk insurance reserves is adequate as of June 30, 2010, but due to judgments inherent in the reserve estimation process, it is possible the ultimate costs will differ from this estimate.

As of June 30, 2010, the Company has provided certain vendors and insurers letters of credit aggregating $5,487 related to its product purchases and insurance coverage of product liability, workers compensation and general liability.

The Company self-insures its group health claims up to an annual stop loss limit of $200 per participant. Aggregate coverage is maintained for annual group health insurance claims in excess of 125% of expected claims. Historical group insurance loss experience forms the basis for the recognition of group health insurance reserves. Provisions for losses expected under these programs are recorded based on an analysis of historical insurance claim data and certain actuarial assumptions. The Company believes the liability of approximately $1,729 recorded for such group health insurance reserves is adequate as of June 30, 2010, but due to judgments inherent in the reserve estimation process, it is possible the ultimate costs will differ from this estimate.

On May 4, 2010, Hy-Ko Products, Inc. filed a complaint against Hillman Group and Kaba Ilco Corp., a manufacturer of blank replacement keys, in the United States District Court for the Northern District of Ohio Eastern Division, alleging that the defendants engaged in violations of federal and state antitrust laws regarding their business practices relating to automatic key machines and replacement keys. Hy-Ko Products’ May 4, 2010 filing against the Company is based, in part, on the Company’s previously-filed claim against Hy-Ko Products alleging infringement of certain patents of the Company. The plaintiff is seeking unspecified monetary damages which would be trebled under the federal antitrust laws in the United States, interest and attorney’s fees as well as injunctive relief. Because the lawsuit is in a preliminary stage, it is not yet possible to assess the impact that the lawsuit will have on the Company. However, the Company believes that it has meritorious defenses and intends to defend the lawsuit vigorously.

In addition, legal proceedings are pending which are either in the ordinary course of business or incidental to the Company’s business. Those legal proceedings incidental to the business of the Company are generally not covered by insurance or other indemnity. In the opinion of management, the ultimate resolution of the pending litigation matters will not have a material adverse effect on the condensed consolidated financial position, operations or cash flows of the Company.

7. Related Party Transactions:

The Predecessor was obligated to pay management fees to a subsidiary of CHS in the amount of $58 per month. The Predecessor was also obligated to pay transaction fees to a subsidiary of OTPP in the amount of $26 per month, plus out of pocket expenses. The Successor has no management fee charges for the one month period

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

7. Related Party Transactions (continued):

ended June 30, 2010. The Predecessor has recorded aggregate management and transaction fee charges and expenses from CHS and OTPP of $187 and $438 for the two and five month periods ended May 28, 2010, respectively. The Predecessor also recorded aggregate management and transaction fee charges and expenses from CHS and OTPP of $256 and $509 for the three and six month periods ended June 30, 2009, respectively.

Gregory Mann and Gabrielle Mann are employed by All Points as President and Vice President, respectively. All Points leases an industrial warehouse and office facility from companies under the control of the Manns’. The Predecessor and Successor have recorded rental expense for the lease of this facility on an arm’s length basis. The Successor recorded rental expense for the lease of this facility in the amount of $28 for the one month period ended June 30, 2010. The Predecessor recorded rental expense for the lease of this facility in the amount of $55 and $138 for the two and five month periods ended May 28, 2010, respectively. The Predecessor also recorded rental expense for the lease of this facility in the amount of $83 and $165 for the three and six month periods ended June 30, 2009, respectively.

8. Income Taxes:

The Company’s policy is to estimate income taxes for interim periods based on estimated annual effective tax rates. These are derived, in part, from expected pre-tax income. However, the income tax provision for the three and six month periods ended June 30, 2010 have been computed on a discrete period basis. The Company’s variability in income between quarters combined with the large permanent book versus tax differences and relatively low pre-tax income creates the inability to reliably estimate pre-tax income for the full fiscal year. Accordingly, the interim tax provision for the three and six month periods ended June 30, 2010 were calculated by multiplying pre-tax earnings, adjusted for permanent book versus tax basis differences, by the statutory income tax rate.

In the second quarter of 2010, the Company recognized a $323 increase in valuation reserves recorded against certain deferred tax assets. This impacted the effective income tax rate from the federal statutory rate by -1.0% in the three month period ended June 30, 2010. Also, in the second quarter of 2010, the Company recognized a $1,554 increase in its reserves for uncertainty in accounting for income taxes. This adjustment decreased the deferred tax asset related to the future tax benefit of the Company’s net operating loss carryforward. This impacted the effective income tax rate from the federal statutory rate by -4.5% in the three month period ended June 30, 2010. The remaining differences between the effective income tax rate and the federal statutory rates in both three month periods were primarily due to state and foreign income taxes.

The effective income tax rates were 12.4% and 140.3% for the six month periods ended June 30, 2010 and 2009, respectively. In addition to the effect of state taxes, the effective income tax rate differed from the federal statutory rate primarily due to the effect of nondeductible interest on mandatorily redeemable preferred stock and stock compensation expense.

9. Long Term Debt:

On May 28, 2010, Hillman Companies and certain of its subsidiaries closed on a $320,000 senior secured first lien credit facility (the “Senior Facilities”), consisting of a $290,000 term loan and a $30,000 revolving credit facility (“Revolver”). The term loan portion of the Senior Facilities has a six year term and the Revolver has a five year term. The Senior Facilities provide borrowings at interest rates based on a EuroDollar rate plus a margin of 3.75% (the “EuroDollar Margin”), or a base rate (the “Base Rate”) plus a margin of 2.75% (the “Base Rate Margin”). The EuroDollar rate is subject to a minimum floor rate of 1.75% and the Base Rate is subject to a minimum floor of 2.75%.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

9. Long Term Debt (continued):

Concurrently with the acquisition of the Company on May 28, 2010, Hillman Group issued $150,000 aggregate principal amount of its senior notes due June 1, 2018 (the “10.875% Senior Notes”), which are guaranteed by Hillman Companies and its domestic subsidiaries other than the Hillman Group Capital Trust. Hillman Group pays interest on the 10.875% Senior Notes semi-annually on June 1 and December 1 of each year.

The proceeds received from the Senior Facilities and Senior Notes together with proceeds obtained from the sale of Successor equity securities were used to repay the senior term loans and unsecured subordinated notes and to purchase the equity securities of the Predecessor in connection with the Merger Transaction.

10. Common and Preferred Stock:

Common Stock

Prior to the Merger Transaction, Hillman Companies had three classes of Common Stock. Immediately prior to the consummation of the Merger Transaction, the Company had (i) 23,141 authorized shares of Class A Common Stock, 6,201 of which were issued and outstanding, (ii) 2,500 authorized shares of Class B Common Stock, 970.6 of which were issued and outstanding, and (iii) 30,109 authorized shares of Class C Common Stock, 2,787.1 of which issued and outstanding.

Each share of Class A Common Stock entitled its holder to one vote. Each holder of Class A Common Stock was entitled at any time to convert any or all of such shares into an equal number of shares of Class C Common Stock. Holders of Class B Common Stock had no voting rights. The Class B Common Stock was initially purchased by and issued to certain members of the Company’s management and was subject to vesting over five years in connection with the acquisition of Hillman Companies by affiliates of CHS and OTPP in 2004. Each share of Class C Common Stock entitled its holder to one vote, provided that the aggregate voting power of Class C Common Stock (with respect to the election of directors) could not exceed 30%. Each holder of Class C Common Stock was entitled at any time to convert any or all of the shares into an equal number of shares of Class A Common Stock.

Under the terms of an executive services agreement entered into by certain members of the Company’s management, such members of management had the right to put their shares of Class A Common Stock and Class B Common Stock back to Hillman Companies under certain circumstances.

Upon consummation of the Merger Transaction, each share of Class A Common Stock, Class B Common Stock and Class C Common Stock of Hillman Companies issued and outstanding immediately prior thereto (other than as set forth in the immediately preceding sentence), as well as each outstanding option to purchase any such shares of common stock, was converted into the right to receive, in cash, a portion of the merger consideration in the Merger Transaction. Certain such shares held by Company management were contributed by the holders thereof to Holdco in exchange for shares of Holdco.

After consummation of the Merger Transaction, Hillman Companies has one class of Common Stock. All outstanding shares of Hillman Companies common stock are owned by Holdco.

Preferred Stock:

Immediately prior to the Merger Transaction, Hillman Companies had 238,889 authorized shares of its Class A Preferred Stock, 82,104.8 of which were issued and outstanding and 13,450.7 of which were reserved for

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

10. Common and Preferred Stock (continued):

issuance upon the exercise of options to purchase shares of its Class A Preferred Stock. Holders of Hillman Companies’ Class A Preferred Stock were not entitled to any voting rights and were entitled to preferential dividends that accrued on a daily basis.

In addition, prior to the Merger Transaction, Hillman Investment Company, a subsidiary of Hillman Companies, had 166,667 authorized shares of its Class A Preferred Stock, 57,282.4 of which were issued and outstanding and 9,384.2 of which were reserved for issuance upon the exercise of options to purchase shares of its Class A Preferred Stock. Holders of Hillman Investment Company’s Class A Preferred Stock were not entitled to any voting rights and were entitled to preferential dividends that accrued on a daily basis.

Upon consummation of the Merger Transaction, each share of Hillman Companies’ Class A Preferred Stock issued and outstanding immediately prior thereto, as well as each outstanding option to purchase any such shares of preferred stock, was converted into the right to receive an amount, in cash, equal to the liquidation value thereof plus all accrued and unpaid dividends on such shares as of the effective time of the Merger Transaction. In addition, at closing of the Merger Transaction, Hillman Investment Company redeemed each outstanding share of its Class A Preferred Stock at an amount equal to the liquidation value thereof plus all accrued and unpaid dividends on such shares as of the effective time of the Merger Transaction. Options to purchase shares of Hillman Investment Company’s Class A Preferred Stock were cancelled in exchange for a similar cash payment.

After consummation of the Merger Transaction, neither Hillman Companies nor Hillman Investment Company has issued any shares of preferred stock or any options to purchase any such shares.

11. Stock-Based Compensation:

On March 31, 2004, the Predecessor adopted its 2004 Stock Option Plan following Board of Director and shareholder approval. Grants under the 2004 Common Option Plan consisted of non-qualified stock options for the purchase of Class B Common Shares. In addition, immediately prior to the consummation of the Merger Transaction, there were outstanding options to purchase 9,274.08 shares of Hillman Companies’ Class A Preferred Stock and 6,470.36 shares of Hillman Investment Company’s Class A Preferred Stock. In connection with the Merger Transaction, the 2004 Stock Option Plan was terminated, and all options outstanding thereunder were cancelled, and the options to purchase shares of Hillman Companies’ and Hillman Investment Company’s Class A Preferred Stock were cancelled. See Note 10, Common and Preferred Stock, for more information.

Effective May 28, 2010, Holdco established the OHCP HM Acquisition Corp. 2010 Stock Option Plan (the “Option Plan”), pursuant to which Holdco may grant options for up to an aggregate of 34,293.469 shares of its common stock. The Option Plan is administered by a committee of the Holdco board of directors. Such committee determines the terms of each option grant under the Option Plan, except that the exercise price of any granted options may not be lower than the fair market value of one share of common stock of Holdco as of the date of grant. As of June 30, 2010, no options have been granted under the Option Plan.

12. Derivatives and Hedging:

The Company uses derivative financial instruments to manage its exposures to interest rate fluctuations on its floating rate senior debt. The Company measures those instruments at fair value and recognizes changes in the fair value of derivatives in earnings in the period of change, unless the derivative qualifies as an effective hedge that offsets certain exposures.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

12. Derivatives and Hedging (continued):

On August 29, 2008, the Company entered into an Interest Rate Swap Agreement (“2008 Swap”) with a three-year term for a notional amount of $50 million. The 2008 Swap fixed the interest rate at 3.41% plus applicable interest rate margin. The 2008 Swap was terminated on May 24, 2010.

The 2008 Swap was designated as a cash flow hedge, and prior to its termination on May 24, 2010, it was reported on the condensed consolidated balance sheet in other non-current liabilities with a related deferred charge recorded as a component of other comprehensive income in stockholders’ equity. For the period ended May 28, 2010, interest expense in the accompanying Predecessor condensed consolidated income statement includes a $1,579 charge incurred to terminate the 2008 Swap.

On June 24, 2010, the Company entered into an Interest Rate Swap Agreement (“2010 Swap”) with a two-year term for a notional amount of $115,000. The effective date of the 2010 Swap is May 31, 2011 and its termination date is May 31, 2013. The 2010 Swap fixes the interest rate at 2.47% plus the applicable interest rate margin.

The Company anticipates that the 2010 Swap will be designated as a cash flow hedge when it becomes effective at May 31, 2011. No deferred charges or gains related to the 2010 Swap were recorded as of June 30, 2010.

13. Fair Value Measurements:

On January 1, 2008, the Company adopted the guidance that applies to all assets and liabilities that are being measured and reported on a fair value basis. The guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The guidance also establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value and requires that assets and liabilities carried at fair value be classified and disclosed in one of the following three categories:

Level 1:     Quoted market prices in active markets for identical assets or liabilities.

Level 2:     Observable market-based inputs or unobservable inputs that are corroborated by market data.

Level 3:     Unobservable inputs reflecting the reporting entity’s own assumptions.

The accounting guidance establishes a hierarchy which requires an entity to maximize the use of quoted market prices and minimize the use of unobservable inputs. An asset or liability’s level is based on the lowest level of input that is significant to the fair value measurement.

The following tables set forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis during the periods ended June 30, 2010 and December 31, 2009, by level, within the fair value hierarchy:

	As of June 30, 2010
	Level 1	Level 2	Level 3	Total
Trading securities	$3,028	$—	$—	$3,028
Fixed rate debt	—	(150,000)	—	(150,000)

	As of December 31, 2009
	Level 1	Level 2	Level 3	Total
Trading securities	$3,043	$—	$—	$3,043
Interest rate swap	—	(1,894)	—	(1,894)
Fixed rate debt	—	(49,820)	—	(49,820)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

13. Fair Value Measurements (continued):

Trading securities are valued using quoted prices on an active exchange. Trading securities represent assets held in a Rabbi Trust to fund deferred compensation liabilities and are included as restricted investments on the accompanying condensed consolidated balance sheets.

For the five months ended May 28, 2010, the unrealized gains on these securities of $16 were recorded by the Predecessor as other income. For the one month ended June 30, 2010, the unrealized losses on these securities of $46 were recorded by the Successor as other expense. In each period, an offsetting entry, for the same amount, adjusting the deferred compensation liability and compensation expense within SG&A was also recorded.

For the six months ended June 30, 2009, the unrealized losses on these securities of $79 were recorded by the Predecessor as other expense. An offsetting entry, for the same amount, decreasing the deferred compensation liability and compensation expense within SG&A was also recorded.

The Company utilizes interest rate swap contracts to manage its targeted mix of fixed and floating rate debt, and these swaps are valued using observable benchmark rates at commonly quoted intervals for the full term of the swaps. Prior to its termination on May 24, 2010, the 2008 Swap was included in other non-current liabilities on the accompanying condensed consolidated balance sheet. The 2010 Swap does not become effective until May 31, 2011 and its estimated fair value is zero at June 30, 2010.

Fixed rate debt is valued at its fair value which is approximately equal to its current outstanding principal amount and is included in long-term senior notes on the accompanying condensed consolidated balance sheets.

14. Non-Recurring Expenses:

In the quarter ended June 30, 2010, the Company incurred $21,714 of non-recurring, one-time charges related to the Merger Transaction. The Predecessor incurred $11,311 of the non-recurring expense total primarily for investment banking, legal and other advisory fees related to the sale of the Company. The remaining $10,403 of non-recurring expense was incurred by the Successor for legal, consulting, accounting and other advisory services incurred in connection with the acquisition of the Company.

15. Subsequent Events:

The Company’s management has evaluated potential subsequent events for recording and disclosure in this Quarterly Report on Form 10-Q for the quarter ended June 30, 2010. There are no items requiring disclosure.

16.	Supplemental Condensed Consolidating Guarantor Subsidiaries and Non-Guarantor Subsidiaries Financial Information:

The 10.875% Senior Notes were issued by The Hillman Group, Inc. (the “Hillman Group”) and are fully and unconditionally guaranteed on a joint and several basis by Hillman Companies and certain of its wholly owned subsidiaries (the “Guarantor Subsidiaries”). The non-guarantor information presented represents Hillman Companies’ Canadian and Mexican subsidiaries (the “Non-Guarantor Subsidiaries”).

The following financial information presents condensed consolidating statements of operations, balance sheets, and cash flows for Hillman Group, the Guarantor Subsidiaries, the Non-Guarantor Subsidiaries and the eliminations necessary to provide the consolidated results for Hillman Companies and its subsidiaries. For purposes of this presentation, we have accounted for investments in our subsidiaries using the equity method of accounting. The principal eliminating entries eliminate investment in subsidiary and intercompany balances and transactions.

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statements of Operations (Unaudited)

For the one month ended June 30, 2010

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$44,543	$2,090	$1,067	$—	$47,700
Cost of sales	—	21,094	1,458	470	—	23,022

Gross profit	—	23,449	632	597	—	24,678

Operating expenses:
Selling, general and administrative expenses	(46)	13,638	344	363	—	14,299
Non-recurring expense	—	10,403	—	—	—	10,403
Depreciation	—	1,510	7	5	—	1,522
Amortization	1,009	—	—	—	—	1,009
Intercompany administrative (income) expense	—	(20)	—	20	—	—

Total operating expenses	963	25,531	351	388	—	27,233

Other (expense) income, net	(46)	(10)	—	(80)	—	(136)
Income from operations	(1,009)	(2,092)	281	129	—	(2,691)
Intercompany interest (income) expense	(1,019)	1,020	—	—	(1)	—
Interest expense, net	(36)	3,654	—	—	1	3,619
Interest on mandatorily redeemable preferred stock and management purchased options	—	—	—	—	—	—
Interest expense on junior subordinated debentures	1,051	—	—	—	—	1,051
Investment income on trust common securities	(31)	—	—	—	—	(31)

Income before equity in subsidiaries’ income	(974)	(6,766)	281	129	—	(7,330)
Equity in subsidiaries’ income (loss)	(6,506)	260	—	—	6,246	—

Income (loss) before income taxes	(7,480)	(6,506)	281	129	6,246	(7,330)
Income tax provision (benefit)	(2,010)	—	111	39	—	(1,860)

Net income (loss)	$(5,470)	$(6,506)	$170	$90	$6,246	$(5,470)

Other Comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	(2)	—	(2)
Change in derivative security value	—	—	—	—	—	—

Total comprehensive income (loss)	$(5,470)	$(6,506)	$170	$88	$6,246	$(5,472)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statements of Operations (Unaudited)

For the two months ended May 28, 2010

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$72,885	$2,834	$1,537	$—	$77,256
Cost of sales	—	35,062	2,029	744	—	37,835

Gross profit	—	37,823	805	793	—	39,421

Operating expenses:
Selling, general and administrative expenses	17,561	23,865	538	598	—	42,562
Non-recurring expense	—	11,311	—	—	—	11,311
Depreciation	—	2,960	13	20	—	2,993
Amortization	1,065	—	6	—	—	1,071
Intercompany administrative (income) expense	—	(40)	—	40	—	—
Management and transaction fees to related party	187	—	—	—	—	187

Total operating expenses	18,813	38,096	557	658	—	58,124

Other (expense) income, net	(65)	1	—	(163)	—	(227)
Income from operations	(18,878)	(272)	248	(28)	—	(18,930)
Intercompany interest (income) expense	(2,039)	2,038	—	—	1	—
Interest expense, net	(65)	4,211	—	2	(1)	4,147
Interest on mandatorily redeemable preferred stock and management purchased options	2,242	—	—	—	—	2,242
Interest expense on junior subordinated debentures	2,102	—	—	—	—	2,102
Investment income on trust common securities	(63)	—	—	—	—	(63)

Income before equity in subsidiaries’ income	(21,055)	(6,521)	248	(30)	—	(27,358)
Equity in subsidiaries’ income (loss)	(6,411)	110	—	—	6,301	—

Income (loss) before income taxes	(27,466)	(6,411)	248	(30)	6,301	(27,358)
Income tax provision (benefit)	(3,827)	—	97	11	—	(3,719)

Net income (loss)	$(23,639)	$(6,411)	$151	$(41)	$6,301	$(23,639)

Other Comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	54	—	54
Change in derivative security value	—	1,151	—	—	—	1,151

Total comprehensive income (loss)	$(23,639)	$(5,260)	$151	$13	$6,301	$(22,434)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statements of Operations (Unaudited)

For the three months ended June 30, 2009

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$116,777	$4,626	$2,410	$—	$123,813
Cost of sales	—	56,336	3,334	1,439	—	61,109

Gross profit	—	60,441	1,292	971	—	62,704

Operating expenses:
Selling, general and administrative expenses	2,649	35,759	908	960	—	40,276
Non-recurring expense	—	—	—	—	—	—
Depreciation	—	4,156	22	36	—	4,214
Amortization	1,799	—	10	—	—	1,809
Intercompany administrative (income) expense	—	(60)	—	59	1	—
Management and transaction fees to related party	256	—	—	—	—	256

Total operating expenses	4,704	39,855	940	1,055	1	46,555

Other (expense) income, net	145	(219)	(6)	245	1	166
Income from operations	(4,559)	20,367	346	161	—	16,315
Intercompany interest (income) expense	(3,058)	3,058	—	—	—	—
Interest expense, net	(89)	3,390	(1)	—	—	3,300
Interest on mandatorily redeemable preferred stock and management purchased options	3,031	—	—	—	—	3,031
Interest expense on junior subordinated debentures	3,272	—	—	—	—	3,272
Investment income on trust common securities	(94)	—	—	—	—	(94)

Income before equity in subsidiaries’ income	(7,621)	13,919	347	161	—	6,806
Equity in subsidiaries’ income (loss)	14,176	257	—	—	(14,433)	—

Income (loss) before income taxes	6,555	14,176	347	161	(14,433)	6,806
Income tax provision (benefit)	4,202	—	139	112	—	4,453

Net income (loss)	$2,353	$14,176	$208	$49	$(14,433)	$2,353

Other Comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	(75)	—	(75)
Change in derivative security value	—	181	—	—	—	181

Total comprehensive income (loss)	$2,353	$14,357	$208	$(26)	$(14,433)	$2,459

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statements of Operations (Unaudited)

For the one month ended June 30, 2010

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$44,543	$2,090	$1,067	$—	$47,700
Cost of sales	—	21,094	1,458	470	—	23,022

Gross profit	—	23,449	632	597	—	24,678

Operating expenses:
Selling, general and administrative expenses	(46)	13,638	344	363	—	14,299
Non-recurring expense	—	10,403	—	—	—	10,403
Depreciation	—	1,510	7	5	—	1,522
Amortization	1,009	—	—	—	—	1,009
Intercompany administrative (income) expense	—	(20)	—	20	—	—
Management and transaction fees to related party	—	—	—	—	—	—

Total operating expenses	963	25,531	351	388	—	27,233

Other (expense) income, net	(46)	(10)	—	(80)	—	(136)
Income from operations	(1,009)	(2,092)	281	129	—	(2,691)
Intercompany interest (income) expense	(1,019)	1,020	—	—	(1)	—
Interest expense, net	(36)	3,654	—	—	1	3,619
Interest on mandatorily redeemable preferred stock and management purchased options	—	—	—	—	—	—
Interest expense on junior subordinated debentures	1,051	—	—	—	—	1,051
Investment income on trust common securities	(31)	—	—	—	—	(31)

Income before equity in subsidiaries’ income	(974)	(6,766)	281	129	—	(7,330)
Equity in subsidiaries’ income (loss)	(6,506)	260	—	—	6,246	—

Income (loss) before income taxes	(7,480)	(6,506)	281	129	6,246	(7,330)
Income tax provision (benefit)	(2,010)	—	111	39	—	(1,860)

Net income (loss)	$(5,470)	$(6,506)	$170	$90	$6,246	$(5,470)

Other Comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	(2)	—	(2)
Change in derivative security value	—	—	—	—	—	—

Total comprehensive income (loss)	$(5,470)	$(6,506)	$170	$88	$6,246	$(5,472)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statements of Operations (Unaudited)

For the five months ended May 28, 2010

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$175,470	$6,244	$4,002	$—	$185,716
Cost of sales	—	83,169	4,679	1,925	—	89,773

Gross profit	—	92,301	1,565	2,077	—	95,943

Operating expenses:
Selling, general and administrative expenses	19,069	60,784	1,396	1,601	—	82,850
Non-recurring expense	—	11,342	—	—	—	11,342
Depreciation	—	7,192	32	59	—	7,283
Amortization	2,663	—	15	—	—	2,678
Intercompany administrative (income) expense	—	(100)	—	100	—	—
Management and transaction fees to related party	438	—	—	—	—	438

Total operating expenses	22,170	79,218	1,443	1,760	—	104,591

Other (expense) income, net	16	11	(217)	76	—	(114)
Income from operations	(22,154)	13,094	(95)	393	—	(8,762)
Intercompany interest (income) expense	(5,097)	5,096	—	—	1	—
Interest expense, net	(154)	8,480	—	2	(1)	8,327
Interest on mandatorily redeemable preferred stock and management purchased options	5,488	—	—	—	—	5,488
Interest expense on junior subordinated debentures	5,254	—	—	—	—	5,254
Investment income on trust common securities	(158)	—	—	—	—	(158)

Income before equity in subsidiaries’ income	(27,487)	(482)	(95)	391	—	(27,673)
Equity in subsidiaries’ income (loss)	(398)	84	—	—	314	—

Income (loss) before income taxes	(27,885)	(398)	(95)	391	314	(27,673)
Income tax provision (benefit)	(2,677)	—	48	164	—	(2,465)

Net income (loss)	$(25,208)	$(398)	$(143)	$227	$314	$(25,208)

Other Comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	17	—	17
Change in derivative security value	—	1,161	—	—	—	1,161

Total comprehensive income (loss)	$(25,208)	$763	$(143)	$244	$314	$(24,030)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statements of Operations (Unaudited)

For the six months ended June 30, 2009

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Net sales	$—	$222,903	$8,794	$4,329	$—	$236,026
Cost of sales	—	110,189	6,590	2,606	—	119,385

Gross profit	—	112,714	2,204	1,723	—	116,641

Operating expenses:
Selling, general and administrative expenses	3,721	72,952	1,766	1,777	—	80,216
Non-recurring expense	—	—	—	—	—	—
Depreciation	—	8,778	45	69	—	8,892
Amortization	3,518	—	19	—	—	3,537
Intercompany administrative (income) expense	—	(120)	—	119	1	—
Management and transaction fees to related party	509	—	—	—	—	509

Total operating expenses	7,748	81,610	1,830	1,965	1	93,154

Other (expense) income, net	(79)	(557)	(12)	180	1	(467)
Income from operations	(7,827)	30,547	362	(62)	—	23,020
Intercompany interest (income) expense	(6,116)	6,116	—	—	—	—
Interest expense, net	(179)	7,311	(4)	—	—	7,128
Interest on mandatorily redeemable preferred stock and management purchased options	5,949	—	—	—	—	5,949
Interest expense on junior subordinated debentures	6,454	—	—	—	—	6,454
Investment income on trust common securities	(189)	—	—	—	—	(189)

Income before equity in subsidiaries’ income	(13,746)	17,120	366	(62)	—	3,678
Equity in subsidiaries’ income (loss)	17,135	15	—	—	(17,150)	—

Income (loss) before income taxes	3,389	17,135	366	(62)	(17,150)	3,678
Income tax provision (benefit)	4,873	—	143	146	—	5,162

Net income (loss)	$(1,484)	$17,135	$223	$(208)	$(17,150)	$(1,484)

Other Comprehensive income (loss):
Foreign currency translation adjustments	—	—	—	(96)	—	(96)
Change in derivative security value	—	205	—	—	—	205

Total comprehensive income (loss)	$(1,484)	$17,340	$223	$(304)	$(17,150)	$(1,375)

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Balance Sheet (Unaudited)

As of June 30, 2010

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$1	$8,542	$458	$630	$—	$9,631
Restricted investments	334	—	—	—	—	334
Accounts receivable, net	—	66,472	5,260	(3,425)	—	68,307
Inventories, net	—	75,240	5,017	2,753	(275)	82,735
Deferred income taxes, net	7,146	—	640	239	—	8,025
Other current assets	—	2,698	199	425	—	3,322

Total current assets	7,481	152,952	11,574	622	(275)	172,354
Intercompany notes receivable	105,446	—	—	—	(105,446)	—
Intercompany interest receivable	6,116	—	—	—	(6,116)	—
Investments in subsidiaries	(611,212)	10,667	—	—	600,545	—
Property and equipment, net	—	44,644	208	163	—	45,015
Goodwill	467,397	4,239	292	—	279	472,207
Other intangibles, net	300,300	—	566	—	—	300,866
Restricted investments	2,694	—	—	—	—	2,694
Deferred income taxes, net	24,248	—	(200)	349	(24,048)	349
Deferred financing fees, net	—	15,657	—	—	—	15,657
Investment in trust common securities	3,261	—	—	—	—	3,261
Other assets	—	879	25	31	—	935

Total assets	$305,731	$229,038	$12,465	$1,165	$464,939	$1,013,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$26,875	$1,008	$154	$—	$28,037
Current portion of senior term loans	—	2,900	—	—	—	2,900
Current portion of capitalized lease and other obligations	—	39	—	—	—	39
Accrued expenses:
Salaries and wages	—	5,099	121	112	—	5,332
Pricing allowances	—	5,318	—	307	—	5,625
Income and other taxes	(205)	1,375	86	366	—	1,622
Interest	—	1,854	—	—	—	1,854
Deferred compensation	334	—	—	—	—	334
Other accrued expenses	—	5,534	263	264	—	6,061

Total current liabilities	129	48,994	1,478	1,203	—	51,804
Intercompany debt payable	—	105,446	—	—	(105,446)	—
Intercompany interest payable	—	6,116	—	—	(6,116)	—
Long term senior term loans	—	287,100	—	—	—	287,100
Long term portion of capitalized lease and other obligations	—	17	—	—	—	17
Long term senior notes	—	150,000	—	—	—	150,000
Junior subordinated debentures	116,050	—	—	—	—	116,050
Mandatorily redeemable preferred stock	—	—	—	—	—	—
Management purchased preferred options	—	—	—	—	—	—

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Balance Sheet (Unaudited)

As of June 30, 2010

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY (CONTINUED)
Deferred compensation	2,694	—	—	—	—	2,694
Deferred income taxes, net	125,408	—	35	—	(24,048)	101,395
Accrued dividends on preferred stock	—	—	—	—	—	—
Other non-current liabilities	—	1,109	—	—	—	1,109

Total liabilities	244,281	598,782	1,513	1,203	(135,610)	710,169

Common and preferred stock with put options:
Class A Preferred stock, $.01 par, $1,000 liquidation value, 238,889 shares authorized, none issued and outstanding at December 31, 2009: zero authorized, issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Class A Common stock, $.01 par, 23,141 shares authorized, 395.7 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Class B Common stock, $.01 par, 2,500 shares authorized, 970.6 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock:
Preferred stock, $.01 par, 5,000 shares authorized, none issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Class A Preferred stock, $.01 par, $1,000 liquidation value, 238,889 shares authorized, 82,104.8 issued and out- standing at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Common Stock:
Common stock, $.01 par, 5,000 shares authorized, issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Class A Common stock, $.01 par, 23,141 shares authorized, 5,805.3 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	—	—	50	—	(50)	—
Class C Common stock, $.01 par, 30,109 shares authorized, 2,787.1 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Additional paid-in capital	146,923	(152,682)	10,732	228	303,440	308,641
Accumulated deficit	(85,473)	(217,062)	170	217	296,678	(5,470)
Accumulated other comprehensive loss	—	—	—	(483)	481	(2)

Total stockholders’ equity	61,450	(369,744)	10,952	(38)	600,549	303,169

Total liabilities and stockholders’ equity	$305,731	$229,038	$12,465	$1,165	$464,939	$1,013,338

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Balance Sheet (Unaudited)

As of December 31, 2009

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
ASSETS
Current assets
Cash and cash equivalents	$1	$16,282	$518	$363	$—	$17,164
Restricted investments	334	—	—	—	—	334
Accounts receivable, net	—	51,078	4,409	(3,730)	—	51,757
Inventories, net	—	75,364	5,204	2,904	(290)	83,182
Deferred income taxes, net	7,215	—	653	232	—	8,100
Other current assets	—	2,417	78	162	—	2,657

Total current assets	7,550	145,141	10,862	(69)	(290)	163,194
Intercompany notes receivable	105,446	—	—	—	(105,446)	—
Intercompany interest receivable	—	—	—	—	—	—
Investments in subsidiaries	(464,499)	10,212	—	—	454,287	—
Property and equipment, net	—	47,109	238	218	—	47,565
Goodwill	255,717	1,797	292	—	—	257,806
Other intangibles, net	146,059	—	581	—	—	146,640
Restricted investments	2,709	—	—	—	—	2,709
Deferred income taxes, net	19,792	733	(82)	419	(20,444)	418
Deferred financing fees, net	2,249	3,441	—	—	—	5,690
Investment in trust common securities	3,261	—	—	—	—	3,261
Other assets	—	1,142	25	31	—	1,198

Total assets	$78,284	$209,575	$11,916	$599	$328,107	$628,481

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$—	$18,314	$752	$125	$—	$19,191
Current portion of senior term loans	—	9,519	—	—	—	9,519
Current portion of capitalized lease and other obligations	—	349	—	—	—	349
Accrued expenses:
Salaries and wages	—	7,305	165	154	—	7,624
Pricing allowances	—	4,968	—	349	—	5,317
Income and other taxes	118	1,618	(2)	170	—	1,904
Interest	—	2,199	—	—	—	2,199
Deferred compensation	334	—	—	—	—	334
Other accrued expenses	—	5,943	45	159	—	6,147

Total current liabilities	452	50,215	960	957	—	52,584
Intercompany debt payable	—	105,446	—	—	(105,446)	—
Intercompany interest payable	—	—	—	—	—	—
Long term senior term loans	—	148,330	—	—	—	148,330
Long term portion of capitalized lease and other obligations	—	145	—	—	—	145
Long term senior notes	—	—	—	—	—	—
Long term unsecured subordinated notes	—	49,820	—	—	—	49,820
Junior subordinated debentures	115,716	—	—	—	—	115,716
Mandatorily redeemable preferred stock	111,452	—	—	—	—	111,452
Management purchased preferred options	6,617	—	—	—	—	6,617
Deferred compensation	2,709	—	—	—	—	2,709
Deferred income taxes, net	70,582	—	31	—	(20,444)	50,169
Accrued dividends on preferred stock	75,580	—	—	—	—	75,580
Other non-current liabilities	14,735	3,732	—	—	—	18,467

Total liabilities	397,843	357,688	991	957	(125,890)	631,589

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Balance Sheet (Unaudited)

As of December 31, 2009

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
LIABILITIES AND STOCKHOLDERS’ EQUITY(CONTINUED)
Common and preferred stock with put options:
Class A Preferred stock, $.01 par, $1,000 liquidation value, 238,889 shares authorized, none issued and outstanding at December 31, 2009: zero authorized, issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Class A Common stock, $.01 par, 23,141 shares authorized, 395.7 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	2,158	—	—	—	—	2,158
Class B Common stock, $.01 par, 2,500 shares authorized, 970.6 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	4,323	1	—	—	969	5,293
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock:
Class A Preferred stock, $.01 par, $1,000 liquidation value, 238,889 shares authorized, 82,104.8 issued and out- standing at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	1	—	—	—	—	1
Common Stock:
Class A Common stock, $.01 par, 23,141 shares authorized, 5,805.3 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	—	—	50	—	(50)	—
Class C Common stock, $.01 par, 30,109 shares authorized, 2,787.1 issued and outstanding at December 31, 2009; zero authorized, issued and outstanding at June 30, 2010.	—	—	—	—	—	—
Additional paid-in capital	10,494	19,980	10,193	1	(30,366)	10,302
Accumulated deficit	(336,697)	(166,933)	682	127	483,444	(19,377)
Accumulated other comprehensive loss	162	(1,161)	—	(486)	—	(1,485)

Total stockholders’ equity	(326,040)	(148,114)	10,925	(358)	453,028	(10,559)

Total liabilities and stockholders’ equity	$78,284	$209,575	$11,916	$599	$328,107	$628,481

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the one month ended June 30, 2010

(Amounts in thousands)

	Successor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net loss	$1,036	$(6,770)	$170	$90	$4	$(5,470)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	1,009	1,510	7	5	—	2,531
Dispositions of property and equipment	—	—	—	—	—	—
Deferred income tax provision (benefit)	(1,189)	(733)	45	(53)	—	(1,930)
Deferred financing and original issue discount amortization	2,803	(2,631)	—	—	—	172
Changes in operating items:
(Increase) decrease in accounts receivable, net	—	822	(447)	(109)	—	266
(Increase) decrease in inventories, net	—	(2,259)	(290)	41	(4)	(2,512)
(Increase) decrease in other assets	—	(1,635)	489	589	(12)	(569)
Increase in accounts payable	—	6,671	327	18	—	7,016
Increase in interest payable on junior subordinated debentures	—	—	—	—	—	—
(Decrease) increase in other accrued liabilities	9	(5,831)	86	174	(1,020)	(6,582)
Other items, net	122,104	(123,293)	89	(14)	1,032	(82)

Net cash (used for) provided by operating activities	125,772	(134,149)	476	741	—	(7,160)

Cash flows from investing activities:
Payment for Quick Tag license	—	(11,500)	—	—	—	(11,500)
Capital expenditures	—	(1,349)	(2)	2	—	(1,349)
Other, net	—	—	—	—	—	—

Net cash used for investing activities	—	(12,849)	(2)	2	—	(12,849)

Cash flows from financing activities:
Borrowings of senior term loans	—	290,000	—	—	—	290,000
Repayments of senior term loans	—	(148,306)	—	—	—	(148,306)
Borrowings of revolving credit loans	—	600	—	—	—	600
Repayments of revolving credit loans	—	(600)	—	—	—	(600)
Principal payments under capitalized lease obligations	—	(6)	—	—	—	(6)
Repayments of unsecured subordinated notes	—	(49,820)	—	—	—	(49,820)
Borrowings of senior notes	—	150,000	—	—	—	150,000
Financing fees, net	—	(15,729)	—	—	—	(15,729)
Purchase predecessor equity securities	(506,407)	—	—	—	—	(506,407)
Proceeds from sale of successor equity securities	308,641	—	—	—	—	308,641

Net cash provided by (used for) financing activities	(197,766)	226,139	—	—	—	28,373

Net increase (decrease) in cash and cash equivalents	(71,994)	79,141	474	743	—	8,364
Cash and cash equivalents at beginning of period	1	923	206	137	—	1,267

Cash and cash equivalents at end of period	$(71,993)	$80,064	$680	$880	$—	$9,631

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the five months ended May 28, 2010

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net loss	$(24,810)	$(493)	$(143)	$227	$11	$(25,208)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	2,663	7,192	47	59	—	9,961
Dispositions of property and equipment	—	74	—	—	—	74
Deferred income tax provision (benefit)	(2,757)	733	45	58	—	(1,921)
Deferred financing and original issue discount amortization	(155)	670	—	—	—	515
Interest on mandatorily redeemable preferred stock and management purchased options	5,488	—	—	—	—	5,488
Stock-based compensation expense	19,053	—	—	—	—	19,053
Changes in operating items:
(Increase) decrease in accounts receivable, net	—	(15,724)	(658)	(434)	—	(16,816)
(Increase) decrease in inventories, net	—	2,383	477	110	(11)	2,959
(Increase) decrease in other assets	—	597	(178)	(307)	12	124
Increase in accounts payable	—	1,890	(71)	11	—	1,830
(Decrease) increase in other accrued liabilities	(332)	9,094	176	43	(5,096)	3,885
Other items, net	850	(6,376)	—	15	5,084	(427)

Net cash (used for) provided by operating activities	—	40	(305)	(218)	—	(483)

Cash flows from investing activities:
Capital expenditures	—	(5,396)	(7)	(8)	—	(5,411)
Other, net	—	—	—	—	—	—

Net cash used for investing activities	—	(5,396)	(7)	(8)	—	(5,411)

Cash flows from financing activities:
Repayments of senior term loans	—	(9,544)	—	—	—	(9,544)
Principal payments under capitalized lease obligations	—	(459)	—	—	—	(459)

Net cash provided by (used for) financing activities	—	(10,003)	—	—	—	(10,003)

Net increase (decrease) in cash and cash equivalents	—	(15,359)	(312)	(226)	—	(15,897)
Cash and cash equivalents at beginning of period	1	16,282	518	363	—	17,164

Cash and cash equivalents at end of period	$1	$923	$206	$137	$—	$1,267

THE HILLMAN COMPANIES, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

Condensed Consolidating Statement of Cash Flows (Unaudited)

For the six months ended June 30, 2009

(Amounts in thousands)

	Predecessor
	Guarantors The Hillman Companies, Inc.	Issuer The Hillman Group, Inc.	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
Cash flows from operating activities:
Net loss	$(18,619)	$17,209	$223	$(208)	$(89)	$(1,484)
Adjustments to reconcile net loss to net cash (used for) provided by operating activities:
Depreciation and amortization	3,518	8,778	64	69	—	12,429
Dispositions of property and equipment	—	55	—	—	—	55
Deferred income tax provision (benefit)	4,390	125	(195)	(94)	—	4,226
Deferred financing and original issue discount amortization	(179)	686	—	—	—	507
Interest on mandatorily redeemable preferred stock and management purchased options	5,949	—	—	—	—	5,949
Stock-based compensation expense	3,800	—	—	—	—	3,800
Changes in operating items:
(Increase) decrease in accounts receivable, net	—	(14,351)	(241)	(469)	—	(15,061)
(Increase) decrease in inventories, net	—	13,156	1,075	(894)	89	13,426
(Increase) decrease in other assets	—	(343)	(630)	1,676	—	703
Increase in accounts payable	—	(158)	308	437	—	587
Increase in interest payable on junior subordinated debentures	6,265	—	—	—	—	6,265
(Decrease) increase in other accrued liabilities	96	9,729	102	(209)	(6,116)	3,602
Other items, net	(5,220)	(1,121)	(1)	(96)	6,116	(322)

Net cash (used for) provided by operating activities	—	33,765	705	212	—	34,682

Cash flows from investing activities:
Capital expenditures	—	(5,325)	(12)	(10)	—	(5,347)
Other, net	—	—	—	—	—	—

Net cash used for investing activities	—	(5,325)	(12)	(10)	—	(5,347)

Cash flows from financing activities:
Repayments of senior term loans	—	(14,000)	—	—	—	(14,000)
Borrowings under capitalized lease obligations	—	245	—	—	—	245

Net cash provided by (used for) financing activities	—	(13,755)	—	—	—	(13,755)

Net increase (decrease) in cash and cash equivalents	—	14,685	693	202	—	15,580
Cash and cash equivalents at beginning of period	1	6,079	695	358	—	7,133

Cash and cash equivalents at end of period	$1	$20,764	$1,388	$560	$—	$22,713

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date of this prospectus.

Until                     , 2010, broker-dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the broker-dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law (the “DGCL”) grants a Delaware corporation the power to indemnify any director, officer, employee or agent against reasonable expenses (including attorneys’ fees) incurred by him in connection with any proceeding brought by or on behalf of the corporation and against judgments, fines, settlements and reasonable expenses (including attorneys’ fees) incurred by him in connection with any other proceeding, if (a) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (b) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. Except as ordered by a court, however, no indemnification is to be made in connection with any proceeding brought by or in the right of the corporation where the person involved is adjudged to be liable to the corporation.

Section 7.01 of Hillman Group’s by-laws provide that we shall indemnify any person who was or is an authorized representative of the corporation, and who was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that such person was or is an authorized representative of the corporation, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such third party proceeding if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful.

Section 7.02 of Hillman Group’s by-laws provide that we shall indemnify any person who was or is an authorized representative of the corporation, and who was or is a party, or is threatened to be made a party to any corporate proceeding, by reason of the fact that such person was or is an authorized representative of the corporation, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such corporate proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

Section 102 of the DGCL permits the limitation of directors’ personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) breaches under section 174 of the DGCL, which relate to unlawful payments of dividends or unlawful stock repurchase or redemptions, and (iv) any transaction from which the director derived an improper personal benefit.

Section 8 of our certificate of incorporation, as amended, limits the personal liability of our directors to the fullest extent permitted the DGCL.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We maintain directors’ and officers’ liability insurance for our officers and directors.

The organizational documents of The Hillman Companies, Inc., Hillman Investment Company and SunSub C Inc. contain similar provisions.

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) provides that, in general, a corporation may indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation to procure a judgment in its favor, the FBCA provides that, in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another entity, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person is adjudged liable unless the court in which such proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for the expenses which the court deems proper. To the extent that a director, officer, employee, or agent has been successful on the merits or otherwise in the defense of any of the proceedings described above, Section 607.0850 of the FBCA provides that the corporation is required to indemnify such person against expenses actually and reasonably incurred in connection therewith. Section 607.0850 provides generally that its provisions regarding indemnification are not exclusive, however indemnification shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) a violation of the criminal law, unless the person to be indemnified had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the person to be indemnified derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions of Section 607.0834 of the FBCA (pertaining to a director voting for or assenting to a distribution made in violation of Section 607.0850 or the corporation’s articles of incorporation) are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Section 8 of All Points’ articles of incorporation provides that All Points shall, to the fullest extent permitted by the FBCA, indemnify any and all persons whom it has the power to indemnify under the provisions of the FBCA, from and against any and all expenses, liabilities, or other matters referred to in or covered by said provisions, and such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

Article IX of All Points’ by-laws provides that All Points may indemnify to the fullest extent permitted by law any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of All Points, or is or was serving at the request of All Points as a director, officer, employee or agent of any other corporation, partnership, joint venture, trust or other enterprise. Article IX of the by-laws further provides that All Points is required to indemnify any director, officer, employee or agent to the extent such person has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the prior sentence, or in defense of any claim, issue, or matter therein, against expenses, including attorneys’ fees, actually and reasonably incurred by him. The indemnification, unless pursuant to court determination, shall be made only if a determination is made that the indemnification is proper in the circumstances because such person has met the applicable standard of conduct required by law.

Section 607.0831 of the FBCA provides that a director is not personally liable to the corporation or any other person for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, unless (a) the director breached or failed to perform his duties as a director; and (b) the director’s breach of or failure to perform such duties constitutes, in general, (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director derived an improper benefit, directly or indirectly; (iii) a circumstance in which the liability provisions of Section 607.0834 of the FBCA (pertaining to a director voting for or assenting to a distribution made in violation of Section 607.0850 or the corporation’s articles of incorporation); (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct; or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated April 21, 2010, by and among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc. and the Representatives named herein (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed April 23, 2010 (File No. 001-13293)).

3.1*	Certificate of Incorporation of The Hillman Group, Inc., as amended.

3.2*	By-laws of The Hillman Group, Inc.

3.3	Certificate of Merger of OHCP HM Merger Sub Corp. with and into The Hillman Companies, Inc., dated May 28, 2010 (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed June 4, 2010 (File No. 001-13293)).

3.4	Amended and Restated By-laws of The Hillman Companies, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed June 4, 2010 (File No. 001-13293)).

3.5*	Certificate of Incorporation of Hillman Investment Company, as amended.

3.6*	By-Laws of Hillman Investment Company

3.7*	Certificate of Incorporation of SunSub C Inc., as amended.

3.8*	By-laws of SunSub C Inc.

3.9*	Articles of Incorporation of All Points Industries, Inc.

3.10*	By-laws of All Points Industries, Inc.

4.1	Indenture governing the 10.875% Senior Notes due 2018, dated as of May 28, 2010, by and among The Hillman Group, Inc., each of the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.2	Form of Exchange Note (included as Exhibit A1 of Exhibit 4.1 of this Registration Statement).

4.3	Registration Rights Agreement, dated as of May 28, 2010, by and among The Hillman Group, Inc., the guarantors listed on schedule I thereto, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.5	Credit Agreement, dated as of May 28, 2010, among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the lenders from time to time party hereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc. as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.6	Borrower Assumption Agreement, dated as of June 1, 2010, among The Hillman Companies, Inc., The Hillman Group Inc. and Barclays Bank plc, as Administrative Agent and Collateral Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies Inc., filed August 16, 2010 (File No. 001-13293)).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Exhibit Number	Description

5.2*	Opinion of Holland & Knight LLP.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1	Credit Agreement, dated as of March 31, 2004, by and among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., Merrill Lynch Capital as Administrative Agent, Issuing Lender and Swingline Lender, JP Morgan Chase Bank as Syndication Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and JP Morgan Securities as Joint Lead Arrangers and Joint Lead Bookrunners (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.2	Loan Agreement, dated as of March 31, 2004, by and among the Hillman Companies, Inc., Hillman Investment Company, the Hillman Group, Inc., and Allied Capital Corporation (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.3	Subordination and Intercreditor Agreement, dated March 31, 2004, by and among The Hillman Group, Inc., The Hillman Companies, Inc. and certain of its subsidiaries, Allied Capital Corporation and Merrill Lynch Capital, as Administrative Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.4	The Hillman Companies, Inc. 2004 Stock Option Plan, adopted on March 31, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.5	The Hillman Companies, Inc. Amended and Restated 2004 Stock Option Plan, adopted on December 2004 (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 25, 2005 (File No. 001-13293)).

10.6	The Hillman Companies, Inc. Employee Securities Purchase Plan, adopted on March 31, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.7	Hillman Investment Company Employee Securities Purchase Plan, adopted on March 31, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.8	HCI Securities Purchase Agreement, dated March 31, 2004, by and among Code Hennessy & Simmons IV LP, HCI Acquisition Corp., Ontario Teachers’ Pension Plan Board, HarbourVest Partners VI – Direct Fund, L.P. and each of the persons listed on Schedule A thereto (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.9	Joinder to Securities Purchase Agreement, dated March 31, 2004, by each of Hillman Investment Company, The Hillman Group, Inc., SunSource Technology Services LLC, The Hillman Group Canada Ltd., SunSub C Inc., SunSub Holdings LLC and SunSource Integrated Services de Mexico, SA (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.10	Hillman Investment Company Securities Purchase Agreement, dated March 31, 2004, by and among Code Hennessy & Simmons IV LP, Hillman Investment Company, Ontario Teachers’ Pension Plan Board, HarbourVest Partners VI – Direct Fund, L.P. and each of the persons listed on Schedule A thereto (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

Exhibit Number	Description

10.11	Management Agreement, dated March 31, 2004, by and between CHS Management IV LP and the Hillman Group, Inc. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.12	Employment Agreement, dated March 31, 2004, by and between The Hillman Group, Inc. and Max W. Hillman (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.13	Executive Securities Agreement, dated March 31, 2004, by and between Max W. Hillman and HCI Acquisition Corp. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.14	Employment Agreement, dated March 31, 2004, by and between The Hillman Group, Inc. and Richard P. Hillman, dated March 31, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.15	Executive Securities Purchase Agreement, dated March 31, 2004, by and between HCI Acquisition Corp. and Richard P. Hillman (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.16	Employment Agreement, dated March 31, 2004, by and between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.17	Executive Securities Agreement, dated March 31, 2004, by and between HCI Acquisition Corp. and James P. Waters (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.18	Executive Securities Agreement, dated March 31, 2004, by and between HCI Acquisition Corp. and George L. Heredia (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 25, 2005 (File No. 001-13293)).

10.19	Executive Securities Agreement, dated March 31, 2004, by and between HCI Acquisition Corp. and Terry R. Rowe (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 25, 2005 (File No. 001-13293)).

10.20	SunSource Inc. Nonqualified Deferred Compensation Plan, dated as of August 1, 2000 (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed April 2, 2001 (File No. 001-13293)).

10.21	The Hillman Companies, Inc. Nonqualified Deferred Compensation Plan (amended and restated), effective as of January 1, 2003 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 15, 2004 (File No. 001-13293)).

10.22	First Amendment to The Hillman Companies, Inc. Nonqualified Deferred Compensation Plan, as of March 30, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 15, 2004 (File No. 001-13293)).

10.23	Asset Purchase Agreement, dated January 5, 2006, between The SteelWorks Corporation and The Hillman Group, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed January 11, 2006 (File No. 001-13293)).

10.24	Supply Agreement, dated January 5, 2006, between The SteelWorks Corporation and The Hillman Group, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed January 11, 2006 (File No. 001-13293)).

Exhibit Number	Description

10.25	Amended and Restated Credit Agreement dated July 21, 2006, among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the lenders from time to time party hereto, Merrill Lynch Capital, JPMorgan Chase Bank, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed August 1, 2006 (File No. 001-13293)).

10.26	Second Amendment to Loan Agreement, dated July 21, 2006 by and among the Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., Allied Capital Corporation and Merrill Lynch Capital Corporation (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed August 1, 2006 (File No. 001-13293)).

10.27	Amended and Restated Credit Agreement dated July 21, 2006, amended as of August 7, 2009, among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the lenders from time to time party hereto, GE Business Financial Services Inc., JPMorgan Chase Bank, GE Capital Markets, Inc. and J.P. Morgan Securities Inc. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 16, 2009 (File No. 001-13293)).

10.28	Third Amendment to Loan Agreement dated May 6, 2009, among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., AEA Mezzanine Fund II LP, AEA Mezzanine Fund II LLC, AEA Mezzanine (Unleveraged) Fund LP, Connecticut General Life Insurance Company, Life Insurance Company of North America, Dick & Betsy Devos Foundation, Vanderweide Family Foundation, Douglas & Maria Devos Foundation, The Jerry & Marcia Tubergen Foundation, and GE Business Financial Services Inc. (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.29	Fourth Amendment to Loan Agreement, dated August 7, 2009, among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., AEA Mezzanine Fund II LP, AEA Mezzanine Fund II LLC, AEA Mezzanine (Unleveraged) Fund LP, Connecticut General Life Insurance Company, Life Insurance Company of North America, Dicky & Betsy Devos Foundation, Vanderweide Family Foundation and GE Business Financial Services Inc. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 16, 2009 (File No. 001-13293)).

10.30	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and Max W. Hillman (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.31	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and Richard P. Hillman (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.32	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.33	Purchase Agreement (in relation to $150,000,000 aggregate principal amount of the initial notes), dated as of May 18, 2010, by and among The Hillman Group, Inc., Hillman Investment Company, the Hillman Companies, Inc., All Points Industries, Inc., SunSub C Inc., Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

Exhibit Number	Description

10.34	Joinder Agreement, dated as of May 28, 2010, by and among The Hillman Group, Inc., and the Guarantors named therein (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.35	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.36	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and Max. W. Hillman, Jr. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.37	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and Richard P. Hillman (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.38	Employment Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and Ali Fartaj (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.

21.1	List of Subsidiaries (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293).

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.3*	Consent of Holland & Knight LLP (included in Exhibit 5.2 to this Registration Statement).

24*	Powers of Attorney (included on signature pages of this Part II).

25.1*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.

ITEM 22.	UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant undertakes:

(i)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

A.	to include any prospectus required by the Securities Act of 1933;

B.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

C.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(ii)	that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(iii)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(iv)

that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424 (b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statements as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 27, 2010.

THE HILLMAN GROUP, INC.

/s/ James P. Waters
Name:	James P. Waters
Title:	Vice President, Secretary, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, James P. Waters, Richard P. Hillman or Tyler J. Wolfram or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 27th day of October, 2010.

Signature	Title

/s/ Max W. Hillman Max W. Hillman	Chief Executive Officer (Principal Executive Officer)

/s/ Richard P. Hillman Richard P. Hillman	President

/s/ James P. Waters James P. Waters	Vice President, Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Tyler J. Wolfram Tyler J. Wolfram	Director

/s/ Michael S. Green Michael S. Green	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 27, 2010.

THE HILLMAN COMPANIES, INC.

/s/ James P. Waters
Name:	James P. Waters
Title:	Secretary, Treasurer, Vice President Finance and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, James P. Waters or Tyler J. Wolfram or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 27th day of October, 2010.

Signature	Title

/s/ Max W. Hillman Max W. Hillman	President and Chief Executive Officer (Principal Executive Officer)

/s/ James P. Waters James P. Waters	Secretary, Treasurer, Vice President Finance and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Tyler J. Wolfram Tyler J. Wolfram	Director

/s/ Michael S. Green Michael S. Green	Director

/s/ Maurice Andrien Maurice Andrien	Director

Signature	Title

/s/ Robert L. Caulk Robert L. Caulk	Director

/s/ David A. Jones David A. Jones	Director

/s/ Alan J. Lacy Alan J. Lacy	Director

/s/ Kevin M. Mailender Kevin M. Mailender	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 27, 2010.

HILLMAN INVESTMENT COMPANY

/s/ James P. Waters
Name:	James P. Waters
Title:	Vice President, Secretary, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, James P. Waters or Tyler J. Wolfram or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 27th day of October, 2010.

Signature	Title

/s/ Max W. Hillman Max W. Hillman	President and Chief Executive Officer (Principal Executive Officer)

/s/ James P. Waters James P. Waters	Vice President, Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Tyler J. Wolfram Tyler J. Wolfram	Director

/s/ Michael S. Green Michael S. Green	Director

/s/ Kevin M. Mailender Kevin M. Mailender	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 27, 2010.

SUNSUB C, INC.

/s/ James P. Waters
Name:	James P. Waters
Title:	Vice President, Secretary, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, James P. Waters or Tyler J. Wolfram or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 27th day of October, 2010.

Signature	Title

/s/ Max W. Hillman Max W. Hillman	President and Chief Executive Officer (Principal Executive Officer)

/s/ James P. Waters James P. Waters	Vice President, Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Tyler J. Wolfram Tyler J. Wolfram	Director

/s/ Kevin M. Mailender Kevin M. Mailender	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on October 27, 2010.

ALL POINTS INDUSTRIES, INC.

/s/ James P. Waters
Name:	James P. Waters
Title:	Secretary, Treasurer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Max W. Hillman, James P. Waters or Kevin M. Mailender or any of them his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the following capacities and on this 27th day of October, 2010.

Signature	Title

/s/ Max W. Hillman Max W. Hillman	Chief Executive Officer (Principal Executive Officer)

/s/ James P. Waters James P. Waters	Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Kevin M. Mailender Kevin M. Mailender	Director

/s/ Michael S. Green Michael S. Green	Director

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated April 21, 2010, by and among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc. and the Representatives named herein (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed April 23, 2010 (File No. 001-13293)).

3.1*	Certificate of Incorporation of The Hillman Group, Inc., as amended.

3.2*	By-laws of The Hillman Group, Inc.

3.3	Certificate of Merger of OHCP HM Merger Sub Corp. with and into The Hillman Companies, Inc., dated May 28, 2010 (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed June 4, 2010 (File No. 001-13293)).

3.4	Amended and Restated By-laws of The Hillman Companies, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed June 4, 2010 (File No. 001-13293)).

3.5*	Certificate of Incorporation of Hillman Investment Company, as amended.

3.6*	By-Laws of Hillman Investment Company

3.7*	Certificate of Incorporation of SunSub C Inc., as amended.

3.8*	By-laws of SunSub C Inc.

3.9*	Articles of Incorporation of All Points Industries, Inc.

3.10*	By-laws of All Points Industries, Inc.

4.1	Indenture governing the 10.875% Senior Notes due 2018, dated as of May 28, 2010, by and among The Hillman Group, Inc., each of the guarantors party thereto and Wells Fargo Bank, National Association, as trustee (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.2	Form of Exchange Note (included as Exhibit A1 of Exhibit 4.1 of this Registration Statement).

4.3	Registration Rights Agreement, dated as of May 28, 2010, by and among The Hillman Group, Inc., the guarantors listed on schedule I thereto, Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.5	Credit Agreement, dated as of May 28, 2010, among OHCP HM Acquisition Corp., OHCP HM Merger Sub Corp., The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the lenders from time to time party hereto, Barclays Bank PLC, as Administrative Agent, Issuing Lender and Swingline Lender, Barclays Capital and Morgan Stanley Senior Funding, Inc., as Joint Lead Arrangers and Syndication Agents, Barclays Capital, Morgan Stanley Senior Funding, Inc. and GE Capital Markets, Inc. as Joint Bookrunners and General Electric Capital Corporation, as Documentation Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

4.6	Borrower Assumption Agreement, dated as of June 1, 2010, among The Hillman Companies, Inc., The Hillman Group Inc. and Barclays Bank plc, as Administrative Agent and Collateral Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies Inc., filed August 16, 2010 (File No. 001-13293)).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

Exhibit Number	Description

5.2*	Opinion of Holland & Knight LLP.

8.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.

10.1	Credit Agreement, dated as of March 31, 2004, by and among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., Merrill Lynch Capital as Administrative Agent, Issuing Lender and Swingline Lender, JP Morgan Chase Bank as Syndication Agent, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and JP Morgan Securities as Joint Lead Arrangers and Joint Lead Bookrunners (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.2	Loan Agreement, dated as of March 31, 2004, by and among the Hillman Companies, Inc., Hillman Investment Company, the Hillman Group, Inc., and Allied Capital Corporation (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.3	Subordination and Intercreditor Agreement, dated March 31, 2004, by and among The Hillman Group, Inc., The Hillman Companies, Inc. and certain of its subsidiaries, Allied Capital Corporation and Merrill Lynch Capital, as Administrative Agent (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.4	The Hillman Companies, Inc. 2004 Stock Option Plan, adopted on March 31, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.5	The Hillman Companies, Inc. Amended and Restated 2004 Stock Option Plan, adopted on December 2004 (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 25, 2005 (File No. 001-13293)).

10.6	The Hillman Companies, Inc. Employee Securities Purchase Plan, adopted on March 31, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.7	Hillman Investment Company Employee Securities Purchase Plan, adopted on March 31, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.8	HCI Securities Purchase Agreement, dated March 31, 2004, by and among Code Hennessy & Simmons IV LP, HCI Acquisition Corp., Ontario Teachers’ Pension Plan Board, HarbourVest Partners VI – Direct Fund, L.P. and each of the persons listed on Schedule A thereto (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.9	Joinder to Securities Purchase Agreement, dated March 31, 2004, by each of Hillman Investment Company, The Hillman Group, Inc., SunSource Technology Services LLC, The Hillman Group Canada Ltd., SunSub C Inc., SunSub Holdings LLC and SunSource Integrated Services de Mexico, SA (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.10	Hillman Investment Company Securities Purchase Agreement, dated March 31, 2004, by and among Code Hennessy & Simmons IV LP, Hillman Investment Company, Ontario Teachers’ Pension Plan Board, HarbourVest Partners VI – Direct Fund, L.P. and each of the persons listed on Schedule A thereto (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

Exhibit Number	Description

10.11	Management Agreement, dated March 31, 2004, by and between CHS Management IV LP and the Hillman Group, Inc. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.12	Employment Agreement, dated March 31, 2004, by and between The Hillman Group, Inc. and Max W. Hillman (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.13	Executive Securities Agreement, dated March 31, 2004, by and between Max W. Hillman and HCI Acquisition Corp. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.14	Employment Agreement, dated March 31, 2004, by and between The Hillman Group, Inc. and Richard P. Hillman, dated March 31, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.15	Executive Securities Purchase Agreement, dated March 31, 2004, by and between HCI Acquisition Corp. and Richard P. Hillman (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.16	Employment Agreement, dated March 31, 2004, by and between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.17	Executive Securities Agreement, dated March 31, 2004, by and between HCI Acquisition Corp. and James P. Waters (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed May 17, 2004 (File No. 001-13293)).

10.18	Executive Securities Agreement, dated March 31, 2004, by and between HCI Acquisition Corp. and George L. Heredia (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 25, 2005 (File No. 001-13293)).

10.19	Executive Securities Agreement, dated March 31, 2004, by and between HCI Acquisition Corp. and Terry R. Rowe (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 25, 2005 (File No. 001-13293)).

10.20	SunSource Inc. Nonqualified Deferred Compensation Plan, dated as of August 1, 2000 (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed April 2, 2001 (File No. 001-13293)).

10.21	The Hillman Companies, Inc. Nonqualified Deferred Compensation Plan (amended and restated), effective as of January 1, 2003 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 15, 2004 (File No. 001-13293)).

10.22	First Amendment to The Hillman Companies, Inc. Nonqualified Deferred Compensation Plan, as of March 30, 2004 (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 15, 2004 (File No. 001-13293)).

10.23	Asset Purchase Agreement, dated January 5, 2006, between The SteelWorks Corporation and The Hillman Group, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed January 11, 2006 (File No. 001-13293)).

10.24	Supply Agreement, dated January 5, 2006, between The SteelWorks Corporation and The Hillman Group, Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed January 11, 2006 (File No. 001-13293)).

Exhibit Number	Description

10.25	Amended and Restated Credit Agreement dated July 21, 2006, among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the lenders from time to time party hereto, Merrill Lynch Capital, JPMorgan Chase Bank, and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed August 1, 2006 (File No. 001-13293)).

10.26	Second Amendment to Loan Agreement, dated July 21, 2006 by and among the Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., Allied Capital Corporation and Merrill Lynch Capital Corporation (incorporated by reference to the current report on Form 8-K of The Hillman Companies, Inc., filed August 1, 2006 (File No. 001-13293)).

10.27	Amended and Restated Credit Agreement dated July 21, 2006, amended as of August 7, 2009, among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., the lenders from time to time party hereto, GE Business Financial Services Inc., JPMorgan Chase Bank, GE Capital Markets, Inc. and J.P. Morgan Securities Inc. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 16, 2009 (File No. 001-13293)).

10.28	Third Amendment to Loan Agreement dated May 6, 2009, among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., AEA Mezzanine Fund II LP, AEA Mezzanine Fund II LLC, AEA Mezzanine (Unleveraged) Fund LP, Connecticut General Life Insurance Company, Life Insurance Company of North America, Dick & Betsy Devos Foundation, Vanderweide Family Foundation, Douglas & Maria Devos Foundation, The Jerry & Marcia Tubergen Foundation, and GE Business Financial Services Inc. (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.29	Fourth Amendment to Loan Agreement, dated August 7, 2009, among The Hillman Companies, Inc., Hillman Investment Company, The Hillman Group, Inc., AEA Mezzanine Fund II LP, AEA Mezzanine Fund II LLC, AEA Mezzanine (Unleveraged) Fund LP, Connecticut General Life Insurance Company, Life Insurance Company of North America, Dicky & Betsy Devos Foundation, Vanderweide Family Foundation and GE Business Financial Services Inc. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed November 16, 2009 (File No. 001-13293)).

10.30	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and Max W. Hillman (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.31	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and Richard P. Hillman (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.32	Amended and Restated Employment Agreement, dated December 21, 2008, by and between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293)).

10.33	Purchase Agreement (in relation to $150,000,000 aggregate principal amount of the initial notes), dated as of May 18, 2010, by and among The Hillman Group, Inc., Hillman Investment Company, the Hillman Companies, Inc., All Points Industries, Inc., SunSub C Inc., Barclays Capital Inc. and Morgan Stanley & Co. Incorporated (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

Exhibit Number	Description

10.34	Joinder Agreement, dated as of May 28, 2010, by and among The Hillman Group, Inc., and the Guarantors named therein (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.35	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and James P. Waters (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.36	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and Max. W. Hillman, Jr. (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.37	Executive Letter Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and Richard P. Hillman (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

10.38	Employment Agreement, dated as of April 21, 2010, between The Hillman Group, Inc. and Ali Fartaj (incorporated by reference to the quarterly report on Form 10-Q of The Hillman Companies, Inc., filed August 16, 2010 (File No. 001-13293)).

12.1*	Statement of Computation of Ratios of Earnings to Fixed Charges.

21.1	List of Subsidiaries (incorporated by reference to the annual report on Form 10-K of The Hillman Companies, Inc., filed March 26, 2010 (File No. 001-13293).

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibits 5.1 and 8.1 to this Registration Statement).

23.3*	Consent of Holland & Knight LLP (included in Exhibit 5.2 to this Registration Statement).

24*	Powers of Attorney (included on signature pages of this Part II).

25.1*	Form T-1 Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

*	Filed herewith.